Filed Pursuant to Rule 424(b)(3)
Registration No. 333-173339
333-173339-01

PROSPECTUS

$190,910,000 11 1/4% Senior Notes due 2017

The selling securityholders named herein are selling up to $190,910,000 aggregate principal amount of Intelsat (Luxembourg) S.A.’s 11 1/4% Senior Notes due 2017 (the “notes”). The original 11¼% Senior Notes due 2017 were issued on June 27, 2008 pursuant to Rule 144A and Regulation S and the notes were issued in exchange for the original notes on January 20, 2010. The selling securityholders are affiliates of ours and we have agreed to file this prospectus to register the notes held by the selling securityholders for resale. We will not receive any proceeds from the sale of the notes in this offer. For further information, see “Selling Securityholders” beginning on page 157 of this prospectus and “Plan of Distribution” beginning on page 254 of this prospectus.

See “Risk Factors” beginning on page 19 for a description of the business and financial risks associated with the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 22, 2011.

Intelsat (Luxembourg) S.A.’s 11¼% Senior Notes due 2017 are referred to as the notes. The notes are not guaranteed at this time by any of Intelsat Luxembourg’s subsidiaries. The registered notes issued on the closing of the exchange offer on January 20, 2010 are referred to as the notes and the unregistered notes initially issued on June 27, 2008 are referred to as the original notes. Unless we indicate differently, references to “notes” for periods prior to the closing of the exchange offer on January 20, 2010 means the original notes, while references to “notes” for periods on or after the closing of the exchange offer means the notes.

You should rely only on the information contained in this prospectus. We and the selling securityholders have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling securityholders are offering to sell the notes only in jurisdictions where these offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

i

The laws of certain jurisdictions may restrict the distribution of this prospectus and the offer and sale of the notes. Persons into whose possession this prospectus or any notes may come must inform themselves about, and observe, any such restrictions on the distribution of this prospectus and the offering and sale of the notes. In particular there are restrictions on the distribution of this prospectus and the offer or sale of the notes in the United States, the European Economic Area, Switzerland, Singapore, Hong Kong and Japan. None of Intelsat Luxembourg, Intelsat S.A. or their respective representatives are making any representation to any offeree or any purchaser of the notes regarding the legality of any investment in the notes by such offeree or purchaser under applicable legal investment or similar laws or regulations. Accordingly, no notes may be offered or sold, directly or indirectly, and neither this prospectus nor any advertisement or other offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations.

ii

INDUSTRY AND MARKET DATA

This prospectus includes and incorporates by reference information with respect to market share and industry conditions from third-party sources or based upon our estimates using such sources when available. While we believe that such information and estimates are reasonable and reliable, we have not independently verified any of the data from third-party sources, including Satellite Communication & Broadcasting World Markets Survey, Ten Year Outlook dated September 2010, by Euroconsult; World Demand for Commercial Satellite Communications by the U.S. Government and Military Markets, dated September 2010, by Frost & Sullivan; Broadband Satellite Markets, 9th Edition, dated April 2010; Mobile Satellite Services, 6th Edition, dated August 2010, by NSR; Global Assessment of Satellite Demand, 3rd Edition, dated November 2006 and 7th Edition, dated September 2010, by NSR; and Wireless Backhaul via Satellite, 4th Edition, dated July 2010, by NSR. Similarly, our internal research is based upon our understanding of industry conditions, and such information has not been verified by any independent sources.

iii

PROSPECTUS SUMMARY

Intelsat (Luxembourg) S.A. is the obligor under the notes offered hereby. The notes are guaranteed by Intelsat S.A. You should read the following summary together with the more detailed information and financial statements and their notes included elsewhere in this prospectus. Investing in the notes involves significant risks, as described in the “Risk Factors” section. In this prospectus, unless otherwise indicated or the context otherwise requires, (1) the terms “we,” “us,” “our,” “the Company” and “Intelsat” refer to Intelsat S.A. and its subsidiaries on a consolidated basis, (2) the terms “Intelsat Luxembourg” and the “Issuer” refer to Intelsat (Luxembourg) S.A., Intelsat S.A.’s direct wholly-owned subsidiary, (3) the terms “Serafina” and “Intelsat Global Subsidiary” refer to Intelsat Global Subsidiary S.A. (formerly known as Serafina Acquisition Limited), (4) the terms “Serafina Holdings” and “Intelsat Global” refer to Intelsat Global S.A. (formerly known as Serafina Holdings Limited), (5) the term “Intelsat Jackson” refers to Intelsat Jackson Holdings S.A., Intelsat Luxembourg’s direct wholly-owned subsidiary, (6) the term “Intermediate Holdco” refers to Intelsat Intermediate Holding Company S.A., Intelsat Jackson’s direct wholly-owned subsidiary, (7) the term “Intelsat Sub Holdco” refers to Intelsat Subsidiary Holding Company S.A., Intermediate Holdco’s indirect wholly-owned subsidiary, (8) the term “Intelsat Holdings” refers to Intelsat Holdings S.A., Intelsat Global Subsidiary’s direct wholly-owned subsidiary, (9) the term “PanAmSat” refers to PanAmSat Holding Corporation, and not to its subsidiaries, (10) the term “Intelsat Corp” refers to Intelsat Corporation and (11) the term “PanAmSat Acquisition Transactions” refers to our acquisition of PanAmSat and its subsidiaries in July 2006 and the related transactions, and the term “New Sponsors Acquisition Transactions” refers to the acquisition of Intelsat Holdings by Serafina in February 2008 and related transactions, as discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of the New Sponsors Acquisition Transactions.” We refer to Intelsat General Corporation, our government business subsidiary, as “Intelsat General.” In this prospectus, unless the context otherwise requires, all references to transponder capacity or demand refer to transponder capacity or demand in the C-band and Ku-band only.

Our Company

Overview

Intelsat operates the world’s largest fixed satellite services (“FSS”) business, providing a critical layer in the global communications infrastructure. Based on the scale and global coverage of our network, our extensive customer relationships and our reputation for highly reliable services, we believe that we are the leading FSS company in the world. We operate more satellite capacity in orbit, have more satellite capacity under contract, serve more commercial customers and deliver services in more countries than any other commercial satellite operator.

Our business provides mission critical communication services to the world’s leading media companies, wireline and wireless telecommunications operators, data networking service providers, multinational corporations, and Internet service providers (“ISPs”). We are the leading provider of commercial satellite capacity to the U.S. government and other select military organizations and contractors. The span of our business ranges from global distribution of content for media companies to essential network backbones for communications providers in high-growth emerging markets.

Our business is the most diversified in the FSS sector based on types of service offerings, number of customers and revenue concentration by satellite and geography. This diversity reduces our market and operating risk. Our broad customer base and geographic presence also provide us with early opportunities to support new communications applications in a converging world.

Our satellite-based solutions are a critical component of our customers’ infrastructures. Generally, our customers need the connectivity that satellites provide so long as they are in business or pursuing their mission. This gives us stability during economic downturns. Our services also provide strong value in support of our customers’ businesses. For instance, for media applications, our satellite services provide efficient broadcast distribution that is difficult for terrestrial services to match. For network services applications, our satellite solutions provide higher reliability than is available from local terrestrial services, and allow our customers to reach geographies that they would otherwise be unable to serve. The Intelsat network supports:

•	The distribution of television entertainment and news programming;

•	The expansion of wireless networks in emerging regions without adequate infrastructure;

•	Ubiquitous access to broadband for Internet and fixed and mobile networks used by corporations and other organizations;

•	Completion and extension of international, national and regional voice and data networks; and

•	Highly specialized fixed and mobile military applications, such as secure communications networks and bandwidth to enable manned and unmanned aerial vehicle missions.

We provide our infrastructure services on a satellite fleet comprised of over 50 satellites, covering 99% of the earth’s populated regions. Our satellite capacity is complemented by IntelsatONESM, our terrestrial network comprised of leased fiber optic cable and owned and operated teleports. We believe that our hybrid satellite-terrestrial network provides significant differentiation and is an important element of our growth strategy.

We have a reputation for operational and engineering leadership, built on our experience of over 45 years in the FSS sector. The reliability of our network is outstanding, delivering 99.998% network availability on station-kept satellites to our customers in 2010. We built our centrally operated, fully integrated network using the world’s largest collection of FSS spectrum rights at valuable orbital locations, from which we can deliver services to established regions as well as higher-growth emerging regions.

We operate in an attractive, well-developed sector of the satellite communications industry, which is benefiting from increasing demand for capacity from the commercial sector and governments. The FSS sector is characterized by steady and predictable contracted revenue streams, high operating margins, strong cash flows and long-term contractual commitments. We believe these sector characteristics, coupled with our cost-efficient, fully integrated operating structure and favorable tax profile, provide us with an attractive business model.

As of December 31, 2010, our revenue backlog, which is our expected future revenue under existing customer contracts, was approximately $9.8 billion. We typically contract with our customers for long-term commitments of up to 15 years. Approximately 95% of this backlog relates to contracts that are non-cancelable or cancelable only upon payment of substantial termination fees. For the year ended December 31, 2010, we generated revenue of $2.5 billion, a growth rate of 1% over the year ended December 31, 2009.

We believe that our global scale and efficient operating profile, diversified customer sets and sizeable backlog, together with the growing worldwide demand for entertainment and connectivity, provide us with a platform for success.

The FSS Sector

Fixed satellite services are an integral part of the global communications infrastructure. The global FSS sector is expected to generate revenues of approximately $10.3 billion in 2011 according to NSR, a leading international market research and consulting firm specializing in satellite and wireless technology and applications.

Our customers use our services because of the distinct technical and economic benefits that satellite services provide for certain critical applications. Satellites provide a number of advantages over terrestrial communications systems, including the following:

•	Satellite beams effectively blanket service regions with bandwidth, enabling any user within a coverage area to have equal access to highly reliable bandwidth;

•	Efficient content distribution through the ability to broadcast high quality signals from a single location to many locations simultaneously;

•	The ability to extend beyond terrestrial network end points, or provide an alternative path to terrestrial infrastructure, thus avoiding points of congestion or unreliability;

•	Fast network deployments, with network performance easily replicated across each site regardless of geography or infrastructure, and efficient centralized control and management;

•	Superior end-to-end network availability as compared to the availability of terrestrial networks; and

•	Instant communications infrastructure for disaster recovery.

There is a finite number of geostationary orbital slots in which FSS satellites can be located, and many orbital locations already hold operational satellites. The owners of these satellites operate them under coordination agreements designed to avoid interference with other operators’ satellites.

Today, there are only three FSS operators, including us, providing global services, which is increasingly important as multinationals and governments seek a one-stop solution for obtaining global connectivity. In addition, there are a number of operators with fewer satellites that provide regional and/or national services. Intelsat is the largest of any operator in terms of rights to orbital slots in the most valuable C- and Ku-band spectrums.

We believe a number of trends are creating increasing demand for satellite services, expanding the FSS sector:

•

Globalization of economic activities is increasing the geographic expansion of corporations and the communications networks that support them and creating new audiences for content. Globalization also increases the communications requirements for governments supporting embassy and military applications.

•

Connectivity and broadband access are essential elements of infrastructure supporting the rapid economic growth of developing nations. Globally dispersed organizations are increasingly moving to satellite-based infrastructure to provide better access, reliability and control.

•

Proliferation of content and formats is resulting in increased bandwidth requirements as content owners seek to maximize distribution to multiple viewing audiences across multiple technologies. High definition television (“HDTV”), three-dimensional high definition television (“3DTV”), Internet distribution of traditional television programming, Internet protocol television (“IPTV”) and video to the handset are all examples of the expanding format and distribution requirements of media programmers. In its 2010 study, NSR forecasted that the number of standard and high definition television channels are expected to grow at a compound annual growth rate (“CAGR”) of 6.8% from 2011 to 2016.

•

Mobility applications, such as wireless phone services, maritime communications and aerial services, are fueling demand for bandwidth on the move. Rapid growth in cellular services for developing regions is expected to transition demand for voice only services to demand for data and video services over time, resulting in increased network bandwidth requirements. Given the low penetration of fixed-line telephone services in emerging markets and the introduction of smart phones and netbooks, Internet access in these markets may be primarily mobile. Significant technology advancements in aerial data and video services for government applications, such as unmanned aerial vehicles, are also resulting in increased demand for satellite-based bandwidth.

In total, C- and Ku-band transponder service revenue in the FSS sector is expected to grow at a CAGR of 4.5% from 2011 to 2016 according to NSR. The fundamentals of the sector have consistently improved over the past few years, with continued strong demand despite the generally poor economic environment in many regions of the world. Global C- and Ku-band transponder revenue from FSS video applications is forecasted to grow at an overall CAGR of approximately 5.0% from 2011 to 2016, according to NSR.

Our Strategy

We seek revenue growth and increased cash flows by expanding our leading FSS business in high growth regions and applications while maintaining our focus on operational discipline. Given our efficient operating structure, we believe our strategies will position us to continue to deliver high operating margins, and to generate strong cash flow and growth as our current fleet investment program is completed. The key components of our strategy include the following:

Focus our core business on attractive and growing applications

We have an industry-leading position in each of the customer sets served by our business. We believe our global network and regional strengths will allow us to capture new business opportunities as a result of the following:

Network Services:

•	Growth in multinational enterprise broadband access requirements resulting from globalization;

•	The continued expansion of cellular networks and voice and data growth in emerging regions with inadequate infrastructure; and

•	New broadband connectivity requirements for aerial and maritime applications.

Media:

•	Programmers and broadcasters seeking new global distribution capabilities to deliver content in new regions;

•	New and expanding direct-to-home (DTH) platforms in fast growing emerging regions; and

•	Content and format proliferation, such as standard definition and high definition formats, increasing the capacity needs of our programmer customers.

Government:

•	The need for broadband and turn-key networks for in-theatre communications;

•	Rapidly increasing bandwidth requirements resulting from the use of manned and unmanned aerial vehicles; and

•	Hosted payload opportunities as government customers increasingly seek timely and cost efficient access to space, filling capacity gaps by co-locating their space assets on commercial satellites.

Optimize our space-based assets, including orbital locations and spacecraft

We are conducting a significant capital expenditure fleet investment program during the five-year period from 2008 to 2012. Our program is designed to position the Intelsat satellite network to capitalize on the FSS sector’s best growth opportunities globally, while providing optimal coverage to meet needs across our targeted customer sets. By the conclusion of the current investment cycle in 2012, the characteristics of our refreshed fleet are expected to include the following:

•

A significant increase in the proportion of high-power, land mass-focused transponders suitable for broadband and video applications, which typically command a higher price, resulting in an opportunity to increase the overall yield on our fleet;

•	Expanded capacity to serve our faster-growth network services and government customers, particularly in emerging markets;

•	Expanded capacity at our most valuable regional video distribution neighborhoods;

•	Reduced risk of anomalies resulting from the replacement of satellites with known health issues;

•	A modest increase in the total amount of station-kept transponder capacity after the majority of the satellites in this program have been launched in 2013; and

•	A longer average remaining useful life of our satellite fleet.

Incorporate new technology into our core network to capture growth from new applications and next generation customer requirements

Our global scale, diversity, collection of spectrum rights, technical expertise and fully integrated hybrid network form a strategic platform that positions us to identify and capitalize on new opportunities in satellite services. Our fleet is large and diversified by coverage, manufacturer and age. As satellites reach the end of their service lives, we have an ongoing opportunity to refresh the technology we use to serve our customers, resulting in flexibility to address new opportunities as they are identified. Our newer assets, including our enhanced terrestrial network, IntelsatONESM, are used to address current market requirements, allowing older assets to be redeployed to serve legacy customer applications still efficiently served by those assets.

As a result, we believe that we are well positioned to accommodate new business models as they are adopted by our customers. We expect to benefit from the general trend towards IP-based networking and distribution, including growing use of new media formats, as well as infrastructure applications in emerging regions.

We are also investing in enhanced technology that is incorporated in our terrestrial network to deliver converging video and Internet Protocol (“IP”) content, thus expanding the services we provide to the media and telecommunications industries. We intend to continue to implement compression technologies into our ground network to reduce the bandwidth necessary for network service applications, increasing our customers’ efficiency and expanding our market potential, particularly in emerging regions. Finally, we intend to leverage our frequent satellite launches to offer government and other customers the ability to integrate their payloads with our spacecraft, providing fast and cost-effective access to space.

Opportunistically use acquisitions and creative business structures for cost-efficient growth and attractive returns

Our record of capitalizing on strategic growth opportunities through targeted acquisitions and business ventures is well established. In addition, we have demonstrated our ability to integrate acquisitions efficiently and quickly, due to our scale and our centralized satellite operations philosophy. In 2006, we completed the largest acquisition in the history of the FSS sector with our $6.4 billion acquisition of PanAmSat Holding Corporation. In recent years, we have completed other, smaller transactions often involving single satellites with partners in diverse regions, such as JSAT International Inc. (“JSAT”) in Asia, Telenor Inma AS (“Telenor”) in Europe, Convergence SPV Ltd. (“Convergence Partners”) in Africa and Corporativo W. Com S. de R.L. de C.V. (“Corporativo”) in Mexico. We will continue to evaluate potential asset purchases, joint ventures and creative business and financial structures that complement our global fleet, provide growth capacity and allow us to respond to customer needs.

Recent Developments

The 2011 Reorganization and 2011 Secured Loan Refinancing

On January 12, 2011, certain of our subsidiaries completed a series of internal transactions and related steps that reorganized the ownership of our assets among our subsidiaries and effectively combined the legacy businesses of Intelsat Sub Holdco and Intelsat Corp in order to simplify our operations and enhance our ability to transact business in an efficient manner (the “2011 Reorganization”). Also on January 12, 2011, Intelsat Jackson entered into a Credit Agreement (the “Intelsat Jackson Secured Credit Agreement”), and borrowed $3.25 billion under a term loan facility. The Intelsat Jackson Secured Credit Agreement also includes a $500.0 million revolving credit facility. Part of the net proceeds of the term loan, amounting to $2.4 billion, was contributed or loaned to Intelsat Corp, which used such funds to repay its existing indebtedness under Intelsat Corp’s senior secured credit facilities and to redeem Intelsat Corp’s 9 1/4% Senior Notes due 2016. Separately, Intelsat Corp also redeemed all of its 9 1/4% Senior Notes due 2014 (the “2014 Corp Notes”) and its 6 7/8% Senior Secured Debentures due 2028 (the

“2028 Corp Notes”). In addition, Intelsat Jackson contributed approximately $330.2 million of the net proceeds of the new term loan to Intelsat Sub Holdco to repay all existing indebtedness under Intelsat Sub Holdco’s senior secured credit facilities. The entry into the Intelsat Jackson Secured Credit Agreement, the repayment of the existing indebtedness of Intelsat Corp and the repayment of all the secured existing indebtedness of Intelsat Sub Holdco are referred to collectively as the “2011 Secured Loan Refinancing.” In connection with the 2011 Secured Loan Refinancing, certain of our interest rate swaps were assigned by Intelsat Sub Holdco and Intelsat Corp to Intelsat Jackson, and are now secured by a first priority security interest in the collateral that also secures obligations under the Intelsat Jackson Secured Credit Agreement. Additionally, in connection with the 2011 Secured Loan Refinancing we recognized a loss on early extinguishment of debt in January 2011 of $87.9 million, which is driven by the difference between the carrying value of the Intelsat Corp and Intelsat Sub Holdco debt repaid and the total cash amount paid (including related fees), and a write-off of unamortized debt discounts and debt issuance costs.

Notes Redemptions

On March 18, 2011, Intelsat S.A. redeemed all of the $485,841,000 aggregate principal amount outstanding of its 7 5/8% Senior Notes due 2012 (the “2012 Intelsat S.A. Notes”) and Intelsat Sub Holdco redeemed $225,000,000 aggregate principal amount outstanding of its 8 1/2% Senior Notes due 2013 (the “2013 Sub Holdco Notes”) (together, the “March 2011 Redemptions”). On April 5, 2011, each of Intelsat Jackson, Intermediate Holdco and Intelsat Sub Holdco notified holders of the applicable Tender Offer Notes (as defined below) that it will redeem all of the remaining outstanding Tender Offer Notes on May 5, 2011 (together, the “May 2011 Redemptions”). On April 8, 2011, Intermediate Holdco redeemed (the “Intermediate Holdco Notes Redemption”) all of the $4,545,000 aggregate principal amount outstanding of its 9 1/4% Senior Discount Notes due 2015 (the “9 1/4% 2015 Intermediate Holdco Notes”).

The March 2011 Redemptions, the May 2011 Redemptions and the Intermediate Holdco Notes Redemption are referred to collectively herein as the “Redemptions.”

2011 Intelsat Jackson Notes Offering

On April 5, 2011, Intelsat Jackson completed an offering of $2.65 billion aggregate principal amount of senior notes (the “2011 Intelsat Jackson Notes Offering”), consisting of $1.5 billion aggregate principal amount of 7 1/4% Senior Notes due 2019 and $1.15 billion aggregate principal amount of 7 1/2% Senior Notes due 2021. Part of the net proceeds from the sale of the notes was contributed or loaned to Intermediate Holdco, which used such funds and cash on hand to finance the Intermediate Holdco Tender Offer (as defined below) and to pay related fees and expenses. In addition, part of the net proceeds from the sale of the notes was contributed or loaned to Intelsat Sub Holdco, which used such funds and cash on hand to finance the Intelsat Sub Holdco Tender Offers (as defined below) and to pay related fees and expenses. The remainder of the net proceeds from the sale of the notes was used by Intelsat Jackson to finance the Intelsat Jackson Tender Offers (as defined below), and may be used for general corporate purposes, which could include the repayment, redemption, retirement or repurchase in the open market of other indebtedness of Intelsat S.A. or its subsidiaries.

2011 Tender Offers

On March 21, 2011:

•

Intelsat Jackson commenced tender offers (the “Intelsat Jackson Tender Offers”) to purchase for cash any and all of the $55,035,000 aggregate principal amount outstanding of its 9 1/4% Senior Notes due 2016 (the “9 1/4% 2016 Intelsat Jackson Notes”) and any and all of the $284,595,000 aggregate principal amount outstanding of its 11 1/2% Senior Notes due 2016 (the “11 1/2% 2016 Intelsat Jackson Notes” and, together with the 9 1/4% 2016 Intelsat Jackson Notes, the “Intelsat Jackson Notes”);

•

Intermediate Holdco commenced a tender offer (the “Intermediate Holdco Tender Offer”) to purchase for cash any and all of the outstanding $481,020,000 aggregate principal amount at maturity of its 9 1/2% Senior Discount Notes due 2015 (the “9 1/2% 2015 Intermediate Holdco Notes”); and

•

Intelsat Sub Holdco commenced tender offers (the “Intelsat Sub Holdco Tender Offers”) to purchase for cash any and all of the $625,346,000 aggregate principal amount outstanding of the 2013 Intelsat Sub Holdco Notes, after giving effect to the March 2011 Redemptions, any and all of the $681,012,000 aggregate principal amount outstanding of its 8 7/8% Senior Notes due 2015 (the “2015 Intelsat Sub Holdco Notes”) and any and all of the $400,000,000 aggregate principal amount outstanding of its 8 7/8% Senior Notes due 2015, Series B (the “2015 Intelsat Sub Holdco Notes, Series B” and, together with the 2013 Intelsat Sub Holdco Notes and the 2015 Intelsat Sub Holdco Notes, the “Intelsat Sub Holdco Notes”).

The Intelsat Jackson Tender Offers, the Intermediate Holdco Tender Offer and the Intelsat Sub Holdco Tender Offers are referred to collectively as the “Tender Offers.” The Intelsat Jackson Notes, the 9 1/2% 2015 Intermediate Holdco Notes and the Intelsat Sub Holdco Notes are referred to collectively as the “Tender Offer Notes.”

In connection with the Tender Offers, each offeror received the requisite consent of the applicable holders of each series of Tender Offer Notes to amend the indenture governing such series of Tender Offer Notes, among other things, to eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions contained in such indenture and, on April 1, 2011, entered into supplemental indentures implementing such amendments.

Each of Intelsat Jackson, Intermediate Holdco and Intelsat Sub Holdco has been advised by Global Bondholder Services Corporation, as the depositary for each of the Tender Offers, that as of 5:00 p.m. New York City time on Friday, April 15, 2011 (the “Expiration Time”):

•

Intelsat Jackson had received tenders of $54,169,000 aggregate principal amount of the 9 1/4% 2016 Intelsat Jackson Notes and tenders of $281,875,000 aggregate principal amount of the 11 1/2% 2016 Intelsat Jackson Notes pursuant to the Intelsat Jackson Tender Offers;

•	Intermediate Holdco had received tenders of $322,849,000 aggregate principal amount of the 9 1/2% 2015 Intermediate Holdco Notes pursuant to the Intermediate Holdco Tender Offer; and

•	Intelsat Sub Holdco had received tenders of $375,815,000 aggregate principal amount of the 2013 Intelsat Sub Holdco Notes, tenders of $457,224,000 aggregate principal amount of the 2015 Intelsat Sub Holdco Notes and tenders of $315,368,000 aggregate principal amount of the 2015 Intelsat Sub Holdco Notes, Series B, in each case, pursuant to the Intelsat Sub Holdco Tender Offers.

Concurrently with the closing of the 2011 Intelsat Jackson Notes Offering, each of Intelsat Jackson, Intermediate Holdco and Intelsat Sub Holdco purchased the foregoing tendered Tender Offer Notes. Including accrued and unpaid interest:

•

Intelsat Jackson has paid $59,106,173 in total consideration with respect to the 9 1/4% 2016 Intelsat Jackson Notes and $313,915,418 in total consideration with respect to the 11 1/2% 2016 Intelsat Jackson Notes;

•	Intermediate Holdco has paid $339,333,311 in total consideration with respect to the 9 1/2% 2015 Intermediate Holdco Notes; and

•

Intelsat Sub Holdco has paid $383,853,265 in total consideration with respect to the 2013 Intelsat Sub Holdco Notes, $480,909,219 in total consideration with respect to the 2015 Intelsat Sub Holdco Notes and $331,704,763 in total consideration with respect to the 2015 Intelsat Sub Holdco Notes, Series B.

Each of the Tender Offers expired on April 15, 2011. Tender Offer Notes not tendered to the applicable offeror in connection with the Tender Offers will remain outstanding obligations until completion of the May 2011 Redemptions.

The 2011 Reorganization, the 2011 Secured Loan Refinancing, the Redemptions, the 2011 Intelsat Jackson Notes Offering and the 2011 Tender Offers are referred to collectively as the “Transactions.”

Except where explicitly stated otherwise herein, or where the context otherwise requires, the information in this prospectus, including all financial and pro forma information, does not give effect to the Transactions.

Corporate and Other Information

Intelsat S.A. and Intelsat Luxembourg are public limited liability companies (sociétés anonymes) that are registered in Luxembourg. Intelsat S.A. is registered at the Register of Commerce and Companies in Luxembourg (the “R.C.S. Luxembourg”) under number B 149970 and Intelsat Luxembourg is registered at the R.C.S. Luxembourg under the number B 149942. The mailing address and telephone number of the registered office of each of these companies is: 4, rue Albert Borschette, L-1246 Luxembourg, Grand Duchy of Luxembourg, tel: +(352) 27-84-1600.

Organizational Structure

The following chart summarizes our ownership, corporate structure and principal amount of third-party indebtedness in millions of dollars as of December 31, 2010 on an as adjusted basis to give effect to the completion of the Transactions and excluding our New Dawn joint venture referred to in the following sentence. In addition, our New Dawn Satellite Company Ltd. (“New Dawn”) joint venture, in which we have a 74.9% equity interest, had $147.6 million of indebtedness outstanding under its credit facilities as of December 31, 2010.

(1)	Intelsat S.A.’s senior notes are carried at a discount from their face value, created as a result of fair value accounting associated with Serafina’s completion of its acquisition of 100% of the equity ownership of Intelsat Holdings (the “New Sponsors Acquisition”) on February 4, 2008. The amounts shown here do not reflect these discounts.
(2)	Intelsat S.A. guarantees the senior notes noted in this table (other than those issued by Intermediate Holdco) and the unsecured term loans due 2014 under the Intelsat Jackson Senior Unsecured Credit Agreement and the New Intelsat Jackson Senior Unsecured Credit Agreement. Intelsat S.A. is a co-obligor of the senior discount notes of Intermediate Holdco. The amounts shown here do not reflect Intelsat S.A.’s obligations under these guarantees or its obligations as co-obligor of the senior discount notes of Intermediate Holdco.
(3)	Intelsat Luxembourg guarantees Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement, the unsecured term loans due 2014 under the Intelsat Jackson Senior Unsecured Credit Agreement and the New Intelsat Jackson Senior Unsecured Credit Agreement and the senior notes of Intelsat Jackson, Intermediate Holdco and Intelsat Sub Holdco noted in this table. The amounts shown here do not reflect Intelsat Luxembourg’s obligations under these guarantees.
(4)

Intelsat Jackson guarantees the senior notes of Intermediate Holdco and Intelsat Sub Holdco noted in this table. The amounts shown here do not reflect Intelsat Jackson’s obligations under these guarantees. Intelsat Jackson’s 11 1/4% Senior Notes due 2016 are carried at a premium from their face value, created as a result of purchase accounting associated with the New Sponsors Acquisition and Intelsat Jackson’s 8 1/2% Senior Notes due 2019 are carried at a discount from their face value as a result of their discount pricing at issuance. The amounts shown do not reflect the unamortized premium or the unamortized discount from face value.

(5)

The unsecured term loans due 2014 under the Intelsat Jackson Senior Unsecured Credit Agreement and the New Intelsat Jackson Senior Unsecured Credit Agreement, the 9¼% Senior Notes due 2016, the 9½% Senior Notes due 2016, the 8½% Senior Notes due 2019, the 7¼% Senior Notes due 2020, the 7 1/4% Senior Notes due 2019 and the 7 1/2% Senior Notes due 2021 are guaranteed by Intermediate Holdco and certain of its subsidiaries.

(6)	Assumes the redemption of all of the Intelsat Jackson Notes, which is expected to be completed on May 5, 2011 pursuant to the notice of redemption delivered to holders thereof on April 5, 2011.
(7)	Intermediate Holdco guarantees Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement, the unsecured term loans due 2014 under the Intelsat Jackson Senior Unsecured Credit Agreement and the New Intelsat Jackson Senior Unsecured Credit Agreement and the senior notes of Intelsat Jackson and Intelsat Sub Holdco noted in this table (other than Intelsat Jackson’s 11¼% Senior Notes due 2016 and Intelsat Jackson’s 11½% Senior Notes due 2016). The amounts shown here do not reflect Intermediate Holdco’s obligations under these guarantees.
(8)

Assumes the redemption of all of the 9 1/4% 2015 Intermediate Holdco Notes in connection with the Intermediate Holdco Notes Redemption and the redemption of all of the 9½% 2015 Intermediate Holdco Notes, which is expected to be completed on May 5, 2011 pursuant to the notice of redemption delivered to holders thereof on April 5, 2011.

(9)	Intelsat Sub Holdco guarantees Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement, the unsecured term loans due 2014 under the Intelsat Jackson Senior Unsecured Credit Agreement and the New Intelsat Jackson Senior Unsecured Credit Agreement and the senior notes of Intelsat Jackson noted in this table (other than Intelsat Jackson’s 11¼% Senior Notes due 2016 and Intelsat Jackson’s 11½% Senior Notes due 2016). The amounts shown here do not reflect Intelsat Sub Holdco’s obligations under these guarantees.
(10)	Intelsat Sub Holdco repaid all existing indebtedness under its senior secured credit facilities in connection with the 2011 Secured Loan Refinancing.
(11)	Assumes the redemption of all of the Intelsat Sub Holdco Notes, which is expected to be completed on May 5, 2011 pursuant to the notice of redemption delivered to holders thereof on April 5, 2011.
(12)	Intelsat Corp repaid all existing indebtedness under its senior secured credit facilities and its senior notes in connection with the 2011 Secured Loan Refinancing.
(13)	Refers to subsidiaries that guarantee Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement, the unsecured term loans due 2014 under the Intelsat Jackson Senior Unsecured Credit Agreement and the New Intelsat Jackson Senior Unsecured Credit Agreement and the senior notes of Intelsat Jackson and Intelsat Sub Holdco noted in this table (other than Intelsat Jackson’s 11¼% Senior Notes due 2016 and Intelsat Jackson’s 11½% Senior Notes due 2016).

Ownership of Intelsat

Intelsat S.A. is 100% owned by Intelsat Holdings. On February 4, 2008, Intelsat Holdings was acquired by Intelsat Global Subsidiary, a direct wholly-owned subsidiary of Intelsat Global. Substantially all of Intelsat Global’s common equity is beneficially owned by BC Partners, Silver Lake, certain other equity sponsors and members of management and our employees.

BC Partners is a leading international private equity firm, operating through integrated teams based in Hamburg, London, Milan, New York and Paris. The latest fund, BCEC VIII, closed in May 2005 with €5.9 billion of commitments. For over 20 years, the firm has developed a long track record of successfully acquiring and developing businesses in partnership with management, having made 74 investments with a combined enterprise value of €68 billion. Recent investments include Intelsat, Office Depot, Migros, Brenntag, Amadeus and MultiPlan.

Silver Lake is the global leader in private investments in technology and technology-enabled industries. Silver Lake invests with the strategic and operational insights of an experienced industry participant. The firm has over 90 investment professionals located in New York, Menlo Park, San Francisco, London, Hong Kong and Tokyo and manages over $14 billion across large cap and middle market private investment strategies as well as a credit investment strategy. Its portfolio includes or has included technology industry leaders such as Allyes, Ameritrade, Avago, Avaya, Business Objects, Flextronics, Gartner, i2, Instinet, Intelsat, Interactive Data Corporation, IPC Systems, Locaweb, MCI, Mercury Payment Systems, MultiPlan, the NASDAQ OMX Group, NetScout, Nobao Group, NXP, Power-One, Sabre, Seagate Technology, Serena Software, Skype, Spansion, Spreadtrum, SunGard Data Systems, UGS and Vantage Data Centers.

The Notes

The summary below describes the principal terms of the notes offered hereby. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of the prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Intelsat (Luxembourg) S.A.

Securities Offered	Up to $190,910,000 aggregate principal amount of 11 1/4% Senior Notes due 2017.

Maturity	The notes mature on February 4, 2017.

Interest Rate	The notes bear interest at 11¼% per annum.

Interest Payment Dates	Interest is paid on the notes on each February 15 and August 15. The first interest payment was made on August 15, 2008.

Original Issue Discount	See “Taxation—U.S Federal Income Taxation—Notes—Original Issue Discount.”

Guarantees	The notes are not guaranteed by any of the Issuer’s subsidiaries. Intelsat S.A. guarantees the notes but is under no obligation to continue such guarantee.

Ranking	The notes are the Issuer’s senior unsecured obligations, ranking equally in right of payment with all of the Issuer’s existing and future senior unsecured debt. The notes are effectively subordinated to the Issuer’s existing and future secured debt to the extent of the assets securing that indebtedness and structurally subordinated to all obligations of each of its existing and future subsidiaries.

The guarantee of the notes is Intelsat S.A.’s senior unsecured obligation, ranking equally in right of payment with all of Intelsat S.A.’s existing and future senior unsecured debt. The guarantee will be effectively subordinated to Intelsat S.A.’s existing and future secured debt to the extent of the assets securing that indebtedness and structurally subordinated to all obligations of its subsidiaries.

As of December 31, 2010 on an as adjusted basis after giving effect to the Transactions and excluding our New Dawn joint venture, the Issuer and its subsidiaries had approximately $15.4 billion principal amount of total third-party debt on a consolidated basis, approximately $3.25 billion of which was secured debt, and Intelsat S.A. had approximately $15.7 billion aggregate principal amount of total third-party debt on a consolidated basis, approximately $3.25 billion of which was secured debt.

In addition, as of December 31, 2010, on an as adjusted basis after giving effect to the 2011 Secured Loan Refinancing, Intelsat Jackson, as the borrower under the Intelsat Jackson Secured Credit Agreement, would have had $462.2 million (net of standby letters of credit) of availability under the revolving credit facility thereunder, all of which would be obligations of Intelsat Jackson and the guarantors thereof.

Optional Redemption	The Issuer may redeem all or a portion of the notes at any time prior to February 15, 2013, at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the “Description of the Notes” section under the heading “Optional Redemption.”

Thereafter, the Issuer may redeem all or a portion of such notes at the applicable redemption prices listed in the “Description of the Notes” section under the heading “Optional Redemption,” plus accrued and unpaid interest.

Optional Redemption After Equity Offerings	At any time, which may be more than once, before February 15, 2011, the Issuer may redeem up to 35% of the outstanding notes with the proceeds of certain equity offerings and capital contributions as long as:

•	the Issuer pays a redemption price equal to 111.25% of the principal amount of any notes redeemed; and

•	the notes are redeemed within 90 days of completing such equity offering or of such capital contribution.

Change of Control Offer	If a change of control of the Issuer occurs, each holder of notes may require the Issuer to repurchase all or a portion of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

The Issuer might not be able to pay you the required price for notes you present to it at the time of a change of control, because:

•	the Issuer might not have enough funds at that time; or

•	the terms of the Issuer’s other debt may prevent it from paying.

Asset Sale Proceeds

If the Issuer or certain of its subsidiaries engage in asset sales, the Issuer generally must either invest the net cash proceeds from such sales in our business within a specified period of time, prepay senior or secured indebtedness or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Certain Indenture Provisions	The indenture governing the notes contains covenants that, among other things, limit the Issuer’s and certain of its subsidiaries’ ability to:

•	incur or guarantee additional indebtedness or issue disqualified or preferred stock;

•	pay dividends or distributions on the Issuer’s ordinary shares or repurchase the Issuer’s ordinary shares;

•	make certain investments;

•	create liens on their assets to secure debt;

•	enter into transactions with affiliates;

•	merge, consolidate or amalgamate with another company; and

•	transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions.

Use of Proceeds	We will not receive any proceeds from the sale of the notes in this offer. The selling securityholders will receive all of the proceeds from the sale of the notes in this offer. We will pay substantially all expenses in connection with the offering and the sale of the notes to the public, including legal fees and disbursements of counsel, “blue sky” expenses, accounting fees and filing fees, but excluding any brokerage commissions, discounts or similar charges.

Risk Factors	Investing in the notes involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in the notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and their notes included elsewhere in this prospectus.

As a result of the consummation of the New Sponsors Acquisition, the financial results for the combined year ended December 31, 2008 have been presented in our audited consolidated financial statements for the “Predecessor Entity” for the period January 1, 2008 to January 31, 2008 and for the “Successor Entity” for the period February 1, 2008 to December 31, 2008 and the years ended December 31, 2009 and 2010. Although the effective date of the New Sponsors Acquisition was February 4, 2008, due to the immateriality of the results of operations for the period between February 1, 2008 and February 4, 2008, we have accounted for the New Sponsors Acquisition as if it had occurred on February 1, 2008 and recorded “push-down” accounting to reflect the acquisition of Intelsat Holdings.

Our summary historical consolidated statement of operations data and cash flow data for the period January 1, 2008 to January 31, 2008 (predecessor entity), the period February 1, 2008 to December 31, 2008 (successor entity) and the years ended December 31, 2009 and 2010 (successor entity), and the consolidated balance sheet data as of December 31, 2009 and 2010 have been derived from audited consolidated financial statements which have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and are included elsewhere in this prospectus.

	Predecessor Entity	Successor Entity
	January 1 to January 31, 2008	February 1 to December 31, 2008	Year Ended December 31,
			2009	2010
	(in thousands)
Consolidated Statement of Operations Data
Revenue	$190,261	$2,174,640	$2,513,039	$2,544,652
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	25,683	337,466	401,826	413,400
Selling, general and administrative	18,485	182,957	259,944	220,207
Depreciation and amortization	64,157	795,663	804,037	798,817
Transaction costs	313,102	1,926	—	—
Impairment of asset value (1)	—	390,444	499,100	110,625
Losses on derivative financial instruments	11,431	155,305	2,681	89,509

Total operating expenses	432,858	1,863,761	1,967,588	1,632,558

Income (loss) from operations	(242,597)	310,879	545,451	912,094
Interest expense, net	80,275	1,295,458	1,362,823	1,379,019
Gain (loss) on early extinguishment of debt	—	576	4,697	(76,849)
Other income (expense), net	535	(11,957)	42,013	9,627

Loss before income taxes	(322,337)	(995,960)	(770,662)	(534,147)
Provision for (benefit from) income taxes	(10,476)	(109,561)	11,399	(26,378)

Net loss	(311,861)	(886,399)	(782,061)	(507,769)
Net loss attributable to noncontrolling interest	—	93	369	2,317

Net loss attributable to Intelsat S.A.	$(311,861)	$(886,306)	$(781,692)	$(505,452)

Consolidated Cash Flow Data
Net cash provided by operating activities	$19,619	$876,143	$873,656	$1,018,218
Net cash used in investing activities.	(24,701)	(409,897)	(947,095)	(954,614)
Net cash provided by (used in) financing activities	(22,304)	(1,504,431)	73,001	150,698

Other Data:
EBITDA (2)	$(177,905)	$1,094,678	$1,391,870	$1,722,855
Capital expenditures	$24,701	$397,759	$943,133	$982,127
Backlog (at period end)	$8,262,233	$8,838,084	$9,416,652	$9,829,180
Number of satellites (at period end)	53	52	54	54

	As of December 31,
	2008	2009	2010
	(in thousands)
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$470,211	$477,571	$692,930
Satellites and other property and equipment, net	5,339,671	5,781,955	5,997,283
Total assets	17,657,332	17,342,935	17,592,367
Total debt	14,873,333	15,320,699	15,916,625
Shareholders’ equity (deficit)	504,347	(210,763)	(698,941)

(1)	The non-cash impairment charge in 2008 includes $63.6 million for the write-down of the Galaxy 26 satellite to its estimated fair value after a partial loss of the satellite, as well as $326.8 million due to the impairment of our rights to operate at orbital locations. The non-cash impairment charge in 2009 relates to a further impairment of our rights to operate at orbital locations. The non-cash impairment charge in 2010 includes $104.1 million for the write-down in value of the Galaxy 15 satellite to its estimated fair value following an anomaly.

(2)	EBITDA consists of earnings before interest expense, net, gain (loss) on early extinguishment of debt, taxes and depreciation and amortization. EBITDA is a measure commonly used in the FSS sector, and we present EBITDA to enhance understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) attributable to Intelsat S.A., determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

Set forth below is a reconciliation of net income to EBITDA.

	Predecessor Entity	Successor Entity	Combined
	January 1 to January 31,	February 1 to December 31,	Twelve Months Ended December 31	Year Ended December 31,	Year Ended December 31,
	2008	2008	2008	2009	2010
	(in thousands)
Net loss attributable to Intelsat S.A.	$(311,861)	$(886,306)	$(1,198,167)	$(781,692)	$(505,452)
Add:
Interest expense, net	80,275	1,295,458	1,375,733	1,362,823	1,379,019
Gain (loss) on early extinguishment of debt	—	576	576	4,697	(76,849)
Provision for (benefit from) income taxes	(10,476)	(109,561)	(120,037)	11,399	(26,378)
Depreciation and amortization	64,157	795,663	859,820	804,037	798,817

EBITDA	$(177,905)	$1,094,678	$916,773	$1,391,870	$1,722,855

RISK FACTORS

You should carefully consider the risks described below before deciding to invest in the notes. The risks described below are not the only ones that we may face. Additional risks that are not currently known to us or that we currently consider immaterial may also impair our business, financial condition or results of operations.

Risk Factors Relating to Our Indebtedness and the Notes

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness, including the notes.

As of December 31, 2010, on an as adjusted basis after giving effect to the completion of the Transactions and excluding our New Dawn joint venture, (a) the Issuer and its subsidiaries would have had approximately $15.4 billion principal amount of total third-party indebtedness on a consolidated basis, approximately $3.25 billion of which would have been secured debt and (b) Intelsat S.A. would have had approximately $15.7 billion principal amount of total third-party indebtedness on a consolidated basis, approximately $3.25 billion of which would have been secured debt.

In addition, as of December 31, 2010, on an as adjusted basis after giving effect to the 2011 Secured Loan Refinancing, Intelsat Jackson, as the borrower under the Intelsat Jackson Secured Credit Agreement, would have had $462.2 million (net of standby letters of credit) of availability under the revolving credit facility thereunder, all of which would be obligations of Intelsat Jackson and the guarantors thereof.

The indentures and credit agreements governing a substantial portion of the outstanding debt of the Issuer and its subsidiaries permit each of these companies to make payments to their respective direct and indirect parent companies to fund the cash interest payments on such indebtedness, so long as no default or event of default shall have occurred and be continuing or would occur as a consequence thereof.

Our substantial indebtedness could have important consequences to you. For example, it could:

•

make it more difficult for us to satisfy obligations with respect to indebtedness, including the notes, and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under the indenture governing the notes and the agreements governing such other indebtedness;

•

require us to dedicate a substantial portion of available cash flow to pay principal and interest on our outstanding debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	limit our ability to engage in strategic transactions or implement our respective business strategies;

•	limit our ability to borrow additional funds; and

•	place us at a disadvantage compared to any competitors that have less debt.

Any of the factors listed above could materially and adversely affect our business and our results of operations. Furthermore, our interest expense could increase if interest rates rise because certain portions of our debt bear interest at floating rates. If we do not have sufficient cash flow to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

We may be able to incur significant additional indebtedness in the future. Although the indentures governing our existing notes, the Intelsat Jackson Secured Credit Agreement, the Intelsat Jackson Unsecured Credit Agreements and other agreements governing our indebtedness contain restrictions on the incurrence of certain additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. If we incur new indebtedness, the related risks, including those described above, could intensify.

The Issuer is a holding company with no independent operations or assets. Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries and these notes are subject to a cross-default if we default on certain of our obligations.

The Issuer is a holding company, and all of our satellites are owned by its indirect subsidiaries. The Issuer’s direct parent company, Intelsat S.A., is also a holding company and has outstanding indebtedness. Repayment of the Issuer’s indebtedness, including the notes, is dependent on the generation of cash flow by the Issuer’s subsidiaries. Some of the Issuer’s subsidiaries have a substantial amount of indebtedness and their ability to make cash available to the Issuer, by dividend, debt repayment or otherwise, depends on compliance with certain covenants, including the requirement that, subject to limited exceptions, Intelsat Jackson may pay dividends to its parent only if it can incur $1 of additional debt under the debt incurrence covenant contained in such company’s debt instruments. Likewise, payment on indebtedness of Intelsat S.A. is dependent on the Issuer’s ability to make payments to Intelsat S.A. because Intelsat S.A. currently has no subsidiaries other than the Issuer and its subsidiaries (other than Intelsat Management LLC, Intelsat S.A.’s direct subsidiary).

The Issuer’s subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. The Issuer’s subsidiaries may not be able to, or be permitted to, make distributions to enable the Issuer to make payments in respect of its indebtedness, including the notes, or to enable Intelsat S.A. to make payments in respect of its indebtedness, including its guarantee of the notes. Each of the Issuer’s subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit the Issuer’s ability to obtain cash from its subsidiaries. While the indenture governing the notes limits the ability of the Issuer’s subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to the Issuer, these limitations are subject to certain qualifications and exceptions. If the Issuer does not receive distributions from its subsidiaries, the Issuer may be unable to make required principal and interest payments on its indebtedness, including the notes. Additionally, the Issuer may not be able to make distributions required to service the indebtedness of Intelsat S.A. If Intelsat S.A. defaults on certain of its obligations, a cross-default under the indenture governing the notes may occur.

In addition, notwithstanding the fact that the Issuer will not guarantee or otherwise agree to be liable for the indebtedness of Intelsat S.A., no assurance can be given that a court or other tribunal in a bankruptcy or similar proceeding would not seek to “substantively consolidate” the estates of the Issuer and Intelsat S.A. “Substantive consolidation” would effectively merge the assets and liabilities of affiliated entities, such as Intelsat S.A. and the Issuer, in bankruptcy so estates of the Issuer and Intelsat S.A. “Substantive consolidation” would effectively merge the assets and liabilities of affiliated entities, such as Intelsat S.A. and the Issuer, in bankruptcy so that they will be treated as though held and incurred by one entity. If a bankruptcy court were to reach such a finding, the notes offered hereby by the Issuer would no longer be “structurally senior” to any indebtedness of Intelsat S.A.

To service our third-party indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our third-party debt service obligations could harm our business, financial condition and results of operations.

On an as adjusted basis after giving effect to the completion of the Transactions and excluding our New Dawn joint venture, the Issuer’s and its subsidiaries’ estimated payment obligations with respect to their indebtedness for the twelve months ending after April 5, 2011 are comprised of approximately $24.4 million of principal payments and approximately $1,300.3 million of interest payments (assuming that the Issuer elects to pay cash interest on Intelsat (Luxembourg) S.A.’s 11 1/2%/12 1/2% Senior PIK Election Notes due 2017 (the “2017 PIK Notes”) for all future periods), excluding payments related to satellite performance incentives due to satellite manufacturers.

On the same as adjusted basis, estimated payment obligations with respect to the third-party indebtedness of Intelsat S.A. and its subsidiaries for the twelve months ending after April 5, 2011, which include the payment obligations of the Issuer, Intelsat Jackson, Intermediate Holdco and Intelsat Sub Holdco and their subsidiaries, are comprised of approximately $24.4 million of principal payments and approximately $1,323.3 million of interest payments (assuming that the Issuer elects to pay cash interest on the 2017 PIK Notes for all future periods), excluding payments related to satellite performance incentives due to satellite manufacturers.

Each of Intelsat S.A.’s and its subsidiaries’ ability to pay interest on and principal of their notes and our ability to satisfy our other debt obligations will depend principally upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make payments on our indebtedness. If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt instruments, including the Intelsat Jackson Secured Credit Agreement, the Intelsat Jackson Unsecured Credit Agreements and the indentures governing our existing notes, may restrict us from adopting some of these alternatives. Furthermore, the New Sponsors have no obligation to provide us with debt or equity financing in the future. Our inability to generate sufficient cash flow to satisfy our debt service obligations, including the Issuer’s inability to service the notes or its other debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial position, results of operations and cash flows, as well as on the Issuer’s and its subsidiaries’ ability to satisfy their obligations in respect of their respective notes.

The terms of the Intelsat Jackson Secured Credit Agreement, the Intelsat Jackson Unsecured Credit Agreements, the indentures governing our existing notes and the terms of our other indebtedness may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The Intelsat Jackson Secured Credit Agreement, the Intelsat Jackson Unsecured Credit Agreements, the indentures governing our existing notes and the terms of our other outstanding indebtedness contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants imposing significant operating and financial restrictions on Intelsat S.A. and some or all of its subsidiaries, including restrictions that may limit our ability to engage in acts that may be in our long-term best interests. Intelsat Jackson must maintain a consolidated secured debt to consolidated EBITDA ratio of less than or equal to 3.50 to 1.00 at the end of each fiscal quarter as well as a consolidated EBITDA to consolidated interest expense ratio of greater than or equal to 1.75 to 1.00 at the end of each fiscal quarter, in each case as such financial measures are defined in the Intelsat Jackson Secured Credit Agreement.

In addition, the Intelsat Jackson Secured Credit Agreement requires Intelsat Jackson to use a portion of the proceeds of certain asset sales, in excess of a specified amount, that are not reinvested in its business to repay indebtedness under such facilities.

The Intelsat Jackson Secured Credit Agreement, the Intelsat Jackson Unsecured Credit Agreements and the indentures governing our existing notes and our other outstanding indebtedness include or will include covenants restricting, among other things, the ability of Intelsat S.A. and its subsidiaries to:

•	incur or guarantee additional debt or issue disqualified stock;

•	pay dividends (including to fund cash interest payments at different entity levels), or make redemptions, repurchases or distributions, with respect to ordinary shares or capital stock;

•	create or incur certain liens;

•	make certain loans or investments;

•	engage in mergers, acquisitions, amalgamations, asset sales and sale and leaseback transactions; and

•	engage in transactions with affiliates.

These covenants are subject to a number of qualifications and exceptions. The operating and financial restrictions and covenants in our existing debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of the restrictive covenants in the Intelsat Jackson Secured Credit Agreement could result in a default under such agreement. If any such default occurs, the lenders under the Intelsat Jackson Secured Credit Agreement may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest or require Intelsat Jackson to apply all available cash to repay these borrowings. If this occurred under the Intelsat Jackson Secured Credit Agreement, this would result in an event of default under our existing notes and the Intelsat Jackson Unsecured Credit Agreements. The lenders under the Intelsat Jackson Secured Credit Agreement will also have the right in these circumstances to terminate any commitments they have to fund further borrowings. If Intelsat Jackson was unable to repay outstanding borrowings when due, the lenders under the Intelsat Jackson Secured Credit

Agreement would have the right to proceed against the collateral granted to them to secure the debt owed to them. If the debt under the Intelsat Jackson Secured Credit Agreement were to be accelerated, our assets might not be sufficient to repay such debt in full or to repay the notes and our other debt.

The notes and the guarantees will be effectively subordinated to any secured debt of the Issuer and its subsidiaries.

The notes and the guarantees are the Issuer’s and the guarantor’s unsecured obligations. Holders of any existing or future secured debt of the Issuer and its subsidiaries will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other debt. Additionally, the indentures governing our existing notes, the Intelsat Jackson Secured Credit Agreement and the Intelsat Jackson Unsecured Credit Agreements permit us and/or our subsidiaries to incur additional indebtedness, including secured indebtedness, under certain circumstances. The notes are effectively subordinated to any such additional secured debt that the Issuer or its subsidiaries may incur to the extent of the value of the collateral securing such debt.

Value should not be assigned to the guarantees of the notes provided by Intelsat S.A. and you should not expect Intelsat S.A. to participate in making any payments in respect of the notes or the guarantees.

The notes are guaranteed by Intelsat S.A., but you should not assign any value to such guarantee. Intelsat S.A. is a holding company, the only assets of which are the shares of its direct wholly-owned subsidiaries. Intelsat S.A. is dependent for the service of its indebtedness on the ability of the Issuer and its subsidiaries to generate cash flow and make this cash available to Intelsat S.A. by dividend, distribution, loan or otherwise. The covenants in the indenture governing the notes apply only to the Issuer and certain of its subsidiaries and do not apply to any direct or indirect parent of the Issuer, including Intelsat S.A. As noted elsewhere in these “Risk Factors” and in this prospectus, Intelsat S.A. currently has a substantial amount of indebtedness (including guarantees of subsidiary indebtedness) outstanding. Any direct or indirect parent of the Issuer, including Intelsat S.A., may be able to incur significant additional indebtedness in the future, and the indenture governing the notes does not prohibit any such entity from doing so. If any additional indebtedness is incurred by any of these parent entities, the risks of servicing the indebtedness of these parent entities will be magnified. Finally, the indenture governing the notes provides that the guarantees provided by Intelsat S.A. may be released at any time at our option.

The notes and the guarantees will be structurally subordinated to all of the liabilities of the Issuer’s subsidiaries, and the assets of the Issuer’s subsidiaries may not be available to make payments on the notes.

None of the Issuer’s subsidiaries currently guarantees the notes. If any subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to the Issuer. Consequently, claims in respect of the notes will be structurally subordinated to all of the liabilities of the Issuer’s subsidiaries, including trade payables, and any claims of third-party holders of preferred equity interests, if any, in the Issuer’s subsidiaries. All obligations of our subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes.

Enforcing your rights as a holder of the notes or under the guarantees across multiple jurisdictions may be difficult.

The Issuer, Intelsat S.A. and certain of our subsidiaries are Luxembourg companies. Also, guarantees may be granted by companies located in other jurisdictions by any future guarantor of the notes. In the event of bankruptcy, insolvency or a similar event, proceedings could be initiated in any of these jurisdictions. Your rights under the notes and the guarantees could therefore be subject to the laws of multiple jurisdictions, and you may not be able to enforce effectively your rights in multiple jurisdictions. Moreover, multi-jurisdictional proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors’ rights. Treaties may not exist in all cases for the recognition of the enforcement of a judgment or order of a foreign court.

In addition, the bankruptcy, insolvency, foreign exchange, administration and other laws of the various jurisdictions may be materially different from or in conflict with one another and those of the United States, including in respect of creditors’ rights, priority of creditors, the ability to obtain post-petition interest and the duration of the insolvency proceeding. The consequences of the multiple jurisdictions involved in the transaction could trigger disputes over which jurisdiction’s law should apply which could adversely affect your ability to enforce your rights and to collect payment in full under the notes and the guarantees.

The value of the guarantee of the notes by Intelsat S.A. may be limited by applicable Luxembourg law affecting the rights of creditors.

Intelsat S.A., the Luxembourg parent company of the Issuer, is currently a guarantor of the obligations under the notes. Under Luxembourg insolvency law, transactions may be voided in certain circumstances including on the grounds that the transaction constituted a fraudulent preference or lacked a corporate benefit for the relevant party. A transaction might also be challenged if it involved a gift by the company or a company received consideration of significantly less value than the benefit given by such company. However, a Luxembourg court generally will not intervene if a company entered into the transaction in good faith for the purposes of carrying on its business and there were reasonable grounds for believing the transaction would benefit the company either on a stand alone basis or, more exceptionally under certain circumstances, as part of a larger corporate group that is connected through common ownership. Under Luxembourg law, a court (if it deems appropriate) may in certain circumstances order that, where persons were knowingly parties to the conduct of a transaction with that company and the carrying on of business of that company with the intent of defrauding creditors of the company or any other person or for any fraudulent purpose, such persons be held liable for damages or, depending on the circumstances, without limitation, for all or any debt or other liability of that company.

Intelsat S.A. believes that its guarantees were not issued on terms that would amount to a transaction at less than fair value and that such guarantees were in good faith for the purposes of carrying on its business and that there were reasonable grounds for believing that the transactions would benefit it. Intelsat S.A. also believed at the time of making its guarantees that it was solvent and that its guarantees would not render it insolvent. There can be no assurance, however, that the issue of the guarantees will not be challenged, or that a Luxembourg or other competent court would support the analysis described above.

The guarantees of the notes by Intelsat S.A. will be limited to the maximum amount that can be guaranteed without rendering the guarantees voidable or otherwise ineffective under applicable laws relating to insolvency, ultra vires or similar laws or regulations affecting the rights of creditors generally. As a result, the liabilities of Intelsat S.A. under its guarantees could be reduced to zero, depending upon the amount of its other obligations.

The Issuer may not be able to repurchase the notes upon a change of control.

The indenture requires the Issuer to offer to repurchase some or all of the notes when certain change of control events occur. If the Issuer experiences a change of control, you will have the right to require it to repurchase your notes at a purchase price in cash equal to 101% of the principal amount of your notes plus accrued and unpaid interest, if any. Many of the indentures governing our existing notes and the Intelsat Jackson Unsecured Credit Agreements contain similar change of control provisions.

The Intelsat Jackson Secured Credit Agreement provides that a change of control, as defined therein, constitutes an event of default. Any future credit agreement or other agreements relating to senior indebtedness to which we become a party may contain similar provisions. If Intelsat Jackson experiences a change of control that triggers a default under the Intelsat Jackson Secured Credit Agreement, Intelsat Jackson could seek a waiver of such default or seek to refinance the credit facilities under the Intelsat Jackson Secured Credit Agreement. If Intelsat Jackson does not obtain such a waiver or refinance the credit facilities under the Intelsat Jackson Secured Credit Agreement, such default could result in amounts outstanding under the Intelsat Jackson Secured Credit Agreement being declared due and payable.

If the Issuer experiences a change of control that results in it having to repurchase the notes, it may not have sufficient financial resources to satisfy all of its obligations under the notes. In addition, the change of control covenant in the indenture governing the notes does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. See “Description of the Notes—Change of Control” in this prospectus.

There may not be a public market for the notes.

There may not be a public market for the notes. We cannot guarantee the future development or continuation of a market for the notes or the ability of holders to sell, or the price at which holders may be able to sell, their notes. The notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. The initial purchasers of the original notes have informed us that, subject to applicable laws and regulations, they may make a market in the notes. However, the initial purchasers are not obligated to do so, and any market making by them may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the notes or, if a market develops, whether it will continue.

The Issuer does not intend to apply for listing of the notes on any securities exchange.

Because the non-U.S. Intelsat companies are incorporated under the laws of a country outside of the United States, and certain of their directors and officers reside outside of the United States, it may be difficult for you to enforce judgments against the non-U.S. Intelsat companies or their directors and officers.

The Issuer and Intelsat S.A. are incorporated and currently existing under the laws of Luxembourg. In addition, certain of the directors and officers of the non-U.S. Intelsat companies reside outside of the United States. As a result, it may be difficult for investors to effect service of process on the non-U.S. Intelsat companies or those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against the non-U.S. Intelsat companies or those persons based on the civil liability provisions of the U.S. securities laws or other laws. Uncertainty exists as to whether courts in the jurisdiction of organization of the non-U.S. Intelsat companies will enforce judgments obtained in other jurisdictions, including the United States, against the non-U.S. Intelsat companies or the directors or officers under the securities or other laws of that jurisdiction or entertain actions in that jurisdiction against the non-U.S. Intelsat companies or the directors or officers under the securities or other laws of that jurisdiction.

The Intelsat companies might be subject to unanticipated taxes, and a holder’s income on the notes might be treated as income from U.S. sources.

Intelsat S.A. and its non-U.S. subsidiaries, including the Issuer, intend to conduct their operations (and believe they have conducted their operations to date) so that Intelsat S.A. and its non-U.S. subsidiaries, including the Issuer, will not be (and have not been) engaged in a trade or business within the United States, will not earn (and have not earned) income effectively connected with such a business that would be subject to U.S. federal income tax and will not be subject (and have not been subject) to significant U.S. withholding tax. However, the U.S. Internal Revenue Service may conclude that Intelsat S.A. and/or its non-U.S. subsidiaries, including the Issuer, have engaged in a trade or business within the United States and/or have been subject to significant U.S. withholding tax. Such a determination could result in a substantial unanticipated tax liability. In addition, if the Issuer were deemed to have engaged in a U.S. trade or business, all or a portion of the interest on the notes would be treated as from U.S. sources and to the extent payable to non-U.S. holders, could be subject to withholding tax unless certain conditions are met.

If a bankruptcy petition is filed by or against us, holders of the notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition is filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the notes, even if sufficient funds are available.

Luxembourg insolvency laws may adversely affect a recovery by the holders of the notes.

The Issuer and Intelsat S.A. are Luxembourg companies. Luxembourg insolvency laws may make it more difficult for holders of the notes to effect a restructuring of the Issuer (or Intelsat S.A.) or to recover the amount they would have recovered in a liquidation or bankruptcy proceeding in other jurisdictions. There are a number of different insolvency regimes under Luxembourg law. Such regimes could involve a sale of the assets of the debtor in a manner that does not reflect the going concern value of the debtor. Consequently, Luxembourg insolvency laws could preclude or inhibit the ability of the holders of the notes to effect a restructuring of the Issuer (or Intelsat S.A.) and could reduce their recovery in a Luxembourg insolvency proceeding.

In connection with Luxembourg bankruptcy proceedings, the assets of a debtor are generally liquidated and the proceeds distributed to the debtor’s creditors on the basis of the relative claims of those creditors, and certain parties (such as secured creditors) will have special rights that may adversely affect the interests of holders of the notes. The claim of a creditor may be limited depending on the date on which the claim becomes due and payable in accordance with its terms. Each of these claims will have to be submitted to the Issuer’s (or Intelsat S.A.’s) receiver to be verified by the receiver. Any dispute as to the valuation of claims will be subject to court proceedings. These verification procedures could cause the claims of holders of the notes as to principal or interest to be recognized for less than the principal amount or interest of their notes or could cause holders of the notes to recover less than they could recover in a liquidation governed by the laws of another jurisdiction. Such verification procedures could also cause payments to the holders of the notes to be delayed compared with holders of undisputed claims.

The notes may have been issued with original issue discount for U.S. federal income tax purposes.

We intend to take the position, to the extent we are required to take a position, that the issue price of the notes is equal to the stated principal amount. However, the rules to determine issue price in the circumstances in which the original notes were offered is not entirely clear. As the original notes were sold by the initial purchasers in individually negotiated transactions, we have been unable to ascertain the first price at which a substantial amount of the original notes were sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. We therefore cannot with certainty determine the issue price of the notes.

Consequently, it is possible that the notes were issued with original issue discount (“OID”). U.S. holders of notes issued with OID will be required to include the amounts representing the OID in gross income on a constant yield basis in advance of receipt of the cash payments to which such income is attributable. See “Taxation—U.S. Federal Income Taxation.”

Risk Factors Relating to Our Business

We are subject to significant competition both within the FSS sector and from other providers of communications capacity, such as fiber optic cable capacity. Competition from other telecommunications providers could have a material adverse effect on our business and could prevent us from implementing our business strategy and expanding our operations as planned.

We face significant competition in the FSS sector in different regions around the world. We compete against other satellite operators and against suppliers of ground-based communications capacity. The increasing availability of satellite capacity and capacity from other forms of communications technology has historically created an excess supply of telecommunications capacity in certain regions from time to time. Competition in the FSS sector lowers prices, which can reduce our operating margins and the cash available to fund our operations and service our debt obligations. In addition, there has been a trend toward consolidation of major FSS providers as customers increasingly demand more robust distribution platforms with network redundancies and worldwide reach, and we expect to face increased competition as a result of this trend. Our direct competitors are likely to continue developing and launching satellites with greater power and more transponders, which may create satellite capacity at lower costs. In order to compete effectively, we may have to invest in similar technology.

We also face challenges to our business apart from these industry trends that our competition may not face. A significant portion of our revenue has historically been derived from channel services. Since fiber optic cable capacity, when available, is at substantially lower prices than satellite capacity for the same routes, competition from fiber optic cable has resulted in a migration of our point-to-point customers from satellite to fiber optic cable on certain routes. We have experienced erosion in our revenue from point-to-point services in recent years due to the build-out of fiber optic cable capacity, and we expect this erosion to continue. Some other FSS operators have service mixes that are less dependent on point-to-point connectivity than our current service mix. Our plan to address this erosion and sustain our business includes expanding our customer base in point-to-multipoint services, such as video, and growing our managed services business.

In addition, we believe that there are many companies that are seeking ways to improve the ability of existing land-based infrastructure, such as fiber optic cable, to transmit signals. Any significant improvement or increase in the amount of land-based capacity, particularly with respect to the existing fiber optic cable infrastructure and point-to-point applications, may cause our video services customers to shift their transmissions to land-based capacity or make it more difficult for us to obtain new customers. If fiber optic cable networks or other ground-based high-capacity transmission systems are available to service a particular point, that capacity, when available, is generally less expensive than satellite capacity. As land-based telecommunications services expand, demand for some satellite-based services may be reduced.

Failure to compete effectively with other FSS operators and to adapt to new competition and new technologies or failure to implement our business strategy while maintaining our existing business would result in a loss of revenue and a decline in profitability, a decrease in the value of our business and a downgrade of our credit ratings, which would restrict our access to the capital markets.

The market for fixed satellite services may not grow or may shrink and therefore we may not be able to attract new customers, retain our existing customers or implement our strategies to grow our business. In addition, pricing pressures may have an adverse impact on FSS sector revenue.

The FSS sector, as a whole, is currently expected to experience moderate growth over the next few years. However, the market for FSS may not grow or may shrink. Competing technologies, such as fiber optic cable, are continuing to adversely affect the point-to-point segment of the FSS sector. In the point-to-multipoint segment, the global economic downturn, the transition of video traffic from analog to digital and continuing improvements in compression technology have negatively impacted demand for certain fixed satellite services. Developments that we expect to support the growth of the satellite services industry, such as continued growth in data traffic and the proliferation of HDTV and niche programming, may fail to materialize or may not occur in the manner or to the extent we anticipate. Any of these industry dynamics could negatively affect our operations and financial condition.

Because the market for FSS may not grow or may shrink, we may not be able to attract customers for the managed services that we are providing as part of our strategy to sustain our business. Reduced growth in the FSS sector may also adversely affect our ability to retain our existing customers. A shrinking market could reduce the number and value of our customer contracts and would have a material adverse effect on our business and results of operations. In addition, there could be a substantial negative impact on our credit ratings and our ability to access the capital markets.

The FSS sector has in the past decade experienced periods of pricing pressures that have resulted in reduced revenues of FSS operators. If similar pricing pressures were to occur in the future, this could have a significant negative impact on our revenues and financial condition.

Our financial condition could be materially and adversely affected if we were to suffer a satellite loss that is not adequately covered by insurance.

We currently carry in-orbit insurance only with respect to a small portion of our satellite fleet. As our satellite insurance policies expire, we may elect to reduce or eliminate insurance coverage relating to certain of our satellites to the extent permitted by our debt agreements if, in our view, exclusions make such policies ineffective or the costs of coverage make such insurance impractical and we believe that we can more reasonably protect our business through the use of in-orbit spare satellites, backup transponders and self-insurance. A partial or complete failure of a revenue-producing satellite, whether insured or not, could require additional, unplanned capital expenditures, an acceleration of planned capital expenditures, interruptions in service, a reduction in contracted backlog and lost revenue and could have a material adverse effect on our business, financial condition and results of operations.

We also maintain third-party liability insurance on certain of our satellites. This insurance, however, may not be adequate or available to cover all third-party liability damages that may be caused by any of our satellites, and we may not in the future be able to renew our third-party liability coverage on reasonable terms and conditions, if at all.

We have several large customers and the loss of, or default by, any one of them could materially reduce our revenue and materially adversely affect our business.

We rely on a limited number of customers to provide a substantial portion of our revenue and contracted backlog. For the year ended December 31, 2010, our ten largest customers and their affiliates represented approximately 21% of our revenue. The loss of, or default by, one or more of these customers could significantly affect our revenue and operating margins.

Some customers have in the past defaulted and, although we monitor our larger customers’ financial performance and seek deposits, guarantees and other methods of protection against default where possible, our customers may in the future default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Defaults by any of our larger customers or by a group of smaller customers who, collectively, represent a significant portion of our revenue could adversely affect our revenue, operating margins and cash flows. If our backlog is reduced due to the financial difficulties of our customers, our revenue, operating margins and cash flows would be further negatively impacted.

Our business is capital intensive, and we may not be able to raise adequate capital to finance our business strategies, or we may be able to do so only on terms that significantly restrict our ability to operate our business.

Implementation of our business strategy requires a substantial outlay of capital. As we pursue our business strategies and seek to respond to opportunities and trends in our industry, our actual capital expenditures may differ from our expected capital expenditures and there can be no assurance that we will be able to satisfy our capital requirements in the future. We currently expect that the majority of our liquidity requirements in the next twelve months will be satisfied by cash on hand, cash generated from our operations and borrowings under our revolving credit facility. However, if we determine we need to obtain additional funds through external financing and are unable to do so, we may be prevented from fully implementing our business strategy.

The availability and cost to us of external financing depend on a number of factors, including general market conditions, our financial performance and our credit rating. Both our credit rating and our ability to obtain financing generally may be influenced by the supply and demand characteristics of the telecommunications sector in general and of the FSS sector in particular. Declines in our expected future revenue under contracts with customers and challenging business conditions faced by our customers are among factors that may adversely affect our credit. Other factors that could impact our credit include the amount of debt in our current capital structure, activities associated with our strategic initiatives, our expected future cash flows and the capital expenditures required to execute our business strategy. The overall impact on our financial condition of any transaction that we pursue may be negative or may be negatively perceived by the financial markets and ratings agencies and may result in adverse rating agency actions with respect to our credit rating. A disruption in the capital markets, a deterioration in our financial performance or a credit rating downgrade could limit our ability to obtain financing or could result in any such financing being available only at greater cost or on more restrictive terms than might otherwise be available. Our credit rating was downgraded by Moody’s Investor Services Inc. in June 2006, in January 2008, in February 2009 and again in October 2009 and by Standard & Poor’s Ratings Group (“S&P”), in June 2006, in June 2007, in February 2008 (but only with respect to one tranche of our debt) and again in October 2009. Our debt agreements also impose restrictions on our operation of our business and could make it more difficult for us to obtain further if required. See “—Risk Factors Relating to Our Indebtedness and the Notes—The terms of Intelsat Jackson Secured Credit Agreement, the Intelsat Jackson Unsecured Credit Agreements, the indentures governing our existing notes and the terms of our other indebtedness may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.”

Long-term disruptions in the capital and credit markets as a result of uncertainty due to the recent global recession, changing or increased regulation or failures of significant financial institutions could adversely affect our access to capital. If financial market disruptions intensify it may make it difficult for us to raise additional capital or refinance debt when needed, on acceptable terms or at all. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures and reducing or eliminating other discretionary uses of cash.

We may become subject to unanticipated tax liabilities that may have a material adverse effect on our results of operations.

Intelsat S.A. and certain of its subsidiaries are Luxembourg-based companies and are subject to Luxembourg taxation for corporations. We believe that a significant portion of the income derived from our communications network will not be subject to tax in certain countries in which we conduct activities or in which our customers are located, including the United States and the United Kingdom. However, this belief is based on the anticipated nature and conduct of our business, which may change and on our current position under the tax laws of the countries in which we have assets or conduct activities. This position is subject to review and possible challenge by taxing authorities and to possible changes in law that may have a retroactive effect. For example, Intelsat S.A. and its non-U.S. subsidiaries intend to conduct their operations (and believe they have conducted their operations to date) so that Intelsat S.A. and its non-U.S. subsidiaries will not be (and have not been) engaged in a trade or business within the United States, will not earn (and have not earned) income effectively connected with such a business that would be subject to U.S. federal income tax and will not be subject (and have not been subject) to significant U.S. withholding tax. However, the U.S. Internal Revenue Service may conclude that Intelsat S.A. and/or its non-U.S. subsidiaries have engaged in a trade or business within the United States and/or have been subject to significant U.S. withholding tax. Such a determination could result in a substantial unanticipated tax liability for us. In addition, legislation is proposed from time to time in various jurisdictions, relating to changes in laws which, if enacted, could have a material adverse effect on our results of operations.

In December 2006, the U.S. Department of the Treasury finalized regulations with respect to the source of international and other types of communications income. The regulations as adopted may, under certain circumstances, subject us to U.S. withholding tax on a significant portion of our income, possibly even if we are not found to have engaged in a trade or business within the United States or to have had an office or other fixed place of business in the United States.

We conduct business with customers and counterparties in multiple countries and jurisdictions. Our overall tax burden is affected by tax legislation in these jurisdictions and the terms of income tax treaties between these countries and the countries in which our subsidiaries are qualified residents for treaty purposes as in effect from time to time. Tax legislation in these countries and jurisdictions may be amended and treaties are regularly renegotiated by the contracting countries and, in each case, may change. If tax legislation or treaties were to change, we could become subject to additional taxes that could have a material adverse effect on our financial condition or results of operations.

The extent to which certain taxing jurisdictions may require us to pay tax or to make payments in lieu of tax cannot be determined in advance. In addition, our operations and payments due to us may be affected by changes in taxation, including retroactive tax claims or assessments of withholding on amounts payable to us or other taxes assessed at the source, in excess of the taxation we anticipate based on business contacts and practices and the current tax regimes. Our results of operations could be materially adversely affected if we become subject to a significant amount of unanticipated tax liabilities.

We are subject to political, economic and other risks due to the international nature of our operations.

We provide communications services in approximately 200 countries and territories. Accordingly, we may be subject to greater risks than other satellite operators as a result of the international nature of our business operations. We could be harmed financially and operationally by tariffs, taxes and other trade barriers that may be imposed on our services, or by political and economic instability in the countries in which we provide service. If we ever need to pursue legal remedies against our customers or our business partners located outside of Luxembourg, the United States or the United Kingdom, it may be difficult for us to enforce our rights against them.

Almost all of our customers pay for our services in U.S. dollars, although we are exposed to some risk related to customers who do not pay in U.S. dollars. Fluctuations in the value of non-U.S. currencies may make payment in U.S. dollars more expensive for our non-U.S. customers. In addition, our non-U.S. customers may have difficulty obtaining U.S. currency and/or remitting payment due to currency exchange controls.

Our New Sponsors control us and may have conflicts of interest with us in the future.

Intelsat Global is controlled by affiliates of the New Sponsors and the funds advised by or associated with the New Sponsors. The New Sponsors, together with certain members of our senior management team and other designated employees, beneficially own substantially all of the equity interests in Intelsat Global, which is the direct parent of Intelsat Global Subsidiary, which is the direct parent of Intelsat Holdings, which is the direct parent of Intelsat S.A. The New Sponsors also own a portion of the outstanding notes issued by Intelsat Luxembourg. The New Sponsors have control over our decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of shareholders. For example, the New Sponsors could cause us to make acquisitions that increase the amount of our indebtedness. Additionally, the New Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The New Sponsors may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as the New Sponsors continue to own a significant amount of the equity of Intelsat Global, they will continue to be able to strongly influence or effectively control our decisions.

We may not be able to complete strategic transactions, which may prevent us from implementing strategies to grow our business.

We intend to continue to evaluate and pursue strategic transactions that can, among other things, broaden our customer base, provide enhanced geographic presence and provide complementary technical and commercial capabilities. Successful completion of any strategic transaction we identify depends on a number of factors that are not entirely within our control, including our ability to negotiate acceptable terms, conclude satisfactory agreements and obtain all necessary regulatory approvals. In addition, we may need to finance any strategic transaction that we identify, and may not be able to obtain the necessary financing on satisfactory terms and within the timeframe that would permit a transaction to proceed. We may also fail to discover liabilities of a business or operating or other problems prior to completing a transaction. We could experience adverse accounting and financial consequences, such as the need to make large provisions against the acquired assets or to write down the acquired assets. We might also experience a dilutive effect on our earnings. In addition, depending on how any such transaction is structured, there may be an adverse impact on our capital structure. We may incur significant costs arising from our efforts to engage in strategic transactions, and such costs may exceed the returns that we realize from a given transaction. Moreover, these expenditures may not result in the successful completion of a transaction.

We could be prevented from, or significantly delayed in, achieving our strategic goals if we are unable to complete strategic transactions or to integrate acquired businesses successfully into our business. Any strategic transactions that we do complete may not promote our business strategy, may negatively affect the value of our business or may adversely affect our prospects for long-term growth.

Risk Factors Relating to Our Industry

We may experience in-orbit satellite failures or degradations in performance that could impair the commercial performance of our satellites, which could lead to lost revenue, an increase in our cash operating expenses, lower operating income or lost backlog.

Satellites utilize highly complex technology and operate in the harsh environment of space and, accordingly, are subject to significant operational risks while in orbit. These risks include malfunctions, commonly referred to as anomalies, that have occurred in our satellites and the satellites of other operators as a result of:

•	the satellite manufacturer’s error, whether due to the use of new and largely unproven technology or due to a design, manufacturing or assembly defect that was not discovered before launch;

•	problems with the power systems of the satellites, including:

•

circuit failures or other array degradation causing reductions in the power output of the solar arrays on the satellites, which could require us to forego the use of some transponders initially and to turn off additional transponders in later years; and/or

•

failure of the cells within the batteries, whose sole purpose is to power the payload and spacecraft operations during the daily eclipse periods which occur for brief periods of time during two 40-day periods around March 21 and September 21 of each year; and

•	problems with the control systems of the satellites, including:

•	failure of the primary and/or backup satellite control processor (“SCP”); and

•	failure of the XIPS used on certain Boeing satellites, which is an electronic propulsion system that maintains the spacecraft’s proper in-orbit position; and/or

•	general failures resulting from operating satellites in the harsh space environment, such as premature component failure or wear out.

We have experienced anomalies in each of the categories described above. Although we work closely with the satellite manufacturers to determine and eliminate the cause of these anomalies in new satellites and provide for on-satellite backups for certain critical components to minimize or eliminate service disruptions in the event of failure, we may experience anomalies in the future, whether of the types described above or arising from the failure of other systems or components. These anomalies can manifest themselves in scale from minor reductions of equipment redundancy to marginal reductions in capacity to complete satellite failure. Some of our satellites have experienced significant anomalies in the past and some have components that are now known to be susceptible to similar significant anomalies. Each of these is discussed in “Business—Satellite Health and Technology.” An on-satellite backup for certain components may not be available upon the occurrence of such an anomaly.

Any single anomaly or series of anomalies could materially and adversely affect our operations, our revenues, our relationship with our current customers and our ability to attract new customers for our satellite services. In particular, future anomalies may result in the loss of individual transponders on a satellite, a group of transponders on that satellite or the entire satellite, depending on the nature of the anomaly and the availability of on-satellite backups. Anomalies and our estimate of their future effect may also cause a reduction of the expected service life of a satellite and contracted backlog. Anomalies may also cause a reduction of the revenue generated by that satellite or the recognition of an impairment loss, and in some circumstances could lead to claims from third parties for damages, if a satellite experiencing an anomaly were to cause physical damage to another satellite, create interference to the transmissions on another satellite, or cause other satellite operators to incur expenses to avoid such physical damage or interference. Finally, the occurrence of anomalies may adversely affect our ability to insure our satellites at commercially reasonable premiums, if at all. While some anomalies are covered by insurance policies, others are not or may not be covered. See “—Risk Factors Relating to Our Business—Our financial condition could be materially and adversely affected if we were to suffer a satellite loss that is not adequately covered by insurance.”

Many of the technical problems we have experienced with our current fleet have been component failures and anomalies. Our IS-804 satellite experienced a sudden and unexpected electrical power system anomaly that resulted in the total loss of the satellite in January 2005. The IS-804 satellite was a Lockheed Martin 7000 series (“LM 7000 series”) satellite, and we operate three other satellites in the LM 7000 series, the IS-801, IS-802 and IS-805 satellites. We believe that the IS-804 satellite failure was most likely caused by a high current event in the battery circuitry triggered by an electrostatic discharge that propagated to cause the sudden failure of the high voltage power system.

Our IS-802 satellite experienced a reduction of electrical power capability that resulted in a degraded capability of the satellite in September 2006. A significant subset of transponders on IS-802 were subsequently reactivated and are operating normally. We believe that the IS-802 anomaly was most likely caused by an electrical short internal to the solar array harness located on the south solar array boom.

Our Galaxy 26 and Galaxy 27 satellites experienced sudden anomalies in their electrical distribution systems that resulted in the loss of control of the satellites and the interruption of customer services on the satellites in June 2008 and November 2004, respectively. We believe the likely root cause of the anomalies is a design flaw that is affected by a number of parameters and in some extreme cases can result in an electrical system anomaly. This design flaw exists on three of our satellites, Galaxy 27, Galaxy 26 and IS-8.

Our Galaxy 15 satellite experienced an anomaly in April 2010 resulting in our inability to command the satellite. We transitioned all media traffic on this satellite to our Galaxy 12 satellite, which was our designated in-orbit spare satellite for the North America region. Galaxy 15 is a Star-2 satellite manufactured by Orbital Sciences Corporation. On December 23, 2010, we recovered command of the spacecraft and subsequently completed diagnostic testing and uploading of software updates that protect against future anomalies of this type. In February 2011, Galaxy 15 initiated a drift to 133.1°W and returned to service, initially as an in-orbit spare.

We may also experience additional anomalies relating to the failure of the SCP in certain of our BSS 601 satellites, various anomalies associated with XIPS in our BSS 601 HP satellites or a progressive degradation of the solar arrays in certain of our BSS 702 satellites.

Three of the BSS 601 satellites that we operated in the past, as well as BSS 601 satellites operated by others, have experienced a failure of the primary and backup SCPs. On February 1, 2010 our IS-4 satellite experienced an anomaly of its backup SCP and was taken out of service. This event did not have a material impact on our operations or financial results.

Certain of the BSS 601 HP satellites have experienced various problems associated with their XIPS. We currently operate four satellites of this type, two of which have experienced failures of both XIPS. We may in the future experience similar problems associated with XIPS or other propulsion systems on our satellites.

Two of the three BSS 702 satellites that we operate, as well as BSS 702 satellites of a similar design operated by others, have experienced a progressive degradation of their solar arrays causing a reduction in output power. Along with the manufacturer, we continually monitor the problem to determine its cause and its expected effect. The power reduction may require us to permanently turn off certain transponders on the affected satellites to allow for the continued operation of other transponders, which could result in a loss of revenues, or may result in a reduction of the satellite’s service life. In 2004, based on a review of available data, we reduced our estimate of the service lives of both satellites due to the continued degradation.

We may experience a launch failure or other satellite damage or destruction during launch, which could result in a total or partial satellite loss. A new satellite could also fail to achieve its designated orbital location after launch. Any such loss of a satellite could negatively impact our business plans and could reduce our revenue.

Satellites are subject to certain risks related to failed launches. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take 24 months or longer, and to obtain other launch opportunities. Such significant delays could materially and adversely affect our operations and our revenue. In addition, significant delays could give customers who have purchased or reserved capacity on that satellite a right to terminate their service contracts relating to the satellite. We may not be able to accommodate affected customers on other satellites until a replacement satellite is available. A customer’s termination of its service contracts with us as a result of a launch failure would reduce our contracted backlog. Delay caused by launch failures may also preclude us from pursuing new business opportunities and undermine our ability to implement our business strategy.

Launch vehicles may also under-perform, in which case the satellite may still be placed into service by using its onboard propulsion systems to reach the desired orbital location, resulting in a reduction in its service life. In addition, although we have had launch insurance on all of our launches to date, if we were not able to obtain launch insurance on reasonable terms and a launch failure were to occur, we would directly suffer the loss of the cost of the satellite and related costs, which could be more than $250 million.

Since 1975, we and the entities we have acquired have launched 107 satellites. Eight of these satellites were destroyed as a result of launch failures. In addition, certain launch vehicles that we have used or are scheduled to use have experienced launch failures in the past. Launch failure rates vary according to the launch vehicle used.

New or proposed satellites are subject to construction and launch delays, the occurrence of which can materially and adversely affect our operations.

The construction and launch of satellites are subject to certain delays. Such delays can result from the delays in the construction of satellites and launch vehicles, the periodic unavailability of reliable launch opportunities, possible delays in obtaining regulatory approvals and launch failures. We have in the past experienced delays in satellite construction and launch which have adversely affected our operations. Future delays may have the same effect. A significant delay in the future delivery of any satellite may also adversely affect our marketing plan for the satellite. If satellite construction schedules are not met, a launch opportunity may not be available at the time a satellite is ready to be launched. Further, any significant delay in the commencement of service of any of our satellites could enable customers who pre-purchased or agreed to utilize transponder capacity on the satellite to terminate their contracts and could affect our plans to replace an in-orbit satellite prior to the end of its service life. The failure to implement our satellite deployment plan on schedule could have a material adverse effect on our financial condition and results of operations. Delays in the launch of a satellite intended to replace an existing satellite that results in the existing satellite reaching its end of life before being replaced could result in loss of business to the extent an in-orbit backup is not available.

Our dependence on outside contractors could result in increased costs and delays related to the launch of our new satellites, which would in turn adversely affect our business, operating results and financial condition.

There are a limited number of companies that we are able to use to launch our satellites and a limited number of commercial satellite launch opportunities available in any given time period. Adverse events with respect to our launch service providers, such as satellite launch failures or financial difficulties (which some of these providers have previously experienced), could result in increased costs or delays in the launch of our satellites. We have paid funds to certain of these providers for future launch services. General economic conditions may also affect the ability of launch providers to provide launch services on commercially reasonable terms or to fulfill their obligations in terms of launch dates, pricing, or both. In the event that our launch service providers are unable to fulfill their obligations, we may have difficulty procuring alternative services in a timely manner and may incur significant additional expenses as a result. Any such increased costs and delays could have a material adverse effect on our business, operating results and financial condition.

Risk Factors Relating to Regulation

We are subject to regulatory and licensing requirements in each of the countries in which we provide services, and our business is sensitive to regulatory changes in those countries.

The telecommunications industry is highly regulated, and in connection with providing satellite capacity, ground network uplinks, downlinks and other value-added services to our customers, we need to maintain regulatory approvals, and from time to time obtain new regulatory approvals, from various countries. Obtaining and maintaining these approvals can involve significant time and expense. If we cannot obtain or are delayed in obtaining the required regulatory approvals, we may not be able to provide these services to our customers or expand into new services. In addition, the laws and regulations to which we are subject could change at any time, thus making it more difficult for us to obtain new regulatory approvals or causing our existing approvals to be revoked or adversely modified. Because the regulatory schemes vary by country, we may also be subject to regulations of which we are not presently aware and could be subject to sanctions by a foreign government that could materially and adversely affect our operations in that country. If we cannot comply with the laws and regulations that apply to us, we could lose our revenue from services provided to the countries and territories covered by these laws and regulations and be subject to criminal or civil sanctions.

If we do not maintain regulatory authorizations for our existing satellites and associated ground facilities or obtain authorizations for our future satellites and associated ground facilities, we may not be able to operate our existing satellites or expand our operations.

Our operation of existing satellites is authorized and regulated by the Federal Communications Commission (“FCC”), the U.K. Office of Communications, the telecommunications licensing authority in Papua New Guinea, the telecommunications ministry of Japan, and the regulatory agency of Germany. If we do not maintain authorizations for our existing satellites, we would not be able to operate the satellites covered by those authorizations, unless we obtained authorization from another licensing jurisdiction. Some of our authorizations provide waivers of technical regulations. If we do not maintain these waivers, we would be subject to operational restrictions or interference that would affect our use of existing satellites. Loss of a satellite authorization could cause us to lose the revenue from services provided by that satellite at a particular orbital location to the extent these services cannot be provided by satellites at other orbital locations.

Our launch and operation of planned satellites require additional regulatory authorizations from the FCC or a non-U.S. licensing jurisdiction, some of which we have already obtained. If we do not obtain any required authorizations in the future, we would not be able to operate our planned satellites. If we obtain a required authorization but we do not meet milestones regarding the construction, launch and operation of a satellite by deadlines that may be established in the authorization, we could lose our authorization to operate a satellite using certain frequencies in an orbital location. Any authorizations we obtain may also impose operational restrictions or permit interference that could affect our use of planned satellites.

If we do not occupy unused orbital locations by specified deadlines, or do not maintain satellites in orbital locations we currently use, those orbital locations may become available for other satellite operators to use.

Our in-orbit satellites do not currently occupy all of the orbital locations for which we have obtained regulatory authorizations. If we are unable to place satellites into currently unused orbital locations by specified deadlines and in a manner that satisfies the International Telecommunications Union (“ITU”), or national regulatory requirements, or if we are unable to maintain satellites at the orbital locations that we currently use, we may lose our rights to use these orbital locations and the locations could become available for other satellite operators to use. We cannot operate our satellites without a sufficient number of suitable orbital locations in which to place the satellites. The loss of one or more of our orbital locations could negatively affect our plans and our ability to implement our business strategy.

Coordination results may adversely affect our ability to use a satellite at a given orbital location for our proposed service or coverage area.

We are required to record frequencies and orbital locations used by our satellites with the ITU and to coordinate the use of these frequencies and orbital locations in order to avoid interference to or from other satellites. The results of coordination may adversely affect our use of satellites at particular orbital locations. If we are unable to coordinate our satellites by specified deadlines, we may not be able to use a satellite at a given orbital location for our proposed service or coverage area. The use of our satellites may also be temporarily or permanently adversely affected if the operation of adjacent satellite networks does not conform to coordination agreements resulting in the acceptable interference levels being exceeded (e.g., due to operational errors associated with the transmissions to adjacent satellite networks).

Our failure to maintain or obtain authorizations under the U.S. export control and trade sanctions laws and regulations could have a material adverse effect on our business.

The export of satellites and technical information related to satellites, earth station equipment and provision of services to certain countries are subject to State Department, Commerce Department and Treasury Department regulations. If we do not maintain our existing authorizations or obtain necessary future authorizations under the export control laws and regulations of the United States, we may be unable to export technical information or equipment to non-U.S. persons and companies, including to our own non-U.S. employees, as required to fulfill existing contracts. If we do not maintain our existing authorizations or obtain necessary future authorizations under the trade sanctions laws and regulations of the United States, we may not be able to provide satellite capacity and related administrative services to certain countries subject to U.S. sanctions. In addition, because we conduct management activities from Luxembourg, our U.S. suppliers must comply with U.S. export control laws and regulations in connection with their export of satellites and related equipment and technical information to us. Our ability to acquire new satellites, launch new satellites or operate our satellites could also be negatively affected if our suppliers do not obtain required U.S. export authorizations.

If we do not maintain required security clearances from, and comply with our agreements with, the U.S. Department of Defense, we will not be able to continue to perform our obligations under classified U.S. government contracts.

To participate in classified U.S. government programs, we sought and obtained security clearances for one of our subsidiaries from the U.S. Department of Defense as required under the national security laws and regulations of the United States by entering into a proxy agreement with the U.S. government. If we do not maintain these security clearances, we will not be able to perform our obligations under any classified U.S. government contracts to which our subsidiary is a party, the U.S. government would have the right to terminate our contracts requiring access to classified information and we will not be able to enter into new classified contracts. As a result, our business could be materially adversely affected. Further, if we materially violate the terms of the proxy agreement, which limits our ability to control the operations of this subsidiary, the subsidiary holding the security clearances may be suspended or debarred from performing any government contracts, whether classified or unclassified.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements that do not directly or exclusively relate to historical facts. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements.

When used in this prospectus, the words “may,” “will,” “ might,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “intend,” “potential,” “outlook” and “continue,” and the negative of these terms, and other similar expressions are intended to identify forward-looking statements and information. Examples of these forward-looking statements include, but are not limited to, statements regarding the following: our goal to expand our leading FSS business in high growth regions and applications while maintaining our focus on operational discipline; our expectation that our current capital expenditure program will position our network to capitalize on the FSS sector’s best growth opportunities globally, while providing optimal coverage to meet needs across our targeted customer sets; the characteristics of our refreshed fleet when the current investment cycle is completed; our belief that our strategies will position us to continue to deliver high operating margins, and as our current fleet investment program is completed, strong cash flow generation; the trends we believe will increase demand for satellite services and that we believe will allow us to capture new business opportunities in the future; our intent to continue to evaluate and pursue strategic transactions that complement our global fleet, provide growth capacity and allow us to respond to our customer needs; our belief that our network services and media customers increasingly require managed services best addressed by a network that combines space and terrestrial infrastructure; our expectation that the FSS sector will experience moderate growth over the next few years; our expectation that we will benefit from the general trend towards IP-based networking and distribution, including growing use of new media formats, as well as infrastructure applications in emerging regions; our expectation that we will continue to implement compression technologies into our ground network to reduce the bandwidth necessary for network service applications, increasing our customers’ efficiency and expanding our market potential, particularly in emerging regions; our belief that our enhancement of our fully-integrated terrestrial network to an all IP network environment will improve our ground support of high bandwidth applications such as high definition video and will allow us to converge our media and network services terrestrial network infrastructures; the trends that we believe will impact our revenue and operating expenses in the future; our assessments regarding how long satellites that have experienced anomalies in the past should be able to provide service on their transponders; our assessment of the risk of additional anomalies occurring on our satellites; our expectation that certain anomalies will not result in the acceleration of capital expenditures; our plans for satellite launches in the near term; our expected capital expenditures in 2011 and during the next several years; our belief that the diversity of our revenue and customer base allows us to recognize trends, capture new growth opportunities, and gain experience that can be transferred to customers in other regions, enables us to capitalize on changing market conditions and mitigates the impact of fluctuations in any specific customer type or geographic region; our belief that our global scale, diversity, collection of spectrum rights, technical expertise and fully integrated hybrid network form a strategic platform that positions us to identify and capitalize on new opportunities in satellite services; our belief that the scale of our fleet can reduce the financial impact of any satellite failures and protect against service interruption; and the impact on our financial position or results of operations of pending legal proceedings.

The forward-looking statements made in this prospectus reflect our intentions, plans, expectations, assumptions and beliefs about future events. These forward-looking statements speak only as of their dates and are not guarantees of future performance or results and are subject to risks, uncertainties and other factors, many of which are outside of our control. These factors could cause actual results or developments to differ materially from the expectations expressed or implied in the forward-looking statements and include known and unknown risks. Known risks include, among others, the risks discussed in “Risk Factors” in this prospectus, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular.

Other factors that may cause results or developments to differ materially from the forward-looking statements made in this prospectus include, but are not limited to:

•	risks associated with operating our in-orbit satellites;

•	satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance;

•

potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we pay for such launches;

•

our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations;

•	possible future losses on satellites that are not adequately covered by insurance;

•	domestic and international government regulation;

•	changes in our revenue backlog or expected revenue backlog for future services;

•	pricing pressure and overcapacity in the markets in which we compete;

•	inadequate access to capital markets;

•	the competitive environment in which we operate;

•	customer defaults on their obligations to us;

•	our international operations and other uncertainties associated with doing business internationally;

•	litigation; and

•	other risks discussed in “Risk Factors” in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, level of activity, performance or achievements. Because actual results could differ materially from our intentions, plans, expectations, assumptions and beliefs about the future, you are urged not to rely on forward-looking statements in this prospectus and to view all forward-looking statements made in this prospectus with caution. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

The non-U.S. Intelsat companies are incorporated and currently existing under the laws of countries other than the United States. In addition, certain of the directors and officers of the non-U.S. Intelsat companies reside outside of the United States and most of the assets of the non-U.S. Intelsat companies and some of the assets of their directors and officers are located outside the United States. As a result, it may be difficult for investors to effect service of process on the non-U.S. Intelsat companies or those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against the non-U.S. Intelsat companies or those persons based on the civil liability provisions of the U.S. securities laws or other laws. Uncertainty exists as to whether courts in the jurisdiction of organization of the non-U.S. Intelsat companies will enforce judgments obtained in other jurisdictions, including the United States, against the non-U.S. Intelsat companies or their directors or officers under the securities or other laws of those jurisdictions or entertain actions in those jurisdictions against the non-U.S. Intelsat companies or their directors or officers under the securities or other laws of those jurisdictions.

Luxembourg

It may be possible to effect service of process within Luxembourg upon the Issuer, Intelsat S.A. and their respective directors and officers provided that The Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters of November 15, 1965 as well as applicable procedural laws are complied with.

The Issuer has been advised by its Luxembourg counsel, that the traditional requirements for a valid, final and conclusive judgment against the Issuer or Intelsat S.A. in any civil or commercial suit, action or proceeding arising out of or in connection with the notes obtained from a court of competent jurisdiction in the United States, which judgment remains in full force and effect after all appeals as may be taken in the relevant state or federal jurisdiction with respect thereto have been taken, to be enforced through a court of competent jurisdiction of Luxembourg may be the following (subject to court interpretation, which may evolve):

•

the U.S. court awarding the judgment has jurisdiction to adjudicate the respective matter under its applicable laws, and such jurisdiction is recognized by Luxembourg private international and local law;

•	the judgment is final and duly enforceable in the jurisdiction where the decision is rendered;

•	the U.S. court has applied the substantive law as designated by the Luxembourg conflict of laws rules;

•	the U.S. court has acted in accordance with its own procedural laws;

•	the judgment was granted following proceedings where the counterparty had the opportunity to appear, and if it appeared, to present a defense; and

•	the judgment does not contravene public policy as understood under the laws of Luxembourg and has not been given in proceedings of a criminal nature.

The Issuer has also been advised by its Luxembourg counsel that if an original action is brought in Luxembourg, Luxembourg courts may refuse to apply the designated law if its application contravenes Luxembourg public policy.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the notes in this offer. The selling securityholders will receive all of the proceeds from the sale of the notes in this offer. We will pay substantially all expenses in connection with the offering and the sale of the notes to the public, including legal fees and disbursements of counsel, “blue sky” expenses, accounting fees and filing fees, but excluding any brokerage commissions, discounts or similar charges.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2010 on an actual basis and on an as adjusted basis to give effect to the completion of the Transactions. The information in this table should be read in conjunction with our consolidated financial statements and the related notes contained elsewhere in this prospectus.

	As of December 31, 2010
	Actual	As Adjusted
	(dollars in thousands)
Long-term debt:
Intelsat Corp (1)
Senior secured credit facilities (2)	$1,848,988	$—
9 1/4% Senior Notes due 2016	580,719	—
9 1/4% Senior Notes due 2014	111,833	—

Total debt of Intelsat Corp	2,541,540	—

Intelsat New Dawn
Senior Secured Debt Facility	84,773	84,773
Mezzanine Facility Term Loan	62,819	62,819

Total debt of Intelsat New Dawn	147,592	147,592

Intelsat Sub Holdco (3)
Senior secured credit facilities (4)	330,960	—
8 1/2% Senior Notes due 2013 (5)(6)	850,346	—
8 7/8% Senior Notes due 2015 (5)(6)	681,012	—
8 7/8% Senior Notes due 2015, Series B (5)(6)(7)	400,000	—

Total debt of Intelsat Sub Holdco	2,262,318	—

Intermediate Holdco
9 1/4% Senior Discount Notes due 2015 (8)(9)	4,545	—
9 1/2% Senior Discount Notes due 2015 (8)(9)	481,020	—

Total debt of Intermediate Holdco	485,565	—

Intelsat Jackson (10)
11 1/4% Senior Notes due 2016 (11)	1,048,220	1,048,220
11 1/2% Senior Notes due 2016 (11)(12)	284,595	—
9 1/4% Senior Notes due 2016 (12)(13)	55,035	—
9 1/2% Senior Notes due 2016 (13)	701,913	701,913
8 1/2% Senior Notes due 2019 (13)	500,000	500,000
7 1/4% Senior Notes due 2020 (13)	1,000,000	1,000,000
7 1/4% Senior Notes due 2019 (13)	—	1,500,000
7 1/2% Senior Notes due 2021 (13)	—	1,150,000
Senior secured term loan due 2018 (14)	—	3,250,000
Senior unsecured term loan due 2014 (15)	195,152	195,152
New Senior unsecured term loan due 2014 (16)	810,876	810,876

Total debt of Intelsat Jackson	4,595,791	10,156,161

Intelsat Luxembourg
11 1/4% Senior Notes due 2017 (17)	2,805,000	2,805,000
11 1/2%/12 1/2% Senior PIK Election Notes due 2017 (17)	2,427,138	2,427,138

Total debt of Intelsat Luxembourg	5,232,138	5,232,138

Intelsat S.A.
7 5/8% Senior Notes due 2012 (18)	485,841	—
6 1/2% Senior Notes due 2013 (18)	353,550	353,550

Total debt of Intelsat S.A.	839,391	353,550

Total long-term debt	16,104,335	15,889,441
Total shareholder’s equity (deficit)	(698,941)	(698,941)

Total capitalization	$15,405,394	$15,190,500

(1)	Intelsat Corp repaid all existing indebtedness under its senior secured credit facilities and its senior notes in connection with the 2011 Secured Loan Refinancing.

(2)	Consisted of a $355.9 million Term Loan A-3 Facility, a $1.8 billion Term Loan B-2 Facility and a $175.0 million revolving credit facility (with $133.5 million, $1,715.5 million and $0 million, respectively, outstanding as of December 31, 2010) for which Intelsat Corp was the obligor.

(3)	Certain of Intelsat Sub Holdco’s senior notes carry discounts from their face value. The actual amounts shown do not reflect the unamortized discount from face value.

(4)	Consisted of a $344.8 million Term Loan B Facility and a $270.8 million revolving credit facility (with $331.0 million and $0 million, respectively, outstanding as of December 31, 2010) for which Intelsat Sub Holdco was the obligor. Intelsat Sub Holdco repaid all existing indebtedness under its senior secured credit facilities in connection with the 2011 Secured Loan Refinancing.

(5)	These notes are guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Jackson, Intermediate Holdco and certain subsidiaries of Intelsat Sub Holdco.

(6)	Assumes the redemption of all of the Intelsat Sub Holdco Notes, which is expected to be completed on May 5, 2011 pursuant to the notice of redemption delivered to holders thereof on April 5, 2011.

(7)	Issued at a discount to yield $354.0 million of gross proceeds to Intelsat Sub Holdco.

(8)	Intermediate Holdco is the obligor and Intelsat S.A. is the co-obligor of the 9¼% Senior Discount Notes due 2015 and the 9½% Senior Discount Notes due 2015. Intelsat Luxembourg and Intelsat Jackson are guarantors of such notes.

(9)

Assumes the redemption of all of the 9¼% 2015 Intermediate Holdco Notes in connection with the Intermediate Holdco Notes Redemption and the redemption of all of the 9 1/2% 2015 Intermediate Holdco Notes, which is expected to be completed on May 5, 2011 pursuant to the notice of redemption delivered to holders thereof on April 5, 2011.

(10)	Certain of Intelsat Jackson’s senior notes carry premiums or discounts from their face value. The actual amounts shown do not reflect the unamortized premium or discount from face value.

(11)	These notes are guaranteed by Intelsat S.A. and Intelsat Luxembourg.

(12)	Assumes the redemption of all of the Intelsat Jackson Notes, which is expected to be completed on May 5, 2011 pursuant to the notice of redemption delivered to holders thereof on April 5, 2011.

(13)	These notes are guaranteed by Intelsat S.A., Intelsat Luxembourg and certain of Intelsat Jackson’s subsidiaries that guarantee Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement.

(14)	The term loan under the Intelsat Jackson Secured Credit Agreement is guaranteed by Intelsat Luxembourg and certain of Intelsat Jackson’s subsidiaries.

(15)	The term loan under the Intelsat Jackson Senior Unsecured Credit Agreement is guaranteed by Intelsat S.A., Intelsat Luxembourg and certain of Intelsat Jackson’s subsidiaries.

(16)	The term loan under the New Intelsat Jackson Senior Unsecured Credit Agreement is guaranteed by Intelsat S.A., Intelsat Luxembourg and certain of Intelsat Jackson’s subsidiaries.

(17)	These notes are guaranteed by Intelsat S.A.

(18)	Certain of Intelsat S.A.’s senior notes carry discounts from their face value. The actual amounts shown do not reflect the unamortized discount from face value.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data should be read in conjunction with, and is qualified by reference to, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and consolidated financial statements and their notes included elsewhere in this prospectus.

As a result of the consummation of the New Sponsors Acquisition, the financial results for the combined year ended December 31, 2008 have been presented in our audited consolidated financial statements for the “Predecessor Entity” for the period January 1, 2008 to January 31, 2008 and for the “Successor Entity” for the period February 1, 2008 to December 31, 2008 and the years ended December 31, 2009 and 2010. Although the effective date of the New Sponsors Acquisition was February 4, 2008, due to the immateriality of the results of operations for the period between February 1, 2008 and February 4, 2008, we have accounted for the New Sponsors Acquisition as if it had occurred on February 1, 2008 and recorded “push-down” accounting to reflect the acquisition of Intelsat Holdings.

The consolidated statement of operations data and consolidated cash flow data for the period January 1, 2008 to January 31, 2008 (predecessor entity), the period February 1, 2008 to December 31, 2008 (successor entity) and the years ended December 31, 2009 and 2010 (successor entity), and the consolidated balance sheet data as of December 31, 2009 and 2010 have been derived from consolidated financial statements audited by KPMG LLP, an independent registered public accounting firm, included elsewhere in this prospectus. The consolidated statement of operations data and consolidated cash flow data for the years ended December 31, 2006 and 2007 (predecessor entity) and the consolidated balance sheet data as of December 31, 2006, 2007 and 2008 have been derived from consolidated financial statements that are not included in this prospectus.

	Predecessor Entity			Successor Entity
	Year Ended December 31,		January 1 to January 31, 2008	February 1 to December 31, 2008	Year Ended December 31,
	2006	2007
					2009	2010
	(in thousands)
Consolidated Statement of Operations Data
Revenue	$1,662,666	$2,183,079	$190,261	$2,174,640	$2,513,039	$2,544,652
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	274,280	323,557	25,683	337,466	401,826	413,400
Selling, general and administrative	198,189	238,490	18,485	182,957	259,944	220,207
Depreciation and amortization	701,517	784,120	64,157	795,663	804,037	798,817
Restructuring and transaction costs	26,452	9,258	313,102	1,926	—	—
Impairment of asset value (1)	48,974	—	—	390,444	499,100	110,625
Losses on derivative financial instruments	11,731	11,699	11,431	155,305	2,681	89,509

Total operating expenses	1,261,143	1,367,124	432,858	1,863,761	1,967,588	1,632,558

Income (loss) from operations	401,523	815,955	(242,597)	310,879	545,451	912,094
Interest expense, net	724,141	954,607	80,275	1,295,458	1,362,823	1,379,019
Gain (loss) on early extinguishment of debt	—	(38,143)	—	576	4,697	(76,849)
Other income (expense), net	(27,246)	(137)	535	(11,957)	42,013	9,627

Loss before income taxes	(349,864)	(176,932)	(322,337)	(995,960)	(770,662)	(534,147)
Provision for (benefit from) income taxes	18,850	14,957	(10,476)	(109,561)	11,399	(26,378)

Net loss	(368,714)	(191,889)	(311,861)	(886,399)	(782,061)	(507,769)
Net loss attributable to noncontrolling interest	—	—	—	93	369	2,317

Net loss attributable to Intelsat S.A.	$(368,714)	$(191,889)	$(311,861)	$(886,306)	$(781,692)	$(505,452)

Consolidated Cash Flow Data
Net cash provided by operating activities	$448,556	$557,021	$19,619	$876,143	$873,656	$1,018,218
Net cash used in investing activities.	(3,304,607)	(540,988)	(24,701)	(409,897)	(947,095)	(954,614)
Net cash provided by (used in) financing activities	3,079,761	(173,602)	(22,304)	(1,504,431)	73,001	150,698

Other Data
EBITDA (2)	$1,075,794	$1,599,938	$(177,905)	$1,094,678	$1,391,870	$1,722,855
Ratio of earnings to fixed charges (3)	—	—	—	—	—	—
Capital expenditures	$152,086	$543,612	$24,701	$397,759	$943,133	$982,127

	Predecessor Entity		Successor Entity
	As of December 31,		As of December 31, 2008	As of December 31, 2009	As of December 31, 2010
	2006	2007
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$583,656	$426,569	$470,211	$477,571	$692,930
Satellites and other property and equipment, net	4,729,135	4,586,348	5,339,671	5,781,955	5,997,283
Total assets	12,401,408	12,053,332	17,657,332	17,342,935	17,592,367
Total debt	11,279,615	11,265,404	14,873,333	15,320,669	15,916,625
Shareholder’s equity (deficit)	(541,341)	(722,384)	504,347	(210,763)	(698,941)

(1)	The non-cash impairment charge in 2006 relates to the write-down of the IS-802 satellite to its fair value after a partial loss of the satellite. The non-cash impairment charge in 2008 includes $63.6 million for the write-down of the Galaxy 26 satellite to its estimated fair value after a partial loss of the satellite, as well as $326.8 million due to the impairment of our rights to operate at orbital locations. The non-cash impairment charge in 2009 relates to a further impairment of our rights to operate at orbital locations. The non-cash impairment charge in 2010 includes $104.1 million for the write-down of the Galaxy 15 satellite to its estimated fair value following an anomaly.

(2)

EBITDA consists of earnings before interest expense, net, gain (loss) on early extinguishment of debt, taxes and depreciation and amortization. EBITDA is a measure commonly used in the FSS sector, and we present EBITDA to enhance understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) attributable to Intelsat S.A., determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

Set forth below is a reconciliation of net loss to EBITDA.

	Predecessor Entity			Successor Entity
	Year Ended December 31,		January 1 to January 31, 2008	February 1 to December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
	2006	2007
	(in thousands)
Net loss attributable to Intelsat S.A.	$(368,714)	$(191,889)	$(311,861)	$(886,306)	$(781,692)	$(505,452)
Add:
Interest expense, net	724,141	954,607	80,275	1,295,458	1,362,823	1,379,019
Gain (loss) on early extinguishment of debt	—	(38,143)	—	576	4,697	(76,849)
Provision for income taxes	18,850	14,957	(10,476)	(109,561)	11,399	(26,378)
Depreciation and amortization	701,517	784,120	64,157	795,663	804,037	798,817

EBITDA	$1,075,794	$1,599,938	$(177,905)	$1,094,678	$1,391,870	$1,722,855

(3)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes, less capitalized interest, plus amortization of capitalized interest and fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest and the portion of operating rental expense that our management believes is representative of the interest component of rent expense. The ratio of earnings to fixed charges is not presented for the years ended December 31, 2006 and 2007, the periods January 1 to January 31, 2008, February 1 to December 31, 2008 or the years ended December 31, 2009 and 2010 as earnings were inadequate to cover fixed charges during those periods by $313.0 million, $201.0 million, $324.6 million, $1.0 billion, $837.6 million and $601.3 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our historical consolidated financial statements covers periods before and after the New Sponsors Acquisition Transactions. This discussion should be read together with the “Selected Historical Consolidated Financial Data” and our consolidated financial statements and their notes included elsewhere in this prospectus. Our consolidated financial statements are prepared in accordance with U.S. GAAP and, unless otherwise indicated, the other financial information contained in this prospectus has also been prepared in accordance with U.S. GAAP. See “Forward-Looking Statements” and “Risk Factors” for a discussion of factors that could cause our future financial condition and results of operations to be different from those discussed below. Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and all monetary amounts in this prospectus are presented in, U.S. dollars.

Overview

Intelsat operates the world’s largest FSS business, providing a critical layer in the global communications infrastructure. We provide our infrastructure services on a satellite fleet comprised of over 50 satellites covering 99% of the earth’s populated regions. Our satellite capacity is complemented by IntelsatONESM, our terrestrial network comprised of leased fiber optic cable and owned and operated teleports. We operate more satellite capacity in orbit, have more satellite capacity under contract, serve more commercial customers and deliver services in more countries than any other commercial satellite operator.

Recent Developments

The 2011 Reorganization and 2011 Secured Loan Refinancing

On January 12, 2011, certain of our subsidiaries completed a series of internal transactions and related steps that reorganized the ownership of our assets among our subsidiaries and effectively combined the legacy businesses of Intelsat Sub Holdco and Intelsat Corp in order to simplify our operations and enhance our ability to transact business in an efficient manner. Also on January 12, 2011, Intelsat Jackson entered into the Intelsat Jackson Secured Credit Agreement, and borrowed $3.25 billion under a term loan facility. Part of the net proceeds of the term loan, amounting to $2.4 billion, was contributed or loaned to Intelsat Corp, which used such funds to repay its existing indebtedness under Intelsat Corp’s senior secured facilities and to redeem Intelsat Corp’s 9 1/4% Senior Notes due 2016. Separately, Intelsat Corp also redeemed all of the 2014 Corp Notes and the 2028 Corp Notes. In addition, Intelsat Jackson contributed approximately $330.2 million of the net proceeds of the new term loan to Intelsat Sub Holdco to repay all existing indebtedness under Intelsat Sub Holdco’s senior secured credit facilities. In connection with the 2011 Secured Loan Refinancing, certain of our interest rate swaps were assigned by Intelsat Sub Holdco and Intelsat Corp to Intelsat Jackson, and are now secured by a first priority security interest in the collateral that also secures obligations under the Intelsat Jackson Secured Credit Agreement. Additionally, in connection with the 2011 Secured Loan Refinancing, we will recognize a loss on early extinguishment of debt in January 2011 of $87.9 million, which is driven by the difference between the carrying value of the Intelsat Corp and Intelsat Sub Holdco debt repaid and the total cash amount paid (including related fees), and a write-off of unamortized debt discounts and debt issuance costs.

Notes Redemptions

On March 18, 2011, Intelsat S.A. redeemed all of the $485,841,000 aggregate principal amount outstanding of its 2012 Intelsat S.A. Notes and Intelsat Sub Holdco redeemed $225,000,000 aggregate principal amount outstanding of its 2013 Sub Holdco Notes. On April 5, 2011, each of Intelsat Jackson, Intermediate Holdco and Intelsat Sub Holdco notified holders of the applicable Tender Offer Notes that it will redeem all of the remaining outstanding Tender Offer Notes on May 5, 2011. On April 8, 2011, Intermediate Holdco redeemed all of the $4,545,000 aggregate principal amount outstanding of 9 1/4% 2015 Intermediate Holdco Notes.

2011 Intelsat Jackson Notes Offering

On April 5, 2011, Intelsat Jackson completed an offering of $2.65 billion aggregate principal amount of senior notes, consisting of $1.5 billion aggregate principal amount of 7 1/4% Senior Notes due 2019 and $1.15 billion aggregate principal amount of 7 1/2% Senior Notes due 2021. Part of the net proceeds from the sale of the notes was contributed to Intermediate Holdco, which used such funds and cash on hand to finance the Intermediate Holdco Tender Offer and to pay related fees and expenses. In addition, part of the net proceeds from the sale of the notes was contributed to Intelsat Sub Holdco, which used such funds and cash on hand to finance the Intelsat Sub Holdco Tender Offers and to pay related fees and expenses. The remainder of the net proceeds from the sale of the notes was used by Intelsat Jackson to finance the Intelsat Jackson Tender Offers, and may be used for general corporate purposes, which could include the repayment, redemption, retirement or repurchase in the open market of other indebtedness of Intelsat S.A. or its subsidiaries.

2011 Tender Offers

On March 21, 2011:

•

Intelsat Jackson commenced the Intelsat Jackson Tender Offers to purchase for cash any and all of the $55,035,000 aggregate principal amount outstanding of its 9 1/4% 2016 Intelsat Jackson Notes and any and all of the $284,595,000 aggregate principal amount outstanding of its 11 1/2% 2016 Intelsat Jackson Notes;

•

Intermediate Holdco commenced the Intermediate Holdco Tender Offer to purchase for cash any and all of the $481,020,000 aggregate principal amount outstanding of its 9 1/2% 2015 Intermediate Holdco Notes; and

•

Intelsat Sub Holdco commenced the Intelsat Sub Holdco Tender Offers to purchase for cash any and all of the $625,346,000 aggregate principal amount outstanding of the 2013 Intelsat Sub Holdco Notes, after giving effect to the March 2011 Redemptions, any and all of the $681,012,000 aggregate principal amount outstanding of its 2015 Intelsat Sub Holdco Notes and any and all of the $400,000,000 aggregate principal amount outstanding of its 2015 Intelsat Sub Holdco Notes, Series B.

In connection with the Tender Offers, each offeror obtained the requisite consent of the applicable holders of each series of Tender Offer Notes to amend the indenture governing such series of Tender Offer Notes, among other things, to eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions contained in such indenture and, on April 1, 2011, entered into supplemental indentures implementing such amendments.

Each of Intelsat Jackson, Intermediate Holdco and Intelsat Sub Holdco has been advised by Global Bondholder Services Corporation, as the depositary for each of the Tender Offers, that as of the Expiration Time:

•

Intelsat Jackson had received tenders of $54,169,000 aggregate principal amount of the 9 1/4% 2016 Intelsat Jackson Notes and tenders of $281,875,000 aggregate principal amount of the 11 1/2% 2016 Intelsat Jackson Notes pursuant to the Intelsat Jackson Tender Offers;

•	Intermediate Holdco had received tenders of $322,849,000 aggregate principal amount of the 9 1/2% 2015 Intermediate Holdco Notes pursuant to the Intermediate Holdco Tender Offer; and

•

Intelsat Sub Holdco had received tenders of $375,815,000 aggregate principal amount of the 2013 Intelsat Sub Holdco Notes, tenders of $457,224,000 aggregate principal amount of the 2015 Intelsat Sub Holdco Notes and tenders of $315,368,000 aggregate principal amount of the 2015 Intelsat Sub Holdco Notes, Series B, in each case, pursuant to the Intelsat Sub Holdco Tender Offers.

Concurrently with the closing of the 2011 Intelsat Jackson Notes Offering, each of Intelsat Jackson, Intermediate Holdco and Intelsat Sub Holdco purchased the foregoing tendered Tender Offer Notes. Including accrued and unpaid interest:

•

Intelsat Jackson has paid $59,106,173 in total consideration with respect to the 9 1/4% 2016 Intelsat Jackson Notes and $313,915,418 in total consideration with respect to the 11 1/2% 2016 Intelsat Jackson Notes;

•	Intermediate Holdco has paid $339,333,311 in total consideration with respect to the 9 1/2% 2015 Intermediate Holdco Notes; and

•

Intelsat Sub Holdco has paid $383,853,265 in total consideration with respect to the 2013 Intelsat Sub Holdco Notes, $480,909,219 in total consideration with respect to the 2015 Intelsat Sub Holdco Notes and $331,704,763 in total consideration with respect to the 2015 Intelsat Sub Holdco Notes, Series B.

Each of the Tender Offers expired on April 15, 2011. Tender Offer Notes not tendered to the applicable offeror in connection with the Tender Offers will remain outstanding obligations until completion of the May 2011 Redemptions.

Impact of the New Sponsors Acquisition Transactions

On February 4, 2008, Serafina completed its acquisition of 100% of the equity ownership of Intelsat Holdings for total cash consideration of approximately $5.0 billion. The former shareholders of Intelsat Holdings (other than management) sold 100% of their equity interests in Intelsat Holdings. Upon closing, management contributed to Serafina Holdings the portion of their equity interests in Intelsat Holdings not purchased for cash by Serafina in exchange for equity interests in Serafina Holdings (which was renamed Intelsat Global, Ltd. on February 8, 2008).

In order to finance the New Sponsors Acquisition, Serafina borrowed $4.96 billion in aggregate principal amount of term loans under a $2.81 billion senior unsecured bridge loan credit agreement, dated as of February 4, 2008 (the “Senior Bridge Loan Credit Agreement”) and a $2.15 billion senior unsecured payment-in-kind election bridge loan credit agreement, dated as of February 4, 2008 (the “PIK Election Bridge Loan Credit Agreement” and, together with the Senior Bridge Loan Credit Agreement, the “Bridge Loan Credit Agreements”). See “—Liquidity and Capital Resources—Long-Term Debt—New Sponsors Acquisition Financing.”

Immediately following the New Sponsors Acquisition, Intelsat Bermuda transferred certain of its assets (including all of its direct and indirect ownership interests in our subsidiaries) and certain of its liabilities and obligations to a newly formed direct wholly-owned subsidiary, Intelsat Jackson, pursuant to an assignment and assumption agreement (the “Intelsat Bermuda Transfer”). Following the Intelsat Bermuda Transfer, Intelsat Jackson became the owner of substantially all of Intelsat Bermuda’s assets and the obligor with respect to substantially all of Intelsat Bermuda’s liabilities and obligations, and Intelsat Bermuda no longer had any rights or obligations with respect to such assets and liabilities. Immediately after the consummation of the Intelsat Bermuda Transfer, Serafina assigned certain of its assets and liabilities to Intelsat Bermuda (the “Serafina Assignment”), including Serafina’s rights and obligations under the Bridge Loan Credit Agreements and a Commitment Letter, dated as of June 19, 2007, among Serafina and certain banks, related to the financing of the New Sponsors Acquisition, as amended by the Commitment Letter Amendment, dated as of February 7, 2008 (the “Financing Commitment Letter”). In addition, Intelsat Sub Holdco and Intelsat Corp entered into amendments to their respective previously existing senior secured credit facilities, and Intelsat Corp entered into a joinder agreement to its previously existing credit agreement, to facilitate the New Sponsors Acquisition. In connection with the New Sponsors Acquisition, on February 7, 2008, Intelsat Jackson redeemed all $260.0 million of its outstanding Floating Rate Senior Notes due 2013 and all $600.0 million of its outstanding Floating Rate Senior Notes due 2015, and on March 6, 2008, Intelsat, Ltd. redeemed all $400.0 million of its outstanding 5¼% Senior Notes due 2008. The New Sponsors Acquisition and the transactions described above are collectively referred to as the New Sponsors Acquisition Transactions.

Immediately upon the closing of the New Sponsors Acquisition, the Intelsat Bermuda and Intelsat Sub Holdco monitoring fee agreements with the Former Sponsors (as defined below in “Business—Our History—The 2005 Acquisition Transactions”) were terminated. Intelsat Bermuda entered into a new monitoring fee agreement (the “2008 MFA”) with BC Partners Holdings Limited and Silver Lake Management Company III, L.L.C. (together, the “2008 MFA parties”), pursuant to which the 2008 MFA parties provide certain monitoring, advisory and consulting services to Intelsat Bermuda.

The New Sponsors Acquisition resulted in a change of control under the indentures governing certain of our outstanding series of notes and Intelsat Jackson’s Senior Unsecured Credit Agreement dated February 2, 2007, giving the holders of those notes and loans the right to require the respective issuers to repurchase such notes and the borrower to repay such loans at 101% of their principal amount, plus accrued interest to the date of repurchase or repayment. During the second and third quarters of 2008, the relevant entities completed each such change of control offer, financing the repurchases and repayment through backstop unsecured credit agreement borrowings under the Financing Commitment Letter or with proceeds from offerings of notes and a new unsecured term loan borrowing. See “—Liquidity and Capital Resources—Long-Term Debt—New Sponsors Acquisition Financing—Change of Control Offers” and “—Liquidity and Capital Resources— Long-Term Debt—New Sponsors Acquisition Financing—2008 Debt Transactions.”

In addition, all outstanding restricted performance shares under the Intelsat Holdings, Ltd. 2005 Share Incentive Plan (the “2005 Share Plan”) vested upon consummation of the New Sponsors Acquisition. Vesting in share-based compensation arrangements (“SCAs”) issued under the 2005 Share Plan doubled if the awardee was still employed on February 4, 2008. The vested SCAs were cancelled in return for cash in an amount equal to the excess of approximately $400 (the per share price of the transaction) over the exercise price of each share covered. Vested restricted shares (including time and performance vesting shares) were purchased at approximately $400 per share. In connection with the New Sponsors Acquisition, each unvested restricted share of Intelsat Holdings was exchanged for approximately four unvested restricted shares of Intelsat Global (“exchange shares”) and the exchange shares continued to be classified as a liability of Intelsat Global due to certain repurchase features in the 2005 Share Plan. In addition, the original vesting periods associated with the unvested Intelsat Holdings restricted shares continued. In May 2009, the board of directors of Intelsat Global adopted an amended and restated Intelsat Global, Ltd. 2008 Share Incentive Plan (the “2008 Share Plan”), and Intelsat Global entered into new restricted share agreements with respect to the exchange shares. As a result, as of December 31, 2010, these exchange share grants were no longer subject to certain repurchase features and were instead deemed to be granted in accordance with the guidance provided in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC” or the “Codification”) Topic 718, Compensation—Stock Compensation (“FASB ASC 718”).

In connection with the completion of the New Sponsors Acquisition Transactions, we recorded $313.1 million of transaction costs in our consolidated statement of operations during the predecessor period January 1, 2008 to January 31, 2008. These costs included $197.2 million of costs associated with the repurchase or cancellation of restricted shares and SCAs of Intelsat Holdings, an advisory service fee of $60.0 million paid to the 2008 MFA parties, and $55.3 million in professional fees.

The New Sponsors Acquisition was accounted for by Intelsat Holdings under the purchase method of accounting in accordance with FASB ASC Topic 805, Business Combinations (“FASB ASC 805”). As a result, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. In accordance with Topic 5J of the codified SEC Staff Accounting Bulletins, the purchase accounting adjustments have been “pushed down” and recorded in our consolidated financial statements, which resulted in a new basis of accounting for the “successor period” beginning after the consummation of the New Sponsors Acquisition. Determining fair values required us to make significant estimates and assumptions. In order to develop estimates of fair values, we considered the following generally accepted valuation approaches: the cost approach, the income approach and the market approach. Our estimates included assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology royalty rates and technology life cycles, the regulatory and legal environment, and industry and economic trends. While we believe that the estimates and assumptions underlying the valuation methodologies were reasonable, different assumptions could have resulted in different market values. The purchase price allocation was finalized during the year ended December 31, 2008.

Revenue

Revenue Overview

We earn revenue primarily by providing services over satellite transponder capacity to our customers. Our customers generally obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. The master customer agreements and related service orders under which we sell services specify, among other things, the amount of satellite capacity to be provided, whether service will be non-preemptible or preemptible and the service term. Most services are full time in nature, with service terms ranging from one year to as long as 15 years. Occasional use services used for video applications can be for much shorter periods, including increments of one hour. Our master customer service agreements offer different service types, including transponder services, managed services, and channel, which are all services that are provided on, or used to provide access to, our global network. We refer to these services as on-network services. Our customer agreements also cover services that we procure from third parties, and resell which we refer to as off-network services. These services can include other satellite-based transmission services sourced from other operators, often in frequencies not available on our network. The following table describes our primary service types:

Service Type	Description
On-Network Revenues:
Transponder Services	• Commitments by customers to receive service via, or to utilize capacity on particular designated transponders according to specified technical and commercial terms.

Managed Services

•     Hybrid services based upon IntelsatONESM, which combine satellite capacity, teleport facilities, satellite communications hardware and fiber optic cable and other ground facilities to provide managed and monitored broadband, Internet, video and private network services to customers.

Channel

•     Commitments by customers to purchase an overall amount or level of service, without committing to particular designated transponders for specified terms within the commitment period. Services are offered “off the shelf,” so technical terms are not specially tailored to a given customer. Channel is not considered a core service offering due to changing market requirements and the proliferation of fiber alternatives for point-to-point customer applications.

Off-Network and Other Revenues:

Transponder Mobile Satellite Services and Other

•     Voice, data and video services provided by third-party commercial satellite operators for which the desired frequency type or geographic coverage is not available on our network. These services include mobile satellite services (“MSS”), for which our Intelsat General business is a reseller.

Satellite-related Services

•     Services include a number of satellite-related consulting and technical services that involve the lifecycle of satellite operations and related infrastructure, from satellite and launch vehicle procurement through TT&C services and related equipment sales.

We market our services on a global basis, with almost every populated region of the world contributing to our revenue. The diversity of our revenue allows us to benefit from changing market conditions and lowers our risk from revenue fluctuations in our service applications and geographic regions.

Trends Impacting Our Revenue

Our revenue at any given time is partially dependent on the supply of communications capacity available in a geographic region, including capacity from other satellite providers and from competing technologies such as fiber optic cable networks, as well as the level of demand for that capacity. See “Business—The FSS Sector” for a discussion of the global trends creating demand for our services. In recent years, we have generated new revenue from a number of sources, including on our global network, from growth in demand for transponder services for network services applications such as network extensions for cellular phone operators and satellite-based private data networks and managed services for Internet backbone access and corporate broadband networks. We have also experienced growth in demand for transponder services for use in video applications such as HDTV services and DTH television services. New transponder services and managed services revenue has also been generated from demand for government applications, such as support for military operations. Growth in demand for MSS, generally from demand from customers of our Intelsat General business for spectrum or regional coverage unavailable on our network, has also resulted in new revenue. Although margins for these MSS are typically substantially lower than for services provided on our network, our MSS are low risk in nature, with the terms and conditions of the procured capacity typically matched to contractual commitments from our customers.

See “Business—Our Customer Sets” for a discussion of our customers’ uses of our services and see “Business—Our Strategy” for a discussion of our strategies with respect to marketing to our various customer sets.

Customer Applications

Our transponder services, managed services, MSS and channel are used by our customers for three primary customer applications: network service applications, media applications and government applications.

Pricing

We believe that the flexibility that we have to help our customers optimize their services and in pricing services for new capacity in certain regions has positively affected our revenue. Although the pricing of our services is generally fixed for the duration of existing service commitments, new and renewing service commitments are priced competitively to reflect regional demand and other factors, subject to the contractual restrictions noted in the paragraph below. We believe that this flexibility in pricing our services will continue to positively affect our revenue from certain geographic regions. Over the last three years, we experienced improving pricing trends in most of the regions we serve.

We are subject to contractual restrictions that constrain our ability to price services according to market rates in some limited circumstances. These contractual restrictions include the lifeline connectivity obligation (“LCO”) protection provisions described in “Business—Certain Customer Service Agreements.”

Operating Expenses

Direct Costs of Revenue (Exclusive of Depreciation and Amortization)

Direct costs of revenue relate to costs associated with the operation and control of our satellites, our communications network and engineering support and consist principally of salaries and related employment costs, in-orbit insurance, earth station operating costs and facilities costs. Our direct costs of revenue fluctuate based on the number and type of services offered and under development. Direct costs of revenue have increased due to our expanded sales of MSS to customers of our Intelsat General business and due to launch vehicle costs related to satellite-related services. We expect our direct costs of revenue to increase as we add customers and expand our managed services and MSS.

Selling, General and Administrative Expenses

Selling, general and administrative expenses relate to costs associated with our sales and marketing staff and our administrative staff, which includes legal, finance and human resources. Staff expenses consist primarily of salaries and related employment costs including stock compensation, travel costs and office occupancy costs. Selling, general and administrative expenses also include building maintenance and rent expenses and the provision for uncollectible accounts. Selling, general and administrative expenses also include fees for professional services and fees payable to the New Sponsors and related parties in support of the New Sponsors Acquisition Transactions and other strategic activities, which have been significant in recent periods. Selling, general and administrative expenses fluctuate with the number of customers served and the number and types of services offered.

Depreciation and Amortization

Our capital assets consist primarily of our satellites and associated ground network infrastructure. Included in capitalized satellite costs are the costs for satellite construction, satellite launch services, insurance premiums for satellite launch and the in-orbit testing period, the net present value of deferred satellite performance incentives payable to satellite manufacturers, and capitalized interest incurred during the satellite construction period.

Capital assets are depreciated or amortized on a straight-line basis over their estimated useful lives. The remaining depreciable lives of our satellites ranged from less than one year to 17 years as of December 31, 2010. As a result of the New Sponsors Acquisition Transactions, our depreciation and amortization costs increased, primarily due to increases in fair values of satellites and intangible assets as a result of purchase accounting.

Impairment Charges

During the first quarter of 2009, the credit markets experienced difficulties, with new debt issuances being priced at significantly higher effective interest rates as compared to the pricing of debt issuances completed in prior periods. The higher effective interest rates reflected, in our view, higher discounts being applied in the valuation of companies generally, and were therefore considered by us to be an indicator of potential impairment to the fair value of our right to operate at orbital locations. The higher interest rates resulted in an increase to our weighted average cost of capital, and led to our recognizing a non-cash impairment charge of $499.1 million in the first quarter of 2009. During the first quarter of 2010, we recorded a non-cash impairment charge of $6.5 million for the impairment of our IS-4 satellite, which was deemed unrecoverable. We also recorded a non-cash impairment charge of $104.1 million for the impairment of our Galaxy 15 satellite after an anomaly occurred in April 2010 resulting in our inability to command the satellite. When the Galaxy 15 anomaly occurred there was substantial uncertainty as to our ability to recover use of the satellite and, accordingly, we recognized an impairment during the second quarter of 2010. On December 23, 2010, our Galaxy 15 satellite was recovered and extensive in-orbit testing was subsequently completed to determine its functionality. In February 2011, Galaxy 15 initiated a drift to 133.1°W and returned to service, initially as an in-orbit spare. We do not currently anticipate any future impairment charges on the Galaxy 15 satellite. See “—Critical Accounting Policies—Asset Impairment Assessments.”

Backlog

We benefit from strong visibility of our future revenues. Our backlog, which is our expected future revenue under all our customer contracts, but includes only our pro rata share of backlog of our joint venture investments, was approximately $9.8 billion as of December 31, 2010. As of December 31, 2010, the weighted average remaining customer contract life was approximately 4.75 years. We currently expect to deliver services associated with approximately $2.1 billion, or approximately 21%, of our December 31, 2010 backlog during the year ending December 31, 2011. Based on our backlog at December 31, 2010, we expect to recognize at least $96.3 million in channel applications revenue over the next twelve months. The amount included in backlog represents the full service charge for the duration of the contract and does not include termination fees. As of December 31, 2010, 95% of our total backlog related to contracts that either were non-cancellable or had substantial termination fees. In certain cases of breach for non-payment or customer bankruptcy, we may not be able to recover the full value of certain contracts or termination fees. Our expected future revenue under our backlog as of December 31, 2010 was as follows (in millions):

Period
2011	$2,110.9
2012	1,557.8
2013	1,314.6
2014	1,002.7
2015	773.7
2016 and thereafter	3,069.5

Total	$9,829.2

Our backlog by service type as of December 31, 2010 was as follows (in millions, except percentages):

Service Type	Amount	Percent
Transponder services	$8,486.1	87%
Managed services	480.3	5
Mobile satellite services and other	536.9	5
Channel	325.9	3

Total	$9,829.2	100%

We believe this backlog and the resulting predictable cash flows in the FSS sector reduce the volatility of our net cash provided by operating activities more than would be typical for a company outside our industry.

Results of Operations

Years Ended December 31, 2009 and 2010

The following table sets forth our comparative statements of operations for the periods shown with the increase (decrease) and percentage changes, except those deemed not meaningful (“NM”), between the periods presented (in thousands, except percentages):

	Year Ended December 31, 2009	Year Ended December 31, 2010	Increase (Decrease)	Percentage Change
Revenue	$2,513,039	$2,544,652	$31,613	1%
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	401,826	413,400	11,574	3
Selling, general and administrative	259,944	220,207	(39,737)	(15)
Depreciation and amortization	804,037	798,817	(5,220)	(1)
Impairment of asset value	499,100	110,625	(388,475)	(78)
Losses on derivative financial instruments	2,681	89,509	86,828	NM

Total operating expenses	1,967,588	1,632,558	(335,030)	(17)

Income from operations	545,451	912,094	366,643	67
Interest expense, net	1,362,823	1,379,019	16,196	1
Gain (loss) on early extinguishment of debt	4,697	(76,849)	(81,546)	NM
Other income, net	42,013	9,627	(32,386)	(77)

Loss before income taxes	(770,662)	(534,147)	236,515	(31)
Provision for (benefit from) income taxes	11,399	(26,378)	(37,777)	NM

Net loss	(782,061)	(507,769)	274,292	(35)%
Net loss attributable to noncontrolling interest	369	2,317	1,948	NM

Net loss attributable to Intelsat S.A.	$(781,692)	$(505,452)	$276,240	(35)%

Revenue

The following table sets forth our comparative revenue by service type, with Off-Network and Other Revenues shown separately from On-Network Revenues, for the periods shown (in thousands, except percentages):

	Year Ended December 31, 2009	Year Ended December 31, 2010	Increase (Decrease)	Percentage Change
On-Network Revenues
Transponder services	$1,795,477	$1,839,047	$43,570	2%
Managed services	338,607	321,863	(16,744)	(5)
Channel	133,660	119,924	(13,736)	(10)

Total on-network revenues	2,267,744	2,280,834	13,090	1
Off-Network and Other Revenues
Transponder, MSS and other off-network services	160,660	221,663	61,003	38
Satellite-related services	84,635	42,155	(42,480)	(50)

Total off-network and other revenues	245,295	263,818	18,523	8

Total	$2,513,039	$2,544,652	$31,613	1%

Total revenue for the year ended December 31, 2010 increased by $31.6 million, or 1%, as compared to the year ended December 31, 2009. Netted within this increase was a decline in satellite-related services revenues as a result of launch vehicle resales that occurred during the year ended December 31, 2009, with no similar resales during the year ended December 31, 2010. Excluding the launch vehicle resales of $44.2 million, total revenue for the year ended December 31, 2010 would have increased by 3% as compared to the year ended December 31, 2009. By service type, our revenues increased or decreased due to the following:

On-Network Revenues:

•

Transponder services—an aggregate increase of $43.6 million. This resulted from a $43.8 million increase from network services customers, primarily in the Latin America and Caribbean and the Africa and Middle East regions, the impact of the migration of one customer from managed services to transponder services, a $16.7 million increase from increased capacity sold by our Intelsat General business and a $7.4 million increase from media customers primarily in Latin America. These increases of $67.9 million in the aggregate were partially offset by an aggregate decrease of $24.3 million in revenues related to the IS-4 satellite anomaly, which primarily affected revenue from customers in the Europe and the Africa and Middle East regions, and the Galaxy 15 satellite anomaly, which mostly affected revenue from customers in the North America region.

•

Managed services—an aggregate decrease of $16.7 million, primarily due to a $12.8 million decline in revenues largely related to the migration of a network services customer from managed services to transponder services and a decline in services sold by our Intelsat General business. These decreases were partially offset by an increase in occasional video services sold to media customers in the Latin America and Caribbean region, mostly associated with a global soccer tournament.

•	Channel—an aggregate decrease of $13.7 million related to a continued decline from the migration of point-to-point satellite traffic to fiber optic cables, a trend which we expect will continue.

Off-Network and Other Revenues:

•

Transponder, MSS and other off-network services—an aggregate increase of $61.0 million, due primarily to a $42.6 million increase in revenues from transponder services associated with an increase in volume and a $11.9 million increase in MSS revenues from usage-based mobile services, both of which were sold by our Intelsat General business.

•

Satellite-related services—an aggregate decrease of $42.5 million, resulting primarily from $44.2 million in launch vehicle resale revenues recorded during the year ended December 31, 2009, with no similar resales occurring during the year ended December 31, 2010.

Operating Expenses

Direct Costs of Revenue (Exclusive of Depreciation and Amortization)

Direct costs of revenue increased by $11.6 million, or 3%, to $413.4 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009. The increase was primarily due to the following:

•	an increase of $45.8 million in direct cost of sales primarily due to an increase of FSS and MSS sold to customers of our Intelsat General business; and

•	an increase of $5.4 million in satellite insurance expenses primarily due to the timing of satellites launched and the related amortization of prepaid satellite insurance; partially offset by

•	a decrease of $35.3 million in launch vehicle resale costs in 2010 due to the fact that we did not resell any launch vehicles in 2010; and

•	a decrease of $3.9 million in staff expenses in 2010 primarily related to higher compensation costs in 2009 due to new equity awards and revisions to the terms of existing equity awards in 2009.

Selling, General and Administrative

Selling, general and administrative expenses decreased by $39.7 million, or 15%, to $220.2 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009. The decrease in 2010 was primarily due to $37.1 million in higher compensation costs in 2009 due to new equity awards and revisions to the terms of existing equity awards in 2009.

Depreciation and Amortization

Depreciation and amortization expense decreased by $5.2 million, or 1%, to $798.8 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009. This decrease was primarily due to:

•

a net decrease of $47.4 million in depreciation expense due to the timing of certain satellites, ground and other assets becoming fully depreciated, the impairment of the IS-14 and Galaxy 15 satellites in 2010 and changes in estimated remaining useful lives of certain satellites; and

•	a decrease of $15.4 million in amortization expense in 2010 primarily due to changes in the expected pattern of consumption; partially offset by

•	an increase of $57.6 million in depreciation expense resulting from the impact of satellites placed into service during the second half of 2009 and the first quarter of 2010.

Impairment of Asset Value

Impairment of asset value was $110.6 million for the year ended December 31, 2010 as compared to $499.1 million for the year ended December 31, 2009. The charges incurred during the year ended December 31, 2010 included a $104.1 million non-cash impairment charge for the impairment of our Galaxy 15 satellite after an anomaly occurred in April 2010 resulting in our inability to command the satellite, as well as a $6.5 million non-cash impairment charge for the impairment of our IS-4 satellite, which was deemed unrecoverable after an anomaly occurred in February 2010.

Losses on Derivative Financial Instruments

Losses on derivative financial instruments were $89.5 million for the year ended December 31, 2010 as compared to $2.7 million for the year ended December 31, 2009. For the year ended December 31, 2010, the loss on derivative financial instruments related to a $99.8 million loss on our interest rate swaps primarily due to the change in fair value, partially offset by a $10.3 million gain on our put option embedded derivative related to the 2015 Intelsat Sub Holdco Notes, Series B.

Interest Expense, Net

Interest expense, net consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income earned. As of December 31, 2010, we also held interest rate swaps with an aggregate notional amount of $2.3 billion to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities. The swaps have not been designated as hedges for accounting purposes. Interest expense, net increased by $16.2 million, or 1%, to $1.38 billion for the year ended December 31, 2010, as compared to $1.36 billion for the year ended December 31, 2009. The increase in interest expense, net was principally due to the following:

•

a net increase of $25.7 million in interest expense associated with interest paid-in-kind that was accreted into the principal of Intelsat Luxembourg’s 11 1/2% /12 1/2% Senior PIK Election Notes due 2017 (the “2017 PIK Notes”) and the October 2009 issuance of Intelsat Jackson’s 8 1/2% Senior Notes due 2019, the proceeds of which were primarily used to purchase and cancel $400 million of the 2017 PIK Notes;

•	an increase of $13.0 million in interest expense associated with the 2009 financing activities of Intelsat Sub Holdco and the 2010 Intelsat S.A. consent solicitation; and

•

a net increase of $7.7 million in interest expense associated with the September 2010 issuance of Intelsat Jackson’s 7 1/4% Notes due October 2020, the proceeds of which were transferred to Intelsat Corp to repurchase $546.3 million of its outstanding 2014 Corp Notes for $571.7 million and $124.9 million of its outstanding 2028 Corp Notes for $151.7 million, pursuant to cash tender offers (the “2010 Tender Offers”), together with increased indebtedness under the New Dawn credit facilities; partially offset by

•	a decrease of $20.5 million from higher capitalized interest due to an increase in capitalized satellite related costs; and

•	a decrease of $12.4 million in interest expense due to lower interest rates on our variable rate debt in 2010 as compared to 2009.

Non-cash items in interest expense, net included $244.9 million of payment-in-kind (“PIK”) interest expense and $97.2 million primarily associated with the amortization of deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums.

Gain (Loss) on Early Extinguishment of Debt

Loss on early extinguishment of debt was $76.8 million for the year ended December 31, 2010 as compared to a gain of $4.7 million for the year ended December 31, 2009. The 2010 loss was recognized in connection with Intelsat Corp’s 2010 repurchases of $546.3 million of its outstanding 2014 Corp Notes for $565.4 million (excluding accrued and unpaid interest of $6.3 million) and $124.9 million of its outstanding 2028 Corp Notes for $149.9 million (excluding accrued and unpaid interest of $1.8 million) pursuant to the 2010 Tender Offers, and Intelsat Sub HoldCo’s 2010 repurchase of $33.0 million of its outstanding 8 1/2% Senior Notes due 2013 ( the “2013 Sub Holdco Notes”) for $33.5 million (excluding accrued and unpaid interest of $0.6 million) pursuant to an open market purchase transaction. The loss of $76.8 million was primarily driven by a $47.4 million difference between the carrying value of the Intelsat Corp and Intelsat Sub Holdco notes repurchased and the total cash amount paid (including related fees), and a write-off of $29.4 million of unamortized debt discounts and debt issuance costs.

Other Income, Net

Other income, net was $9.6 million for the year ended December 31, 2010 as compared to $42.0 million for the year ended December 31, 2009. The decrease of $32.4 million was due to a $27.3 million gain from the sale of our equity ownership in WildBlue Communications, Inc. (“WildBlue”) in the fourth quarter of 2009, as compared to a $1.3 million gain on the sale of our Viasat common stock received as consideration in the sale of our WildBlue interest during the first quarter of 2010, and a net $6.7 million decrease in exchange rate gains, primarily due to the U.S. dollar weakening against the Brazilian real, which impacts our service contracts with our Brazilian customers.

Provision for (Benefit from) Income Taxes

Our benefit from income taxes increased by $37.8 million to $26.4 million for the year ended December 31, 2010 as compared to a provision of $11.4 million for the year ended December 31, 2009. The increase in benefit was principally due to a reduction in the balance of unrecognized tax benefits and pre-tax losses incurred in certain taxable jurisdictions, primarily related to the loss on early extinguishment of debt and satellite impairment charges in the United States during 2010, partially offset by higher impairment charges in 2009.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, was enacted in March 2010. Included in the new legislation is a provision that affects the tax treatment of Medicare Part D subsidy payments. With the change in law, the subsidy will still not be taxed, but an equal amount of expenditures by the plan sponsor will not be deductible. Therefore, the expected future tax deduction will be reduced by an amount equal to the subsidy, and any previously recognized deferred tax asset must be reversed. In accordance with FASB ASC Topic 740, Income Taxes, the expense associated with adjusting this deferred tax asset is recognized as tax expense in continuing operations in the period the change in tax law is enacted. We recorded an increase of $2.9 million to tax expense related to the change in law during 2010.

Years Ended December 31, 2008 and 2009

As a result of the consummation of the New Sponsors Acquisition, the financial results for the combined year ended December 31, 2008 have been separately presented for the “predecessor entity” for the period January 1, 2008 to January 31, 2008 and for the “successor entity” for the period February 1, 2008 to December 31, 2008. As such, the reported results of operations for the combined year ended December 31, 2008 are not necessarily comparable to the year ended December 31, 2009, primarily due to interest expense resulting from the acquisition financing and depreciation and amortization costs principally due to the fair value adjustments to long-lived assets in connection with the New Sponsors Acquisition. The historical results are not necessarily indicative of results to be expected for any future period.

For comparative purposes, we combined the periods from January 1, 2008 to January 31, 2008 and February 1, 2008 to December 31, 2008 in our discussion below, as we believe this combination is useful to provide the reader a year-over-year comparison for purposes of understanding our “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We believe this combination of results for the predecessor entity and successor entity periods facilitates an investor’s understanding of our results of operations for the year ended December 31, 2009 compared to the combined year ended December 31, 2008. However, this combination is not a measure in accordance with U.S. GAAP and should not be used in isolation or substituted for the separate predecessor entity and successor entity results.

	Predecessor Entity	Successor Entity	Combined
	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2008
	(in thousands)
Revenue	$190,261	$2,174,640	$2,364,901
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	25,683	337,466	363,149
Selling, general and administrative	18,485	182,957	201,442
Depreciation and amortization	64,157	795,663	859,820
Transaction costs	313,102	1,926	315,028
Impairment of asset value	—	390,444	390,444
Losses on derivative financial instruments	11,431	155,305	166,736

Total operating expenses	432,858	1,863,761	2,296,619

Income (loss) from operations	(242,597)	310,879	68,282
Interest expense, net	80,275	1,295,458	1,375,733
Gain on early extinguishment of debt	—	576	576
Other income (expense), net	535	(11,957)	(11,422)

Loss before income taxes	(322,337)	(995,960)	(1,318,297)
Benefit from income taxes	(10,476)	(109,561)	(120,037)

Net loss	(311,861)	(886,399)	(1,198,260)
Net loss attributable to noncontrolling interest	—	93	93

Net loss attributable to Intelsat S.A.	$(311,861)	$(886,306)	$(1,198,167)

The following table sets forth our comparative statements of operations for the periods shown with the increase (decrease) and percentage changes, except those deemed NM, between the periods presented (in thousands, except percentages):

			Year Ended December 31, 2009 Compared to Combined Year Ended December 31, 2008
	Combined
	Year Ended December 31, 2008	Year Ended December 31, 2009	Increase (Decrease)	Percentage Change
Revenue	$2,364,901	$2,513,039	$148,138	6%
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	363,149	401,826	38,677	11
Selling, general and administrative	201,442	259,944	58,502	29
Depreciation and amortization	859,820	804,037	(55,783)	(6)
Transaction costs	315,028	—	(315,028)	NM
Impairment of asset value	390,444	499,100	108,656	28
(Gains) losses on derivative financial instruments	166,736	2,681	(164,055)	(98)

Total operating expenses	2,296,619	1,967,588	(329,031)	(14)

Income from operations	68,282	545,451	477,169	NM
Interest expense, net	1,375,733	1,362,823	(12,910)	(1)
Gain on early extinguishment of debt	576	4,697	4,121	NM
Other income (expense), net	(11,422)	42,013	53,435	NM

Loss before income taxes	(1,318,297)	(770,662)	547,635	(42)
Provision for (benefit from) income taxes	(120,037)	11,399	131,436	NM

Net loss	(1,198,260)	(782,061)	416,199	(35)%
Net loss attributable to noncontrolling interest	93	369	276	NM

Net loss attributable to Intelsat S.A.	$(1,198,167)	$(781,692)	$416,475	(35)%

Revenue

The following table sets forth our comparative revenue by service type with Off-Network and Other Revenues shown separate from On-Network Revenues for the periods shown (in thousands, except percentages):

	Predecessor Entity	Successor Entity	Combined	Successor Entity
	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2008	Year Ended December 31, 2009	Increase (Decrease)	Percentage Change
On-Network Revenues
Transponder services	$140,756	$1,570,433	$1,711,189	$1,795,477	$84,288	5%
Managed services	24,392	294,385	318,777	338,607	19,830	6
Channel	12,525	132,168	144,693	133,660	(11,033)	(8)

Total on-network revenues	177,673	1,996,986	2,174,659	2,267,744	93,085	4
Off-Network and Other Revenues
Transponder, MSS and other off-network services	9,417	131,526	140,943	160,660	19,717	14
Satellite-related services	3,171	46,128	49,299	84,635	35,336	72

Total off-network and other revenues	12,588	177,654	190,242	245,295	55,053	29

Total	$190,261	$2,174,640	$2,364,901	$2,513,039	$148,138	6%

Total revenue for the year ended December 31, 2009 increased by $148.1 million, or 6%, as compared to the combined year ended December 31, 2008. Included in the year ended December 31, 2009 was revenue of $44.2 million earned from the resale of launch vehicles and related services, a business which we do not currently intend to pursue in the future. By service type, our revenue increased or decreased due to the following:

On-Network Revenues:

•

Transponder services—an aggregate increase of $84.3 million, primarily due to a net increase of $108.3 million in revenue from network services customers, resulting from strong renewals and new business primarily in the Latin America and Caribbean, the Europe and the Africa and Middle East regions, as well as growth in services sold by our Intelsat General business, resulting from new business, service expansions and strong renewals primarily in the North America region, a portion of which was related to capacity resold from third parties. These increases were partially offset by a $24.0 million decline in revenue from media customers primarily due to the conclusion of two contracts in 2008, one in the Africa and Middle East region and one in the North America region, as well as a decline in the Latin America and Caribbean regions.

•

Managed services—an aggregate increase of $19.8 million, primarily due to an increase in revenue from network services customers, resulting from new business and service expansions in trunking and private line solutions primarily in the Africa and Middle East region and an increase in managed network solutions sold by our Intelsat General business.

•

Channel—an aggregate decrease of $11.0 million related to continued declines from the migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes and the optimization of customer networks, a trend which we expect will continue.

Off-Network and Other Revenues:

•

Transponder, MSS and other off-network services—an aggregate increase of $19.7 million, primarily due to an $18.7 million increase in revenues from transponder services and a $2.8 million increase in MSS revenues from usage-based mobile services, both of which were related to customers of our Intelsat General business.

•

Satellite-related services—an aggregate increase of $35.3 million, resulting primarily from $44.2 million in launch vehicle resale revenues recorded during the year ended December 31, 2009, with no similar resales occurring during the year ended December 31, 2008.

Operating Expenses

Direct Costs of Revenue (Exclusive of Depreciation and Amortization)

Direct costs of revenue increased by $38.7 million, or 11%, to $401.8 million for the year ended December 31, 2009 as compared to the combined year ended December 31, 2008. The increase was primarily due to the following:

•	an increase of $19.1 million primarily for mobile satellite services sold to customers of our Intelsat General business;

•	an increase of $8.6 million related to launch vehicle resale costs incurred by our satellite related services business;

•	an increase of $3.9 million in staff expenses primarily related to the adoption of the 2008 Share Plan and equity grants to employees during 2009; and

•	an increase of $3.2 million related to earth station operations.

Selling, General and Administrative

Selling, general and administrative expenses increased by $58.5 million, or 29%, to $259.9 million for the year ended December 31, 2009 as compared to the combined year ended December 31, 2008. The increase was primarily due to an increase of $54.8 million in costs related to the adoption of the 2008 Share Plan and equity grants to employees during 2009.

Depreciation and Amortization

Depreciation and amortization expense decreased by $55.8 million, or 6%, to $804.0 million for the year ended December 31, 2009 as compared to the combined year ended December 31, 2008. This decrease was primarily due to:

•

a net decrease of $60.4 million in depreciation expense due to certain satellites, ground and other assets becoming fully depreciated, the impairment of Galaxy 26 in 2008 and changes in estimated remaining useful lives of certain satellites; and

•	a decrease of $18.3 million in amortization expense primarily due to changes in the expected pattern of consumption of amortizable intangible assets; partially offset by

•	an increase of $26.5 million in depreciation expense resulting from the impact of satellites placed into service during the second half of 2008 and the third quarter of 2009; and

•	an increase of $2.5 million in depreciation expense attributable to the write-up of our depreciable assets to fair value upon the closing of the New Sponsors Acquisition.

Impairment of Asset Value

Impairment of asset value was $499.1 million for the year ended December 31, 2009 as compared to $390.4 million for the combined year ended December 31, 2008. The charge incurred during the year ended December 31, 2009 was the result of higher effective interest rates on our new debt issuances which, in our view, reflected higher discounts being applied in the valuation of companies generally, and were therefore considered by us to be an indicator of potential impairment to the carrying value of our right to operate at orbital locations. The higher interest rate resulted in an increase to our weighted average cost of capital, and led to our recognizing a non-cash impairment charge of $499.1 million in the first quarter of 2009.

Transaction Costs

Transaction costs of $315.0 million were incurred during the combined year ended December 31, 2008 upon consummation of the New Sponsors Acquisition, with no similar costs incurred during the year ended December 31, 2009.

Losses on Derivative Financial Instruments

Losses on derivative financial instruments were $2.7 million for the year ended December 31, 2009 as compared to $166.7 million for the combined year ended December 31, 2008. The losses on our derivative financial instruments related to our interest rate swaps.

Interest Expense, Net

Interest expense, net consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income earned. We also held interest rate swaps with an aggregate notional amount of $3.3 billion to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities. The swaps have not been designated as hedges for accounting purposes. Interest expense, net decreased by $12.9 million, or 1%, to $1.36 billion for the year ended December 31, 2009, as compared to $1.38 billion for the combined year ended December 31, 2008. The decrease in interest expense was principally due to the following:

•	a decrease of $96.3 million due to lower interest rates on our variable rate debt in 2009 as compared to 2008; and

•	an increase of $13.1 million in capitalized interest expense; partially offset by

•

an increase of approximately $68.5 million due to a higher principal amount outstanding of the 2017 PIK Notes, partially offset by a decrease in interest expense resulting from the purchase of a portion of the 2017 PIK Notes with proceeds from the 2009 Jackson Notes Offering (as defined below in “—Liquidity and Capital Resources—Long-Term Debt—Long-Term Debt Changes in 2009”);

•

an increase of approximately $15.3 million due to the incurrence or assumption of approximately $3.7 billion of net additional indebtedness and the refinancing of portions of our debt at higher interest rates in connection with the New Sponsors Acquisition;

•

an increase of $5.4 million due to a higher principal amount of debt and higher interest rates resulting from the repurchase or repayment of certain notes or loans in connection with our change of control offers that were completed in the second and third quarters of 2008; and

•	an increase of $4.8 million related to the additional indebtedness incurred in connection with the offering of the 2015 Sub Holdco Notes, Series B.

The non-cash portion of total interest expense, net was $423.4 million for the year ended December 31, 2009 and included $298 million of PIK interest expense.

Gain on Early Extinguishment of Debt

Gain on early extinguishment of debt was $4.7 million for the year ended December 31, 2009 as compared to $0.6 million for the combined year ended December 31, 2008. The increase of $4.1 million was primarily related to a $19.7 million gain on early extinguishment of debt due to the paydown of $400.0 million face amount of the 2017 PIK Notes in October 2009. This was partially offset by a $15.0 million loss on early extinguishment of debt recognized in connection with Intelsat Sub Holdco’s purchase of $114.2 million of Intelsat, Ltd.’s outstanding 7 5/8% Senior Notes due 2012 for $93.3 million and $346.5 million of Intelsat, Ltd.’s outstanding 6½% Senior Notes due 2013 for $254.6 million pursuant to a tender offer (see “—Liquidity and Capital Resources—Long-Term Debt—2009 Debt Transactions”). The loss was primarily driven by the difference between the carrying value of the notes purchased and the cash paid for the purchase, as a result of the higher unamortized discount recorded in connection with the New Sponsors Acquisition, when our pre-acquisition long-term debt was adjusted to fair value as of the effective date of the transaction.

Other Income (Expense), Net

Other income, net was $42.0 million for the year ended December 31, 2009 as compared to $11.4 million other expense, net for the combined year ended December 31, 2008. The increase of $53.4 million was primarily related to equity method and impairment losses of $17.6 million recorded during the year ended December 31, 2008, a $27.3 million gain from the sale of our equity ownership in WildBlue in the fourth quarter of 2009, and a net $13.9 million increase in exchange rate gains, primarily due to the U.S. dollar strengthening against the Brazilian real, which impacts our service contracts with our Brazilian customers. Offsetting these increases were a $3.8 million decrease in miscellaneous income, driven by income in 2008 resulting from a reduction in the amounts we were required to pay under a customer contract as a result of an amendment, and a $1.8 million decrease related to a realized gain on our available-for-sale investments in 2008 compared to a realized loss in 2009.

Provision for (Benefit from) Income Taxes

Our provision for income taxes increased by $131.4 million to $11.4 million for the year ended December 31, 2009 as compared to a benefit of $120.0 million for the combined year ended December 31, 2008. The increase in expense was principally due to higher earnings in our historical subsidiaries subject to U.S. and U.K. tax as compared to the prior year period primarily due to one-time transaction costs, losses on derivative financial instruments and impairment charges taken in 2008, which exceeded the amounts in 2009. The tax expense reported in our consolidated statements of operations was mostly attributable to U.S. and U.K. taxes, as well as withholding taxes on revenue earned in many of our foreign markets.

EBITDA

EBITDA consists of earnings before net interest, gain (loss) on early extinguishment of debt, taxes and depreciation and amortization. EBITDA is a measure commonly used in the FSS sector, and we present EBITDA to enhance the understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) attributable to Intelsat S.A., determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

A reconciliation of net loss attributable to Intelsat S.A. to EBITDA for the periods shown is as follows (in thousands):

	Combined	Successor Entity
	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
Net loss attributable to Intelsat S.A.	$(1,198,167)	$(781,692)	$(505,452)
Add:
Interest expense, net	1,375,733	1,362,823	1,379,019
(Gain) loss on early extinguishment of debt	(576)	(4,697)	76,849
Provision for (benefit from) income taxes	(120,037)	11,399	(26,378)
Depreciation and amortization	859,820	804,037	798,817

EBITDA	$916,773	$1,391,870	$1,722,855

Liquidity and Capital Resources

Cash Flow Items

Our cash flows consisted of the following for the periods shown (in thousands):

	Predecessor Entity	Successor Entity	Combined	Successor Entity
	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
Net cash provided by operating activities	$19,619	$876,143	$895,762	$873,656	$1,018,218
Net cash used in investing activities	(24,701)	(409,897)	(434,598)	(947,095)	(954,614)
Net cash provided by (used in) financing activities	(22,304)	(1,504,431)	(1,526,735)	73,001	150,698
Net change in cash and cash equivalents	(27,249)	(1,044,426)	(1,071,675)	7,360	215,359

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased by $144.6 million to $1.0 billion for the year ended December 31, 2010 as compared to the year ended December 31, 2009. During the year ended December 31, 2010, cash flows from operating activities reflected a $172.0 million cash inflow related to deferred revenue for amounts received from customers for long-term service contracts, a $60.3 million cash inflow related to accounts payable and accrued liabilities primarily due to higher accrued interest expense, and a $34.8 million cash inflow from receivables, largely due to cash collections. Also reflected is a $34.9 million cash outflow related to other long-term liabilities and a $36.8 million cash outflow related to prepaid expenses and other assets primarily due to a prepayment for the procurement of a long-term service contract, partially offset by cash received of $31.8 million from the cancellation of our options to terminate certain undesignated interest rate swaps prior to their maturity date.

Net Cash Used in Investing Activities

Net cash used in investing activities increased by $7.5 million to $954.6 million for the year ended December 31, 2010 as compared to the combined year ended December 31, 2009. This increase was primarily due to a $39.0 million increase in capital expenditures in 2010 associated with satellites under construction partially offset by $28.6 million in proceeds from the sale of our shares of Viasat, Inc. common stock in the first quarter of 2010.

Net Cash Provided by (Used in) Financing Activities

Net cash provided by financing activities increased by $77.7 million to $150.7 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009. During the year ended December 31, 2010, cash flows provided by financing activities primarily reflected $1.0 billion of proceeds from the issuance of Intelsat Jackson’s 7 1/4% Senior Notes due 2020, partially offset by $801.8 million of long-term debt repayments, including the repurchase of $546.3 million of the 2014 Corp Notes for $571.7 million and the repurchase of $124.9 million of the 2028 Corp Notes for $151.7 million, pursuant to the 2010 Tender Offers, the repurchase of $33.0 million of the 2013 Sub Holdco Notes for $34.1 million via an open market purchase transaction and a $44.6 million premium paid in connection with the 2010 Tender Offers. In addition, we incurred $32.4 million of debt issuance costs during the year ended December 31, 2010. Also, during the second quarter of 2010 we received an $18.0 million contribution from our parent, Intelsat Holdings, a portion of which we used to fund the consent payment related to Intelsat S.A.’s consent solicitation (see “—2010 Debt Transactions”).

Long-Term Debt

We are a highly leveraged company and, in connection with the consummation of the New Sponsors Acquisition Transactions, we became a significantly more highly leveraged company, which has resulted in a significant increase in our interest expense.

In connection with the New Sponsors Acquisition, our pre-acquisition long-term debt was adjusted to fair value as of the effective date of the acquisition, resulting in a net decrease of $182.5 million. This net difference between the fair value and the par value of the debt is being amortized as an increase to interest expense over the remaining term of the related debt using the effective interest method.

Senior Secured Credit Facilities

Intelsat Jackson Senior Secured Credit Facilities

On January 12, 2011, Intelsat Jackson entered into the Intelsat Jackson Secured Credit Agreement, which includes a $3.25 billion term loan facility maturing in April 2018 and a $500.0 million revolving credit facility with a five year maturity, and borrowed the full $3.25 billion available under the term loan facility.

The term loan facility requires regularly scheduled quarterly payments of principal equal to 0.25% of the original principal amount of the term loan, beginning six months after January 12, 2011, with the remaining unpaid amount due and payable at maturity on April 2, 2018. Up to $350.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, up to $70.0 million of the revolving credit facility is available for swingline loans. Both the face amount of any outstanding letters of credit and any swingline loans reduce availability under the revolving credit facility on a dollar for dollar basis. The revolving credit facility is available for five years on a revolving basis. Intelsat Jackson is required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, at a rate per annum of 0.375%.

As of December 31, 2010, on an adjusted basis after giving effect to the 2011 Secured Loan Refinancing, Intelsat Jackson would have had $462.2 million (net of standby letters of credit) of availability remaining under the new revolving credit facility.

Interest rates for borrowings under the term loan facility and the revolving credit facility range from (i) the London Interbank Offered Rate (“LIBOR”) plus 3.50% to the LIBOR plus 3.75%, or (ii) the ABR plus 2.50% to the ABR plus 2.75%, depending on the ratio of Intelsat Jackson’s consolidated total debt to consolidated EBITDA, as such financial measures are defined in the Intelsat Jackson Secured Credit Agreement. The LIBOR and the ABR, plus the applicable margins, are determined as specified in the Intelsat Jackson Secured Credit Agreement and the LIBOR will not be less than 1.50% per annum.

Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement are guaranteed by Intelsat Luxembourg, the direct parent of Intelsat Jackson, pursuant to the Intelsat Jackson Secured Credit Agreement and by certain of Intelsat Jackson’s subsidiaries pursuant to a Guarantee dated as of January 12, 2011. Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement are secured by a first priority security interest in substantially all of the assets of Intelsat Jackson and the guarantors, to the extent legally permissible and subject to certain agreed exceptions, and by a pledge of the equity interests of the subsidiary guarantors and the direct subsidiaries of each guarantor, subject to certain exceptions, including exceptions for equity interests in certain non-U.S. subsidiaries, existing contractual prohibitions and prohibitions under other legal requirements.

The Intelsat Jackson Secured Credit Agreement includes two financial covenants. Intelsat Jackson must maintain a consolidated secured debt to consolidated EBITDA ratio of less than or equal to 3.50 to 1.00 at the end of each fiscal quarter as well as a consolidated EBITDA to consolidated interest expense ratio of greater than or equal to 1.75 to 1.00 at the end of each fiscal quarter, in each case as such financial measures are defined in the Intelsat Jackson Secured Credit Agreement. We were in compliance with these financial maintenance covenant ratios with a consolidated secured debt to consolidated EBITDA ratio of 0.76 to 1.00 and a consolidated EBITDA to consolidated interest expense ratio of 2.81 to 1.00 as of December 31, 2010. In the event we were to fail to comply with these financial maintenance covenant ratios and were unable to obtain waivers, we would default under the Intelsat Jackson Secured Credit Agreement, and the lenders under the Intelsat Jackson Secured Credit Agreement could accelerate our obligations thereunder, which would result in an event of default under our existing notes and the Intelsat Jackson Unsecured Credit Agreements.

Intelsat Sub Holdco Senior Secured Credit Facilities

As of December 31, 2010, Intelsat Sub Holdco had a revolving credit facility and a term loan outstanding under its amended and restated credit agreement (the “Sub Holdco Credit Agreement”) dated July 3, 2006. The Sub Holdco Credit Agreement provided for a $344.8 million Tranche B Term Loan facility due 2013 and a $270.8 million revolving credit facility due 2012. As of December 31, 2010, up to $200.0 million of the revolving credit facility was available for issuance of letters of credit. Additionally, up to $35.0 million of the revolving credit facility was available for swingline loans.

No amounts were outstanding under the revolving credit facility as of December 31, 2010; however, $36.1 million in letters of credit were issued and outstanding under the facility. The borrowing availability under the revolving credit facility was $234.7 million at such date.

On January 12, 2011, this credit facility was fully repaid in connection with the 2011 Secured Loan Refinancing as discussed above.

Intelsat Corp Senior Secured Credit Facilities

As of December 31, 2010, Intelsat Corp had a revolving credit facility and certain term loans outstanding under the Intelsat Corp Amended and Restated Credit Agreement (the “Intelsat Corp Amended and Restated Credit Agreement”), which consisted of a $355.9 million Tranche A-3 Senior Secured Term loan due 2012, a $1.8 billion Tranche B-2 Senior Secured Term Loan facility due 2014, and a $175.0 million revolving credit facility due 2012. As of December 31, 2010 up to $150.0 million of the revolving credit facility was available for issuance of letters of credit. Additionally, up to $35.0 million of the revolving credit facility was available for swingline loans.

No amounts were outstanding under the revolving credit facility as of December 31, 2010; however, $1.7 million in letters of credit were issued and outstanding under the facility. The borrowing availability under the revolving credit facility was $152.5 million at such date, assuming that one of the lenders under the revolving credit facility, responsible for approximately $20.8 million of the $175.0 million of aggregate lending commitments, would not provide any funds in response to any future borrowing request. Such lender did not provide any funds in response to a September 2008 borrowing request we made under the revolving credit facility.

On January 12, 2011, this credit facility was fully repaid in connection with the 2011 Secured Loan Refinancing as discussed above.

New Dawn Credit Facilities

On December 5, 2008, New Dawn Satellite Company Ltd. (“New Dawn”) entered into a $215.0 million secured financing arrangement that consists of senior and mezzanine term loan facilities. The credit facilities are non-recourse to New Dawn’s shareholders, including Intelsat S.A. and its wholly-owned subsidiaries, beyond the shareholders’ scheduled capital contributions. The senior facility provides for a commitment of up to $125.0 million. The interest rate on term loans under the senior facility is the aggregate of LIBOR plus an applicable margin between 3.0% and 4.0% and certain costs, if incurred. The mezzanine facility provides for a commitment of up to $90.0 million. The interest rate on term loans under the mezzanine facility is the aggregate of LIBOR plus an applicable margin between 5.3% and 6.3% and certain costs, if incurred. New Dawn is required to pay a commitment fee at a rate per annum of 0.5% on any unused commitments under the credit facilities. During the year ended December 31, 2010, New Dawn paid $49.3 million of satellite related capital expenditures, and as of December 31, 2010, it had aggregate outstanding borrowings of $147.6 million under its credit facilities.

2011 Debt Transactions

On January 12, 2011, Intelsat Jackson borrowed $3.25 billion under the Intelsat Jackson Secured Credit Agreement. Part of the net proceeds of the term loan, amounting to $2.4 billion, was contributed or loaned to Intelsat Jackson’s indirect subsidiary, Intelsat Corp, which used such funds to repay all existing indebtedness under Intelsat Corp’s existing senior secured credit facilities, including approximately $1.8 billion of term loans, and to redeem all of the $580.7 million aggregate principal amount outstanding of Intelsat Corp’s 9 1/4% Senior Notes due 2016. Intelsat Corp also redeemed all of its outstanding 2014 Corp Notes and 2028 Corp Notes. In addition, Intelsat Jackson contributed approximately $330.2 million of the net proceeds of the new term loan to Intelsat Jackson’s indirect subsidiary, Intelsat Sub Holdco, to repay all existing indebtedness under Intelsat Sub Holdco’s existing senior secured credit facilities. The remainder of the net proceeds from the new term loan was used to fund a portion of the redemptions described below.

On March 18, 2011, Intelsat S.A. redeemed all of the $485,841,000 aggregate principal amount outstanding of its 2012 Intelsat S.A. Notes and Intelsat Sub Holdco redeemed $225,000,000 aggregate principal amount outstanding of its 2013 Sub Holdco Notes. On April 8, 2011, Intermediate Holdco redeemed all of its outstanding 9 1/4% 2015 Intermediate Holdco Notes. These redemptions were funded with cash on hand, primarily from the excess proceeds received by Intelsat Jackson from the new term loan under the Intelsat Jackson Secured Credit Agreement and from the issuance of the 2020 Jackson Notes defined below under “—2010 Debt Transactions.”

On March 21, 2011:

•

Intelsat Jackson commenced the Intelsat Jackson Tender Offers to purchase for cash any and all of the $55,035,000 aggregate principal amount outstanding of its 9 1/4% 2016 Intelsat Jackson Notes and any and all of the $284,595,000 aggregate principal amount outstanding of its 11 1/2% 2016 Intelsat Jackson Notes;

•

Intermediate Holdco commenced the Intermediate Holdco Tender Offer to purchase for cash any and all of the $481,020,000 aggregate principal amount outstanding of its 9 1/2% 2015 Intermediate Holdco Notes; and

•

Intelsat Sub Holdco commenced the Intelsat Sub Holdco Tender Offers to purchase for cash any and all of the $625,346,000 aggregate principal amount outstanding of its 2013 Intelsat Sub Holdco Notes, after giving effect to the March 2011 Redemptions, any and all of the $681,012,000 aggregate principal amount outstanding of its 2015 Intelsat Sub Holdco Notes and any and all of the $400,000,000 aggregate principal amount outstanding of its 2015 Intelsat Sub Holdco Notes, Series B.

On April 5, 2011, Intelsat Jackson completed the 2011 Intelsat Jackson Notes Offering, consisting of $1.5 billion aggregate principal amount of 7 1/4% Senior Notes due 2019 and $1.15 billion aggregate principal amount of 7 1/2% Senior Notes due 2021. Part of the net proceeds from the sale of the notes was contributed to Intermediate Holdco, which used such funds and cash on hand to finance the Intermediate Holdco Tender Offer and to pay related fees and expenses. In addition, part of the net proceeds from the sale of the notes was contributed to Intelsat Sub Holdco, which used such funds and cash on hand to finance the Intelsat Sub Holdco Tender Offers and to pay related fees and expenses. The remainder of the net proceeds from the sale of the notes was used by Intelsat Jackson to finance the Intelsat Jackson Tender Offers and may be used for general corporate purposes, which could include the repayment, redemption, retirement or repurchase in the open market of other indebtedness of Intelsat S.A. or its subsidiaries.

In connection with the Tender Offers, each offeror obtained the requisite consent of the applicable holders of each series of Tender Offer Notes to amend the indenture governing such series of Tender Offer Notes, among other things, to eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions contained in such indenture and, on April 1, 2011, entered into supplemental indentures implementing such amendments.

Each of Intelsat Jackson, Intermediate Holdco and Intelsat Sub Holdco has been advised by Global Bondholder Services Corporation, as the depositary for each of the Tender Offers, that as of the Expiration Time:

•

Intelsat Jackson had received tenders of $54,169,000 aggregate principal amount of the 9¼% 2016 Intelsat Jackson Notes and tenders of $281,875,000 aggregate principal amount of the 11½% 2016 Intelsat Jackson Notes pursuant to the Intelsat Jackson Tender Offers;

•	Intermediate Holdco had received tenders of $322,849,000 aggregate principal amount of the 9½% 2015 Intermediate Holdco Notes pursuant to the Intermediate Holdco Tender Offer; and

•

Intelsat Sub Holdco had received tenders of $375,815,000 aggregate principal amount of the 2013 Intelsat Sub Holdco Notes, tenders of $457,224,000 aggregate principal amount of the 2015 Intelsat Sub Holdco Notes and tenders of $315,368,000 aggregate principal amount of the 2015 Intelsat Sub Holdco Notes, Series B, in each case, pursuant to the Intelsat Sub Holdco Tender Offers.

Concurrently with the closing of the 2011 Intelsat Jackson Notes Offering, each of Intelsat Jackson, Intermediate Holdco and Intelsat Sub Holdco purchased the foregoing tendered Tender Offer Notes. Including accrued and unpaid interest:

•

Intelsat Jackson has paid $59,106,173 in total consideration with respect to the 9¼% 2016 Intelsat Jackson Notes and $313,915,418 in total consideration with respect to the 11½% 2016 Intelsat Jackson Notes;

•	Intermediate Holdco has paid $339,333,311 in total consideration with respect to the 9½% 2015 Intermediate Holdco Notes; and

•

Intelsat Sub Holdco has paid $383,853,265 in total consideration with respect to the 2013 Intelsat Sub Holdco Notes, $480,909,219 in total consideration with respect to the 2015 Intelsat Sub Holdco Notes and $331,704,763 in total consideration with respect to the 2015 Intelsat Sub Holdco Notes, Series B.

Each of the Tender Offers expired on April 15, 2011. Tender Offer Notes not tendered to the applicable offeror in connection with the Tender Offers will remain outstanding obligations until completion of the May 2011 Redemptions.

On April 5, 2011, each of Intelsat Jackson, Intermediate Holdco and Intelsat Sub Holdco notified holders of the applicable Tender Offer Notes that it will redeem all of the remaining outstanding Tender Offer Notes on May 5, 2011.

2010 Debt Transactions

On April 21, 2010, Intelsat S.A. completed a consent solicitation that resulted in the amendment of certain terms of the indenture governing the 2012 Intelsat S.A. Notes and Intelsat S.A.’s 6 1/2% Senior Notes due 2013. The most significant amendments replaced the limitation on secured debt covenant, which limited secured debt of Intelsat S.A. and its restricted subsidiaries to 15% of their consolidated net tangible assets (subject to certain exceptions), with a new limitation on liens covenant, which generally limits such secured debt to two times the adjusted EBITDA of Intelsat S.A. plus certain general baskets (subject to certain exceptions), and made certain corresponding changes to the sale and leaseback covenant as a result of the addition of the new limitation on liens covenant. As consideration, Intelsat S.A. paid the consenting holders of such notes a consent payment equal to 2% of the outstanding principal amount of notes held by such holders that totaled approximately $15.4 million, which was capitalized and will be amortized over the remaining terms of the notes.

On September 30, 2010, Intelsat Jackson completed an offering of $1.0 billion aggregate principal amount of 7 1/4% Senior Notes due 2020 (the “2020 Jackson Notes”). The majority of the net proceeds from the 2020 Jackson Notes were transferred to Intelsat Jackson’s indirect subsidiary, Intelsat Corp. The funds transferred were used by Intelsat Corp to repurchase $546.3 million of the 2014 Corp Notes for $571.7 million and $124.9 million of the 2028 Corp Notes for

$151.7 million, pursuant to the 2010 Tender Offers. In connection with the 2010 Tender Offers, Intelsat Corp received the consent of the holders of the 2014 Corp Notes and the 2028 Corp Notes to amend the indentures governing these notes, among other things, to eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions contained in the indentures.

On October 1, 2010, $34.1 million of the net proceeds from the 2020 Jackson Notes were transferred to Intelsat Sub Holdco. Intelsat Sub Holdco used the funds to repurchase and cancel $33.0 million of the outstanding 2013 Sub Holdco Notes via an open market purchase transaction.

After giving effect to the 2010 Tender Offers and the repurchase of the Intelsat Sub Holdco notes, approximately $227.8 million of the proceeds from the 2020 Jackson Notes remained available for general corporate purposes. These proceeds were used to fund a portion of the redemptions of the 2012 Intelsat S.A. Notes and the 2013 Sub Holdco Notes described above.

2009 Debt Transactions

On February 12, 2009, Intelsat Sub Holdco purchased $114.2 million of the outstanding 2012 Intelsat S.A. Notes for $93.3 million and $346.5 million of Intelsat S.A.’s outstanding 6 1/2% Senior Notes due 2013 for $254.6 million pursuant to a tender offer. Intelsat Sub Holdco funded the tender offer through an offering of $400.0 million aggregate principal amount at maturity of Intelsat Sub Holdco’s 8 7/8% Senior Notes due 2015, Series B, completed on February 12, 2009, which yielded $348.3 million of proceeds at issuance, together with cash on hand. Such notes have terms substantially similar to Intelsat Sub Holdco’s outstanding 8 7/8% Senior Notes due 2015 issued in June 2008.

On July 31, 2009, Intelsat Sub Holdco, redeemed the approximately $0.4 million principal amount of its outstanding 8 5/8% Senior Notes due 2015 and the approximately $0.4 million principal amount of its outstanding 8 1/4% Senior Notes due 2013.

On July 31, 2009, Intelsat Corp, redeemed the approximately $1.0 million principal amount of its outstanding 9% Senior Notes due 2014 and the approximately $0.01 million principal amount of its outstanding 9% Senior Notes due 2016.

On October 20, 2009, Intelsat Jackson completed an offering of $500.0 million aggregate principal amount at maturity of 8 1/2% Senior Notes due 2019, which yielded $487.1 million of cash proceeds at issuance (the “2009 Jackson Notes Offering”). Upon consummation of the 2009 Jackson Notes Offering, Intelsat Jackson paid a dividend to Intelsat Luxembourg in an amount equal to the price paid by Intelsat Luxembourg to purchase $400.0 million face amount of the 2017 PIK Notes from Banc of America Securities LLC at a discount. Intelsat Luxembourg then canceled the purchased 2017 PIK Notes. After giving effect to the purchase of the 2017 PIK Notes and fees and expenses related thereto and the 2009 Jackson Notes Offering, approximately $101.1 million of the proceeds from the 2009 Jackson Notes Offering remained available for general corporate purposes.

New Sponsors Acquisition Financing

Bridge Loan Credit Agreements

On February 4, 2008, in order to partially finance the New Sponsors Acquisition, Serafina borrowed $4.96 billion in aggregate principal amount of term loans under the Bridge Loan Credit Agreements. Immediately following the New Sponsors Acquisition and the Intelsat Bermuda Transfer, Intelsat Bermuda assumed the Bridge Loan Agreements as part of the Serafina Assignment.

Borrowings under the Senior Bridge Loan Credit Agreement bore interest at LIBOR, plus a margin of 4.5%. Borrowings under the PIK Election Bridge Loan Credit Agreement bore interest at LIBOR, plus a margin of 4.75%. In addition, we had the option to pay interest under the PIK Election Bridge Loan Credit Agreement in PIK interest at a PIK interest rate equal to the cash pay interest rate in effect during the interest period plus 100 basis points. We elected to pay interest under the PIK Election Bridge Loan Credit Agreement entirely in PIK interest for all interest periods through June 26, 2008.

On June 27, 2008, Intelsat Bermuda repaid in full the Bridge Loan Credit Agreements and issued new senior notes as described in “—2008 Debt Transactions” below.

Credit Facility Amendments

In connection with the New Sponsors Acquisition, Intelsat Sub Holdco and Intelsat Corp entered into amendments to their previously existing credit agreements.

Debt Transfer, Repayment and Redemptions

On January 15, 2008, we repaid at maturity Intelsat Corp’s $150.0 million 6 3/8% Senior Notes due 2008 using funds borrowed under the revolving credit facility portion of Intelsat Corp’s senior secured credit facilities. On February 4, 2008, Intelsat Corp used the proceeds of its incremental Tranche B-2 Term Loan and cash on hand to repay this $150.0 million revolver borrowing.

Intelsat Bermuda assigned its debt obligations to Intelsat Jackson on February 4, 2008 (see “—Impact of Significant Transactions—New Sponsors Acquisition Transactions”) and we subsequently redeemed $1.26 billion in long-term debt and incurred early redemption premiums of $38.5 million as follows:

•	on February 7, 2008, Intelsat Jackson’s $260.0 million of Floating Rate Senior Notes due 2013 were redeemed and an early redemption premium of $18.9 million was incurred;

•	on February 7, 2008, Intelsat Jackson’s $600.0 million of Floating Rate Senior Notes due 2015 were redeemed and an early redemption premium of $12.0 million was incurred; and

•	on March 6, 2008, Intelsat, Ltd.’s $400.0 million of 5¼% Senior Notes due 2008 were redeemed and an early redemption premium of $7.6 million was incurred.

The premiums incurred were included in the fair value of the associated debt as of the date of the New Sponsors Acquisition.

Change of Control Offers

The New Sponsors Acquisition resulted in a change of control under the indentures governing certain of our outstanding series of notes and the Intelsat Jackson Senior Unsecured Credit Agreement, giving the holders of those notes and loans the right to require us to repurchase such notes and repay such loans at 101% of their principal amount, plus accrued interest to the date of repurchase or repayment. During the second and third quarters of 2008, the relevant entities completed each such change of control offer, financing the repurchases and repayment through backstop unsecured credit agreement borrowings under the Financing Commitment Letter or with proceeds from offerings of notes and a new unsecured term loan borrowing.

The following principal amounts were tendered and repurchased or repaid in the change of control offers:

•	$281.8 million of Intelsat Jackson’s 11¼% Senior Notes due 2016;

•	$695.0 million of Intelsat Jackson’s 9¼% Senior Notes due 2016;

•	$804.8 million of loans outstanding under the Intelsat Jackson Senior Unsecured Credit Agreement;

•	$408.1 million of Intermediate Holdco’s $478.7 million aggregate principal amount at maturity of 9¼% Senior Discount Notes due 2015;

•	$874.6 million of Intelsat Sub Holdco’s 8¼% Senior Notes due 2013;

•	$674.3 million of Intelsat Sub Holdco’s 8 5/8% Senior Notes due 2015;

•	$651.6 million of Intelsat Corp’s 9% Senior Notes due 2014; and

•	$575.0 million of Intelsat Corp’s 9% Senior Notes due 2016.

2008 Debt Transactions

On June 27, 2008, Intelsat Bermuda issued $2.81 billion of 11¼% Senior Notes due 2017 (the “2017 Senior Notes”), and $2.23 billion of the 2017 PIK Notes. Proceeds from the issuance of the 2017 Senior Notes and the 2017 PIK Notes were used to repay in full the $4.96 billion of borrowings under the Bridge Loan Credit Agreements.

Interest on both the 2017 Senior Notes and the 2017 PIK Notes is payable semi-annually on August 15 and February 15, commencing on August 15, 2008. The 2017 Senior Notes bore interest at 7.28% on and prior to August 4, 2008, and bear interest at 11¼% after August 4, 2008.

Intelsat Luxembourg may, at its option, elect to pay interest for any applicable interest period on the 2017 PIK Notes (i) entirely in cash, (ii) entirely in PIK interest or (iii) 50% in cash and 50% in PIK interest, through February 15, 2013. After February 15, 2013, interest on the 2017 PIK Notes is payable in cash. Cash interest on the 2017 PIK Notes accrued at the rate of 7.53% on and prior to August 4, 2008, and accrues at 11½% after August 4, 2008. If we elect to pay interest in the form of PIK interest, the applicable PIK interest rate will be the cash pay interest rate in effect during the period plus 100 basis points. If we elect to pay interest in the form of PIK interest, we will either increase the principal amount of the outstanding 2017 PIK Notes or issue new 2017 PIK Notes to holders of the 2017 PIK Notes in an amount equal to the amount of PIK interest for the applicable interest payment period. We made elections to pay interest on the 2017 PIK Notes entirely in PIK interest for all interest periods through August 15, 2010. We made elections to pay interest on the 2017 PIK Notes 50% in cash and 50% in PIK interest for the interest period August 16, 2010 through February 14, 2011. We elected to pay interest on the 2017 PIK Notes for the interest period February 15, 2011 through August 15, 2011 entirely in cash.

On June 27, 2008, Intelsat Sub Holdco repaid $883.3 million of borrowings under a backstop senior unsecured credit agreement due 2013 and $681.0 million of borrowings under a backstop senior unsecured credit agreement due 2015 with the proceeds of an offering of $883.3 million of Senior Notes due 2013, bearing interest at 8½% (guaranteed by certain subsidiaries), and $681.0 million of Senior Notes due 2015, bearing interest at 8 7/8% (guaranteed by certain subsidiaries) (collectively, the “New Sub Holdco Senior Notes”). The initial purchasers of the New Sub Holdco Senior Notes and the lenders under the backstop senior unsecured credit agreements were affiliated parties and the repayment was completed without an exchange of cash between us and the lenders.

On June 27, 2008, Intermediate Holdco repaid borrowings under a backstop senior unsecured credit agreement due 2015 with the proceeds of an offering of 9½% Senior Discount Notes due 2015 (the “2015 Senior Discount Notes”). The initial purchasers of the 2015 Senior Discount Notes and the lenders under the backstop senior unsecured credit agreement were affiliated parties and the repayment was completed without an exchange of cash between us and the lenders.

On July 1, 2008, Intelsat Jackson issued $284.6 million of Senior Notes due 2016, bearing interest at 11½%, and $701.9 million of Senior Notes due 2016 (guaranteed by certain subsidiaries), bearing interest at 9½% (collectively, the “New Jackson Senior Notes”). The proceeds of the New Jackson Senior Notes were used, together with cash on hand, to fund the repurchase of Intelsat Jackson’s 11¼% Senior Notes due 2016 and Intelsat Jackson’s 9¼% Senior Notes due 2016 tendered in change of control offers. The New Jackson Senior Notes have terms substantially similar to those of the notes repurchased.

Intelsat Jackson also repaid loans tendered in a change of control offer relating to the Intelsat Jackson Senior Unsecured Credit Agreement with borrowings of $810.9 million under a new senior unsecured credit agreement that was entered into on July 1, 2008 (the “New Intelsat Jackson Senior Unsecured Credit Agreement”), together with cash on hand. Borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement bear interest at either (i) LIBOR plus 300 basis points or (ii) the ABR, which is the rate for any day equal to the higher of (a) the Federal Funds Rate plus 50 basis points or (b) the prime rate, plus 200 basis points.

On July 18, 2008, Intelsat Corp repaid $658.1 million of borrowings under a backstop senior unsecured credit agreement due 2014 and $580.7 million of borrowings under a backstop senior unsecured credit agreement due 2016 with the proceeds of an offering of $658.1 million of Senior Notes due 2014, bearing interest at 9¼%, and $580.7 million of Senior Notes due 2016, bearing interest at 9¼% (collectively, the “New Intelsat Corp Senior Notes”). The initial purchasers of the New Intelsat Corp Senior Notes and the lenders under the backstop senior unsecured credit agreements were affiliated parties and the repayment was completed without an exchange of cash between us and the lenders.

Satellite Performance Incentives

Our cost of satellite construction includes an element of deferred consideration to satellite manufacturers referred to as satellite performance incentives. We are contractually obligated to make these payments over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. We capitalize the present value of these payments as part of the cost of the satellites and record a corresponding liability to the satellite manufacturers. This asset is amortized over the useful lives of the satellites and the liability is accreted as interest expense based on the passage of time and reduced as the payments are made. Our total satellite performance incentive payment liability as of December 31, 2009 and 2010 was $147.5 million and $149.6 million, respectively.

Intelsat Luxembourg Adjusted EBITDA

In addition to EBITDA, which is calculated as set forth in “—Results of Operations,” we calculate a measure called Intelsat Luxembourg Adjusted EBITDA (previously referred to as New Bermuda Adjusted EBITDA), based on the term Adjusted EBITDA, as defined in the indenture governing Intelsat Luxembourg’s 2017 Senior Notes and the 2017 PIK Notes (collectively, the “2008 Luxembourg Notes”).

Intelsat Luxembourg Adjusted EBITDA consists of EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the indenture of Intelsat Luxembourg as described in the table and related footnotes below. Intelsat Luxembourg Adjusted EBITDA as presented below is calculated only with respect to Intelsat Luxembourg and its subsidiaries. Intelsat Luxembourg Adjusted EBITDA is a material component of certain ratios used in the indenture governing the 2008 Luxembourg Notes, such as the debt to Intelsat Luxembourg Adjusted EBITDA ratio and the secured indebtedness leverage ratio.

Under Intelsat Luxembourg’s indenture, Intelsat Luxembourg generally may not incur additional indebtedness (subject to certain exceptions) if the debt to Intelsat Luxembourg Adjusted EBITDA ratio calculated on a pro forma basis at the time of such incurrence would exceed 8.00 to 1.00 and Intelsat Luxembourg cannot incur certain liens to secure indebtedness (subject to certain exceptions) if the secured indebtedness leverage ratio, after giving effect to the incurrence, exceeds 2.50 to 1.00. In addition, under this indenture, satisfaction of a 6.75 to 1.00 debt to Intelsat Luxembourg Adjusted EBITDA ratio is generally (subject to certain exceptions) a condition to the making of restricted payments by Intelsat Luxembourg. Furthermore, under the restricted payments covenants contained in this indenture (subject to certain exceptions), the ability of Intelsat Luxembourg to make restricted payments (including the making of investments and the payment of dividends) is restricted by a formula based on the amount of Intelsat Luxembourg Adjusted EBITDA measured from January 1, 2008 and calculated without making pro forma adjustments. There are similar additional covenants in debt agreements of other subsidiaries of Intelsat S.A., including Intelsat Jackson, that significantly restrict the ability of these entities to incur additional indebtedness and make restricted payments, in some cases based on the satisfaction of applicable leverage ratios.

We believe that the inclusion of Intelsat Luxembourg Adjusted EBITDA in this prospectus is appropriate to provide additional information to investors about the calculation of certain covenants in the indenture governing the 2008 Luxembourg Notes as mentioned above. We believe that some investors may use Intelsat Luxembourg Adjusted EBITDA to evaluate our liquidity and financial condition. Intelsat Luxembourg Adjusted EBITDA is not a measure of financial performance under U.S. GAAP and Intelsat Luxembourg Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Intelsat Luxembourg Adjusted EBITDA should not be considered an alternative to operating income (loss) or net income (loss) attributable to Intelsat S.A., determined in accordance with U.S. GAAP, as an indicator of our operating performance, or an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, an indicator of cash flows, or a measure of liquidity.

A reconciliation of net cash provided by Intelsat S.A. operating activities to net loss attributable to Intelsat S.A., net loss attributable to Intelsat S.A. to Intelsat S.A. EBITDA and Intelsat S.A. EBITDA to Intelsat Luxembourg Adjusted EBITDA is as follows (in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2010
Reconciliation of net cash provided by operating activities to net loss attributable to Intelsat S.A.:
Net cash provided by operating activities	$873,656	$1,018,218
Depreciation and amortization	(804,037)	(798,817)
Impairment of asset value	(499,100)	(110,625)
Provision for doubtful accounts	(3,387)	(7,839)
Foreign currency transaction gain (loss)	7,798	1,057
Loss on disposal of assets	(2,709)	(354)
Share-based compensation expense	(56,965)	(20,673)
Deferred income taxes	43,258	45,223
Amortization of discount, premium, issuance costs and other non-cash items	(125,337)	(97,174)
Interest paid-in-kind	(298,030)	(244,859)
Gain on early extinguishment of debt	5,180	(73,988)
Share in gain (loss) of unconsolidated affiliates	517	503
Gain on sale of investment	27,333	1,261
Unrealized gains (losses) on derivative financial instruments	83,953	(22,225)
Other non-cash items	(547)	(3,469)
Net loss attributable to noncontrolling interest	369	2,317
Changes in operating assets and liabilities, net of effect of acquisition	(33,644)	(194,008)

Net loss attributable to Intelsat S.A.	(781,692)	(505,452)

Add (Subtract):
Interest expense, net	1,362,823	1,379,019
Gain on early extinguishment of debt	(4,697)	76,849
Provision for (benefit from) income taxes	11,399	(26,378)
Depreciation and amortization	804,037	798,817

Intelsat S.A. EBITDA	1,391,870	1,722,855

Add (Subtract):
Parent and intercompany expenses, net(1)	12,723	8,685
EBITDA from unrestricted subsidiaries(2)	(822)	(2,170)
Compensation and benefits(3)	61,229	21,124
Management fees(4)	23,188	24,711
Share in (gain) loss of unconsolidated affiliates(5)	(517)	(503)
Impairment of asset value(6)	499,100	110,625
Losses on derivative financial instruments(7)	2,681	89,509
Gain on sale of investment(8)	(27,333)	(1,261)
Non-recurring and other non-cash items(9)	23,475	24,542
Satellite performance incentives(10)	(8,686)	(8,759)

Intelsat Luxembourg Adjusted EBITDA	$1,976,908	$1,989,358

(1)	Represents expenses incurred at Intelsat S.A. for employee salaries and benefits, office operating costs and other expenses.
(2)	Reflects EBITDA of our unrestricted subsidiary, New Dawn, which is excluded under the definition of Intelsat Luxembourg Adjusted EBITDA.
(3)	Reflects the portion of the expenses incurred relating to our equity compensation plans, defined benefit retirement plan and other postretirement benefits that are excludable under the definition of Intelsat Luxembourg Adjusted EBITDA.

(4)	Reflects expenses incurred in connection with the monitoring fee agreement to provide certain monitoring, advisory and consulting services to Intelsat Luxembourg and its respective subsidiaries.
(5)	Represents gain (loss) incurred under the equity method of accounting.
(6)	Represents a first quarter 2009 non-cash impairment charge recorded to write-down our intangible assets determined to have indefinite useful lives in accordance with FASB ASC Topic 350, Intangible—Goodwill and Other, a first quarter 2010 write-off of our IS-4 satellite, which was deemed to be unrecoverable due to an anomaly, including a write-off of the related deferred performance incentive obligations, and a second quarter 2010 impairment charge related to Galaxy 15.
(7)	Represents the changes in the fair value of the undesignated interest rate swaps as well as the difference between the amount of floating rate interest we receive and the amount of fixed rate interest we pay and the change in the fair value of our put option embedded derivative related to the 2015 Intelsat Sub Holdco Notes, Series B, which are recognized in operating income.
(8)	Represents the gain on the sale of our investment in WildBlue to Viasat, Inc. during the year ended December 31, 2009 and the gain on the sale of our shares of Viasat, Inc. common stock (received as consideration in the sale) during the year ended December 31, 2010.
(9)	Reflects certain non-recurring gains and losses and non-cash items, including costs associated with the migration of our jurisdiction of organization from Bermuda to Luxembourg expense for services on the Galaxy 13/Horizons-1 and Horizons-2 satellites and non-cash income related to the recognition of deferred revenue on a straight-line basis of certain prepaid capacity contracts, which are excluded under the definition of Intelsat Luxembourg Adjusted EBITDA.
(10)	Represents satellite performance incentive interest expense required to be excluded from interest expense for the calculation of Intelsat Luxembourg Adjusted EBITDA.

Funding Sources and Uses

We are a highly leveraged company and have incurred significant additional debt over the last several years, which has resulted in a large increase in our obligations related to debt service, including increased interest expense. Our interest expense for the year ended December 31, 2010 was $1.38 billion, which included $342.0 million of non-cash interest expense. We currently expect to use cash on hand, cash flows from operations and availability under our senior secured credit facilities to fund our most significant cash outlays, including debt service requirements and capital expenditures, in the next twelve months. We continually evaluate ways to simplify our capital structure and opportunistically extend our maturities and reduce our costs of debt. From time to time we may repurchase our existing indebtedness, including outstanding securities of Intelsat S.A. or its subsidiaries, in the open market or otherwise. See “—Long-Term Debt—Senior Secured Credit Facilities” for discussion of the availability under the Intelsat Jackson senior secured credit facilities on an as adjusted basis at December 31, 2010.

Capital Expenditures

Our capital expenditures depend on our business strategies and reflect our commercial responses to opportunities and trends in our industry. Our actual capital expenditures may differ from our expected capital expenditures if, among other things, we enter into any currently unplanned strategic transactions. Levels of capital spending from one year to the next are also influenced by the nature of the satellite life cycle and by the capital-intensive nature of the satellite industry. For example, we incur significant capital expenditures during the years in which satellites are under construction. We typically procure a new satellite within a timeframe that would allow the satellite to be deployed at least one year prior to the end of the service life of the satellite to be replaced. As a result, we frequently experience significant variances in our capital expenditures from year to year. The following table compares our satellite-related capital expenditures to total capital expenditures from 2006 through 2010 (the table below does not reflect expenditures of PanAmSat prior to its acquisition in 2006) (in thousands).

Year	Satellite-Related Capital Expenditures	Total Capital Expenditures
2006	$101,335	$152,086
2007	474,060	543,612
2008	370,761	422,460
2009	887,595	943,133
2010	915,184	982,127

Total	$2,748,935	$3,043,418

Payment for satellites and other property and equipment also excludes funds paid for deposits on future satellites and launches that are included as a part of other assets and capitalized as construction progresses.

We have eight satellites in development, including Intelsat New Dawn, that are expected to be launched from 2011 to 2013. In addition to these announced programs, we expect to procure one additional replacement satellite during this period. By the conclusion of 2013, our total station-kept transponder count is expected to increase modestly from current levels. Our capital expenditures guidance includes capitalized interest, but excludes capital expenditures associated with the Intelsat New Dawn satellite that is expected to be launched by our New Dawn joint venture in 2011. We expect our 2011 total capital expenditures to range from $725 million to $800 million, reflecting the fact that a portion of the capital expenditures that was previously expected to be incurred in 2011 was accelerated into 2010, and another portion also previously expected to be incurred in 2011 is now expected to be incurred in 2012. Expected annual capital expenditure ranges for fiscal years 2012 and 2013 are $575 million to $650 million, and $175 million to $250 million, respectively.

Currency and Exchange Rates

Substantially all of our customer contracts, capital expenditure contracts and operating expense obligations are denominated in U.S. dollars. Consequently, we are not exposed to material foreign currency exchange risk. However, the service contracts with our Brazilian customers provide for payment in Brazilian reais. Accordingly, we are subject to the risk of a reduction in the value of the Brazilian reais as compared to the U.S. dollar in connection with payments made by Brazilian customers, and our exposure to fluctuations in the exchange rate for Brazilian reais is ongoing. However, the rates payable under our service contracts with Brazilian customers are adjusted annually to account for inflation in Brazil, thereby mitigating the risk. For the predecessor period January 1, 2008 to January 31, 2008 and the successor period February 1, 2008 to December 31, 2008 and the years ended December 31, 2009 and December 31, 2010 our Brazilian customers represented approximately 2.1%, 2.4%, 2.0% and 3.1%, respectively, of our revenues. Transactions in other currencies are converted into U.S. dollars using exchange rates in effect on the dates of the transactions.

We recorded a foreign currency exchange loss of $6.1 million during the combined year ended December 31,2008, and foreign exchange gains of $7.8 million and $1.1 million during the years ended December 31, 2009 and 2010, respectively. The gain or loss in each year was primarily attributable to the conversion of our Brazilian reais cash balances held in Brazil and other working capital account balances to U.S. dollars at the exchange rate in effect on the last day of the applicable year or, with respect to exchange transactions effected during the year, at the time the exchange transactions occurred.

Off-Balance Sheet Arrangements

On August 1, 2005, Intelsat Corp formed a second satellite joint investment with JSAT to build and launch a Ku-band satellite, Horizons-2. The Horizons-2 satellite was launched in December 2007 and placed into service in February 2008. Our investment is being accounted for using the equity method of accounting. The total future joint investment obligation in Horizons-2 is estimated to be $100.7 million as of December 31, 2010, of which each of the joint venture partners is required to fund their 50% share. Our share of the results of Horizons-2 is included in other income (expense), net in the accompanying consolidated statements of operations and was income of $0.3 million during the successor period February 1, 2008 to December 31, 2008 and for each of the years ended December 31, 2009 and 2010. As of December 31, 2009 and 2010, the investment balance of $75.3 million and $71.0 million, respectively, was included within other assets in the accompanying consolidated balance sheets.

In connection with our investment in Horizons-2, we entered into a capital contribution and subscription agreement in August 2005, which requires us to fund our 50% share of the amounts due under Horizons-2’s loan agreement with a third-party lender. Pursuant to this agreement, we made contributions of $12.2 million during each of the years ended December 31, 2009 and 2010, respectively. We have entered into a security and pledge agreement with a third-party lender and, pursuant to this agreement, granted a security interest in our contribution obligation to the lender. Therefore, we have recorded this obligation as an indirect guarantee. We recorded a liability of $12.2 million within accrued liabilities as of December 31, 2009 and 2010, and a liability of $48.8 million and $36.6 million within other long-term liabilities as of December 31, 2009 and 2010, respectively, in the accompanying consolidated balance sheets.

We do not have any other off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Contractual Obligations and Commercial Commitments

The following table sets forth our contractual obligations and capital and certain other commitments as of December 31, 2010, after giving effect to the 2011 Secured Loan Refinancing and the expected year of payment (in thousands):

	Payments due by year
Contractual Obligations(1)	2011	2012	2013		2014	2015	2016 and thereafter	Other	Total
Long-Term debt obligations(2)
Intelsat S.A. and subsidiary notes and credit facilities—principal payment(3)	$16,250	$525,874	$1,252,058		$1,060,426	$1,627,992	$12,078,331	$—	$16,560,931
Intelsat S.A. and subsidiary notes and credit facilities—interest payment(4)	1,310,427	1,406,300	1,349,436		1,258,474	1,181,801	1,952,094	—	8,458,532
Operating lease obligations	1,109	324	(529	)(8)	761	1,755	49,325	—	52,745
Purchase obligations(5)	656,395	217,020	29,086		18,545	17,147	125,228	—	1,063,421
Other long-term liabilities (including interest)(6)	41,703	38,275	37,125		35,483	20,210	93,433	—	266,229
Income tax contingencies(7)	—	—	—		—	—	—	71,981	71,981

Total contractual obligations	$2,025,884	$2,187,793	$2,667,176		$2,373,689	$2,848,905	$14,298,411	$71,981	$26,473,839

(1)	Obligations related to Intelsat’s pension and postretirement medical benefit obligations are excluded from the table. See “Note 6—Retirement Plans and Other Retiree Benefits” to our audited consolidated financial statements included elsewhere in this prospectus.
(2)	Long-term debt obligations are presented on a pro forma basis, after giving effect to the 2011 Secured Loan Refinancing. See “Long-Term Debt—2011 Debt Transactions.”
(3)	Principal payments for Intelsat S.A. and subsidiaries include PIK interest capitalized as part of the 2017 PIK Notes principal in February 2011.
(4)	Represents estimated interest payments to be made on our fixed and variable rate debt and fees owed in connection with our senior secured credit facilities and letters of credit. All interest payments assume that principal payments are made as originally scheduled. Interest payments for variable rate debt and incentive obligations have been estimated based on the current interest rates.
(5)	Includes satellite construction and launch contracts, estimated payments to be made on performance incentive obligations related to certain satellites that are currently under construction, vendor contracts and customer commitments.
(6)	Includes satellite performance incentive obligations (and interest thereon) and our Horizons contribution obligation. Also, excludes future commitments related to our interest rate swaps.
(7)	The timing of future cash flows from income tax contingencies cannot be reasonably estimated and therefore are reflected in the “Other” column. See “Note 13—Income Taxes” in our consolidated financial statements elsewhere in this prospectus for further discussion of income tax contingencies.
(8)	In 2013, our rental income on our owned Washington, D.C. building and our sublease income on leased facilities will exceed our operating lease commitments.

Satellite Construction and Launch Obligations

As of December 31, 2010, we had approximately $887.1 million of expenditures remaining under our existing satellite construction contracts and satellite launch contracts. Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to thirty days prior to the satellite’s launch. As of December 31, 2010, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

See “Business—Our Network Planned Satellites” for details relating to certain of our satellite construction and launch contracts.

Horizons Contributions Obligation

See “—Off-Balance Sheet Arrangements” for additional information regarding our contribution obligation for Horizons-2.

Operating Leases

We have commitments for operating leases primarily relating to equipment and office facilities. These leases contain escalation provisions for increases. As of December 31, 2010, minimum annual rentals of all leases (net of sublease income on leased facilities and rental income on our owned Washington, D.C. building totaling $13.1 million), totaled approximately $52.7 million, exclusive of potential increases in real estate taxes, operating assessments and future sublease income.

Customer and Vendor Contracts

We have contracts with certain of our customers which require us to provide equipment, services and other support during the term of the related contracts. We also have long-term contractual obligations with service providers primarily related to the operation of certain of our satellites. As of December 31, 2010, we had commitments under these customer and vendor contracts which totaled approximately $176.3 million related to the provision of equipment, services and other support.

Quantitative and Qualitative Disclosures About Market Risk

We are primarily exposed to the market risk associated with unfavorable movements in interest rates and foreign currencies. The risk inherent in our market risk sensitive instruments and positions is the potential loss arising from adverse changes in those factors. In addition, with respect to our interest rate swaps as described below, we are exposed to counterparty credit risk, which we seek to minimize through credit support agreements and the review and monitoring of all counterparties. We do not purchase or hold any derivative financial instruments for speculative purposes.

Interest Rate Risk

The satellite communications industry is a capital intensive, technology driven business. We are subject to interest rate risk primarily associated with our borrowings. Interest rate risk is the risk that changes in interest rates could adversely affect earnings and cash flows. Specific interest rate risks include: the risk of increasing interest rates on short-term debt; the risk of increasing interest rates for planned new fixed rate long-term financings; and the risk of increasing interest rates for planned refinancings using long-term fixed rate debt.

Approximately 79%, or $12.8 billion, of our debt as of December 31, 2010 was fixed-rate debt, excluding interest rate swaps. While changes in interest rates impact the fair value of this debt, there is no impact to earnings or cash flows because we intend to hold these obligations to maturity unless market and other conditions are favorable.

As of December 31, 2010, we held interest rate swaps with an aggregate notional amount of $2.3 billion with maturities ranging from 2010 to 2014. These swaps were entered into to economically hedge the variability in cash flow on a portion of the floating rate term loans under our senior secured and unsecured credit facilities. On a quarterly basis, we receive a floating rate of interest equal to the three-month LIBOR and pay a fixed rate of interest. On December 31, 2010, the rate we would pay averaged 3.5% and the rate we would receive averaged 0.3%.

These interest rate swaps and options have not been designated for hedge accounting treatment in accordance with the Derivatives and Hedging topic of the Codification, as amended and interpreted, and the changes in fair value of these instruments will be recognized in earnings during the period of change. Assuming a one percentage point decrease in the prevailing forward yield curve, the fair value of the interest rate swap liability would increase to a liability of approximately $184.7 million from $144.0 million.

We perform interest rate sensitivity analyses on our variable rate debt, including interest rate swaps, and cash and cash equivalents. These analyses indicate that a one percentage point change in interest rates would have minimal impact on our consolidated statements of operations and cash flows as of December 31, 2010. While our variable-rate debt may impact earnings and cash flows as interest rates change, it is not subject to changes in fair values.

Foreign Currency Risk

We do not currently use foreign currency derivatives to hedge our foreign currency exposures. Substantially all of our customer contracts, capital expenditure contracts and operating expense obligations are denominated in U.S. dollars. Consequently, we are not exposed to material foreign currency exchange risk. However, the service contracts with our Brazilian customers provide for payment in Brazilian reais. Accordingly, we are subject to the risk of a reduction in the value of the Brazilian real as compared to the U.S. dollar in connection with payments made by Brazilian customers, and our exposure to fluctuations in the exchange rate for Brazilian reais is ongoing. However, the rates payable under our service contracts with Brazilian customers are adjusted annually to account for inflation in Brazil, thereby mitigating the risk. For the combined year ended December 31, 2008 and the years ended December 31, 2009 and 2010, our Brazilian customers represented approximately 2.4%, 2.0% and 3.1% of our revenue, respectively. Transactions in other currencies are converted into U.S. dollars using rates in effect on the dates of the transactions.

Critical Accounting Policies

Our consolidated financial statements are based on the selection of accounting policies and the application of accounting estimates, some of which require management to make significant assumptions. Actual results could differ from those estimates. We believe that some of the more important estimates and related assumptions that affect our financial condition and results of operations are in the areas of revenue recognition, the allowance for doubtful accounts, satellites and other property and equipment, business combinations, income taxes, asset impairments and fair value measurements. There were no accounting policies adopted during 2009 or 2010 that had a material effect on our financial condition or results of operations.

Revenue Recognition, Accounts Receivable and Allowance for Doubtful Accounts

Revenue Recognition. We earn revenue primarily from satellite utilization charges and, to a lesser extent, from providing managed services to our customers. In general, we recognize revenue from satellite utilization in the period during which the services are provided. While the majority of our revenue transactions contain standard business terms and conditions, there are certain transactions that contain non-standard business terms and conditions. Additionally, we may enter into certain sales transactions that involve multiple element arrangements (arrangements with more than one deliverable). As a result, significant contract interpretation is sometimes required to determine the appropriate accounting for these transactions, including:

•	whether an arrangement contains a lease or is otherwise subject to lease accounting literature;

•	whether an arrangement should be reported gross as a principal versus net as an agent;

•	whether we can develop reasonably dependable estimates about the extent of progress towards contract completion, contract revenues and costs;

•	whether we receive a separately identifiable benefit when cash is paid to a vendor and whether we can make a reasonable estimate of the fair value of such benefit;

•	how the arrangement consideration should be allocated among potential multiple elements; and

•	when to recognize revenue related to the deliverables.

We receive payments from some customers in advance of our providing services. Amounts received from customers pursuant to satellite capacity prepayment options are recorded in the consolidated financial statements as deferred revenue. These deferred amounts are recognized as revenue on a straight-line basis over the agreement terms.

In addition, our revenue recognition policy requires an assessment as to whether collection is reasonably assured, which requires us, among other things, to evaluate the creditworthiness of our customers. Changes in judgments in these assumptions and estimates could materially impact the timing and/or amount of revenue recognition.

Allowance for Doubtful Accounts. Our allowance for doubtful accounts is determined through an evaluation of the aging of our accounts receivable, and considers such factors as the likelihood of collection based upon an evaluation of the customer’s creditworthiness, the customer’s payment history and other conditions or circumstances that may affect the likelihood of payment, such as political and economic conditions in the country in which the customer is located. When we have determined that the collection of payments for satellite utilization or managed services is not reasonably assured at the time the service is provided, we defer recognition of the revenue until such time as collection is believed to be reasonably assured or the payment is received. If our estimate of the likelihood of collection is not accurate, we may experience lower revenue or an increase in our provision for doubtful accounts.

Satellites and Other Property and Equipment

Satellites and other property and equipment acquired through business combinations, such as the New Sponsors Acquisition, were recorded based on their fair values as of the date of acquisition, and were reflected as such in our consolidated balance sheets, excluding satellites under construction at the time of the acquisition, which were reflected at historical cost (which we believe approximate fair value). Satellites and other property and equipment purchased following the New Sponsors Acquisition are stated at cost. Historical cost consists primarily of the cost of satellite construction and launch, including premiums for launch insurance and insurance during the period of in-orbit testing, the net present value of performance incentives expected to be payable to the satellite manufacturers, costs directly associated with the monitoring and support of satellite construction and interest costs incurred during the period of satellite construction. Satellite construction and launch services are generally procured under long-term contracts that provide for payments by us over the contract periods. Satellite construction and launch services costs are capitalized to reflect progress toward completion, which typically coincides with contract milestone payment schedules. Insurance premiums related to satellite launches and subsequent in-orbit testing are capitalized and amortized over the estimated useful lives of the related satellites. Performance incentives payable in future periods are dependent on the continued satisfactory performance of the satellites in service.

Satellites and other property and equipment are depreciated and amortized on a straight-line basis over their estimated useful lives. The remaining depreciable lives of our satellites range from less than one year to 17 years as of December 31, 2010. We make estimates of the useful lives of our satellites for depreciation purposes based upon an analysis of each satellite’s performance, including its orbital design life and its estimated service life. The orbital design life of a satellite is the length of time that the manufacturer has contractually committed that the satellite’s hardware will remain operational under normal operating conditions. In contrast, a satellite’s service life is the length of time the satellite is expected to remain operational as determined by remaining fuel levels and consumption rates. Our in-orbit satellites generally have orbital design lives ranging from ten to 15 years and service lives as high as 20 years. The useful depreciable lives of our satellites generally exceed the orbital design lives and are less than the service lives. Although the service lives of our satellites have historically extended beyond their depreciable lives, this trend may not continue. We periodically review the remaining estimated useful lives of our satellites to determine if any revisions to our estimates are necessary based on the health of the individual satellites. Changes in our estimate of the useful lives of our satellites could have a material effect on our financial position or results of operations.

We charge to operations the carrying value of any satellite lost as a result of a launch or in-orbit failure upon the occurrence of the loss. In the event of a partial failure, we record an impairment charge to operations upon the occurrence of the loss if the undiscounted future cash flows are less than the carrying value of the satellite. We measure the impairment charge as the excess of the carrying value of the satellite over its estimated fair value as determined by the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. We reduce the charge to operations resulting from either a complete or a partial failure by the amount of any insurance proceeds that were either due and payable to or received by us, and by the amount of any deferred satellite performance incentives that are no longer applicable following the failure. See “—Asset Impairment Assessments” below for further discussion.

Business Combinations

Our business combinations are accounted for whereby the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date are recognized at their estimated fair values at the acquisition date. The excess of the consideration transferred plus the fair value of any noncontrolling interest in the acquires date over the fair values of the identifiable net assets acquired is recognized as goodwill. The assignment of fair values to net assets acquired involves estimates and judgments by our management that may be adjusted during the measurement period, but in no case beyond one year after the acquisition date, except for pre-acquisition tax contingencies that may be adjusted beyond the allocation period in accordance with FASB ASC 805. These assignments are made based on management’s best estimates and assumptions. In arriving at the fair values of net assets acquired, we consider the following generally accepted valuation approaches: the cost approach, income approach, and market approach. Our estimates may also include assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology royalty rates and technology life cycles, the regulatory and legal environment, and industry and economic trends.

Asset Impairment Assessments

Goodwill. We account for goodwill and other intangible assets in accordance with the guidance provided under the Intangibles—Goodwill and Other topic 9 the codification (“FASB ASC 350”). Under this topic, goodwill and other intangible assets acquired in a business combination, and determined to have an indefinite useful life, are not amortized but are tested for impairment annually or more often if an event or circumstances indicate that an impairment loss has been incurred. We are required to identify reporting units at a level below the company’s identified operating segments for impairment analysis. We have identified only one reporting unit for the goodwill impairment test. Additionally, our identifiable intangible assets with estimable useful lives are amortized based on the expected pattern of consumption for each respective asset.

Assumptions and Approach Used. We follow a two-step process to evaluate if a potential impairment exists to our recorded amounts of goodwill. The first step of the process is to compare the reporting unit’s fair value to its carrying value, including goodwill. In the event the carrying value of our reporting unit exceeds its fair value, goodwill is considered impaired and the second step is required. The second step requires us to calculate a hypothetical purchase allocation to compare the current implied fair value of the goodwill to the current carrying value of the goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value over the aggregate fair values of the individual assets, liabilities and identifiable intangibles as if they were being acquired in a business combination. If the implied fair value of goodwill as described above exceeds recorded goodwill, there is no impairment. If the goodwill exceeds the implied fair value, an impairment charge would be recorded for the excess. Furthermore, an impairment loss cannot exceed the amount of goodwill assigned to a reporting unit. After recognizing the impairment loss, the corresponding loss establishes a new basis in the goodwill. Subsequent reversals of goodwill impairment losses are not permitted under applicable accounting standards.

We determined the estimated fair value of our reporting unit using discounted cash flow analysis, along with independent source data related to comparative market multiples and, when available, recent transactions. The discounted cash flows were derived from our five-year projection of revenues and expenses plus a residual value, with the resulting projected cash flows discounted at an appropriate weighted average cost of capital. The analysis, which was completed in the fourth quarter of 2010, did not result in an impairment of our goodwill.

The key assumptions in our discounted cash flow analysis related to revenue growth rates, operating costs and capital expenditures. Our impairment analysis could be impacted by uncontrollable or unforeseeable events that could positively or negatively affect the anticipated future economic and operating conditions. A change in the estimated future cash flows could change our estimated fair values and result in future impairments.

Our analysis included projected growth rates for revenue consistent with general expectations in the FSS sector and our historical experience. The FSS sector is characterized by relatively stable and predictable contracted revenue streams, high operating margins, strong cash flows and long-term contractual commitments. We benefit from strong visibility into our future revenues and our backlog, which is our expected future revenue under all our customer contracts, of approximately $9.8 billion as of December 31, 2010. Additionally, the long-term growth rate assumed in our discounted cash flow analysis could have declined significantly and we still would not have incurred an impairment to goodwill as of December 31, 2010, based upon our discounted cash flow analysis.

Our projected cash flows were discounted using a weighted average discount rate of 10.5%; based on an estimated weighted average cost of capital which included certain key inputs such as the average capital structures of comparable companies, specifically a market participant debt to equity ratio of 28.9% debt and 71.1% equity, and an equity risk premium of 5.5%, taking into account the recent contraction in the economic environment.

Trade name. We have implemented the relief from royalty method to determine the estimated fair value of the Intelsat trade name. The relief from royalty analysis is comprised of two major steps: i) a determination of the hypothetical royalty rate, and ii) the subsequent application of the royalty rate to projected revenue. In determining the hypothetical royalty rate utilized in the relief from royalty approach, we considered comparable license agreements, operating earnings benchmark rule of thumb, an excess earnings analysis to determine aggregate intangible asset earnings, and other qualitative factors. Based on our analysis, the fair value of the Intelsat trade name as of the fourth quarter of 2010 was not impaired.

The key assumptions used in our model to value the Intelsat trade name included the tax rate and discount rate. A change in the estimated tax rates or discount rate could result in future impairments.

Orbital Locations. Intelsat is authorized by governments to operate satellites at certain orbital locations – i.e., longitudinal coordinates along the Clarke Belt. The Clarke Belt is the part of space approximately 42,165 kilometers above the plane of the equator where geostationary orbit may be achieved. Various governments acquire rights to these orbital locations through filings made with the ITU, a sub-organization of the United Nations. We will continue to have rights to operate at our orbital locations so long as we maintain our authorizations to do so. See “Business—Regulation” and “Risk Factors—Risk Factors Relating to Regulation.”

Our rights to operate at orbital locations can be used and sold individually; however, since satellites and customers can be and are moved from one orbital location to another, our rights are used in conjunction with each other as a network that can change to meet the changing needs of our customers and market demands. Due to the interchangeable nature of orbital locations, the aggregate value of all of the orbital locations is used to measure the extent of impairment, if any.

Assumptions and Approach Used. We determined the estimated fair value of our right to operate at orbital locations using the build up method, as described below, to determine the cash flows for the income approach, with the resulting projected cash flows discounted at an appropriate weighted average cost of capital. In instances where the build up method did not generate positive value for the rights to operate at an orbital location, but the right was expected to generate revenue, we assigned a value based upon independent source data for recent transactions of similar orbital locations.

Under the build up approach, the amount an investor would be willing to pay for the right to operate a satellite business at an orbital location is calculated by first estimating the cash flows that typical market participants would assume could be available from the right to operate satellites using the subject location in a similar market. It is assumed that rather than acquiring such a business as a going concern, the buyer would hypothetically start with the right to operate at an orbital location and build a new operation with similar attributes from scratch. Thus the buyer/builder is considered to incur the start-up costs and losses typically associated with the going concern value and pay for all other tangible and intangible assets. Based upon our analysis, which was completed in the fourth quarter of 2010, we did not have an impairment of the orbital locations.

The key assumptions used in estimating the fair values of our rights to operate at our orbital locations included: (i) market penetration leading to revenue growth, (ii) profit margin, (iii) duration and profile of the build up period, (iv) estimated start-up costs and losses incurred during the build up period and (v) weighted average cost of capital.

Long-Lived and Amortizable Intangible Assets. We review our long-lived and amortizable intangible assets to assess whether an impairment has occurred in accordance with the guidance provided under the Property, Plant and Equipment topic of the Codification (“FASB ASC 360”), whenever events or changes in circumstances indicate, in our judgment, that the carrying amount of an asset may not be recoverable. These indicators of impairment can include, but are not limited to, the following:

•	satellite anomalies, such as a partial or full loss of power;

•	under-performance of an asset as compared to expectations; and

•	shortened useful lives due to changes in the way an asset is used or expected to be used.

The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value, determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique. Additionally, when assets are expected to be used in future periods, a shortened depreciable life may be utilized if appropriate, resulting in accelerated depreciation.

Assumptions and Approach Used. We employ a discounted future cash flow approach to estimate the fair value of our long lived intangible assets when an impairment assessment is required.

During the second quarter of 2010, our Galaxy 15 satellite experienced an anomaly resulting in our inability to command the satellite. When a satellite experiences an anomaly or other health related issues, we believe the lowest level of identifiable cash flows exists at the individual satellite level. Accordingly, in the second quarter of 2010, we performed an impairment review of our Galaxy 15 satellite and recorded a non-cash impairment charge of $104.1 million to write down the Galaxy 15 satellite to its estimated fair value following the anomaly. The estimated fair value of Galaxy 15 was determined by us based on a probability-weighted cash flow analysis derived primarily using our internally prepared budgets and forecast information including estimates of the potential revenue generating capacity of the satellite, if recovered, discounted at an appropriate weighted average cost of capital. Our analysis included an estimate of the likelihood of recovery of the satellite, based in part on discussions with Orbital and input from our engineers. On December 23, 2010, we regained command of the Galaxy 15 spacecraft and began diagnostic testing and uploading of software updates that protect against future anomalies of this type. Galaxy 15 was drifted to an interim orbital location where we concluded our in-orbit testing to confirm the functionality of every aspect of the spacecraft. In February 2011, Galaxy 15 initiated a drift to 133.1°W and returned to service, initially as an in-orbit spare.

Income Taxes

We account for income taxes in accordance with the guidance provided under the Income Taxes topic of the Codification (“FASB ASC 740”). We are subject to income taxes in the United States as well as a number of foreign jurisdictions. Significant judgment is required in the calculation of our tax provision and the resultant tax liabilities and in the recoverability of our deferred tax assets that arise from temporary differences between the tax and financial statement recognition of revenue and expense and net operating loss and credit carryforwards.

As part of our financial process, we must assess the likelihood that our deferred tax assets can be recovered. Under FASB ASC 740, a valuation allowance is required when it is more likely than not that all, or a portion, of the deferred tax asset will not be realized. We evaluate the recoverability of our deferred tax assets based in part on the existence of deferred tax liabilities that can be used to realize the deferred tax assets.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. We evaluate our tax positions to determine if it is more likely than not that a tax position is sustainable, based solely on its technical merits and presuming the taxing authorities’ full knowledge of the position and having access to all relevant facts and information. When a tax position does not meet the more likely than not standard, a liability is recorded for the entire amount of the unrecognized tax benefit. Additionally, for those tax positions that are determined more likely than not to be sustainable, we measure the tax position at the largest amount of benefit more likely than not (determined by cumulative probability) to be realized upon settlement with the taxing authority.

Fair Value Measurements

We estimate the fair value of our financial instruments using available market information and valuation methodologies. The carrying amounts of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate their fair values because of the short maturity of these financial instruments. The fair value for publicly traded instruments is determined using quoted market prices and, for non-publicly traded instruments, fair value is based upon composite pricing from a variety of sources, including market leading data providers, market makers, and leading brokerage firms. We have determined that the valuation measurement inputs for our publicly traded instruments represent unadjusted quoted market prices in active markets, and therefore, have been classified within Level 1 of the hierarchy framework established by the Fair Value Measurements and Disclosure topic of the Codification (“FASB ASC 820”). We determined the inputs of our non-publicly traded instruments to be within Level 2 of the FASB ASC 820 hierarchy framework.

On January 1, 2008, we prospectively adopted FASB ASC 820, which defines fair value as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosure of the extent to which fair value is used to measure financial assets and liabilities, the inputs utilized in calculating valuation measurements, and the effect of the measurement of significant unobservable inputs on earnings, or changes in net assets, as of the measurement date. FASB ASC 820 establishes a three-level valuation hierarchy based upon the transparency of inputs utilized in the measurement and valuation of financial assets or liabilities as of the measurement date:

•	Level 1—unadjusted quoted prices for identical assets or liabilities in active markets;

•

Level 2—quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted market prices that are observable or that can be corroborated by observable market data by correlation; and

•	Level 3—unobservable inputs based upon the reporting entity’s internally developed assumptions which market participants would use in pricing the asset or liability.

We performed an evaluation of our financial assets and liabilities that met the criteria of the disclosure requirements and fair value framework of FASB ASC 820. As a result of that evaluation, we identified investments in marketable securities, interest rate financial derivative instruments, embedded derivative instruments, and redeemable noncontrolling interest as having met such criteria.

We account for our investments in marketable securities in accordance with the Investments—Debt and Equity Securities topic of the Codification. All investments have been classified as available-for-sale securities as of December 31, 2009 and 2010, and are included in other assets in the accompanying consolidated balance sheets. Available-for-sale securities are stated at fair value with any unrealized gains and losses included in accumulated other comprehensive income (loss) within shareholder’s equity (deficit). Realized gains and losses and declines in fair value on available-for-sale securities that are determined to be other than temporary are included in other income (expense), net within our consolidated statements of operations. Interest and dividends on available-for-sale securities are included in interest expense, net and other income (expense), net, respectively, within the consolidated statements of operations. We determined that the valuation measurement inputs of these marketable securities represent unadjusted quoted prices in active markets and, accordingly, have classified such investments within Level 1 of the FASB ASC 820 hierarchy framework.

The fair value of our interest rate financial derivative instruments reflects the estimated amounts that we would pay or receive to terminate the agreement at the reporting date, taking into account current interest rates, the market expectation for future interest rates and current creditworthiness of both our counterparties and ourselves. Observable inputs utilized in the income approach valuation technique incorporate identical contractual notional amounts, fixed coupon rates, periodic terms for interest payments and contract maturity. Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments, if any, associated with our derivatives utilize Level 3 inputs, such as the estimates of current credit spread, to evaluate the likelihood of default by us or our counterparties. We also considered the existence of offset provisions and other credit enhancements that serve to reduce the credit exposure associated with the asset or liability being fair valued. We have assessed the significance of the inputs of the credit valuation adjustments to the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

We account for a contingent put option embedded within the 2015 Sub Holdco Notes, Series B under the Derivatives and Hedging topic of the Codification, bifurcating the put option from the debt host instrument and classifying it as a derivative instrument. We estimated the fair value of the embedded derivative on the issuance date and subsequently revalue the derivative at the end of each reporting period, recognizing any change in fair value through earnings. We use a standard valuation technique whereby the critical assumptions and underlyings include the debt maturity date, issue price, coupon rate, change of control put price, and the estimated date of a change of control. We have identified the inputs used to calculate the fair value as Level 3 inputs and have concluded that the valuation in its entirety is classified in Level 3 of the fair value hierarchy.

In accordance with the guidance provided in the Distinguishing Liabilities from Equity topic of the Codification regarding the classification and measurement of redeemable securities, we mark to market the fair value of the noncontrolling interest in New Dawn, a joint venture investment, a majority owned subsidiary which is a joint venture investment with Convergence Partners at each reporting period. Convergence Partners has the option to require Intelsat to buy its ownership interest at fair value after the operation of New Dawn’s assets for a period defined in the New Dawn Project Agreement. We calculate the estimated amount that we would be required to pay to Convergence Partners as if the option was exercised using Level 3 inputs such as the discounted cash flows and reflect the value within mezzanine equity.

Recently Issued Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). We adopted certain provisions of ASU 2010-06 in the first quarter of 2010. These provisions of ASU 2010-06 amended FASB ASC 820 by requiring additional disclosures for transfers in and out of Level 1 and Level 2 fair value measurements, as well as requiring fair value measurement disclosures for each “class” of assets and liabilities. The adoption did not have a material impact on our consolidated financial statements or our disclosures, as we did not have any transfers between Level 1 and Level 2 fair value measurements and did not have material classes of assets and liabilities that required additional disclosure during 2010.

Certain provisions of ASU 2010-06 are effective for fiscal years beginning after December 15, 2010, which for us will be our 2011 first quarter. These provisions of ASU 2010-06, which amended FASB ASC 820, will require us to present as separate line items all purchases, sales, issuances, and settlements of financial instruments valued using significant unobservable inputs (Level 3) in the reconciliation for fair value measurements, whereas currently these are presented in aggregate as one line item. Although this may change the appearance of our reconciliation, we do not believe the adoption will have a material impact on our financial statements or disclosures.

In December 2010, the FASB issued ASU 2010-29, Disclosures of Supplementary Pro Forma Information for Business Combinations (“ASU 2010-29”), which intends to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. ASU 2010-29 specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior year reporting period. ASU 2010-29 is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual period beginning on or after December 15, 2010. The Company plans to adopt ASU 2010-29 for fiscal year 2011 and we do not believe the adoption will have a material impact on our consolidated financial statements or disclosures.

Related Party Transactions

See “Certain Relationships and Related Party Transactions.”

BUSINESS

Overview

Intelsat operates the world’s largest FSS business, providing a critical layer in the global communications infrastructure. Based on the scale and global coverage of our network, our extensive customer relationships and our reputation for highly reliable services, we believe that we are the leading FSS company in the world. We operate more satellite capacity in orbit, have more satellite capacity under contract, serve more commercial customers and deliver services in more countries than any other commercial satellite operator.

Our business provides mission critical communication services to the world’s leading media companies, wireline and wireless telecommunications operators, data networking service providers, multinational corporations, and ISPs. We are the leading provider of commercial satellite capacity to the U.S. government and other select military organizations and contractors. The span of our business ranges from global distribution of content for media companies to essential network backbones for communications providers in high-growth emerging markets.

Our business is the most diversified in the FSS sector based on types of service offerings, number of customers and revenue concentration by satellite and geography. This diversity reduces our market and operating risk. Our broad customer base and geographic presence also provide us with early opportunities to support new communications applications in a converging world.

Our satellite-based solutions are a critical component of our customers’ infrastructures. Generally, our customers need the connectivity that satellites provide so long as they are in business or pursuing their mission. This gives us stability during economic downturns. Our services also provide strong value in support of our customers’ businesses. For instance, for media applications, our satellite services provide efficient broadcast distribution that is difficult for terrestrial services to match. For network services applications, our satellite solutions provide higher reliability than is available from local terrestrial services, and allow our customers to reach geographies that they would otherwise be unable to serve. The Intelsat network supports:

•	The distribution of television entertainment and news programming;

•	The expansion of wireless networks in emerging regions without adequate infrastructure;

•	Ubiquitous access to broadband for Internet and fixed and mobile networks used by corporations and other organizations;

•	Completion and extension of international, national and regional voice and data networks; and

•	Highly specialized fixed and mobile military applications, such as secure communications networks and bandwidth to enable manned and unmanned aerial vehicle missions.

We provide our infrastructure services on a satellite fleet comprised of over 50 satellites, covering 99% of the earth’s populated regions. Our satellite capacity is complemented by IntelsatONESM, our terrestrial network comprised of leased fiber optic cable and owned and operated teleports. We believe that our hybrid satellite-terrestrial network provides significant differentiation and is an important element of our growth strategy.

We have a reputation for operational and engineering leadership, built on our experience of over 45 years in the FSS sector. The reliability of our network is outstanding, delivering 99.998%

network availability on station-kept satellites to our customers in 2010. We built our centrally operated, fully integrated network using the world’s largest collection of FSS spectrum rights at valuable orbital locations, from which we can deliver services to established regions as well as higher-growth emerging regions.

We operate in an attractive, well-developed sector of the satellite communications industry, which is benefiting from increasing demand for capacity from the commercial sector and governments. The FSS sector is characterized by steady and predictable contracted revenue streams, high operating margins, strong cash flows and long-term contractual commitments. We believe these sector characteristics, coupled with our cost-efficient, fully integrated operating structure and favorable tax profile, provide us with an attractive business model.

As of December 31, 2010, our revenue backlog, which is our expected future revenue under existing customer contracts, was approximately $9.8 billion. We typically contract with our customers for long-term commitments of up to 15 years. Approximately 95% of this backlog relates to contracts that are non-cancelable or cancelable only upon payment of substantial termination fees. For the year ended December 31, 2010, we generated revenue of $2.5 billion, a growth rate of 1% over the year ended December 31, 2009.

We believe that our global scale and efficient operating profile, diversified customer sets and sizeable backlog, together with the growing worldwide demand for entertainment and connectivity, provide us with a platform for success.

The FSS Sector

Fixed satellite services are an integral part of the global communications infrastructure. The global FSS sector is expected to generate revenues of approximately $10.3 billion in 2011 according to NSR, a leading international market research and consulting firm specializing in satellite and wireless technology and applications.

Our customers use our services because of the distinct technical and economic benefits that satellite services provide for certain critical applications. Satellites provide a number of advantages over terrestrial communications systems, including the following:

•	Satellite beams effectively blanket service regions with bandwidth, enabling any user within a coverage area to have equal access to highly reliable bandwidth;

•	Efficient content distribution through the ability to broadcast high quality signals from a single location to many locations simultaneously;

•	The ability to extend beyond terrestrial network end points, or provide an alternative path to terrestrial infrastructure, thus avoiding points of congestion or unreliability;

•	Fast network deployments, with network performance easily replicated across each site regardless of geography or infrastructure, and efficient centralized control and management;

•	Superior end-to-end network availability as compared to the availability of terrestrial networks; and

•	Instant communications infrastructure for disaster recovery.

There is a finite number of geostationary orbital slots in which FSS satellites can be located, and many orbital locations already hold operational satellites. The owners of these satellites operate them under coordination agreements designed to avoid interference with other operators’ satellites.

Today, there are only three FSS operators, including us, providing global services, which is increasingly important as multinationals and governments seek a one-stop solution for obtaining global connectivity. In addition, there are a number of operators with fewer satellites that provide regional and/or national services. Intelsat is the largest of any operator in terms of rights to orbital slots in the most valuable C- and Ku-band spectrums.

We believe a number of trends are creating increasing demand for satellite services, expanding the FSS sector:

•

Globalization of economic activities is increasing the geographic expansion of corporations and the communications networks that support them and creating new audiences for content. Globalization also increases the communications requirements for governments supporting embassy and military applications.

•

Connectivity and broadband access are essential elements of infrastructure supporting the rapid economic growth of developing nations. Globally dispersed organizations are increasingly moving to satellite-based infrastructure to provide better access, reliability and control.

•

Proliferation of content and formats is resulting in increased bandwidth requirements as content owners seek to maximize distribution to multiple viewing audiences across multiple technologies. HDTV, 3DTV, Internet distribution of traditional television programming, IPTV and video to the handset are all examples of the expanding format and distribution requirements of media programmers. In its 2010 study, NSR forecasted that the number of standard and high definition television channels are expected to grow at a CAGR of 6.8% from 2011 to 2016.

•

Mobility applications, such as wireless phone services, maritime communications and aerial services, are fueling demand for bandwidth on the move. Rapid growth in cellular services for developing regions is expected to transition demand for voice only services to demand for data and video services over time, resulting in increased network bandwidth requirements. Given the low penetration of fixed-line telephone services in emerging markets and the introduction of smart phones and netbooks, Internet access in these markets may be primarily mobile. Significant technology advancements in aerial data and video services for government applications, such as unmanned aerial vehicles, are also resulting in increased demand for satellite-based bandwidth.

In total, C- and Ku-band transponder service revenue in the FSS sector is expected to grow at a CAGR of 4.4% from 2011 to 2016 according to NSR. The fundamentals of the sector have consistently improved over the past few years, with continued strong demand despite the generally poor economic environment in many regions of the world. Global C- and Ku-band transponder revenue from FSS video applications is forecasted to grow at an overall CAGR of approximately 5.0% from 2011 to 2016, according to NSR.

Our Customer Sets

We are the largest FSS operator and, based on the number of transponders contracted, we hold the leading position in each of our three customer sectors: network services, media and government. Characteristics of our customer sets are summarized below:

Year Ended December 31, 2009*	% of Total Revenue	% of Total Backlog(1)	Backlog to Revenue Multiple	Representative Customers
Network Services	49%	35%	2.8x	BT Group, France Telecom, MTN Group, Schlumberger, Verizon, Vodacom
Media	31%	53%	6.6x	Discovery Communications, Fox Entertainment Group, Home Box Office, DIRECTV Latin America, The Walt Disney Company, Turner Broadcasting System
Government	19%	9%	1.9x	Australian Defence Force, National Oceanic and Atmospheric Administration, U.S. Department of Defense, U.S. Department of State, U.S. Navy

*	Does not include Satellite Related Services and Other
(1)	Backlog as of December 31, 2010

We provide satellite capacity and related communications services for the transmission of video, data and voice signals. Our customer contracts offer four different service types: transponder services, managed services, channel services and mobile satellite services and other. We also perform satellite-related consulting and technical services for various third parties, such as operating satellites for other satellite owners.

Network Services

Network services is our largest customer set, and for the year ended December 31, 2010 accounted for 49% of our revenue and a contracted backlog of $3.5 billion as of December 31, 2010. Our business generated from the network services sector is generally characterized by three to five year, and up to 15 year, contracts with many of the world’s leading communications providers, including:

•	Wireline and wireless telecommunications carriers, including global, regional and national providers;

•	Corporate network service providers;

•	Value-added services providers, such as those serving the oil and gas and maritime industries; and

•	Multinational corporations and entities.

There is an increasing need for basic and high-speed connectivity in developed and emerging regions around the world. Our satellite capacity, paired with our terrestrial network comprised of leased fiber, teleports, and data networking platforms, enables the transmission of video, data and voice to and from virtually any point on the surface of the earth. We provide an essential element of the infrastructure supporting the rapid expansion of wireless services in many emerging markets. Penetration of 3G wireless services in developing regions is expected to reach over one billion subscribers by 2011 according to the ITU.

Our network services offerings are comprised of three primary categories:

•

Transponder services—full-time capacity services used by telecom operators, wireless companies, data network operators and value-added network operators for telecom or broadband network infrastructure.

•

Managed services—full-time services used by value-added network operators, mobile services operators, telecom operators and ISPs that provide integrated networking platforms comprised of satellite capacity, fiber, teleport and hardware. Operators and service providers use these shared, managed platforms as the basis for, or an economical extension of, their service offerings.

•

Channel services—full-time point-to-point service offerings used by telecom operators to supplement international network connectivities where there are no fiber alternatives or as a backup system to fiber routes.

Our network services offerings are an essential component of our customers’ services, providing backbone infrastructure, expanded service areas and hard-to-reach connectivities. We believe that Intelsat is a preferred provider because of our global service capability and our expertise in delivering service operator-grade network availability and efficient network control.

We have established regional shared data networking platforms at our teleports that are connected to over 40 of our satellites. As a result, our customers can quickly establish highly reliable services across multiple regions, yet operate them on a centralized basis. Our satellite-based solutions allow customers to rapidly expand their service territories, increase the access speed and capabilities for their existing networks and efficiently address new customer and end-user requirements.

Highlights of our network services business include the following:

•

We provide services to many of the world’s largest telecommunications companies. Of the customers we categorize as telecommunications companies, our revenue from the top 25 in aggregate has grown at a CAGR of 15.2% from 2007 to 2010;

•

We believe we are the leading provider of satellite capacity for cellular backhaul applications connecting a cellular access point to the telecommunications network, providing network extensions in emerging regions. Approximately 60 of our customers use our satellite-based backhaul services as a core component of their network infrastructure due to unreliable or non-existent terrestrial infrastructure. Our cellular backhaul customers include the top ten mobile groups in Africa, such groups representing 73% of the region’s subscribers; and

•

Over 200 value-added network operators use our global broadband hybrid infrastructure to deliver regional and global services. Applications for these services include corporate networks for multi-nationals, Internet access and broadband for maritime applications.

We believe we are the leading provider of satellite capacity for network services, and that we are well positioned to benefit from the growing segments of this market. These segments include:

•

Satellite-based private data networks, including very small aperture terminal, or VSAT, networks. C- and Ku-band transponder demand for VSAT services is expected to grow at a CAGR of 5.5% from 2011 to 2016, according to NSR;

•	Cellular backhaul via satellite, for which satellite capacity demand is expected to grow by a CAGR of 5.8% from 2011 to 2016, according to NSR; and

•	Broadband for maritime applications, which is expected to grow by a CAGR of 11.1% from 2011 to 2016 according to NSR.

Media

Media customers were the second largest source of our revenue for the year ended December 31, 2010, accounting for 31% of our revenue and a contracted backlog of $5.2 billion as of December 31, 2010. We provide satellite capacity for the transmission of entertainment, news, sports and educational programming for approximately 300 content providers and DTH platform operators worldwide. Our revenue generated from the media sector is generally characterized by non-cancellable, long-term contracts with terms of up to 15 years with premier customers including:

•	National broadcasters;

•	Content providers and distributors;

•	Cable programmers; and

•	DTH platform operators.

Broadcasters, content providers and cable programmers seek efficient distribution of their content to make it easily obtainable by affiliates, cable operators and DTH platforms. Our strong cable distribution neighborhoods offer media customers high penetration of regional and national audiences.

Broadcasters, content providers and cable programmers also select us because our global capabilities enable the distribution or retrieval of content to or from virtually any point on earth. For instance, we regularly provide fully integrated global distribution networks for content providers that need to distribute their products across multiple continents. We believe DTH platform operators turn to us because the scale and flexibility of our fleet lowers their operating risk, as we have multiple satellites serving every region.

Our media sector service offerings are comprised of two primary categories:

•	Transponder services, which include:

•	Video distribution services—full-time services used by programmers and broadcasters to distribute content to cable systems and to affiliates;

•	DTH television services—full-time services used by DTH platform operators to distribute their content to consumer set-top boxes; and

•	Video contribution services—full-time and part-time services used to gather news and events from a remote location for delivery to a production facility.

•	Managed services, which include:

•

Hybrid satellite, fiber and teleport managed services – full-time services typically used by programmers to outsource additional elements of their transmission infrastructure, such as uplinking programming in digitally compressed formats; and

•	Part-time managed services, including occasional use services for news, sports and entertainment organizations gathering programming from a remote location for delivery to a production facility.

We believe that we enjoy a strong reputation for delivering the high network reliability required to serve the demanding media sector.

Our fully integrated satellite, fiber and teleport facilities provide enhanced quality control for programmers. We are increasingly offering bundled, value-added services under our IntelsatONESM brand that include managed fiber services, digital encoding of video channels and up-linking and down-linking services to and from our satellites and teleport facilities. Our IntelsatONESM bundled services address programmers’ interests in delivering content to multiple distribution channels, such as television and Internet, and their needs for launching programs to new regions in a cost-efficient manner.

Highlights of our media business include the following:

•

Of our 52 satellites, 26 are premium video neighborhoods, offering programmers superior audience penetration, with 10 serving the United States, 5 serving Latin America, 3 serving Asia, 5 serving Europe, and 3 serving Africa and the Middle East.

•

We are positioned as a leading provider of global distribution to our media customers. Our top 10 video distribution customers buy service on our network across three or more geographic regions, demonstrating the value provided by the global reach of our network.

•

In North America, we believe that we are the leading provider of FSS capacity for the distribution of high definition and cable programming. Our Galaxy 13 satellite provided the first high definition neighborhood in North America, and today, the Galaxy fleet distributes nearly 175 high definition channels, and we distribute nearly 300 high definition channels on a global basis. In its 2010 study, NSR forecasted that the number of standard and high definition television channels are expected to grow at a CAGR of 7.0% from 2011 to 2016.

•	We are a leading provider of FSS capacity for DTH services, delivering programming to millions of viewers and supporting more than 30 DTH platforms around the world.

•

We are a leading provider of managed occasional use services for news and sports organizations. In early 2010, we landed a special events team in Haiti within hours of its tragic earthquake, providing a critical link for broadcast teams reporting on the event. In the eleven days following the event, we uplinked over 500 hours of broadcasts from the disaster zone.

•	Global C- and Ku-band transponder revenue from FSS video applications is forecasted to grow at an overall CAGR of approximately 5.0% from 2011 to 2016, according to NSR.

Government

The government sector accounted for 19% of our revenue for the year ended December 31, 2010 and $917 million of our contracted backlog as of December 31, 2010. Our customer base includes many of the leading government communications providers, including:

•	U.S. military and allied partners;

•	Civilian agencies; and

•	Commercial customers serving the defense sector.

We are a leading FSS provider of commercial satellite services to the government sector, and have built a reputation as a trusted partner for the provision of highly customized, secure satellite-based solutions. Our government sector service offerings are comprised of three primary categories:

•	Transponder services, which include:

•	Full time services, for use in private, secure data networks and providing bandwidth for operating unmanned aerial vehicles;

•	Managed services, which include:

•	Secure access to broadband networking platforms for fast deployments of services; and

•	Mobile satellite services and other, which include:

•	Resale of full-time and on-demand services for L-band MSS, X-band and other spectrums not available on our network, as further described below;

•	Technical consulting services; and

•	Sales of equipment and hardware as part of turn-key satellite solutions.

The government sector has grown more rapidly than our other customer sets in the past two years. We attribute our strength in this area to our global capacity, flexible fleet, quality reputation and unique, satellite-specific system integration skills. In responding to customer requirements, we also procure and integrate satellite services provided by other satellite operators, either to supplement our capacity or to obtain capacity in frequencies not available on our fleet, such as L-band MSS, X-band or UHF. These mobile satellite services are low risk in nature and have minimal, if any, associated capital investment, but come with lower margins as compared to satellite services sold on Intelsat owned satellites. The terms and conditions of the procured capacity are generally matched to contractual commitments from our customers.

Our leading position with the government sector has allowed us to benefit from a number of recent trends. These include:

•	Growth in demand for secure high bandwidth services related to the surge in use of mobile solutions for intelligence, surveillance and reconnaissance, such as unmanned aerial vehicles;

•	Growth in demand for commercial capacity resulting from the cancelation or delay of proprietary government satellite programs;

•	Growth in rapid response managed and turn-key, secure communication systems including design, hardware, installation and transmission capacity; and

•	Long-term contracts resulting from the use of commercial satellite programs to host proprietary military payloads, providing a shared ride to space and on-going operations and maintenance.

We believe our reputation as a provider of secure solutions, our global fleet, our customer relationships, our ability to provide turn-key services and our demonstrated willingness to reposition or procure capacity to support specific requirements position us to successfully compete for the increasing demand for satellite solutions for military and civilian applications.

Highlights of our government business include the following:

•	We are the leading FSS provider of government satellite services in the U.S., according to research consultants, Frost & Sullivan.

•

The reliability and scale of our fleet and planned launches of new and replacement satellites allows us to address changing demand for satellite coverage and to provide mission-critical communications capabilities. For instance, our Intelsat 22 satellite will host a UHF payload under a 15-year agreement with the Australian Defense Force.

•

Our business generated from the government sector is generally characterized by annual contracts with multi-year renewal options, consistent with U.S. government procurement practices. We have historically been successful in achieving very high renewal rates on our government sector business, which were above 88% on an annual basis between 2008 and 2010.

•

The U.S. government and military is one of the largest users of commercial FSS satellites for government/military applications on a global basis. We currently serve approximately 200 U.S. government customers, either directly or as a sub-contractor.

•	According to Frost & Sullivan, U.S. government and military spending on commercial satellite capacity is expected to grow by a CAGR of 12.5% from 2010 to 2015.

Our Diverse Business

Our revenue and backlog diversity spans customer sets and applications, as discussed above, as well as geographic regions and satellites. We believe our diversity allows us to recognize trends to capture new growth opportunities, and gain experience that can be transferred to customers in different regions. For further details regarding geographic distribution of our revenue, see footnote 17 to our consolidated financial statements included elsewhere in this prospectus.

We believe we are the sector leader by transponder share in all but two of the geographic regions covered by our network, and our leading positions align to the regions identified by industry analysts as those that either purchase the most satellite capacity or are emerging regions that have the highest growth prospects, such as Africa and Latin America.

Source: Euroconsult 2010 – Satellite Communications & Broadcasting Markets Survey

(1)	Based on in-service transponder units as of 12/31/09

Our diversity also reduces our business risk. The diversity of our revenue and customer base enables us to capitalize on changing market conditions and mitigates the impact of fluctuations in any specific customer type or geographic region. The scale of our fleet can also reduce the financial impact of satellite failures and protect against service interruption. No single satellite generated more than 4% of our revenue and no single customer accounted for more than 4% of our revenue for the year ended December 31, 2010.

By region and service sector, our backlog as of December 31, 2010 was as follows:

Note: Regional designation for backlog is based on customer billing address.

Our Strategy

We seek revenue growth and increased cash flows by expanding our leading FSS business in high growth regions and applications while maintaining our focus on operational discipline. Given our efficient operating structure, we believe our strategies will position us to continue to deliver high operating margins, and to generate strong cash flow and growth as our current fleet investment program is completed. The key components of our strategy include the following:

Focus our core business on attractive and growing applications

We have an industry-leading position in each of the customer sets served by our business. We believe our global network and regional strengths will allow us to capture new business opportunities as a result of the following:

Network Services:

•	Growth in multinational enterprise broadband access requirements resulting from globalization;

•	The continued expansion of cellular networks and voice and data growth in emerging regions with inadequate infrastructure; and

•	New broadband connectivity requirements for aerial and maritime applications.

Media:

•	Programmers and broadcasters seeking new global distribution capabilities to deliver content in new regions;

•	New and expanding DTH platforms in fast growing emerging regions; and

•	Content and format proliferation, such as standard definition and high definition formats, increasing the capacity needs of our programmer customers.

Government:

•	The need for broadband and turn-key networks for in-theatre communications;

•	Rapidly increasing bandwidth requirements resulting from the use of manned and unmanned aerial vehicles; and

•	Hosted payload opportunities as government customers increasingly seek timely and cost efficient access to space, filling capacity gaps by co-locating their space assets on commercial satellites.

Optimize our space-based assets, including orbital locations and spacecraft

We are conducting a significant capital expenditure fleet investment program during the five-year period from 2008 to 2012. Our program is designed to position the Intelsat satellite network to capitalize on the FSS sector’s best growth opportunities globally, while providing optimal coverage to meet needs across our targeted customer sets. By the conclusion of the current investment cycle in 2012, the characteristics of our refreshed fleet are expected to include the following:

•

A significant increase in the proportion of high-power, land mass-focused transponders suitable for broadband and video applications, which typically command a higher price, resulting in an opportunity to increase the overall yield on our fleet;

•	Expanded capacity to serve our faster-growth network services and government customers, particularly in emerging markets;

•	Expanded capacity at our most valuable regional video distribution neighborhoods;

•	Reduced risk of anomalies resulting from the replacement of satellites with known health issues;

•	A modest increase in the total amount of station-kept transponder capacity after the majority of the satellites in this program have been launched in 2013; and

•	A longer average remaining useful life of our satellite fleet.

Incorporate new technology into our core network to capture growth from new applications and next generation customer requirements

Our global scale, diversity, collection of spectrum rights, technical expertise and fully integrated hybrid network form a strategic platform that positions us to identify and capitalize on new opportunities in satellite services. Our fleet is large and diversified by coverage, manufacturer and age. As satellites reach the end of their service lives, we have an ongoing opportunity to refresh the technology we use to serve our customers, resulting in flexibility to address new opportunities as they are identified. Our newer assets, including our enhanced terrestrial network, IntelsatONESM, are used to address current market requirements, allowing older assets to be redeployed to serve legacy customer applications still efficiently served by those assets.

As a result, we believe that we are well positioned to accommodate new business models as they are adopted by our customers. We expect to benefit from the general trend towards IP-based networking and distribution, including growing use of new media formats, as well as infrastructure applications in emerging regions.

We are also investing in enhanced technology in our terrestrial network to deliver converging video and IP content, thus expanding the services we provide to the media and telecommunications industries. We intend to continue to implement compression technologies into our ground network to reduce the bandwidth necessary for network service applications, increasing our customers’ efficiency and expanding our market potential, particularly in emerging regions. Finally, we intend to leverage our frequent satellite launches to offer government and other customers the ability to integrate their payloads with our spacecraft, providing fast and cost-effective access to space.

Opportunistically use acquisitions and creative business structures for cost-efficient growth and attractive returns

Our record of capitalizing on strategic growth opportunities through targeted acquisitions and business ventures is well established. In addition, we have demonstrated our ability to integrate acquisitions efficiently and quickly, due to our scale and our centralized satellite operations philosophy. In 2006, we completed the largest acquisition in the history of the FSS sector with our $6.4 billion acquisition of PanAmSat. In recent years, we have completed other, smaller transactions often involving single satellites with partners in diverse regions, such as JSAT in Asia, Telenor in Europe, Convergence Partners in Africa and Corporativo W. Com S. de R.L. de C.V. in Mexico. We will continue to evaluate potential asset purchases, joint ventures and creative business and financial structures that complement our global fleet, provide growth capacity and allow us to respond to customer needs.

Our Network

Our global network is comprised of 52 satellites and ground facilities, including teleports and leased fiber that support our commercial services and the operation and control of our satellites.

Our customers depend on our global communications network and our operational and engineering leadership. Highlights of our network include:

•	Prime orbital locations, reflecting a valuable portfolio of coordinated fixed satellite spectrum rights;

•	Highly reliable services, including network availability of 99.998% on station-kept satellites for the year ended December 31, 2010;

•	Flexibility to relocate satellites to other orbital locations as demand patterns change or in response to new customer requirements;

•	Design features and steerable beams on many of our satellites that enable us to reconfigure capacity to provide different areas of coverage; and

•	Resilience, with multiple satellites serving each region, allowing for improved restoration alternatives should a satellite anomaly occur.

As we design our new satellites, we work closely with our strategic customers to incorporate technology and service coverage that provides them with a cost-effective platform for their respective requirements.

The table below provides a summary of our satellite fleet as of December 31, 2010.

Satellite	Manufacturer	Orbital Location	Launch Date	Estimated End of Service Life(1)
Station Kept in Primary Orbital Role(2):
IS-701	SS/L(3)	180°E	10/93	11/11
IS-702(4)	SS/L	66°E	6/94	12/11
IS-706	SS/L	72.1°E	5/95	10/11
IS-707	SS/L	307°E	3/96	1/13
IS-805	LMC(5)	304.5°E	6/98	6/16
IS-7(6)	SS/L	68.65°E	9/98	11/13
IS-8	SS/L	166°E	11/98	1/14
Galaxy 11	BSS(7)	32.8°E	12/99	4/15
IS-9	BSS	58°W	7/00	3/13
IS-12	SS/L	45°E	10/00	1/16
IS-10(6)(8)	BSS	68.5°E	5/01	2/14
IS-901	SS/L	342°E	6/01	6/19
IS-902	SS/L	62°E	8/01	8/19
IS-903	SS/L	325.5°E	3/02	4/19
IS-904	SS/L	60°E	2/02	1/20
IS-905	SS/L	335.5°E	6/02	6/20
Galaxy 3C	BSS	95.05°W	6/02	9/20
IS-906	SS/L	64.15°E	9/02	9/20
IS-907	SS/L	332.5°E	2/03	2/21
Galaxy 12	ORB(9)	133°W	4/03	1/20
Galaxy 23(10)	SS/L	121°W	8/03	8/21
Galaxy 13/Horizons-1(11)	BSS	127°W	9/03	12/18

Satellite	Manufacturer	Orbital Location	Launch Date	Estimated End of Service Life(1)
IS-10-02(12)	EADS Astrium	359°E	6/04	1/22
Galaxy 28	SS/L	89°W	6/05	10/22
Galaxy 14	ORB	125°W	8/05	12/20
Galaxy 15	ORB	Drift(13)	10/05	10/22
Galaxy 16	SS/L	99°W	6/06	6/24
Galaxy 17	Thales(14)	91°W	5/07	2/24
Horizons-2(15)	ORB	74.05°W	12/07	11/24
IS-11	ORB	317°E	10/07	10/23
Galaxy 18	SS/L	123°W	5/08	5/24
IS-25	SS/L	328.5°E	07/08	7/24
Galaxy 19	SS/L	97°W	9/08	9/24
IS-14	SS/L	315°E	11/09	11/25
IS-15	ORB	85.15°E	11/09	11/25
IS-16	ORB	58.1°W	2/10	2/26
IS-17(4)	SS/L	66°E	11/10	11/26
Station Kept in Secondary Orbital Role(16):
HGS-3	BSS	38°E	2/96	12/11
IS-709	SS/L	54.85°E	6/96	8/12
Galaxy 25	SS/L	93.1°W	5/97	5/15
IS-5	BSS	169°E	8/97	10/12
Galaxy 26	SS/L	50.75°E	2/99	3/11
Galaxy 27	SS/L	45.1°E	9/99	10/11
IS-1R	BSS	50°W	11/00	2/16
Inclined Orbit:
IS-602	BSS	177.85°E	10/89	9/12
Leasat F5(17)	BSS	72°E	1/90	8/15
IS-603	BSS	348.5°W	3/90	11/12
IS-601	BSS	47.5°E	10/91	11/11
IS-2(18)	BSS	174°E	7/94	1/11
IS-705(18)	SS/L	330.5°E	3/95	1/11
IS-3R	BSS	81°W	1/96	7/11
IS-24	IAI(19)	47.3°E	5/96	2/13
IS-26	BSS	50.3°E	2/97	12/14
IS-801	LMC	330.5°E	3/97	5/13

(1)	Engineering estimates of the service life as of December 31, 2010 as determined by remaining fuel levels, consumption rates and other considerations (including power) and assuming no relocation of the satellite.
(2)	Primary orbital roles are those that are populated with station-kept satellites, generally, but not always, in their initial service positions, and where our current expectation is to provide continuity of service over the long-term.
(3)	Space Systems/Loral, Inc.
(4)	During January 2011, IS-17 has replaced IS-702 operating at 66°E.
(5)	Lockheed Martin Corporation.
(6)	We expect IS-7 and IS-10 to be replaced by IS-20, which is expected to launch in 2012.
(7)	Boeing Satellite Systems, Inc., formerly Hughes Aircraft Company.
(8)	In the first quarter of 2010, IS-10 lost its secondary Xenon-Ion Propulsion System (“XIPS”) and is now operating on its backup bi-propellant system. The revised estimated end of service life is now estimated to be February 2014. See—Satellite Health and Technology—Other Anomalies for a discussion of propulsion system anomalies on our BSS 601 HP satellites.
(9)	Orbital Sciences Corporation.
(10)	EchoStar Communications Corporation owns all of this satellite’s Ku-band transponders and a portion of the common elements of the satellite.

(11)	Horizons Satellite Holdings, LLC (“Horizons”), our joint venture with JSAT, owns and operates the Ku-band payload on this satellite. We are the exclusive owner of the C-band payload.
(12)	Telenor owns 18 transponders (measured in equivalent 36 MHz transponders) of this satellite’s Ku-band payload.
(13)	This satellite was drifted to an interim orbital location in December 2010, while we concluded in-orbit testing. In February 2011, Galaxy 15 initiated a drift to 133.1°W and returned to service, initially as an in-orbit spare.
(14)	Thales Alenia Space.
(15)	Horizons owns and operates the payload on this satellite.
(16)	Secondary orbital roles are those where we intend to maintain the role and provide service through the deployment of station-kept satellites that are typically, but not always, relocated from initial service positions. Secondary orbital roles may from time to time be populated with inclined orbit satellites, depending upon the applications being serviced by that orbital location.
(17)	Leasat F5 provides services in the X-band and UHF-band frequencies for military applications.
(18)	IS-2 and IS-705 were decommissioned in January 2011.
(19)	Israel Aerospace Industries, Ltd.

Satellite Systems

There are three primary types of commercial communications satellite systems: low-earth orbit systems, medium-earth orbit systems and geosynchronous systems. All of our satellites are geosynchronous satellites and are located approximately 22,300 miles, or 35,700 kilometers, above the equator. These satellites can receive radio frequency communications from an origination point, relay those signals over great distances and distribute those signals to a single receiver or multiple receivers within the coverage areas of the satellites’ transmission beams.

Geosynchronous satellites send these signals using various parts of the radio frequency spectrum. The spectrum available for use at each orbital location includes the following frequency bands in which most commercial satellite services are offered today:

•	C-band—low power, broad beams requiring use of relatively larger antennae, valued as spectrum least susceptible to transmission impairments such as rain;

•	Ku-band—high power, narrow to medium size beams facilitating use of smaller antennae favored by businesses, but somewhat less reliable due to weather-related impairments; and

•

Ka-band—very high power, very narrow beams facilitating use of very small transmit/receive antennae, but less reliable due to high transmission weather - related impairments. The Ka-band is utilized for various applications, including broadband services.

Substantially all of the station-kept satellites in our fleet are designed to provide capacity using the C- and/or Ku-bands of this spectrum.

A geosynchronous satellite is referred to as geostationary, or station-kept, when it is operated within an assigned orbital control, or station-keeping box, which is defined by a specific range of latitudes and longitudes. Geostationary satellites revolve around the earth with a speed that corresponds to that of the earth’s rotation and appear to remain above a fixed point on the earth’s surface at all times. Geosynchronous satellites that are not station-kept are in inclined orbit. The daily north south motion of a satellite in inclined orbit exceeds the specified range of latitudes of its assigned station-keeping box, and the satellite appears to oscillate slowly, moving above and below the equator every day. An operator will typically operate a satellite in inclined orbit toward the end of its service life because the operator is able to save significant amounts of fuel by not controlling the north-south position of the satellite and is thereby able to substantially extend the service life of the satellite. The types of services and customers that can access an inclined orbit satellite have traditionally been limited due to the movement of the satellite relative to a fixed ground antenna, however, recent technology innovations now allow the use of inclined orbit capacity for certain applications. As a result, we anticipate demand for inclined orbit capacity may increase over the next few years if these applications are successfully introduced. As of December 31, 2010, ten of our satellites were operating in an inclined orbit, with most continuing to earn revenue beyond our original estimated life for each of these satellites.

In-Orbit Satellites

We believe that our strong operational performance is due primarily to our satellite procurement and operations philosophy. Our operations and engineering staff is involved from the design through the decommissioning of each satellite that we procure. Our staff works at the manufacturers’ and launchers’ sites to monitor progress, allowing us to maintain close technical collaboration with our contractors during the process of designing, manufacturing and launching a satellite. We continue our engineering involvement throughout the operating lifetime of each satellite. Extensive monitoring of earth station operations and around-the-clock satellite control and network operations support ensure our consistent operational quality, as well as timely corrections when problems occur. In addition, we have in place contingency plans for technical problems that may occur during the lifetime of a satellite.

These features also contribute to the resilience of our network, which enables us to ensure the continuity of service that is important for our customers and to retain revenue in the event that we need to move customers to alternative capacity. The design flexibility of some of our satellites enables us to meet customer demand and respond to changing market conditions.

As of December 31, 2010 our in-orbit fleet of satellites had 1,288 and 835 36-MHz equivalent transponders available for transmitting in the C-band and the Ku-band, respectively. These totals measure transponders on station-kept satellites. The average system fill factor for our satellites, which represents the percentage of our total available transponder capacity that is in use or that is reserved at a given time (including guaranteed reservations for service), was 78% as of December 31, 2010.

The design life of a satellite is the length of time that the satellite’s hardware is designed by the manufacturer to remain operational under normal operating conditions. In contrast, a satellite’s orbital maneuver life is the length of time the satellite has enough fuel to remain operational. A satellite’s service life is based upon fuel levels and other considerations, including power. Satellites launched in the recent past are generally expected to remain in service for the lesser of maneuver life or 16 years. Satellites typically have enough fuel to maintain between 16 and 18 years of station-kept operations. The average remaining service life of our satellites was approximately 7.4 years as of December 31, 2010 weighted on the basis of nominally available capacity for the station-kept satellites we own.

Planned Satellites

As of December 31, 2010 we had orders for the following 8 satellites including the Intelsat New Dawn satellite, of which six are replacement satellites. Generally, these satellites are being built over a period of three years. In the following table, a replacement satellite refers to a planned satellite of which certain customers may have the option of continuity of service between the existing satellite operating at the designated role and the planned satellite.

Satellite	Manufacturer	Role	Earliest Launch Date	Expected Launch Provider

IS-18	Orbital	Replacement satellite for IS-701 located at 180°E.	2H 2011	Land Launch

IS-19	SS/L	Replacement satellite for IS-8 located at 166°E.	Q1 2012	Sea Launch

IS-20	SS/L	Replacement satellite for IS-10 and IS-7 co-located at 68.5°E.	Q2 2012	Arianespace

IS-21	Boeing	Replacement satellite for IS-9 located at 302°E.	Q2 2012	Sea Launch

IS-22	Boeing	Satellite that includes a specialized UHF communications payload built in connection with an agreement with the Australian Defense Force. To be located at 72°E.	Q1 2012	Proton

IS-23	Orbital	Replacement satellite for IS-707 located at 307°E.	Q1 2012	Proton

IS-27	Boeing	Replacement satellite for IS-805 located at 304.5°E.	Q4 2012	TBD

Intelsat New Dawn	Orbital	New satellite of our New Dawn joint venture expected to serve Africa. To be located at 33°E.	Q2 2011	Arianespace

Future Satellites

We would expect to replace other existing satellites, as necessary, with satellites that meet customer needs and that have a compelling economic rationale. We periodically conduct evaluations to determine the current and projected strategic and economic value of our existing and any planned satellites and to guide us in redeploying satellite resources as appropriate.

Network Operations and Current Ground Facilities

We control and operate each of our satellites and manage the communications services for which each satellite is used from the time of its initial deployment through the end of its operational life, and we believe that our technical skill in performing these critical operations differentiates us from our competition. We provide most of these services from our satellite operations centers in Washington, D.C. and Long Beach, California and our customer service center in Ellenwood, Georgia. In the event of a natural disaster or other situation disabling one of the facilities, each satellite operations center has the functional ability to provide instantaneous restoration of services on behalf of the other, demonstrating the efficiency and effectiveness of our network. Utilizing state-of-the-art satellite command and control hardware and software, our satellite operations centers analyze telemetry from our satellites in order to monitor their status and track their location.

Our satellite operations centers use a network of ground facilities to perform their functions. This network includes 22 earth stations (“TT&C stations”) that provide TT&C services for our satellites and various other earth stations worldwide. Through our ground facilities, we constantly monitor signal quality, protect bandwidth from piracy or other interference and maintain customer installed equipment.

Our customer service center located in Ellenwood, Georgia includes a specialized video operations center, data operations center, and rapid access center. This facility is responsible for managing the communications services that we provide to our customers and is the first point of contact for customers needing assistance in using our network. We also maintain a back-up operations facility and data center a relatively short distance from our Washington, D.C. facility in Hagerstown, Maryland. This facility provides back-up emergency operational services in the event that our Ellenwood, Georgia customer service center experiences an interruption.

We have invested heavily in our fully integrated Intelsat ONESM terrestrial network which complements our satellite network. Our network includes teleport, leased fiber and network performance monitoring systems and enables us to provide end-to-end managed solutions to our customers. In addition to leased fiber connecting high-density routes, our ground network also features strategically located points of presence, which are drop-off points for our customers’ traffic that are close to major interconnection hubs for telecommunications applications, video transmissions and trunking to the Internet backbone. Our terrestrial network is an all IP network environment that results in improved ground support of high bandwidth applications such as HD video. The CISCO-based network architecture allows us to converge our media and network services terrestrial network infrastructures, resulting in reduced costs, and provides opportunities for generating additional revenue from existing and new customers by bundling combinations of media and network services products that can be offered through a single access circuit into our network.

Capacity Sparing and Backup and General Satellite Risk Management

As part of our satellite risk management, we continually evaluate, and design plans to mitigate, the areas of greatest risk within our fleet, especially for those satellites with known technical risks. We believe that the availability of spare transponder services capacity, together with the overlapping coverage areas of our satellites and flexible satellite design features described in “Our Network—Satellite Systems” above, are important aspects of our ability to provide reliable service to our customers. In addition, these factors could help us to mitigate the financial impact to our operations attributable to the occurrence of a major satellite anomaly, including the loss of a satellite. Although we do not maintain backup for all of our transponder services operating capacity, we maintain some form of backup capacity for each satellite designated as being in primary operating service. Our restoration backup capacity may include any one or more of the following:

•	designated reserve transponders on the satellite or other on-board backup systems or designed-in redundancies,

•	an in-orbit spare satellite, or

•	interim restoration capacity on other satellites.

In addition, we provide some capacity on a preemptible basis and could preempt the use of this capacity to provide backup capacity in the event of a loss of a satellite.

We typically obtain launch insurance for our satellites at the time of launch and will decide whether or not to obtain such insurance taking into consideration launch insurance rates, terms of available coverage and alternative risk management strategies, including the availability of backup satellites and transponders in the event of a launch failure. Launch insurance coverage is typically in an amount equal to the fully capitalized cost of the satellite, which generally includes the construction costs, the portion of the insurance premium related to launch, the cost of the launch services and capitalized interest (but may exclude any unpaid incentive payments to the manufacturer).

As of December 31, 2010, five of the satellites in our fleet were covered by in-orbit insurance. In-orbit insurance coverage may initially be for an amount comparable to launch insurance levels, generally decreases over time and is typically based on the declining book value of the satellite. We do not currently insure against lost revenue in the event of a total or partial loss of a satellite.

One of the five insured satellites, Galaxy 13/Horizons-1, was covered by an insurance policy with substantial exclusions or exceptions to coverage for failures of specific components identified by the underwriters as at risk for possible failure, primarily related to XIPS related anomalies (“Significant Exclusion Policies”). The Significant Exclusion Policies reduce the probability of an insurance recovery in the event of a loss on this satellite.

Sales, Marketing and Distribution Channels

Our company tagline, “Closer, by far,” describes the close working relationship we strive to build with our customers. Our Intelsat Global Sales & Marketing Ltd. subsidiary (“Intelsat Global Sales”), located in London, England, is our global sales and marketing headquarters. In addition, we have established local sales and marketing support offices in the following countries around the world:

• Australia	• Japan

• Brazil	• Mexico

• China	• Singapore

• France	• South Africa

• Germany	• United Arab Emirates

• India	• United States

By establishing local offices closer to our customers and staffing those offices with experienced personnel, we believe that we are able to provide flexible and responsive service and technical support to our customers. Our sales and marketing organization reflects our corporate focus on our three principal customer sets of network services, media and government. Our sales team includes technical marketing and sales engineering application expertise and a sales approach focused on creating integrated solutions for our customers’ communications requirements.

We use a range of direct and wholesale distribution methods to sell our services, depending upon the region, applicable regulatory requirements and customer application.

Satellite Health and Technology

Our satellite fleet is diversified by manufacturer and satellite type, and as a result, our fleet is generally healthy, with 99.998% availability of station-kept satellite capacity during the year ended December 31, 2010. We have experienced some technical problems with our current fleet but have been able to minimize the impact of these problems on our customers, our operations and our business in recent years. Many of these problems have been component failures and anomalies that have had little long-term impact to date on the overall transponder availability in our satellite fleet. All of our satellites have been designed to accommodate an anticipated rate of equipment failures with adequate redundancy to meet or exceed their orbital design lives, and to date, this redundancy design scheme has proven effective. After each anomaly we have generally restored services for our customers on the affected satellite, provided alternative capacity on other satellites in our fleet, or provided capacity that we purchased from other satellite operators.

Significant Anomalies

On November 28, 2004, our Galaxy 27 satellite experienced a sudden anomaly in its north electrical distribution system which resulted in the loss of control of the satellite and the interruption of customer services on the satellite. Galaxy 27 is a FS 1300 series satellite manufactured by SS/L. Our engineers were able to regain command and control of Galaxy 27, and it was placed back in service, with reduced payload capacity, following operational testing. We have determined that the north electrical distribution system on Galaxy 27 and the communications capacity associated with it are not operational, and the satellite has lost redundancy in nearly all of its components. As a result, Galaxy 27 faces an increased risk of loss in the future. As of December 31, 2010, a substantial subset of Galaxy 27’s transponders, which are all powered by the south electrical distribution system, have been tested, are performing normally and are available for service to our customers. Some of these transponders are currently being used by our customers.

On January 14, 2005, our IS-804 satellite experienced a sudden and unexpected electrical power system anomaly that resulted in the total loss of the satellite. IS-804 was a Lockheed Martin 7000 series (the “LM 7000 series”) satellite, and as of December 31, 2010 we operated two other satellites in the LM 7000 series, IS-801 and IS-805. Of these two satellites, only IS-805 remains in a primary orbital role. Based on the report of the failure review board that we established with Lockheed Martin Corporation, we believe that the IS-804 failure was not likely to have been caused by an IS-804 specific workmanship or hardware element, but was most likely caused by a high current event in the battery circuitry triggered by an electrostatic discharge that propagated to cause the sudden failure of the high voltage power system. We therefore believe that although this risk exists for our other LM 7000 series satellites, the risk of any individual satellite having a similar anomaly is low.

On September 21, 2006, our IS-802 satellite experienced a reduction of electrical power capability that resulted in a degraded capability of the satellite. A substantial subset of transponders on IS-802 were subsequently reactivated and are operating normally. The anomaly review board that we established with Lockheed Martin Corporation to investigate the cause of the anomaly concluded that the IS-802 anomaly was most likely caused by an electrical short internal to the solar array harness located on the south solar array boom. The anomaly review board found that this anomaly was significantly different from previous LM 7000 series spacecraft failures and was the first failure of this type on a solar array of the LM 7000 series. We therefore believe that although this risk exists for our other LM 7000 series satellites, the risk of any individual satellite having a similar anomaly is low.

On June 29, 2008, our Galaxy 26 satellite experienced a sudden and unexpected electrical distribution anomaly causing the loss of a substantial portion of the satellite power generating capability and resulting in the interruption of some of the customer services on the satellite.

Galaxy 26 is also a FS 1300 series satellite. Certain transponders continue to operate normally. However, the anomaly resulted in a reduction to the estimated remaining useful life of the satellite.

With respect to both the Galaxy 27 and Galaxy 26 anomalies, the failure review boards that we established with SS/L identified the likely root cause of the anomalies as a design flaw which is affected by a number of parameters and in some extreme cases can result in an electrical system anomaly. The design flaw also exists on IS-8. This satellite has been in service since November 1998 and has not experienced an electrical system anomaly. Along with the manufacturer, we continually monitor this problem and we have ordered a replacement for IS-8 expected to be launched in 2011.

On April 5, 2010, our Galaxy 15 satellite experienced an anomaly resulting in our inability to command the satellite. We transitioned all media traffic on this satellite to our Galaxy 12 satellite, which was our designated in-orbit spare satellite for the North America region. Galaxy 15 is a Star-2 satellite manufactured by Orbital Sciences Corporation. On December 23, 2010, we recovered command of the spacecraft and we began diagnostic testing and uploading of software updates that protect against future anomalies of this type. Galaxy 15 was drifted to an interim orbital location where we concluded our in-orbit testing to confirm the functionality of every aspect of the spacecraft, a critical phase that our satellite engineering and operations team was managing. In February 2011, Galaxy 15 initiated a drift to 133.1°W and returned to service, initially as an in-orbit spare.

Other Anomalies

We have also identified three other types of common anomalies among the satellite models in our fleet, which have had an operational impact in the past and could, if they materialize, have an impact in the future. These are:

•	failure of the SCP in Boeing 601 (“BSS 601”) satellites;

•	failure of the on-board XIPS used to maintain the in-orbit position of Boeing 601 High Power Series (“BSS 601 HP”) satellites; and

•	accelerated solar array degradation in early Boeing 702 (“BSS 702”) satellites.

SCP Failures. Many of our satellites use an on-board SCP to provide automatic on-board control of many operational functions. SCPs are a critical component in the operation of such satellites. Each such satellite has a backup SCP, which is available in the event of a failure of the primary SCP. Certain BSS 601 satellites have experienced SCP failures. The risk of SCP failure appears to decline as these satellites age.

On February 1, 2010 our IS-4 satellite experienced an anomaly of its backup SCP which caused this satellite to be deemed unrecoverable. Launched in 1995, IS-4 was expected to reach its end of service life later in 2010. IS-4 had previously experienced the failure of its primary SCP and was operating on its backup SCP.

As of December 31, 2010, we operated four BSS 601 satellites: HGS-3, which is utilized by a third-party, IS-2, IS-3R and IS-26. These satellites have been identified as having heightened susceptibility to the SCP problem. IS-2 was decommissioned in January 2011. IS-3R and IS-26 have been in continuous operation since 1994, 1996 and 1997, respectively. Both primary and backup SCPs on these satellites are monitored regularly and remain fully functional. Accordingly, we believe it is unlikely that additional SCP failures will occur; however, should they occur, we do not anticipate an interruption in business or early replacement of these satellites as a result.

BSS 601 HP XIPS. The BSS 601 HP satellite uses XIPS as its primary propulsion system. There are two separate XIPS on each BSS 601 HP, each one of which is capable of maintaining the satellite in its orbital position. The satellite also has a completely independent bi-propellant propulsion system as a backup to the XIPS. As a result, the failure of a XIPS on a BSS 601 HP typically would have no effect on the satellite’s performance or its operating life. However, the failure of both XIPS would require the use of the backup bi-propellant propulsion system, which could result in a shorter operating life for the satellite depending on the amount of bi-propellant fuel remaining. XIPS failures do not typically result in a catastrophic failure of the satellite or affect the communications capability of the satellite.

As of December 31, 2010, we operated four BSS 601 HP satellites, IS-5, IS-9, IS-10 and Galaxy 13/Horizons-1. IS-5 and Galaxy 13/Horizons-1 continue to have both XIPS available as their primary propulsion system. IS-9 and IS-10 have experienced the failure of both XIPS and are operating on their backup bi-propellant systems. These two satellites are expected to be replaced by 2012. Our BSS 601 HP satellites had available bi-propellant fuel for a range of approximately two to eight years from December 31, 2010. No assurance can be given that we will not have further XIPS failures that result in shortened satellite lives. We have decommissioned three satellites that had experienced failure of both XIPS. IS-6B was replaced by IS-11 during the first quarter of 2008, Galaxy 10R was replaced by Galaxy 18 during the second quarter of 2008, and Galaxy 4R was decommissioned in March 2009.

BSS 702 Solar Arrays. All of our satellites have solar arrays that power their operating systems and transponders and recharge the batteries used when solar power is not available. Solar array performance typically degrades over time in a predictable manner. Additional power margins and other operational flexibility are designed into satellites to allow for such degradation without loss of performance or operating life. Certain BSS 702 satellites have experienced greater than anticipated degradation of their solar arrays resulting from the design of the solar arrays. Such degradation, if continued, results in a shortened operating life of a satellite or the need to reduce the use of the communications payload.

As of December 31, 2010, we operated three BSS 702 satellites, two of which are affected by accelerated solar array degradation, Galaxy 11 and IS-1R. Service to customers has not been affected, and we expect that both of these satellites will continue to serve customers until we replace or supplement them with new satellites. Along with the manufacturer, we continually monitor the problem to determine its cause and its expected effect. Due to this continued degradation, Galaxy 11’s estimated end of service life is April 2015 and IS-1R’s estimated end of service life is February 2016. IS-1R is currently operating in a secondary orbital role. Galaxy 11 is currently operating in a primary orbital role, bridging service until the arrival of the New Dawn satellite, which is scheduled to enter service in the second quarter of 2011. The third BSS 702 satellite that we operated as of December 31, 2010, Galaxy 3C, was launched after the solar array anomaly was identified, and it has a substantially different solar array design intended to eliminate the problem. This satellite has been in service since September 2002 and has not experienced similar degradation problems.

Competition

We compete in the communications market for the provision of video, data and voice connectivity worldwide. Communications services are provided using various communications technologies, including satellite networks, which provide services as a substitute for, or as a complement to, the capabilities of terrestrial networks. See “—The FSS Sector” above for a description of the FSS sector generally and the advantages of satellite communications.

We are a satellite operator that operates worldwide. Our competition includes providers of fixed satellite services of varying size. We also face significant competition from suppliers of terrestrial communications capacity. We compete with other satellite operators for both point- to-multipoint and point-to-point services. We compete with fiber optic cable operators principally for point-to-point services.

We also face competition from resellers of FSS and fiber capacity. Resellers purchase FSS or fiber capacity from current or future providers and then resell the capacity to their customers. Capacity for resale is readily available because resellers can typically procure capacity on short notice, given that FSS and fiber capacity is available.

We compete with providers of terrestrial fiber optic cable capacity on certain routes and networks. As a result, we have been experiencing, and expect to continue to experience, a decline in our channel product revenue due to the build-out of fiber optic cable capacity. However, we believe that satellites have advantages over fiber optic cables in certain regions and for certain applications. The primary use of fiber optic cable is carrying high-volume communications traffic from point to point, and fiber capacity is available at substantially lower prices than satellite capacity once operational. Consequently, the growth in fiber optic cable capacity on point-to-point transoceanic routes, particularly across the Atlantic Ocean, has led voice, data and video contribution customers that require service between major city hubs to migrate from satellite to fiber optic cable. However, satellite capacity remains competitive for signals that need to be transmitted beyond the main termination points of fiber optic cable, for point-to-multipoint transmissions and for signals seeking to bypass congested terrestrial networks. Satellite capacity is also competitive in parts of the world where providing fiber optic cable capacity is not yet cost-effective or is physically not feasible. We believe that in those applications and regions where we do compete with fiber optic cable companies, the basis for competition is primarily price.

Regulation

As an operator of a privately owned global satellite system, we are subject to U.S. government regulation; regulation by foreign national telecommunications authorities; and the ITU frequency coordination process and regulations.

U.S. Government Regulation

FCC Regulation. Almost all of the satellites in our current constellation are licensed and regulated by the FCC. We have final or temporary FCC authorization for all of our U.S.-licensed operating satellites. FCC satellite licenses typically have a fifteen-year term. At the end of a license term, we can request an extension to continue operating a satellite. In addition, our FCC satellite licenses which relate to use of those orbital locations and associated frequencies that were transferred to the United States at the time of our privatization in July 2001 are conditioned on our remaining a signatory to the Public Services Agreement with the International Telecommunications Satellite Organization described below under “—Our History—The Privatization.” Furthermore, any transfer of these licenses by us to a third party or a successor-in-interest is only permitted if such third party or successor-in-interest has undertaken to perform our obligations under the Public Services Agreement.

Changes to our satellite system generally require prior FCC approval. From time to time, we have pending applications for permanent or temporary changes in orbital locations, frequencies and technical design. From time to time, we also file applications for replacement or additional satellites. Replacement satellite applications are eligible for streamlined processing if they seek authority for the same orbital location, frequency bands and coverage area as an existing satellite and will be brought into use at approximately the same time, but no later than, the existing satellite is retired. In the case of additional FSS geostationary satellites, the FCC processes requests for new orbital locations or frequencies on a first come, first served basis and requires licensees to post a $3.0 million bond and to comply with a schedule of progress “milestones,” establishing deadlines to sign a satellite construction contract; complete critical design review; begin spacecraft construction; and launch and operate the satellite. Upon an FCC determination that each milestone has been completed, the amount of the bond is reduced by $750,000. A satellite licensee not satisfying a milestone will lose its license and must forfeit the remaining amount on its bond absent circumstances warranting a milestone extension under the FCC’s rules and policies.

We hold other FCC licenses, including earth station licenses associated with technical facilities located in several states and in Washington, D.C. We must pay FCC filing fees in connection with our space station and earth station applications, and we must also pay annual regulatory fees to the FCC. Violations of the FCC’s rules can result in various sanctions including fines, loss of authorizations or the denial of applications for new authorizations or the renewal of existing authorizations.

We are not regulated as a common carrier for most of our activities. Therefore we are not subject to rate regulation or the obligation not to discriminate among customers and we operate most of our activities with minimal governmental scrutiny of our business decisions. One of our subsidiaries is regulated as a common carrier. Common carriers are subject to FCC requirements, which include: traffic and revenue reports, international circuit status reports, international interconnected private line reports, notification and approval for foreign carrier affiliations, filing of contracts with international carriers, annual financial reports, equal employment opportunity reports, assistance for law enforcement and maintenance of customer billing records for 18 months. We currently qualify for exemptions from several of these reporting requirements.

U.S. Export Control Requirements and Sanctions Regulation. We must comply with U.S. export control laws and regulations, specifically the Arms Export Control Act, the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations and the trade sanctions laws and regulations in the operation of our business. The export of satellites, satellite hardware, defense services and technical information relating to satellites to non-U.S. satellite manufacturing firms, launch services providers, insurers, customers, employees and other non-U.S. persons is regulated by the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”), under the ITAR. Certain of our contracts for the manufacture, launch, operation and insurance of our satellites involve the export to non-U.S. persons of technical data or hardware regulated by the ITAR. We have obtained all of the specific DDTC authorizations currently needed in order to fulfill our obligations under contracts with non-U.S. entities, and we believe that the terms of these licenses are sufficient given the scope and duration of the contracts to which they pertain. Many of our employees are non-U.S. nationals. We have obtained a license from the DDTC to allow certain of our non-U.S. national employees access to our technical information that is controlled under the ITAR.

The U.S. Department of Commerce’s Bureau of Industry and Security also regulates some of our activities under the Export Administration Regulations. The Bureau regulates our export of equipment to earth stations in our ground network located outside of the United States. It is our practice to obtain all licenses necessary for the furnishing of original or spare equipment for the operation of our TT&C stations in a timely manner in order to facilitate the shipment of this equipment when needed.

We cannot provide services to certain countries subject to U.S. trade sanctions unless we first obtain the necessary authorizations from the Office of Foreign Assets Control. Where required, the U.S. Department of the Treasury’s Office of Foreign Assets Control has granted us the authorizations needed to provide satellite capacity and related administrative services to U.S.-sanctioned countries.

U.S. Department of Defense Security Clearances. To participate in classified U.S. government programs, we sought and obtained security clearances for one of our subsidiaries from the U.S. Department of Defense as required under the national security laws and regulations of the United States by entering into a proxy agreement with the U.S. government. Because Intelsat S.A. is a Luxembourg company, and prior to the Migration was a Bermuda company, with significant non-U.S. investment and employees, we sought and obtained Department of Defense approval of various mechanisms to mitigate the impact on the required security clearances. If we do not maintain the security clearances that we have obtained from the U.S. Department of Defense, we will not be able to perform our obligations under any classified U.S. government contracts to which our subsidiary is a party, the U.S. government would have the right to terminate our contracts requiring access to classified information and we will not be able to enter into new classified contracts. Further, if we materially violate the terms of the proxy agreement, the subsidiary holding the security clearances may be suspended or debarred from performing any government contracts, whether classified or unclassified.

Regulation by Foreign National Telecommunications Authorities

U.K. Regulation. The United Kingdom is the licensing jurisdiction for the BSS portion of the Ku-band on the IS-805 satellite. Satellite operators in the United Kingdom are regulated by the U.K.’s Office of Communications.

Papua New Guinea Regulation. The Papua New Guinea Telecommunication Authority (“PANGTEL”) is the licensing jurisdiction for our use of the C-band payload on the Galaxy 23 satellite. We are required to pay fees to PANGTEL in connection with our use of this orbital location. In 2003, the FCC added this C-band payload to its “Permitted Space Station List,” enabling use of the payload to provide non-DTH services in the United States.

German Regulation. We hold licenses for several earth stations in Germany, as well as authorizations to operate the IS-12, IS-601, Galaxy 27 and IS-24 satellites.

South African Regulation. We hold a license for an earth station in South Africa.

Japan Regulation. We and JSAT are the sole members of Horizons and in 2002 the Japanese telecommunications ministry authorized Horizons to operate the Ku-band payload on the Galaxy 13/Horizons-1 satellite. In 2003, the FCC added this Ku-band payload to its “Permitted Space Station List,” enabling Horizons to use the payload to provide non-DTH services in the United States, and in May 2004, the FCC expanded this authority to include one-way DTH services. We are the exclusive owner of the C-band payload on Galaxy 13/Horizons-1, which the FCC has licensed us to operate.

Other National Telecommunications Authorities. As a provider of satellite capacity, we are also subject to the national communications and broadcasting laws and regulations of many foreign countries in which we operate. Most countries require us to obtain a license or other form of written authorization from the regulator prior to offering service. We have obtained or are obtaining these licenses or written authorizations in all countries in which they are required. Most countries allow authorized telecommunications providers to own their own transmission facilities and to purchase satellite capacity without restriction, facilitating customer access to our services. Other countries maintain strict monopoly regimes or otherwise regulate the provision of our services. In order to provide services in these countries, we may need to negotiate an operating agreement with a monopoly entity that covers the types of services to be offered by each party, the contractual terms for service and each party’s rates. As we have developed our ground network and expanded our service offerings, we have been required to obtain additional licenses and authorizations. To date, we believe that we have identified and complied with all of the regulatory requirements applicable to us in connection with our ground network and expanded services.

The International Telecommunication Union Frequency Coordination Process and Regulation

Our use of orbital locations is subject to the frequency coordination and recording process of the ITU. In order to protect satellite systems from harmful radio frequency interference from other satellite systems, the ITU maintains a Master International Frequency Register of radio frequency assignments and their associated orbital locations. Each ITU notifying administration is required by treaty to give notice of, coordinate and record its proposed use of radio frequency assignments and associated orbital locations with the ITU’s Radiocommunication Bureau.

When the coordination process is completed, the ITU formally notifies all proposed users of frequencies and orbital locations in order to protect the recorded assignments associated with a given orbital location from subsequent or nonconforming interfering uses by Member States of the ITU. The ITU’s Radio Regulations do not contain mandatory dispute resolution or enforcement mechanisms. The Radio Regulations’ arbitration procedure is voluntary and neither the ITU specifically, nor international law generally, provides clear remedies if this voluntary process fails. Only nations have full standing as ITU members. Therefore, we must rely on governments to represent our interests before the ITU, including obtaining new rights to use orbital locations and resolving disputes relating to the ITU’s regulations.

Employees

As of December 31, 2010, we had 1,117 full-time regular employees. These employees consisted of:

•	531 employees in engineering, operations and related information systems;

•	278 employees in finance, legal, corporate information systems and other administrative functions;

•	211 employees in sales, marketing and strategy; and

•	97 employees in support of government sales and marketing.

We believe that our relations with our employees are good. None of our employees is represented by a union or covered by a collective bargaining agreement.

Environmental Matters

Our operations are subject to various laws and regulations relating to the protection of the environment, including those governing the management, storage and disposal of hazardous materials and the cleanup of contamination. As an owner or operator of property and in connection with current and historical operations at some of our sites, we could incur significant costs, including cleanup costs, fines, sanctions and third-party claims, as a result of violations of or liabilities under environmental laws and regulations. For instance, some of our operations require continuous power supply, and, as a result, current and past operations at our teleport and other technical facilities include fuel storage and batteries for back-up power generators. We believe, however, that our operations are in substantial compliance with environmental laws and regulations.

Our History

Intelsat, Ltd. was the successor entity to the International Telecommunications Satellite Organization (the “IGO”). The IGO was a public intergovernmental organization created on an interim basis by its initial member states in 1964 and formally established in February 1973 upon entry into force of an intergovernmental agreement. The member states that were party to the treaty governing the IGO designated certain entities, known as the Signatories, to market and use the IGO’s communications system within their territories and to hold investment share in the IGO. Signatories were either private telecommunications entities or governmental agencies of the applicable party’s country or territory. Some Signatories authorized certain other entities located within their territories that used the IGO’s satellite system, known as the Investing Entities, to invest in the IGO as well. Both Signatories and Investing Entities made capital contributions to the IGO and received capital repayments from the IGO in proportion to their investment share in the IGO. Signatories and Investing Entities were also the IGO’s principal customers. Each Signatory’s and Investing Entity’s investment share in the IGO was based on its level of use of the IGO’s satellite system as compared to the use by other Signatories and Investing Entities.

As a public intergovernmental organization, the IGO was exempt from various taxes and enjoyed privileges, exemptions and immunities in many of its member states. However, due to its status as an intergovernmental organization, the IGO’s business was subject to certain operating restrictions. For example, the IGO could not own or operate its own earth stations or provide retail services directly to end users in certain countries. It also could not set market-based pricing for its services or engage in business relationships with non-Signatories without first obtaining Signatory approval.

The Privatization

Our management began contemplating privatization in the mid-1990s in order to be able to operate our business free of the restrictions described above and to better position us to be responsive to a number of commercial, competitive and regulatory forces. In November 2000, the IGO’s Assembly of Parties unanimously approved our management’s specific plan for our privatization and set the date of privatization for July 18, 2001. On July 18, 2001, substantially all of the assets and liabilities of the IGO were transferred to us.

The privatization required the amendment of the two formal agreements establishing the IGO. These two agreements were the Agreement Relating to the International Telecommunications Satellite Organization “INTELSAT,” known as the INTELSAT Agreement, and the Operating Agreement Relating to the International Telecommunications Satellite Organization “INTELSAT,” known as the Operating Agreement, which both entered into force in February 1973. Because the process to formally ratify the amendments to the INTELSAT Agreement was expected to be lengthy, the IGO’s Assembly of Parties decided to provisionally apply, or rapidly implement, the amendments on a consensus basis with effect from July 18, 2001, pending their formal ratification. Formal entry into force of the amendments to the INTELSAT Agreement occurred on November 30, 2004.

Upon our privatization, each Signatory and Investing Entity that executed and delivered the required privatization agreements, including a shareholders agreement, received shares in Intelsat, Ltd. in proportion to its investment share in the IGO.

The IGO, referred to post-privatization as the International Telecommunications Satellite Organization (“ITSO”), continues to exist as an intergovernmental organization and will continue to exist as such for a period of at least 12 years after July 18, 2001, and then may be terminated by a decision of a governing body of ITSO called the Assembly of Parties. Pursuant to a Public Services Agreement among ITSO and Intelsat, Ltd. and certain of our subsidiaries, we have an obligation to provide our services in a manner consistent with the core principles of global coverage and connectivity, lifeline connectivity and non-discriminatory access, and ITSO monitors our implementation of this obligation. These core principles are described below under “—Certain Customer Service Agreements—Novation Agreements” and “—Certain Customer Service Agreements—Lifeline Connectivity Obligation Contracts.”

The 2005 Acquisition Transactions

On January 28, 2005, Intelsat, Ltd. was acquired by Intelsat Holdings for total cash consideration of approximately $3.2 billion, with pre-acquisition debt of approximately $1.9 billion remaining outstanding. Intelsat Holdings was initially formed as a Bermuda company at the direction of funds advised by or associated with Apax Partners Worldwide LLP and Apax Partners, L.P., Apollo Management V, L.P., MDP Global Investors Limited, and Permira Advisers LLC (collectively, the “Former Sponsors”).

The PanAmSat Acquisition Transactions

On August 28, 2005, Intelsat Bermuda, PanAmSat and Proton Acquisition Corporation, a wholly-owned subsidiary of Intelsat Bermuda, signed a definitive merger agreement pursuant to which Intelsat Bermuda acquired all of the outstanding equity interests in PanAmSat for $25.00 per common share in cash, or approximately $3.2 billion in the aggregate (plus approximately $0.00927 per share as the pro rata share of undeclared regular quarterly dividends). Upon completion of the acquisition on July 3, 2006, PanAmSat and Intelsat Sub Holdco became separate direct or indirect wholly-owned subsidiaries of Intelsat Bermuda. As part of this transaction, approximately $3.2 billion in existing debt of PanAmSat and its subsidiaries was either refinanced or remained outstanding. The acquisition and the related transactions are referred to collectively as the PanAmSat Acquisition Transactions. Concurrently with the PanAmSat Acquisition Transactions, Intelsat General, the entity that operates our government services business, purchased the government services business of PanAmSat.

The New Sponsors Acquisition Transactions

On February 4, 2008, Serafina completed its acquisition of 100% of the equity ownership of Intelsat Holdings (the “New Sponsors Acquisition”) for total cash consideration of approximately $5.0 billion, pursuant to a share purchase agreement among Serafina, Intelsat Holdings, certain shareholders of Intelsat Holdings and Serafina Holdings (the “BC Share Purchase Agreement”). Serafina Holdings is an entity formed by funds controlled by BC Partners Holdings Limited (the “BCEC Funds”) and certain other investors. Subsequent to the execution of the BC Share Purchase Agreement, two investment funds controlled by Silver Lake Partners, L.P. (“Silver Lake Partners”) and other equity investors joined the BCEC Funds as the equity sponsors of Serafina Holdings. We refer to the BCEC Funds, the Silver Lake Partners funds and the other equity sponsors collectively as the New Sponsors. As a result of completion of the New Sponsors Acquisition and related financing transactions, we and our subsidiaries assumed aggregate net incremental debt of approximately $3.7 billion. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of the New Sponsors Acquisition Transactions.”

The Luxembourg Migration

On December 15, 2009, Intelsat, Ltd. and certain of its parent holding companies and subsidiaries migrated their jurisdiction of organization from Bermuda to Luxembourg (the “Migration”). As a result of the Migration, our headquarters are located in Luxembourg. Each company that migrated has continued its corporate and legal personality in Luxembourg. Subsequent to the Migration, Intelsat Global, Ltd. is now known as Intelsat Global S.A., Intelsat Global Subsidiary, Ltd. is now known as Intelsat Global Subsidiary S.A., Intelsat Holdings, Ltd. is now known as Intelsat Holdings S.A., Intelsat, Ltd. is now known as Intelsat S.A., Intelsat (Bermuda), Ltd. is now known as Intelsat (Luxembourg) S.A., Intelsat Jackson Holdings, Ltd. is now known as Intelsat Jackson Holdings S.A., Intelsat Intermediate Holding Company, Ltd. is now known as Intelsat Intermediate Holding Company S.A. and Intelsat Subsidiary Holding Company, Ltd. is now known as Intelsat Subsidiary Holding Company S.A.

Certain Customer Service Agreements

Our Intelsat Global Sales subsidiary is the contracting party for certain of our customer service agreements. For regulatory reasons, some of our Brazilian customers contract with our Brazilian subsidiaries. Our U.S., Canadian and Caribbean customers enter into agreements with certain of our U.S. subsidiaries. References to “our,” “we” and “us” below in our discussion of our service agreements are to the Intelsat entities that are the actual contracting parties to the service agreements.

Our customers generally obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. These agreements offer different service types, including transponder services, managed services, mobile satellite services and channel. For a description of these service types and a breakdown of our revenue by service type, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Revenue” and “—Results of Operations.”

Most customer service commitments entered into prior to our privatization were transferred to us from the IGO pursuant to novation agreements. Since the privatization, our customers generally order services pursuant to master service agreements. The novation agreements and the master service agreements that Intelsat entered into in connection with the privatization contain provisions that restrict certain aspects of our business. These provisions are described below. Following our privatization, we have entered into master service agreements that do not contain these types of restrictions.

Novation Agreements

Each Intelsat novation agreement sets forth the terms and conditions upon which the service commitments entered into prior to the privatization are provided and the same terms and conditions generally apply to all customer service commitments transferred by the IGO pursuant to a novation agreement. Certain outstanding customer commitments represented in our December 31, 2010 backlog are covered by novation agreements.

Lifeline Connectivity Obligation Contracts

In connection with our privatization, customers that novated service commitments and that met specified eligibility criteria had the option of entering into LCO contracts. An LCO contract provides price and capacity protection for a covered service commitment until the earlier of July 18, 2013 or the expiration of the commitment, which may be renewed as many times as required up to July 18, 2013 at a price no higher than the price charged for that service on the privatization date. Our customers cannot elect to receive LCO protection on contracts effective after the privatization date, except in limited circumstances. As of December 31, 2010, approximately 1.2% of the outstanding customer commitments in our backlog were LCO- protected. The LCO contracts obligate us, in some circumstances, to reduce the prices we charge for covered service commitments, based on the cumulative price increases and decreases of our non-LCO protected service commitments against a specified pricing index calculated annually on July 18. Because the cumulative decrease in pricing to non-LCO customers through July 18, 2010 has been less than 15%, we have not as of yet been required to reduce prices for our LCO-protected service commitments.

Pursuant to a Public Services Agreement that Intelsat entered into with ITSO in connection with the privatization, ITSO monitors our implementation of the LCO protections. Under the Public Services Agreement, we are obligated to provide our services in a manner consistent with the core principles of global coverage and connectivity, lifeline connectivity and non-discriminatory access. Global coverage and connectivity refers to the principle that our satellite system should provide the maximum coverage of the earth available from satellites in geostationary orbit and that it should have sufficient interconnection capabilities to make communication possible within and between Africa, Asia, Europe, North America and South America. Lifeline connectivity refers to the principle that we should make our satellite system available at protected price levels to users in low income countries, countries with low teledensity and other countries that are dependent on our system for access to international telecommunications services. Non-discriminatory access refers to the principle that all entities should have a fair and equal opportunity to access our satellite system.

Legal Proceedings

We are subject to litigation in the ordinary course of business, but management does not believe that the resolution of any pending proceedings would have a material adverse effect on our financial position or results of operations.

MANAGEMENT

Executive Officers and Directors

Information regarding our current executive officers and directors is set forth below. Each of our directors is appointed by the general meeting of shareholders for a period not exceeding six years or until a successor has been elected. Each of the directors below was appointed to serve until the general meeting of shareholders approving our annual accounts for the year ending December 31, 2010. Each of our executive officers is appointed for such term as may be prescribed by the board of directors and until a successor has been chosen and qualified.

Name	Age	Position
David McGlade	50	Director, Deputy Chairman and Chief Executive Officer, Intelsat S.A.
Raymond Svider	48	Chairman and Director, Intelsat S.A.
Michael McDonnell	47	Executive Vice President and Chief Financial Officer, Intelsat S.A.
Phillip Spector	60	Executive Vice President Business Development, General Counsel and Assistant Secretary, Intelsat S.A.
Stephen Spengler	51	Executive Vice President Sales and Marketing, Intelsat Corporation
Thierry Guillemin	51	Senior Vice President and Chief Technical Officer, Intelsat Corporation
Linda Bartlett	52	Senior Vice President and Controller, Intelsat Corporation
Justin Bateman	37	Director
Egon Durban	37	Director
David Roux	54	Director
Denis Villafranca	38	Director

The following is a brief biography of each of our executive officers and directors:

Mr. McGlade has been the Chief Executive Officer of Intelsat S.A. since April 2005 and became Deputy Chairman of the board of directors in August 2008. Prior to that, Mr. McGlade was the Chief Executive Officer of O2 UK, the largest subsidiary of mmO2 plc and a leading U.K. cellular telephone company, a position he took in October 2000. He was also an Executive Director of O2 plc. During his tenure at O2 UK and O2, Mr. McGlade was a director of the GSM Association, a trade association for GSM mobile operators, and served as Chairman of its Finance Committee from February 2004 to February 2005. He was also a director of Tesco Mobile from September 2003 to March 2005 and a director of The Link, a distributor of mobile phones and other high technology consumer merchandise, from December 2000 to May 2004. We believe Mr. McGlade’s extensive telecommunications industry experience is of benefit to our board. Mr. McGlade is currently a director of Skyworks Solutions, Inc. Mr. McGlade’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Mr. Svider became a director of Intelsat S.A. in February 2008 and became the Chairman of the board of directors of Intelsat S.A. in May 2008. Mr. Svider is Co-Chairman and has been a Managing Partner of BC Partners, since 2003. He joined BC Partners in 1992 in Paris before moving to London in 2000 to lead its investments in the technology and telecoms industries. Over the years, Mr. Svider has participated in or led a variety of investments including Tubesca, Nutreco, UTL, Neopost, Polyconcept, Neuf Telecom, Unity Media/Tele Columbus, Office Depot Inc. and ATI Enterprises. He is currently on the board of Office Depot Inc. and ATI Enterprises. Prior to joining BC Partners; Mr. Svider worked in investment banking at Wasserstein Perella in New York and Paris, and at the Boston Consulting Group in Chicago. Mr. Svider holds a Master of Business Administration from the University of Chicago and a Master of Science in Engineering from both Ecole Polytechnique and Ecole Nationale Superieure des Telecommunications in France. We believe Mr. Svider’s experience overseeing other BC

Partners portfolio companies is of benefit to our board. Mr. Svider’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Mr. McDonnell became the Executive Vice President and Chief Financial Officer of Intelsat S.A. in November 2008. He was previously Executive Vice President, Chief Financial Officer and Treasurer of MCG Capital Corporation, a publicly-held commercial finance company, from September 2004 and its Chief Operating Officer since August 2006. From August 2000 to August 2004, Mr. McDonnell was employed by direct-to-home satellite television operator, DISH Network Corporation (f/k/a EchoStar Communications Corporation), where he served as Executive Vice President and Chief Financial Officer from July 2004 to August 2004 and as Senior Vice President and Chief Financial Officer from August 2000 to July 2004. Prior to joining EchoStar, from 1986 to 2000 Mr. McDonnell was employed by PricewaterhouseCoopers LLP, where he was a partner from 1996. He also currently serves on the board of directors of Catalyst Health Solutions, Inc. (f/k/a HealthExtras, Inc.), a pharmacy benefit management company. Mr. McDonnell’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Mr. Spector became the Executive Vice President and General Counsel of Intelsat S.A. in February 2005 and the Head of Business Development in April 2007. He was previously the managing partner of the Washington, D.C. office of the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP, and chair of the firm’s Communications & Technology Group. He is the former Chairman of the American Bar Association’s International Communications Committee, and served in the U.S. government as Associate Assistant to the President and as a law clerk to a Supreme Court justice. Mr. Spector is a magna cum laude graduate of the Harvard Law School and holds a Master in Public Policy degree from Harvard’s Kennedy School of Government. Mr. Spector’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Mr. Spengler became the Executive Vice President Sales and Marketing of Intelsat Corporation in February 2008. From July 2006 to February 2008, he served as Intelsat Corporation’s Senior Vice President, Europe, Middle East, Africa & Asia Pacific Sales. From February 2006 to July 2006, Mr. Spengler served as Acting Senior Vice President Sales & Marketing of Intelsat Global Service Corporation, leading Intelsat S.A.’s global marketing and sales organizations immediately prior to the acquisition of PanAmSat. From July 2003 to February 2006, he served as Vice President, Sales, Network Services & Telecom of Intelsat Global Service Corporation. Prior to joining Intelsat, Mr. Spengler held various positions in the telecommunications industry, including serving from March 2002 to June 2003 as Senior Vice President of Global Sales, Broadband Access Networks, at Cirronet, Inc., a developer of wireless products for Internet access, industrial and scientific use. Mr. Spengler’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

Mr. Guillemin became the Senior Vice President and Chief Technical Officer of Intelsat Corporation in February 2008, with responsibility for customer operations, space systems management and planning, and satellite operations. From July 2006 to February 2008, he served as Intelsat Corporation’s Vice President of Satellite Operations & Engineering, in which role he was responsible for the service availability of Intelsat’s entire in-orbit fleet of satellites (combined with PanAmSat’s). From July 2005 to July 2006, Mr. Guillemin served as Vice President of Satellite Engineering & Program Management of Intelsat Global Service Corporation, and from January 2003 to July 2005, he served as Senior Director of Satellite Operations. He has over 25 years’ experience in the satellite industry, in disciplines including spacecraft development, launch and operations. Mr. Guillemin’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

Ms. Bartlett became the Senior Vice President and Controller of Intelsat Corporation on January 3, 2011. Prior to joining Intelsat, Ms. Bartlett served as Executive Vice President, Global

Finance/Chief Financial Officer of the International Lodging Division of Marriott International, Inc. from November 2002. Ms. Bartlett holds a Bachelor’s degree in Accounting and a Master’s degree in Finance from Loyola College in Baltimore, Maryland, and is a Certified Public Accountant. Ms. Bartlett’s business address is 3400 International Drive N.W., Washington, D.C. 20008, United States.

Mr. Bateman became a director of Intelsat S.A. in August 2008. Mr. Bateman is a Partner of BC Partners based in its New York office, the investment arm of which he co-established in early 2008. He initially joined BC Partners’ London office in 2000 from PricewaterhouseCoopers, where he spent three years in Transaction Services working on due diligence projects for both financial investors and corporate clients. In 2002/2003 he left BC Partners to complete his MBA at INSEAD before rejoining its London office. Mr. Bateman serves on the board of Office Depot Inc. He has a degree in economics from the University of Cambridge in the UK. We believe Mr. Bateman’s accounting and financial education and experience are of benefit to our board. Mr. Bateman’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Mr. Durban became a director of Intelsat S.A. in February 2008. Mr. Durban is a Managing Director based in London responsible for overseeing Silver Lake’s European operations. Mr. Durban joined Silver Lake in 1999 as a founding principal and has worked in the firm’s Menlo Park and New York offices. Mr. Durban serves on the Supervisory Board of Skype and is the Chairman of its Operating Committee, serves on the Supervisory Board and Operating Committee of NXP B.V., on the Operating Committee of SunGard Capital Corporation, and serves on Silver Lake’s Management, Investment and Operating and Valuation Committees. Prior to Silver Lake, Mr. Durban worked in Morgan Stanley’s Investment Banking Division. Mr. Durban graduated from Georgetown University with a BS in Finance. We believe Mr. Durban’s experience overseeing Silver Lake portfolio companies is of benefit to our board. Mr. Durban’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Mr. Roux became a director of Intelsat S.A. in May 2010. Mr. Roux is a co-founder of Silver Lake and Chairman. Prior to joining Silver Lake in 1999, he was formerly Chairman and CEO of Liberate Technologies, Executive Vice President at Oracle Corporation and Senior Vice President at Lotus Development. Mr. Roux began his technology career as co-founder and CEO of Datext, Inc., the first commercial CD-ROM publishing company. He is currently Chairman of the Serena Software board and a member of the Avaya board. Previously, Mr. Roux was a board member of Thomson, Business Objects S.A., Gartner, Inc., Symantec, UGS Corp., and was the Chairman of the Board of Seagate Technology. He is also on the board of the Institute for Health Metrics and Evaluation, a member of the DuBois Institute’s National Advisory Board, a trustee at The Center for Advanced Study in the Behavioral Sciences at Stanford University, and an advisor to the Positive Coaching Alliance. Mr. Roux holds an M.B.A. from Harvard Business School and an M. Phil. from King’s College, Cambridge University. He is a graduate of Harvard College. We believe Mr. Roux’s experience overseeing Silver Lake portfolio companies is of benefit to our board. Mr. Roux’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Mr. Villafranca became a director of Intelsat S.A. in August 2010. Mr. Villafranca is a graduate in business administration from the École des Hautes Études Commerciales (HEC) in Paris. He also holds an MBA from Harvard Business School. He worked for Bain & Company in Paris as a management consultant specializing in M&A advisory, corporate strategy and operational improvements. He joined BC Partners in 1999, where he is a partner. We believe Mr. Villafranca’s experience overseeing other BC Partners portfolio companies is of benefit to our board. Mr. Villafranca’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Board Leadership Structure

Our board of directors is led by a Chairman who is a Managing Partner of a private equity firm that is affiliated with entities that own or control more than 70% of the outstanding equity of Intelsat Global. Our Chief Executive Officer is also the Deputy Chairman of our board and has an employment agreement pursuant to which he reports to the board of directors. The separation of the Chairman and Chief Executive Officer positions is appropriate for a privately-held company such as ours.

Audit Committee

Intelsat S.A. has an audit committee consisting of Messrs. Svider, Durban and Bateman. The members are not independent since they are associated with the New Sponsors. Pursuant to its charter and the authority delegated to it by the board of directors, the audit committee has sole authority for the engagement, compensation and oversight of our independent registered public accounting firm. In addition, the audit committee reviews the results and scope of the audit and other services provided by our independent registered public accounting firm and also reviews our accounting and control procedures and policies. The audit committee also is a primary monitor of risks impacting the Company, and performs the primary risk oversight role of the board of directors. The audit committee meets as often as it determines necessary but not less frequently than once every fiscal quarter. Our board of directors has determined that each member of the audit committee is an audit committee financial expert.

Compensation Committee

Intelsat S.A. has a compensation committee consisting of Messrs. Svider and Durban. The members are not independent since they are associated with the New Sponsors. Pursuant to its charter and the authority delegated to it by the board of directors, the compensation committee has responsibility for the approval and evaluation of all of our compensation plans, policies and programs as they affect Intelsat S.A.’s chief executive officer and its other executive officers. The compensation committee meets as often as it determines necessary.

Compensation Committee Interlocks and Insider Participation

Intelsat S.A.’s compensation committee is currently comprised of Messrs. Svider and Durban. None of these individuals has been at any time an officer or employee of Intelsat S.A., other than Mr. Svider who serves as our Chairman. During 2010, Intelsat S.A. had no compensation committee “interlocks”—meaning that it was not the case that an executive officer of ours served as a director or member of the compensation committee of another entity and an executive officer of the other entity served as a director or member of our compensation committee.

Code of Ethics

We have adopted a Code of Ethics for Senior Financial Officers, including our chief executive officer, chief financial officer, principal accounting officer, controller and any other person performing similar functions. The Code of Ethics is posted on our website at www.intelsat.com. We intend to disclose on our website any amendments to or waivers of this Code of Ethics.

Executive Compensation

Compensation Discussion and Analysis

Introduction

The Company’s senior executive team includes:

•	David McGlade, Deputy Chairman and Chief Executive Officer;

•	Michael McDonnell, Executive Vice President and Chief Financial Officer;

•	Phillip Spector, Executive Vice President, Business Development and General Counsel;

•	Stephen Spengler, Executive Vice President, Sales and Marketing, Intelsat Corporation; and

•	Thierry Guillemin, Senior Vice President and Chief Technical Officer, Intelsat Corporation.

During 2010, Messrs. McGlade, McDonnell, Spector, Spengler and Guillemin comprised the Named Executive Officers (the “NEOs”) for the Company. For a portion of 2010, Anita Beier served as an executive officer of the Company in the position of Senior Vice President and Controller. On November 19, 2010, Ms. Beier resigned from her position with the Company and received certain severance related payments that, when combined with her other compensation during 2010, result in her addition as an NEO for 2010.

The Company’s compensation objectives and policies, together with specific information on the compensation for each NEO, are described herein. With respect to Ms. Beier, some of the information provided is not relevant going forward since she is no longer employed by the Company.

Compensation Objectives

Our executive compensation programs are designed to encourage our executives to think and act like owners of the Company. We want our executive officers to focus on generating returns for our shareholders, but at the same time to share the downside risk if their decisions cause poor performance. Through our performance management and rewards programs, we endeavor to create an environment that fosters and rewards increasing enterprise value.

The Company has developed a set of strategic corporate objectives designed to support long term growth in its enterprise value. The strategic corporate objectives are set in four areas: financial, customer, internal processes, and people and infrastructure. Through this process, the Company achieves a balanced focus on corporate performance without overemphasizing one area over others. Additionally, the Company sets specific metrics and initiatives designed to measure performance against the strategic goals. Through our pay-for-performance culture, a significant portion of our executives’ compensation is linked to performance against these objectives.

Our Compensation Committee reviews the compensation policies covering NEOs and approves all compensation for the NEOs with employment agreements, as described below.

Compensation Policy

We believe that in order to achieve our objectives, our executive compensation programs must be competitive, properly reward results and provide incentives for both short and long-

term performance to sustain and enhance long-term shareholder value. Our overall executive compensation philosophy is one based upon alignment with our shareholders. Through a mixture of fixed and performance dependent income and long and short term incentives, we strive for a balance of risk and reward. The level of total compensation varies based upon the returns ultimately achieved by our shareholders. The amount of variable compensation also increases with the level of the executive officer.

Our performance-driven compensation consists of the following three components:

•	base salary;

•	short-term incentive awards (in the form of annual cash bonuses); and

•	long-term incentive awards (in the form of restricted shares and options).

We use short-term compensation (base salaries and annual cash bonuses) to provide competitive levels of cash compensation for our executives and to focus them on our annual goals and objectives. We use long-term compensation (restricted shares and options) to achieve our goal of driving long-term growth in share value. This long-term compensation element is designed to emphasize the performance measures our executives need to achieve in order to deliver shareholder value. Our NEOs hold a mixture of previously granted restricted shares and options, and newly granted restricted shares and options awarded in connection with the New Sponsors Acquisition Transactions. These newly granted equity incentive awards are subject to a variety of time and performance vesting requirements, all closely linked to the long-term growth in the value of the Company.

We carefully determine the percentage mix of compensation components we think is appropriate for each of our NEOs. This is not a mechanical process and we use our judgment and experience to determine the appropriate mix of compensation for each individual. We also look at market data for comparable executive positions. The number of restricted shares and options each currently serving NEO received was based on the expectations we have for the individual and, over time, on such officer’s performance against those expectations.

Base salary may constitute a minority portion of the total compensation of our NEOs. We set salary to provide adequate cash compensation to be competitive in the market for executive talent, but we focus on total compensation, including short-term and long-term compensation, so that our NEOs are prepared to have “at risk” a significant portion of their total compensation.

The level and terms of compensation for Messrs. McGlade, McDonnell and Spector are set forth in the terms of employment agreements between Intelsat Global S.A. and the executive. The terms of compensation for Messrs. Spengler and Guillemin and for Ms. Beier are governed by the general policies and plans of the Company and are not set forth in employment agreements, with the exception of letters regarding arrangements for severance under certain conditions.

Elements of Compensation

Base Salary. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the 2010 base salaries of the NEOs, the Compensation Committee and management considered a number of factors, including the functional role of the position, the individual’s performance, the level of the individual’s responsibility, the individual’s prior experience in similar positions, competitive market data, the ability to replace the individual, the base salary of the individual at his or her prior employment or prior position within the Company and the number of well-qualified candidates available. The salaries of the NEOs are reviewed on an annual basis, as well as at the time of promotion or other changes in responsibilities.

Annual Cash Bonuses. We maintain a corporate bonus plan, which was adopted by the board of directors in March 2006 (the “Bonus Plan”). The Bonus Plan provides that certain of our and our subsidiaries’ employees, including the NEOs, may be awarded cash bonuses based on the attainment of specific performance goals and business criteria established by our board of directors for participants in the Bonus Plan. The goals and criteria for the 2010 and 2011 fiscal years included certain revenue, backlog, and adjusted EBITDA targets, all as defined by the Compensation Committee.

Annual cash bonuses are short-term incentive awards intended to reward individual performance for the prior fiscal year and will, therefore, vary from year to year. These bonuses are determined on a discretionary basis. Our Compensation Committee, in consultation with management, establishes performance targets which determine bonus eligibility for our executives. The Compensation Committee also has discretion to award additional bonuses to our executives up to specified percentages of annual base salary. Bonus targets are determined based upon the executive’s level in the Company as well as by a total cash compensation market comparison. Awards for the subject year are determined based upon completion of the audited consolidated financial statements for that year.

The employment agreements for Messrs. McGlade, McDonnell and Spector specify that their annual target bonus percentages are 100%, 65% and 65%, respectively, of the executive’s annual base salary. These bonus amounts are paid in the event of the Company’s achievement of pre-established metrics at the target level. The Compensation Committee also has discretion, in the event of significant outperformance of target objective criteria, to award additional bonuses. The Compensation Committee has established two additional levels of performance, tied to objective criteria at two tiers above the target levels, at which Messrs. McGlade, McDonnell and Spector may achieve additional bonuses. At the first tier of stretch performance, Messrs. McGlade, McDonnell and Spector may each receive an additional bonus of up to 50% of such executive’s annual base salary. At the second tier of stretch performance, Mr. McGlade may achieve an additional bonus of up to another 50% of his annual base salary and Messrs. McDonnell and Spector may each achieve an additional bonus of up to another 15% of such executive’s annual base salary. In the case of Messrs. Spengler and Guillemin and Ms. Beier, their target bonus percentages have been established pursuant to the terms of the Bonus Plan at 60%, 45% and 40%, respectively, of the executive’s annual base salary. In the event that the corporate performance achieves the first tier of stretch performance and based upon each executive’s individual performance, Messrs. Spengler and Guillemin and Ms. Beier each has the ability to obtain a maximum additional bonus in the amounts of 40.8%, 30.6%, and 27.2%, respectively, of annual base salary.

Each of the target goals and criteria for bonuses referred to above is based on thorough discussion between the Compensation Committee and management as to budgets and projections for the relevant year. Great care is taken to ensure that the targets are difficult to achieve but achievable, thereby ensuring that the NEOs and other management are appropriately incentivized to perform at the highest levels. The Bonus Plan is a discretionary plan and the Compensation Committee retains the right to award compensation absent the attainment of performance criteria. In 2010, the Company achieved some, but not all, of the financial metrics established as targets for the Bonus Plan. In determining the amount of the incentive awards for the NEOs for 2010, the Compensation Committee exercised its discretion to increase the awards under the Bonus Plan for all of the NEOs, with the exception of Ms. Beier, who was not eligible for an award.

Long-Term Incentive Awards

Shares and Options. At the NEO level, we have sought to weight our compensation programs to ownership of common shares. We believe that share ownership by our executives enhances our ability to deliver superior shareholder returns by increasing the alignment between the interests of our employees and our shareholders. The equity awards granted to our executives are governed by the terms of the Intelsat Global, Ltd. 2008 Share Incentive Plan (the “2008 Share Plan”). The goal of the 2008 Share Plan is to engage our NEOs and other key employees as partners in the Company’s success and help the Company realize the maximum return from its strategy. We do not have a formal requirement for share ownership by any group of employees. The 2008 Share Plan provides for the granting of incentive share options, nonqualified share options, restricted shares, restricted share units, share appreciation rights, phantom shares and performance awards to our and our subsidiaries’ and specified affiliates’ employees, officers and directors, including the NEOs.

The Compensation Committee has exclusive authority to select the persons to receive awards and the amount and the type of equity awards under the 2008 Share Plan. At the time of each award, the Compensation Committee determines the terms of the award, including the performance period (or periods) and the performance objectives relating to the award. The Company’s policy has been to grant equity awards that align with the ownership objectives of our principal shareholders. Because the Company is privately held, the grant is typically a one-time grant at the outset of the shareholder investment, with vesting and other performance criteria aligned with the growth expected and the length of investment expected by the shareholders. For example, Messrs. McGlade, Spector, Spengler, and Guillemin each received a grant of shares in connection with the investment of prior sponsors in January of 2005. Upon the disposition of the prior sponsor shares, these executives received compensation commensurate with the return on investment received by the prior sponsors. As described more fully below in the equity award agreements narrative, each of the NEOs received new equity grants in connection with the investment of the New Sponsors, with terms and conditions aligned with the New Sponsors’ investment horizon. Additional grants may also occur upon the promotion or hire of a new executive.

Based upon the rights of the executive and the Company under the terms of their award agreements, some option grants are considered to be a share-based compensation arrangement (an “SCA”) for accounting purposes rather than an option; however, from a compensation policy perspective, the award is intended to operate like an option. For purposes of this “Compensation Discussion and Analysis” section and the tables included in this “Executive Compensation” item, any reference to an option includes SCAs. For further explanation of the accounting treatment of options and SCAs, see Note 5 to the consolidated financial statements included elsewhere in this prospectus.

In addition to grants made under the 2008 Share Plan, Messrs. McGlade and Spector each purchased for cash certain unrestricted shares of Intelsat Global pursuant to subscription agreements entered into in May 2009.

Restricted Shares. Each of the NEOs, except Ms. Beier, holds restricted shares that are subject to transfer, vesting and other restrictions as set forth in their applicable award agreements. A portion of these restricted shares vests each month with full vesting being achieved over a period of five years, subject to the executive’s continued employment. Certain of the shares awarded are also subject to the meeting of performance criteria based on annual performance targets and cumulative total return earned by certain principal shareholders of Intelsat Global on their investment. These annual performance goals relate to certain revenue and adjusted EBITDA targets which were set by the Compensation Committee at the grant date based on the Company’s five year business plan. We believe these goals are difficult to achieve, but achievable. The cumulative return goals were established by the principal shareholders at the grant date and are intended to incentivize the executive to operate the Company in a manner designed to meet the total return goals of the principal shareholders of Intelsat Global. Upon termination of employment, Intelsat Global retains the unilateral right to repurchase vested shares at a value as defined in the 2008 Share Plan. See the discussion of individual agreements following the Summary Compensation Table for further details regarding these restricted shares.

Options. Each of the NEOs, except Ms. Beier, holds options that are subject to transfer, vesting and other restrictions as set forth in their applicable award agreements. Ms. Beier held such options prior to her departure from the Company. A portion of these options vests upon the meeting of annual performance targets and a portion vests upon the determination of the cumulative total return earned by certain principal shareholders of Intelsat Global on their investment. These annual performance goals relate to certain revenue and adjusted EBITDA targets which were set by the Compensation Committee at the grant date based on the Company’s five year business plan. We believe these goals are difficult to achieve, but achievable. The cumulative return goals were established by the principal shareholders at the grant date and are intended to incentivize the executive to operate the Company in a manner designed to meet the total return goals of the principal shareholders of Intelsat Global. These options are also subject to forfeiture and other restrictions as set forth in the executives’ respective award agreements. Upon termination of employment, the Company retains the right to cancel vested options or to repurchase shares acquired upon exercise of the options in exchange for an amount set forth in the 2008 Share Plan. See the discussion of individual agreements following the Summary Compensation Table for further details regarding these options.

Other Elements. Other elements of our executive compensation program include certain severance arrangements and perquisites, all of which are more fully described in those parts of this “Management” section which follow this “Compensation Discussion and Analysis.” Our philosophy with respect to these items is to maintain competitive overall compensation programs. The NEOs also participate in our other benefit plans on the same terms as other employees. These plans include a 401(k) plan, medical, dental, disability and life insurance. However, under the terms of their employment agreements, Messrs. McGlade and Spector are provided with certain retiree medical benefits that are not otherwise provided to participants under the terms of the medical plan. Additionally, for employees hired prior to July 19, 2001, the Company maintains a defined benefit pension plan. Of the NEOs, only Mr. Guillemin is eligible to participate in this plan.

Competitive Market Review

During 2010, the Company conducted a review of our executive short-term compensation program. The objective of the review was to determine relative market competitiveness of our compensation to enable the Company to attract and to retain key executive talent.

In setting compensation we target the median compensation range for base salary and above median for total cash compensation (base salary and target bonus). Using market survey data we compared our executive officers’ total direct compensation levels to an industry peer group of companies and other general survey data. The peer group was selected based on industry, size (determined by reviewing both revenue levels and enterprise value) and other factors such as market capitalization. Based on this review, it was determined that the short-term elements of our executive compensation program were reasonably competitive with market rates for comparable executives.

Role of Executive Officers in Setting Executive Compensation

The Compensation Committee approves the final determination of compensation for Messrs. Spector and McDonnell, acting on recommendation of our Chief Executive Officer, David McGlade, and in consultation with the head of our human resources department. The Compensation Committee determines the compensation of Mr. McGlade acting with advice from the head of our human resources department. Mr. McGlade plays no role in determining his own compensation. The compensation for Messrs. Spengler and Guillemin is set by Mr. McGlade, in consultation with the head of our human resources department. Prior to her departure, the compensation for Ms. Beier was set by Mr. McDonnell, in consultation with the head of our human resources department.

Conclusion

Our compensation policies are designed to recruit, retain and motivate our senior executive officers, to align their interests with those of our shareholders, and ultimately to reward them for outstanding performance.

Summary Compensation Table

The following summarizes the compensation earned during the year ended December 31, 2010 by our NEOs, who are our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2010. In addition, one former executive, Ms. Beier, is included in the table because her compensation during 2010 through her resignation on November 19, 2010 when added to her severance payments would otherwise make her one of the three most highly compensated executive officers but for the fact that she was not employed on December 31, 2010.

Name and Principal Position	Year	Salary ($)		Bonus ($)			Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)			Change in Pension Value and Non-Qualified Deferred Compensation ($)			All Other Compensation ($)			Total ($)
David McGlade	2010		$1,037,262		$648,516	(2)		$—		$—		$346,800	(2)		$—			$47,840	(4)		$2,080,418
Deputy Chairman	2009		$1,016,923		$—			$3,427,935		$—		$2,040,000			$—			$1,931,407			$8,416,265
and Chief Executive Officer	2008		$978,538		$—			$—		$—		$2,000,000			$—			$52,929			$3,031,467

Michael McDonnell	2010		$536,809		$218,155	(2)		$—		$—		$116,660	(2)		$—			$49,779	(5)		$921,403
Executive Vice President and Chief Financial Officer	2009 2008	$ $	525,894 69,327	$ $	— 100,000		$ $	865,686 —	$ $	— —	$ $	686,238 167,375		$ $	— —		$ $	565,285 7,349		$ $	2,643,103 344,051

Phillip Spector	2010		$536,809		$218,155	(2)		$—		$—		$116,660	(2)		$—			$52,593	(6)		$924,218
Executive Vice President, Business Development and General Counsel	2009 2008	$ $	525,894 512,115	$ $	— —		$ $	865,686 —	$ $	— —	$ $	686,238 669,500		$ $	— —		$ $	457,023 55,698		$ $	2,534,841 1,237,313

Stephen Spengler	2010		$355,923		$133,518	(2)		$—		$—		$71,400	(2)		$—			$32,017	(7)		$592,858
Executive Vice President, Sales and Marketing	2009 2008	$ $	347,692 326,269	$ $	58,432 —		$ $	507,744 —	$ $	— —	$ $	325,080 311,148		$ $	— —		$ $	337,826 37,757		$ $	1,551,731 675,174

Thierry Guillemin	2010		$305,631		$111,249	(2)		$—		$—		$59,492	(2)		$44,093	(3)		$22,140	(8)		$542,605
Senior Vice President and Chief Technical Officer	2009 2008	$ $	292,452 269,558	$ $	— —		$ $	330,033 —	$ $	— —	$ $	205,932 191,565		$ $	60,263 32,804		$ $	247,570 21,399		$ $	1,136,250 515,326

Anita Beier(9)	2010		$274,192		$—			$—		$—		$—			$—			$255,523	(9)		$529,715
Former Senior Vice President and Controller

(1)	The salaries set forth in this column reflect the actual earnings for each NEO during fiscal year 2010. The base salary for each NEO generally changes annually in the month of February. The base salaries in effect for Messrs. McGlade, McDonnell, Spector, Spengler, Guillemin and Ms. Beier from February 16, 2009 through February 14, 2010 were, respectively, $1,020,000, $527,875, $527,875, $350,000, $295,625 and $286,474. The base salaries in effect for Messrs. McGlade, McDonnell, Spector, Spengler, Guillemin and Ms. Beier from February 15, 2010 through February 13, 2011 were, respectively, $1,040,400, $538,433, $538,433, $357,000, $307,450 and $290,055. Effective, February 14, 2011, the base salaries for Messrs. McGlade, McDonnell, Spector, Spengler and Guillemin were increased to $1,071,612, $559,970, $554,585, $364,140 and $322,054, respectively.
(2)	In accordance with the Bonus Plan described above, incentive awards earned for 2010 performance were based upon the Company’s financial performance against criteria established at the beginning of 2010 and the Compensation Committee’s approval of discretionary funding for the Bonus Plan. The discretionary portion of the award is reflected in the column headed “Bonus” and the remainder of the award is reflected in the column headed “Non-Equity Incentive Plan Compensation.” These payments were made in March 2011.
(3)	Mr. Guillemin participates in the Company’s Pension Plan and Restoration Plan, as described below in the “Pension Benefits” section of this “Management” section. This amount reflects the change in the actuarial present value of his accrued benefit over the 12 month period from December 31, 2009 through December 31, 2010, using a discount rate of 5.30% for the fiscal year ended December 31, 2010, a discount rate of 5.88% for the fiscal year ended December 31, 2009, and a discount rate of 6.27% for the fiscal year ended December 31, 2008, and using an assumed retirement date of November 1, 2019 (age 60). No other NEO participates in the Pension Plan or the Restoration Plan.
(4)	This amount includes: (a) an auto/financial planning/club dues allowance of $20,000; (b) executive benefits paid for by the Company including tax gross up payments where applicable, in the amounts of $7,615 for life insurance, $2,146 ($782 of which was to cover taxes) for personal excess liability insurance, and $930 for long-term disability insurance;and (c) $17,150 in contributions to Mr. McGlade’s 401(k) plan account.
(5)	This amount includes: (a) an auto/financial planning/club dues allowance of $20,000; (b) executive benefits paid for by the Company including tax gross up payments where applicable, in the amounts of $3,208 for life insurance, $2,359 ($996 of which was to cover taxes) for personal excess liability insurance, $6,132 ($2,588 of which was to cover taxes) for a comprehensive physical examination, and $930 for long-term disability insurance and (c) $17,150 in contributions to Mr. McDonnell’s 401(k) plan account.

(6)	This amount includes: (a) an auto/financial planning/club dues allowance of $20,000; (b) executive benefits paid for by the Company including tax gross up payments where applicable, in the amounts of $8,342 for life insurance, $2,146 ($782 of which was to cover taxes) for personal excess liability insurance, and $4,955 ($1,806 of which was to cover taxes) for a comprehensive physical examination; and (c) $17,150 in contributions to Mr. Spector’s 401(k) plan account.
(7)	This amount includes: (a) an auto allowance of $6,000; (b) executive benefits paid for by the Company including tax gross up payments where applicable, in the amounts of $2,921 for life insurance, $2,146 ($782 of which was to cover taxes) for personal excess liability insurance, and $2,870 ($1,070 of which was to cover taxes) for a comprehensive physical examination and $930 for long-term disability insurance; and (c) $17,150 in contributions to Mr. Spengler’s 401(k) plan account.
(8)	This amount includes: (a) an auto allowance of $6,000; (b) executive benefits paid for by the Company including tax gross up payments where applicable, in the amounts of $2,413 for life insurance, $2,521 ($1,157 of which was to cover taxes) for personal excess liability insurance, $7,832 ($3,595 of which was to cover taxes) for a comprehensive physical examination; and $925 for long-term disability insurance; and (c) $2,450 in contributions to Mr. Guillemin’s 401(k) plan account.
(9)	On November 19, 2010, Ms Beier terminated employment with the Company. The other compensation amount includes: (a) an auto allowance of $5,538; (b) executive benefits paid for by the Company including tax gross up payments where applicable, in the amounts of $2,840 for life insurance, $2,455 ($1,091 of which was to cover taxes) for personal excess liability insurance, and $827 for long-term disability insurance; (c) $233,495 in severance-related payments; and (d) $10,367 in contributions to Ms. Beier’s 401(k) plan account.

Grants of Plan-Based Awards

There were no grants of equity plan-based awards under our cash Bonus Plan during the year ended December 31, 2010. The actual payout of the awards is reflected in the Summary Compensation Table.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
David McGlade	3/3/2010	$520,200	$1,040,400	$2,080,800

Michael McDonnell	3/3/2010	$174,991	$349,981	$699,963

Phillip Spector	3/3/2010	$174,991	$349,981	$699,963

Stephen Spengler	3/3/2010	$107,100	$214,200	$359,856

Thierry Guillemin	3/3/2010	$69,176	$138,353	$232,432

Anita Beier	3/3/2010	$61,490	$122,980	$206,606

Employment and Other Agreements

Messrs. McGlade, McDonnell and Spector each are employed with the Company pursuant to employment agreements with Intelsat Management LLC, a direct subsidiary of Intelsat S.A. (“Intelsat Management”).

Pursuant to his employment agreement, Mr. McGlade serves as Deputy Chairman of the Board of Directors and Chief Executive Officer. Mr. McDonnell serves as Executive Vice President and Chief Financial Officer and Mr. Spector serves as Executive Vice President and General Counsel of the Company.

Messrs. Spengler and Guillemin are not party to employment agreements with the Company; however, the Company does have certain severance and other obligations to them pursuant to Company policies and each has a letter agreement covering the payment of severance benefits in the event of certain termination circumstances.

Ms. Beier also was not party to an employment agreement with the Company; however, the Company had certain severance and other obligations to her pursuant to Company policies as set forth below.

Each of the NEOs is a party to agreements governing the terms of his restricted share awards and option awards. Details of the agreements in place for 2010 for each of the NEOs appear below.

Employment Agreements with Messrs. McGlade, McDonnell and Spector

McGlade Employment Agreement. On December 29, 2009 and assigned to Intelsat Management on December 31, 2009 (the “McGlade Employment Agreement”). The McGlade Employment Agreement provides for Mr. McGlade’s continued employment as Chief Executive Officer of each of Intelsat Global and the Company, his continued service as a member of the board of directors of each of Intelsat Global and the Company, and his nomination for reelection as a member of the board of directors of each of Intelsat Global and the Company at the expiration of the then current term. The McGlade Employment Agreement supersedes the terms and conditions of his prior employment agreement.

McDonnell Employment Agreement. On May 6, 2009, Mr. McDonnell entered into an employment agreement with Intelsat Global and the Company, as assigned to Intelsat Management on December 31, 2009 (the “McDonnell Employment Agreement”). The McDonnell Employment Agreement provides for Mr. McDonnell’s continued employment as Executive Vice President and Chief Financial Officer of each of Intelsat Global and the Company. The McDonnell Employment Agreement supersedes the terms and conditions of the offer letter between Mr. McDonnell and the Company.

Spector Employment Agreement. On May 6, 2009, Mr. Spector entered into an employment agreement with Intelsat Global and the Company, as assigned to Intelsat Management on December 31, 2009 (the “Spector Employment Agreement”). The Spector Employment Agreement provides for Mr. Spector’s continued employment as Executive Vice President and General Counsel of each of Intelsat Global and the Company. The Spector Employment Agreement supersedes the terms and conditions of his prior employment agreement.

Compensation and Benefits. The McGlade, McDonnell and Spector Employment Agreements each has a term of one year and renews automatically for successive one year periods, unless earlier terminated. The McGlade Employment Agreement provides that Mr. McGlade will be paid an annual base salary of no less than $1,000,000 during the term, which will be reviewed for increase no less frequently than annually. The McDonnell and Spector Employment Agreements provide that Messrs. McDonnell and Spector will each be paid an annual base salary of no less than $527,875 during the term, which will be reviewed for increase no less frequently than annually.

The McGlade Employment Agreement also provides that Mr. McGlade will be eligible for (i) a basic annual bonus of 100% of annual base salary, based on meeting pre-established performance criteria, and (ii) two additional annual bonuses, the “stretch” bonus and “super stretch” bonus, each of 50% of annual base salary and each based on meeting incrementally more difficult to achieve pre-established performance criteria. In exchange for Mr. McGlade’s waiver of any relocation reimbursement commitments set forth in his prior employment agreement, the Company paid Mr. McGlade consideration in the amount of $300,000.

The McDonnell and Spector Employment Agreements also provide that Messrs. McDonnell and Spector will be eligible for (i) a basic annual bonus of 65% of annual base salary, based on meeting pre-established performance criteria, and (ii) two additional annual bonuses, the “stretch” bonus at 50% of base salary and the “super stretch” bonus at 15% of annual base salary and each based on meeting incrementally more difficult to achieve pre-established performance criteria.

During the employment term, Messrs. McGlade, McDonnell and Spector will each be eligible to participate in the Company’s employee benefit plans and programs. The McGlade Employment Agreement and Spector Employment Agreement also provide for them to receive certain retiree medical benefits for the respective lifetimes of Mr. McGlade and Mr. Spector and their spouses under the Intelsat Group Welfare Benefits Plan.

The McGlade, McDonnell and Spector Employment Agreements also provide for the executives to receive certain perquisites as set forth therein and quantified and summarized in the Summary Compensation Table set forth above.

Severance Benefits. The McGlade, McDonnell and Spector Employment Agreements also provide for certain severance benefits to be paid to the executive in the event of employment termination under certain circumstances. Specifically, if the executive’s employment is terminated without cause or if he resigns for good reason (in either case as defined in the McGlade, McDonnell and Spector Employment Agreements) on or after January 1, 2009, subject to his timely execution and non-revocation of a waiver and release of claims and the executive’s continued compliance with the terms of the employment agreement, and except as otherwise required by law or by the terms of the Company’s benefit plans (excluding severance plans), the executive will be paid severance which severance amount shall be payable on the sixtieth day after such termination of employment. In the case of Mr. McGlade, the severance amount is equal to 1.5 times the sum of the executive’s (i) annual base salary plus (ii) the basic annual bonus and the stretch annual bonus (as in effect on the date of such termination of employment) In the case of Messrs. McDonnell and Spector, the severance amount is equal to 1.25 times the sum of the executive’s (i) annual base salary plus (ii) the basic annual bonus (as in effect on the date of such termination of employment).

In addition, in connection with a termination of the executive’s employment without cause or for good reason, and in the event of a termination of his employment by reason of his death or disability, the executive will be paid any earned but unpaid compensation and a pro-rata Target Bonus for the year of his termination of employment based on actual results and the portion of the fiscal year the executive was employed by the Company through the effective date of such termination of employment, payable in the calendar year following such termination of employment at such time bonuses are paid to the Company’s other senior executives. The McGlade, McDonnell and Spector Employment Agreements define good reason to include any of (i) a material diminution of title, position or responsibilities, (ii) a material breach by the Company of any terms of the applicable executive’s Employment Agreement; (iii) a reduction of the executive’s base salary or bonus potential, and (iv) under certain specified conditions, relocation or a requirement to work from a location other than the principal place of employment.

In the event that certain specified change of control transactions occur, and the affirmative written consent of certain shareholders is not required for the Company to terminate the executive’s employment at the time of such termination, and the executive is terminated without cause or resigns for good reason (each as defined in the applicable McGlade, McDonnell or Spector Employment Agreement), then applicable vesting provisions of the executive’s equity award agreements shall apply as if a change of control (as defined in the applicable McGlade, McDonnell or Spector Employment Agreement) had occurred immediately prior to such termination of employment. If the affirmative written consent of certain shareholders or a representative thereof is required for the Company to terminate the executive’s employment at the time of such termination following such a corporate transaction, and the executive is terminated without cause or resigns for good reason on or after the date that is eighteen months following the date of such corporate transaction, then the applicable vesting provision of the executive’s equity award agreements shall apply as if a change of control had occurred immediately prior to such termination of employment.

Partial Gross-Up Payment. In the event that excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), will be imposed on any compensation or benefits received by Messrs. McGlade, McDonnell or Spector, then, if (i) no shares of the Company are readily tradable on an established securities market or otherwise and (ii) the shareholders that controlled more than 75% of the voting power of the Company entitled to vote on February 4, 2008 no longer hold 75% of such voting power at the time such excise tax would be imposed, the Company shall pay the executive an additional payment (the “Partial Gross-Up Payment”) equal to the amount of the excise tax that will be imposed on such compensation or benefits; provided, that such Partial Gross-Up Payment will not include any additional payments for any federal, state or local income taxes imposed on such compensation or benefits or on the Partial Gross-Up Payment, including any excise tax imposed on the Partial Gross-Up Payment. In the event that excise tax under Section 4999 of the Code will be imposed on any compensation or benefits received by Messrs. McGlade, McDonnell or Spector and the Company’s shares are readily tradable on an established securities market or otherwise at such time, then the Company shall pay the executive an additional payment such that he will be placed in the same after-tax position that he would have been in had no excise tax been imposed.

Non-Competition. The McGlade, McDonnell and Spector Employment Agreements each provide that, during the executive’s employment with the Company and for one year after termination of his employment, whether voluntary or involuntary, the executive will not compete with the Company or its affiliates or hire or attempt to hire any person who is or was, during the year prior to the termination of his employment, an employee of the Company.

Employment Arrangements with Messrs. Spengler and Guillemin

Messrs. Spengler and Guillemin do not have employment agreements, but under the terms of the Company’s severance plans and agreements, in the event their employment is involuntarily terminated without cause, Messrs. Spengler and Guillemin are entitled to a severance benefit equal to nine months’ salary and eight months’ salary, respectively, and executive outplacement services. The severance benefits are contingent upon the executive signing a standard release of claims and a non-compete, non-solicitation and non-disparagement agreement. Cause is defined as willful misconduct or negligence in the performance of duties. Additionally, on May 8, 2009, Intelsat Global entered into letter agreements with Messrs. Spengler and Guillemin providing for an enhanced severance benefit under certain limited circumstances (the “Severance Agreements”). The Severance Agreements provide that in the event the executive is terminated without cause or resigns for good reason (in either case as defined in the Severance Agreement) following certain specified corporate transactions identified in the Severance Agreements, the executive will be paid an amount equal to one times base salary as in effect on the date of termination, payable in a lump sum on the sixtieth day after such termination of employment. The Severance Agreements will supersede each executive’s previously existing severance arrangements to the extent the Severance Agreements apply with respect to an executive’s termination of employment.

Employment Arrangement with Ms. Beier

Ms. Beier did not have an employment agreement, but in connection with her resignation Ms. Beier received severance-related payments equivalent to those that would be paid under the termination without cause provision of the severance plan and her equity awards. Under the terms of the Company’s severance plan and policies, Ms. Beier was entitled to receive a severance benefit equal to eight months’ salary and executive outplacement services, contingent upon the executive entering into a standard release of claims and a non-compete, non-solicitation and non-disparagement agreement. Ms. Beier received severance benefits in the amount of $233,495 for severance, accrued vacation and executive outplacement.

Equity Award Agreements

McGlade, McDonnell and Spector Awards. On May 6, 2009, Messrs. McGlade and Spector each entered into a Class A Restricted Share Agreement, a Class B Restricted Share Agreement and an Option Agreement and Mr. McDonnell entered into a Class B Restricted Share Agreement and an Option Agreement, each with Intelsat Global.

The Class A Restricted Share Agreements entered into with Messrs. McGlade and Spector govern the terms and conditions applicable to the executive’s outstanding restricted share awards under a previous plan that were unvested at the time of the New Sponsors Acquisition Transaction and were exchanged for restricted shares in the new corporate entity (“Rollover Shares”). These Rollover Shares are subject to vesting and forfeiture provisions. Subject to the executive’s continued employment, the Class A Shares subject to the Class A Restricted Share Agreement vest in twenty-four equal monthly installments on the last day of each month commencing February 29, 2008. As of January 31, 2010, these Rollover Shares were 100% vested. The Class A Restricted Share Agreement also provides that in the event of the executive’s termination of employment, Intelsat Global may repurchase the Rollover Shares generally for fair market value, unless the termination is for cause. If the executive is terminated for cause, the shares may be repurchased for the executive’s purchase price or the per share fair market value of the Class A Shares as of February 4, 2008. The Class A Restricted Share Agreements govern 158,810.45 Rollover Shares for Mr. McGlade and 70,165.54 Rollover Shares for Mr. Spector.

The Class B Restricted Share Agreements entered into with Messrs. McGlade, McDonnell and Spector govern the terms and conditions applicable to the Class B Shares issued to each executive as of May 6, 2009. A portion of the Class B Shares subject to the Class B Restricted Share Agreement are subject to time vesting (“Class B Time-Vesting Shares”) and a portion of the Class B Shares are subject to annual performance-based vesting upon the achievement of certain adjusted EBITDA and revenue goals for fiscal years 2008 and 2009 for Messrs. McGlade and Spector and for fiscal years 2008, 2009 and 2010 for Mr. McDonnell (“Class B Performance Shares”).

Mr. McGlade was awarded 319,472 Class B Shares, with 228,194 designated as Class B Time-Vesting Shares and the remaining 91,278 designated as Class B Performance Shares. Of the 228,194 Class B Time-Vesting Shares issued to Mr. McGlade, 25% were vested on the date of grant and the remaining shares vest in equal installments over 45 months from the date of grant, commencing on June 4, 2009. Mr. McDonnell was awarded 80,679 Class B Shares, with 57,628 designated as Class B Time-Vesting Shares and the remaining 23,051designated as Class B Performance Shares. Of the 57,628 Class B Time-Vesting Shares issued to Mr. McDonnell, 10% were vested on the date of grant and the remaining shares vest in equal installments over 54 months from the date of grant, commencing on June 4, 2009. Mr. Spector was awarded 80,679 Class B Shares, with 57,628 designated as Class B Time-Vesting Shares and the remaining 23,051 designated as Class B Performance Shares. Of the 57,628 Class B Time-Vesting Shares issued to Mr. Spector, 25% were vested on the date of grant and the remaining shares vest in equal installments over 45 months from the date of grant, commencing on June 4, 2009.

In the event of a change of control, as defined in the 2008 Share Plan, the Class B Time-Vesting Shares become fully vested, and the Class B Performance Shares vest if, upon a change of control or other realization event, certain principal shareholders receive a three times multiple on their investment (four times if it occurs after February 4, 2015). In the event the executive dies or becomes disabled, the Class B Time-Vesting Shares become fully vested and the Class B Performance Shares cease vesting and unvested shares are forfeited, unless, within six months following such termination, an initial public offering occurs or Intelsat Global enters into a definitive agreement resulting in a change of control, in which case the unvested shares will be eligible to become vested as if a change of control had occurred immediately prior to termination (“Transaction Vesting Protection”). In the event the executive is terminated without cause or resigns for good reason (in either case as defined in the executive’s Employment Agreement), the Transaction Vesting Protection applies to both the Class B Time-Vesting and Class B Performance Shares, and if such termination occurs after July 31, 2010 (April 30, 2011 for Mr. McDonnell), 50% of the unvested Class B Time-Vesting Shares vest. The Class B Restricted Share Agreements for Messrs. McGlade, McDonnell and Spector provide for similar repurchase rights for Intelsat Global as are set forth in the executive’s Class A Restricted Share Agreement, provided, however, that the repurchase price is generally a liquidation fair market value. In the event the executive breaches any covenants contained in the executive’s Employment Agreement, he will be required to repay Intelsat Global for all the Class B Shares which vested during the twelve months preceding the breach of the covenants.

The Option Agreements entered into with Messrs. McGlade, McDonnell and Spector govern the terms and conditions applicable to options to purchase Class A Shares granted to each executive as of May 6, 2009. The exercise price of each option is $100 per share. Each option is subject to performance vesting. Each option will vest with respect to a portion of the Class A Shares (the “Annual Performance Options”) based upon the achievement of certain adjusted EBITDA and revenue goals for 2010, 2011 and 2012 (and 2013 with respect to Mr. McDonnell), as defined in the Option Agreement, subject to catch-up vesting upon achievement of targets in later years or if certain principal shareholders of Intelsat Global receive a three times multiple on their investment, in connection with a change of control or other realization event (four times if it occurs after February 4, 2015). Upon the occurrence of a change of control or other realization event for certain specified shareholders, the option will vest ratably with respect to the remaining Class A Shares (the “Exit Performance Option”) based upon a sliding scale of return on their investment from 3.3 times to 4.1 times. The option generally expires on the earliest to occur of: (i) February 4, 2018, (ii) 90 days following resignation without good reason, (iii) one year following termination without cause or for good reason or upon death or disability, or (iv) the date of termination for cause. The option is subject to Transaction Vesting Protection following a termination due to death or disability, a termination without cause, or a resignation for good reason. Additionally, in the event that the executive is terminated without cause or resigns for good reason following certain specified corporate transactions, the option will vest as if a change of control had occurred immediately prior to termination. The Class A Shares acquired upon exercise of the options are subject to Intelsat Global repurchase rights similar to the rights specified in the executives’ Class A Restricted Share Agreements. In the event the executive breaches any covenants contained in the executive’s Employment Agreement, he will be required to repay Intelsat Global an amount equal to the number of shares acquired pursuant to the option during the twelve months preceding the breach of the covenants multiplied by the excess of the fair market value of the shares over the exercise price paid.

Mr. McGlade was awarded options to purchase 251,013 Class A Shares, with 136,916 designated as Annual Performance Options and the remaining 114,097 designated as Exit Performance Options. Mr. McDonnell was awarded options to purchase 63,391 Class A Shares, with 34,577 designated as Annual Performance Options and the remaining 28,814 designated as Exit Performance Options. Mr. Spector was awarded options to purchase 63,391 Class A Shares, with 34,577 designated as Annual Performance Options and the remaining 28,814 designated as Exit Performance Options.

Spengler and Guillemin Awards. On May 8, 2009, Intelsat Global entered into Class A Restricted Share Agreements, Class B Restricted Share Agreements and Option Agreements with each of Messrs. Spengler and Guillemin.

The Class A Restricted Share Agreements govern the terms and conditions applicable to Rollover Shares, consisting of the Class A Shares issued to Messrs. Spengler and Guillemin as of February 4, 2008 in exchange for a previous equity award. Mr. Spengler’s Class A Restricted Share Agreement covers 16,237.41 Class A Shares and Mr. Guillemin’s Class A Restricted Share Agreement covers 3,044.47 Class A Shares. The shares are subject to vesting and forfeiture provisions. Subject to each of their continued employment, the Class A Shares subject to the Class A Restricted Share Agreements vest in twenty-three equal monthly installments on the first day of each month commencing on March 1, 2008. As of January 1, 2010, these Rollover Shares were 100% vested. The Class A Restricted Share Agreements provide that in the event of the holder’s termination of employment, Intelsat Global may repurchase the shares subject to the agreement generally for fair market value, unless the executive resigns or the termination is for cause. If either Mr. Spengler or Mr. Guillemin resigns, his shares may be repurchased at a price per share equal to the lesser of the fair market value on the date of resignation or $100. If either Mr. Spengler or Mr. Guillemin is terminated for cause, his shares may be repurchased at a price per share equal to par value.

The Class B Restricted Share Agreements govern the terms and conditions applicable to the Class B Shares issued to Messrs. Spengler and Guillemin as of May 8, 2009. Mr. Spengler’s Class B Restricted Share Agreement covers 47,320 Class B Shares of which 33,800 are designated as Class B Time-Vesting Shares and the remaining 13,520 are designated as Class B Performance Shares. Mr. Guillemin’s Class B Restricted Share Agreement covers 30,758 Class B Shares of which 21,970 are designated as Class B Time-Vesting Shares and the remaining 8,788 are designated as Class B Performance Shares. With respect to the Class B Time-Vesting Shares issued to each of Messrs. Spengler and Guillemin, 25% of the shares vested as of the date of grant and the remaining shares vesting in equal installments over 45 months from the date of grant, commencing on June 4, 2009.

In the event of a change of control, as defined in the award agreements, the Class B Time-Vesting Shares issued to Messrs. Spengler and Guillemin become fully vested, and their Class B Performance Shares vest if, upon a change of control or other realization event, certain principal shareholders of Intelsat Global receive a three times multiple on their investment (four times if it occurs after February 4, 2015). In the event that either Mr. Spengler or Mr. Guillemin is terminated without cause, as defined in the 2008 Share Plan, resigns for any reason, dies or becomes disabled, his Class B Time-Vesting Shares and Class B Performance Shares cease vesting and all unvested shares are forfeited.

In the event that either Mr. Spengler or Mr. Guillemin is terminated without cause or resigns for good reason (as defined in the Class B Restricted Share Agreement) following certain specified corporate transactions, his respective Class B Time-Vesting Shares and Class B Performance Shares will vest as if a change of control had occurred immediately prior to such termination. The Class B Restricted Share Agreements also provide that in the event of the holder’s termination of employment without cause or for good reason, Intelsat Global may repurchase the shares subject to the agreement generally for a liquidation fair market value, unless the termination is for cause. If the termination is for cause, the shares may be repurchased at a price per share equal to par value. The Class B Restricted Share Agreements also contain covenants generally restricting Messrs. Spengler and Guillemin from competing against Intelsat Global for a period of one year following termination. In the event of a breach of this covenant, or any other applicable covenants, the executive will be required to repay Intelsat Global for all the Class B Shares which vested during the twenty-four months preceding the breach of the covenants.

The Option Agreements govern the terms and conditions applicable to options to purchase Class A Shares granted to Messrs. Spengler and Guillemin as of May 8, 2009. Mr. Spengler was awarded an option to purchase 37,180 Class A Shares, with 20,280 designated as Annual Performance Options and the remaining 16,900 designated as Exit Performance Options. Mr. Guillemin was awarded an option to purchase 24,167 Class A Shares, with 13,182 designated as Annual Performance Options and the remaining 10,985 designated as Exit Performance Options. The exercise price of each option is $100 per share. The options are subject to performance vesting as set forth above for the other executives’ Annual Performance Options and Exit Performance Options. The options generally expire on the earliest to occur of: (i) February 4, 2018, (ii) 90 days following termination of employment, other than as a result of death or disability, (iii) one year following termination upon death or disability, and (iv) the date of termination for cause. In the event that either Mr. Spengler or Mr. Guillemin is terminated without cause or resigns for good reason following certain specified corporate transactions, his respective options will vest as if a change of control had occurred immediately prior to such termination. The Class A Shares acquired upon exercise of the options are subject to repurchase rights similar to the rights specified in the Class A Restricted Share Agreements. The Option Agreements contain similar covenants as the Class B Restricted Share Agreements. In the event of a breach of any of the covenants contained in the Option Agreements, or any other applicable covenants, the individual will be required to repay Intelsat Global an amount equal to the number of shares acquired pursuant to the option during the twenty-four months preceding the breach of the covenants multiplied by the excess of the fair market value of the shares over the exercise price paid.

Beier Awards. On May 8, 2009, Intelsat Global entered into a Share Option Agreement, Class B Restricted Share Agreement and Option Agreement with Ms. Beier.

The Share Option Agreement governed the terms and conditions applicable to options to purchase Class A shares issued to Ms. Beier as of February 4, 2008 in exchange for a previous equity award. Ms. Beier’s Share Option Agreement provided an option to purchase 5,463.37 Class A Shares. The rollover options were subject to vesting and forfeiture provisions and vested over twenty-four equal monthly installments on the first day of each month commencing on February 29, 2008. As of January 31, 2010, these rollover options were 100% vested. The Share Option Agreement also provided that in the event of the holder’s termination of employment without cause, Intelsat Global could cancel the options in exchange for a payment equal to the number of shares covered by the option multiplied by the fair market value of the Class A Shares on the termination date minus the exercise price of the options. The exercise price for the rollover options was $25 per share. The Company exercised its right to cancel the vested options in exchange for a payment of $530,275. Pursuant to a promissory note entered into with Ms. Beier, this payment is to be paid out in five equal installments over a twenty-four month period.

The Class B Restricted Share Agreement governed the terms and conditions applicable to the Class B Shares issued to Ms. Beier as of May 8, 2009. Ms. Beier’s Class B Restricted Share Agreement covered 9,817 Class B Shares of which 7,012 were designated as Class B Time-Vesting Shares and the remaining 2,805 were designated as Class B Performance Shares. The vesting provisions of Ms. Beier’s Class B Shares were the same as those described above with respect to Messrs. Spengler and Guillemin. Intelsat Global exercised the repurchase right under the Class B Restricted Share Agreement and repurchased the vested Class B Shares at the Class B Repurchase Price of $22.06 and the unvested Class B Shares at par value. At the time of termination of employment, Ms. Beier had 6,661.66 vested and 3,155.34 unvested Class B Shares. The repurchase payment for the Class B Shares was combined with the payment to cancel the rollover options described above and is to be paid pursuant to the promissory note in five equal installments over a twenty-four month period.

The Option Agreement governed the terms and conditions applicable to options to purchase Class A Shares granted to Ms. Beier as of May 8, 2009. Ms. Beier was awarded an option to purchase 7,713 Class A Shares, with 4,207 designated as Annual Performance Options and the remaining 3,506 designated as Exit Performance Options. The exercise price of each option was $100 per share. None of these options were vested on the date of Ms. Beier’s resignation and pursuant to the terms of the Option Agreement all of these unvested options were forfeited.

Management Shareholders Agreement. Each recipient of an equity award is, or prior to the exercise of any options, will become, a party to that certain Management Shareholders Agreement, entered into on May 6, 2009 and effective as of February 4, 2008, by and among Intelsat Global, the principal shareholders of Intelsat Global and all employees (the “Management Shareholders”) who hold Class A Shares or Class B Shares (the “Management Shareholders Agreement”). The Management Shareholders Agreement governs the terms and conditions of a Management Shareholder’s ownership of Class A Shares and Class B Shares and applies to each Management Shareholder and any person or entity to whom the Management Shareholder’s shares are transferred (whether voluntarily or involuntarily).

In general, the Management Shareholders Agreement prevents Management Shareholders from transferring any Class A Shares or Class B Shares without the consent of the Board of Directors of Intelsat Global. If the Board approves any such transfer, certain shareholders have a right of first offer to purchase the shares proposed to be transferred. Notwithstanding the general prohibition on transferring shares, Management Shareholders may be permitted to transfer shares pursuant to “tag along” and “drag along” rights set forth in the Management Shareholders Agreement.

In addition, the Management Shareholders Agreement permits certain principal shareholders to repurchase Class A Shares and/or Class B shares from a Management Shareholder following the Management Shareholder’s termination of employment if Intelsat Global does not repurchase such shares pursuant to the applicable award agreement. The Management Shareholders Agreement also provides “priority subscription” rights. If certain principal shareholders purchase additional shares, the priority subscription rights allow Management Shareholders to purchase additional shares on the same terms as the sponsor shareholders.

The Management Shareholders Agreement terminates upon an initial public offering (generally defined as a public offering of at least 20% of outstanding shares of Intelsat Global), the liquidation of Intelsat Global or sale of all or substantially all of Intelsat Global’s assets, or a date established by the Board to terminate the Management Shareholders Agreement. In addition, the Management Shareholders Agreement may terminate at specified times following Intelsat Global’s merger with a public company.

Each of Messrs. McGlade, Spector, and McDonnell have entered into letter agreements (the “MSA Letter Agreements”) amending the Management Shareholders Agreement as it applies to the shares held by such executives. The MSA Letter Agreements generally provide for “piggy back registration rights,” additional option grants upon certain conversions of Class B Shares, and limits on Intelsat Global’s ability to repurchase co-invest Class A Shares purchased by certain of the executives pursuant to subscription agreements if the fair market value is less than the original purchase price per share for such shares.

Unallocated Bonus Plan

On August 20, 2010, Intelsat Global adopted the Unallocated Bonus Plan (the “Unallocated Plan”) in connection with the equity awards available to management under the 2008 Share Plan. Pursuant to the 2008 Share Plan, 1,989,975 shares (approximately 10% of the shares of Intelsat Global) may be awarded to management as options and/or restricted shares (the “Pool”). The Unallocated Plan provides for the distribution of the value of any unallocated shares that remain in the Pool, and that otherwise would have been vested, on certain measurement dates to the recipients of equity under the 2008 Share Plan who remain employed by the Company at that time. Each such equity participant will be eligible to receive a pro-rata share of the value of the unallocated Pool, based on the percentage of allocated shares held by such participant and the length of time elapsed since such participant was granted the underlying award(s). The bonus will be payable in the form of cash or shares of the Company, as set forth in the Unallocated Plan. If equity participants do not become eligible to receive a bonus under the Unallocated Plan on or prior to February 4, 2015, the Unallocated Plan expires and no bonuses will be payable. At the same time as and in connection with the adoption of the Unallocated Plan, Intelsat Global entered into letter agreements with Messrs. McGlade, Spector and McDonnell providing that the Unallocated Plan may not be amended in any manner that would adversely affect the rights of any of Mr. McGlade, Mr. Spector or Mr. McDonnell under the plan without such individual’s prior consent.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning the number and value of any outstanding unvested restricted share awards and unexercised options held by the NEOs at December 31, 2010. There was no public market for Intelsat Global’s common stock as of December 31, 2010.

	Option Awards				Stock Awards
Name	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
David McGlade	136,916	(1)	$100.00	2/8/2018	98,884	$6,020,066	(3)	0	$—

	114,097	(2)	$100.00	2/8/2018

Michael McDonnell	34,577	(1)	$100.00	2/8/2018	33,616	$2,046,559	(3)	8,645	$526,308	(4)

	28,814	(2)	$100.00	2/8/2018

Phillip Spector	34,577	(1)	$100.00	2/8/2018	24,972	$1,520,300	(2)	0	$—

	28,814	(2)	$100.00	2/8/2018

Stephen Spengler	20,280	(1)	$100.00	2/8/2018	14,647	$891,693	(2)	0	$—

	16,900	(2)	$100.00	2/8/2018

Thierry Guillemin	13,182	(1)	$100.00	2/8/2018	9,520	$579,594	(2)	0	$—

	10,985	(2)	`	2/8/2018

(1)	The vesting date for the Annual Performance option awards is annually on the date the board of directors approves the audited financial statements of 2010, 2011 and 2012 (and 2013 in the case of Mr. McDonnell) for the Annual Performance Options, contingent upon meeting annual revenue and adjusted EBITDA performance targets.
(2)	The vesting date for the Exit Performance Option awards is contingent upon certain principal shareholders of Intelsat Global receiving cumulative returns on their investment in excess of 3.3 times their initial investment.
(3)	This award is for Class B Shares of Intelsat Global. The market value reflected here is based upon management’s estimate of fair value, relying in part on the most recent independent valuation performed, dated as of December 31, 2010, which set forth a Class B Share fair value of $60.88 per share. The vesting date for the Class B Time-Vesting Shares is monthly, with full vesting occurring for Messrs. McGlade, Spector, Spengler and Guillemin on February 4, 2013 and for Mr. McDonnell on November 4, 2013.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the number of restricted shares and options that vested in 2010, together with the corresponding amounts realized by the NEOs.

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise		Number of Shares Acquired on Vesting	Value Realized on Vesting
David McGlade	—	$—	(1)	6,617	$807,689	(3)
				91,278	$4,056,384	(4)
Michael McDonnell	—	$—	(1)	—	$—
				23,051	$1,024,370	(4)
Phillip Spector	—	$—	(1)	2,924	$356,862	(3)
				23,051	$1,024,393	(4)
Stephen Spengler	—	$—	(1)	706	$86,183	(3)
				13,520	$600,827	(4)
Thierry Guillemin	—	$—	(1)	132	$16,152	(3)
				8,788	$390,540	(4)
Anita Beier	5,463.37	$530,275.00	(2)	—	$—
				2,688	$119,455	(4)

(1)	There were no options exercised during 2010 by these NEOs.
(2)	Upon her resignation, each of the vested options held by Ms. Beier was cancelled in exchange for a payment equal to the fair market value of a Class A Share on the date of termination, minus the exercise price of the option ($25). Because Intelsat Global is privately held there is not a public market for the securities. The payment made to Ms. Beier was based upon management’s estimate of the fair value at the time of the payment, $122.06 per Class A Share, relying in part on the most recent independent valuation performed as of the date of the payment, which was dated as of December 31, 2009.
(3)	This award is for Class A Shares. Because Intelsat Global is privately held, there is no public market for these securities. The value realized on vesting provided here is based upon management’s estimate of the fair value at the time of vesting, $122.06 per Class A Share, relying in part on the most recent independent valuation performed at the time of vesting, which was dated as of December 31, 2009.
(4)	This award is for Class B Shares. Because Intelsat Global is privately held, there is no public market for these securities. The value realized on vesting provided here is based on management’s estimate of the fair value at the time of vesting, $44.44 per Class B Share, relying in part on the most recent independent valuation performed at the time of vesting, which was dated as of December 31, 2009.

Pension Benefits

The following table sets forth the actuarial present value of accumulated benefits for Mr. Guillemin, the only one of our NEOs who is eligible to participate in the pension plan of the Company.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During the Last Fiscal Year
Thierry Guillemin	Intelsat Staff Retirement Plan	11.1667	$286,528	—
	Intelsat Restoration Plan	9.9167	$0	—

Total			$286,528

The Intelsat Staff Retirement Plan is a tax-qualified defined benefit pension plan covering U.S.-based employees of Intelsat who were hired prior to July 19, 2001. The benefits under the plan are calculated based upon a set of formulas that take into account the participant’s hire date, years of service and average compensation. For Mr. Guillemin, the formula is 2.0% of final average earnings for each year of service prior to 2002, plus 1.5% of final average earnings for each year of service on or after 2002. Final average earnings for Mr. Guillemin includes regular earnings and does not include bonus payments, and is based on average earnings over the 60 months of employment that produces the highest average. Early retirement is available at age 55 with three years of service, and there is a seven year vesting schedule. The portion of Mr. Guillemin’s benefit attributable to pre-2002 service is payable on an unreduced basis at age 60. Benefit payments may be taken in the form of a single life annuity, a partially subsidized 60% or 75% joint and survivor annuity if married at the time of benefit commencement, a 50% or 100% joint and survivor annuity if unmarried at the time of benefit commencement, a lump sum or a reduced annuity plus a partial lump sum. Benefits paid in the form of an annuity are adjusted for cost of living increases but only on the portion of the benefit attributable to pre-2002 service and pre-2006 compensation. See Note 6 to the consolidated financial statements for additional disclosure on the assumptions used to value pension benefits.

As a tax-qualified plan, benefits under the Intelsat Staff Retirement Plan are subject to certain Code limitations on benefits and compensation. The Intelsat Restoration Plan is a non-qualified retirement plan that is intended to make participants “whole” if their benefit under the Intelsat Staff Retirement Plan is diminished due to limits on annual benefits under Section 415 of the Code or limits on includable compensation under Section 401(a)(17) of the Code. Effective on September 30, 2009, the Intelsat Restoration Plan was frozen and there are no benefit accruals under that plan after that date. Based on this freezing of accruals under the Intelsat Restoration Plan, the number of years of credited service reflected in the table for Mr. Guillemin is less than his actual years of service and reflects service through September 30, 2009.

Nonqualified Deferred Compensation

No deferred compensation programs are maintained for the Company’s NEOs.

Severance and Change of Control Arrangements

Upon termination of employment, the NEOs may receive payments under their employment agreements or Company policies, as applicable, which are described in detail in the section entitled “Employment and Other Agreements.”

Benefits and Payments Upon Termination

The following is a table which shows, hypothetically, what each of the current NEOs would receive upon termination of employment under varying circumstances, assuming such termination occurred on December 31, 2010 and assuming that Intelsat Global repurchased equity at an assumed fair market value and repurchase price by the Board of Directors in March 2011 However, this table does not take into account all of the restrictions and other provisions of relevant employment contracts described earlier. Thus, this table does not represent guarantees to any NEO that he will receive the amounts set forth herein.

Name	Resignation Without Good Reason		Resignation With Good Reason or Involuntary Termination Without Cause		Resignation With Good Reason or Involuntary Termination Without Cause Following a Change of Control		Death or Disability		Termination For Cause
David McGlade
Accrued Salary and Vacation(1)	$150,058		$150,058		$150,058		$150,058		$150,058
Accrued Bonus(2)	$—		$1,560,600		$1,560,600		$1,560,600		$—
Severance(3)	$—		$3,901,500		$3,901,500		$—		$—
Vested Shares and Options	$39,343,037	(4)	$42,400,534	(6)	$45,458,031	(7)	$45,458,032	(8)	$15,883,251	(9)
Unvested Shares and Options(10)	$989		$494		$—		$—		$494
Medical Benefits(11)	$402,223		$402,223		$402,223		$402,223		$—

TOTAL	$39,896,307		$48,415,409		$51,472,412		$47,570,913		$16,033,803

Michael McDonnell
Accrued Salary and Vacation(1)	$82,836		$82,836		$82,836		$82,836		$82,836
Accrued Bonus(2)	$—		$619,198		$619,198		$619,198		$—
Severance(3)	$—		$1,110,518		$1,110,518		$—		$—
Vested Shares and Options	$384	(4)	$2,375,752	(6)	$4,989,189	(7)	$4,454,583	(8)	$384	(9)
Unvested Shares and Options(10)	$423		$423		$—		$86		$423

TOTAL	$83,643		$4,188,727		$6,801,741		$5,156,703		$83,643

Phillip Spector
Accrued Salary and Vacation(1)	$82,836		$82,836		$82,836		$82,836		$82,836
Accrued Bonus(2)	$—		$619,198		$619,198		$619,198		$—
Severance(3)	$—		$1,110,518		$1,110,518		$—		$—
Vested Shares and Options	$14,800,508	(4)	$15,572,644	(6)	$16,344,780	(7)	$16,344,780	(8)	$7,017,111	(9)
Unvested Shares and Options(10)	$250		$125		$—		$—		$125
Medical Benefits(11)	$263,034		$263,034		$263,034		$263,034		$—

TOTAL	$15,146,628		$17,648,355		$18,420,366		$17,309,848		$7,100,072

Stephen Spengler
Accrued Salary and Vacation(1)	$54,923		$54,923		$54,923		$54,923		$54,923
Accrued Bonus(2)	$—		$—		$—		$214,200		$—
Severance(3)	$—		$267,750		$267,750		$—		$—
Vested Shares and Options	$1,624,068	(5)	$4,648,377	(6)	$5,554,131	(7)	$4,648,377	(8)	$489	(9)
Unvested Shares and Options(10)	$146		$146		$—		$146		$146

TOTAL	$1,679,137		$4,971,196		$5,876,804		$4,917,647		$55,558

Thierry Guillemin
Accrued Salary and Vacation(1)	$39,841		$39,841		$39,841		$39,841		$39,841
Accrued Bonus(2)	$—		$—		$—		$138,353		$—
Severance(3)	$—		$204,967		$204,967		$—		$—
Vested Shares and Options	$304,659	(5)	$1,806,058	(6)	$2,394,792	(7)	$1,806,058	(8)	$243	(9)
Unvested Shares and Options(10)	$95		$95		$—		$95		$95

TOTAL	$344,595		$2,050,961		$2,639,599		$1,984,347		$40,179

(1)	This reflects unpaid salary for days worked prior to termination and accrued but unpaid vacation as of December 31, 2010.

(2)	It is currently the policy under our Bonus Plan that no bonus payments are made to plan participants who leave prior to the bonus payment date in March of the following year, unless otherwise provided for in an applicable employment agreement. or in the event of death or disability. In the event of death or disability, the NEOs not covered by an employment agreement receive a pro-rata bonus, based upon actual financial performance, pro-rated for the date of death or disability. This number assumes a date of death or disability on December 31, 2010, and corporate and individual performance at the target level. For the NEOs with employment agreements (Messrs. McGlade, McDonnell and Spector), the agreements provide for a pro-rata bonus at the tier 1 stretch level for the year of termination based on actual results and the portion of the year he was employed. This amount assumes the maximum amount payable for a full year of employment and corporate results achieved at the tier 1 stretch level.
(3)

For NEOs with employment agreements, the severance payment is equal to (a) a severance multiple, times (b) the sum of base salary plus bonus calculated at the tier 1 stretch level for Mr. McGlade and at the basic level for Messrs. McDonnell and Spector, payable in a lump sum on the 60th day following termination. The severance multiples are 1.5 for Mr. McGlade, and 1.25 for Messrs. McDonnell and Spector. For Messrs. Spengler and Guillemin, the severance payment is equal to nine months and eight months, respectively, of base salary.

(4)	Rollover Shares that are vested may be repurchased at any time during the two years following a resignation at a price per share equal to the fair market value of the share on the date of resignation. Management estimates, relying in part on the most recent independent valuation performed, that the fair market value of the Class A Shares as of December 31, 2010 was $161.84. With respect to the Class B shares held by Messrs. McGlade and Spector, Class B shares that are vested may be repurchased at any time during the two years following a resignation at the Class B repurchase price defined in the 2008 Share Plan on the date of termination. For purposes of this table, the Class B repurchase price on December 31, 2010 was assumed to be $61.84 (the “Class B Repurchase Price”). For purposes of the Class B shares held by Mr. McDonnell upon a resignation that occurs before April 30, 2011, vested shares may be repurchased at a price per share equal to the lesser of the (a) the Class B repurchase price at May 6, 2009 (which equaled $0) or (b) the Class B Repurchase Price. Accordingly, the vested Class B shares for Messrs. McDonnell, Spengler and Guillemin were given no value other than par value at $0.01 per share.
(5)	Rollover Shares that are vested may be repurchased at any time following a resignation at a price per share equal to the lesser of the fair market value of such share on (i) the date of resignation or (ii) February 4, 2008 ($100). The assumed fair market value of the Class A Shares as of December 31, 2010 was $161.84. Accordingly, the value assumes a repurchase of vested Rollover Shares for $100.00 per share. Class B Time-Vesting Shares that are vested may be repurchased at any time following termination at a price per share equal to the lesser of the Class B repurchase price at May 6, 2009 or the Class B Repurchase Price. Accordingly, because the Class B repurchase price at grant date was $0, no value has been given to any vested Class B shares, other than par value at $0.01 per share.
(6)	Rollover Shares that are unvested at the time of termination immediately vest upon termination. Vested Rollover Shares may be repurchased at any time during the two years following the termination at a price per share equal to the fair market value of the share on the date of termination. Based upon management’s estimate of the fair value, relying in part on the most recent independent valuation performed, the fair market value of the Class A Shares as of December 31, 2010 was $161.84 per share. Accordingly, the value assumes all vested Rollover Shares vest and are repurchased by Intelsat Global at $161.84 per share. The equity award agreements for Messrs. McGlade and Spector also provide that in the event of a change of control or initial public offering within six months of the termination of employment where the share value exceeds $161.84, the executive is entitled to an additional payment equal to the number of vested shares times the excess of the higher share value over $161.84. Class B Shares that are vested may be repurchased at any time during the two-year period following termination at a price per share equal to Class B Repurchase Price.
(7)	Vested upon a change of control. Rollover Shares may be repurchased at any time during the two years following the termination at a price per share equal to the fair market value on the date of termination. This value is based on the Class A Share value of $161.84 per share. All unvested Class B Time-Vesting Shares immediately vest upon a change of control. Class B Performance Shares vest if performance criteria are met within six months from the date of the change of control. The value shown reflects 100% vesting on all Class B Time-Vesting and Performance Shares and assumes that the shares are repurchased at a Class B repurchase price of $61.84 per share. With respect to unvested options, vesting only occurs upon a change of control if the performance criteria related to the investment return are achieved by certain principal shareholders. If all investment return objectives are met at the highest levels thus causing 100% of the Exit Performance Options to vest, additional amounts would be payable to Messrs. McGlade, McDonnell, Spector, Spengler and Guillemin in the amounts of $15,522,645, $3,920,100, $3,920,099, $2,299,211 and $1,494,487, respectively.
(8)	For Messrs. McGlade, McDonnell and Spector, all Class B Time-Vesting Shares become immediately vested upon the termination of the executive’s employment due to death or disability. Messrs. Spengler and Guillemin do not receive accelerated vesting upon death or disability. This value reflects a repurchase of vested Rollover Shares at $161.84 per share and a repurchase of vested Class B Shares at the Class B Repurchase Price.
(9)	Upon a termination for cause, with respect to Messrs. McGlade and Spector, any vested Rollover Shares are repurchased at the paid-in-capital price of $100 per share, and with respect to Messrs. Spengler and Guillemin, any vested Rollover Shares are repurchased at par value ($0.01). Vested Class B Shares for all NEOs are also repurchased at par value ($0.01).

(10)	The McGlade and Spector Employment Agreements provide for Messrs. McGlade and Spector to receive retiree medical benefits for the executive and his spouse upon termination of employment. This represents the present value of Intelsat’s net premium cost, using the same actuarial methods and assumptions used in connection with other post-retirement obligations as further described in Note 6 to the consolidated financial statements. The value also assumes immediate retirement on December 31, 2010 and that each executive and each spouse live to age 80.

Effective November 19, 2010, Ms. Beier resigned from her position and in connection with that resignation she received severance-related payments equivalent to those that would be paid under the termination without cause provisions of the severance plan and her equity awards. As a result, her actual benefits and payments upon termination are known. The payments made were as follows: (a) a payment for accrued wages and vacation in the amount of $27,890; (b) a severance benefit in the amount of $193,370; (c) executive outplacement counseling valued at $12,230; (d) vested options canceled in exchange for a payment in the amount of $530,275; (e) vested Class B shares repurchased at the Class B repurchase price on the date of termination of $22.06 per share for a total amount of $146,956; and (f) unvested Class B shares repurchased at par value for a total of $3.16. Pursuant to a promissory note entered into with Ms. Beier, payments of the $530,275 for vested options, $146,956 for vested Class B Shares, and $3.16 for unvested Class B Shares will be paid out in five equal installments over a twenty-four month period.

Director Compensation

We do not compensate our directors for their service on the board of directors or any committee of the board of directors. Non-executive members of the board are reimbursed for travel and other out-of-pocket expenses related to their board service pursuant to a monitoring fee agreement entered into with certain principal shareholders on February 4, 2008. For more information regarding the monitoring fee agreement, see “Certain Relationships and Related Party Transactions—Certain Related Party Transactions—Monitoring Fee Agreements and Transaction Fees.” Mr. Raymond Svider, a Managing Partner of BC Partners, Intelsat’s majority shareholder, is currently and has been since May 1, 2008, the Chairman of our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Related Party Transactions

Monitoring Fee Agreements and Transaction Fees

In connection with the closing of the New Sponsors Acquisition Transactions, Intelsat Luxembourg entered into a monitoring fee agreement (the “2008 MFA”) with the New Sponsors, or affiliates of, or entities advised by, designated by or associated with, the New Sponsors, as the case may be (collectively, the “2008 MFA parties”), pursuant to which the 2008 MFA parties provide certain monitoring, advisory and consulting services to Intelsat Luxembourg. Pursuant to the 2008 MFA, an annual fee equal to the greater of $6.25 million and 1.25% of Adjusted EBITDA (as defined in the Senior Bridge Loan Credit Agreement) is paid to the 2008 MFA parties, and Intelsat Luxembourg reimburses the 2008 MFA parties for their out-of-pocket expenses. Intelsat Luxembourg also agreed to indemnify the 2008 MFA parties and their directors, officers, employees, agents and representatives for losses relating to the services contemplated by the 2008 MFA and the engagement of the 2008 MFA parties pursuant to, and the performance by them of the services contemplated by, the 2008 MFA. We recorded expenses for services associated with the 2008 MFA of $8.5 million, $23.2 million and $24.7 million during the successor period February 1, 2008 to December 31, 2008 and the years ended December 31, 2009 and 2010, respectively.

As payment for certain structuring and advisory services rendered, Intelsat Bermuda paid an aggregate transaction and advisory fee of $60.0 million to the 2008 MFA parties at the closing of the New Sponsors Acquisition Transactions.

2010 Severance Arrangement

Ms. Beier’s employment terminated on November 19, 2010 and she received compensation and benefits consistent with our plans and policies. See “Management—Executive Compensation—Compensation Discussion and Analysis—Employment Arrangement with Ms. Beier.”

Unallocated Bonus Plan

On August 20, 2010, Intelsat Global adopted the Unallocated Bonus Plan in connection with the equity awards available to management under the 2008 Share Plan. See “Management—Executive Compensation.”

Resale of Intelsat Luxembourg Notes

In October 2010, ISAT Limited, our affiliate, as it is an affiliate of BC Partners, one of our principal shareholders, sold $90.9 million aggregate principal amount of Intelsat Luxembourg’s 2017 Senior Notes in a registered resale. We did not receive any proceeds from the resale of such notes, but in connection with such resale we agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

In April 2011, SLP III Cayman DS III, Ltd, our affiliate, as it is an affiliate of Silver Lake, one of our principal shareholders, sold approximately $854.3 million aggregate principal amount of Intelsat Luxembourg’s 2017 PIK Notes in a private resale. We did not receive any proceeds from the resale of such notes.

Review and Approval of Related Party Transactions

We review all relationships and transactions in which we and our directors, executive officers or any beneficial owner of greater than 5% of Intelsat Global’s common shares or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our Annual Report on Form 10-K. Our audit committee charter also provides for the review of related party transactions by our audit committee.

In addition, we and our board of directors follow the requirements set forth in the transactions with affiliates covenant contained in our indentures and credit agreement. In summary, these agreements provide that we will not, and we will not permit any of our restricted subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of our properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any affiliate (as defined in the agreements) involving aggregate consideration in excess of specified thresholds, unless we determine that the terms of such transaction are not materially less favorable to such company than those that could have been obtained in a comparable transaction by such company with an unrelated person and that the terms of such transaction are substantially as favorable to such company as it would obtain in a comparable arm’s-length transaction with a person that is not an affiliate, subject to certain exceptions specified in such agreements. Copies of our indentures and credit agreement are on file with the SEC as exhibits to our periodic filings.

PRINCIPAL SHAREHOLDERS

Intelsat S.A. is an indirect, wholly-owned subsidiary of Intelsat Global. Shares of Intelsat Global are currently held by the New Sponsors and certain members of our management and other designated employees.

The members of Intelsat S.A.’s board of directors nominated by a New Sponsor may be deemed to beneficially own shares owned by such New Sponsors. The following table and accompanying footnotes show information regarding the beneficial ownership of Intelsat Global’s common shares by:

•	each person known by us to beneficially own 5% or more of Intelsat Global’s outstanding common shares;

•	each of Intelsat Global’s and our directors;

•	each Named Executive Officer; and

•	all directors and executive officers as a group.

The percentage of beneficial ownership set forth below is based on approximately 14,912,465.94 Intelsat Global Class A common shares and 861,526.00 Class B common shares issued and outstanding as of April 4, 2011. All Class A common and Class B common shares listed in the table below are entitled to one vote per share, unless otherwise indicated in the notes thereto. Unless otherwise indicated, the address of each person named in the table below is c/o Intelsat Global S.A., 4, rue Albert Borschette, L-1246 Luxembourg.

Name of Beneficial Owner:	Number of Class A Common Shares Beneficially Owned(1)	% of Class A Common Shares Beneficially Owned(1)	Number of Class B Common Shares Beneficially Owned(1)	% of Class B Common Shares Beneficially Owned(1)	Number of All Voting Shares Beneficially Owned(1)	% of All Voting Shares Beneficially Owned(1)
Funds advised by BC Partners(2)	11,330,000.04	76.0%	—	—	11,330,000.04	71.8%
Funds advised by Silver Lake(3)	2,489,976.25	16.7%	—	—	2,489,976.25	15.8%
David McGlade(4)	304,449.12	2.0%	319,472.00	37.1%	623,921.12	3.9%
Phillip Spector(5)	101,691.21	*	80,679.00	9.4%	182,370.21	1.2%
Michael McDonnell(6)	*	*	80,679.00	9.4%	*	*
Stephen Spengler(7)	*	*	47,320.00	5.5%	*	*
Thierry Guillemin(8)	*	*	30,758.00	3.6%	*	*
Directors and Executive Officers as a Group (12 persons)(9)	14,260,731.50	95.2%	558,908.00	64.9%	14,819,639.50	93.5%

*	Represents beneficial ownership of less than one percent of common shares outstanding.
(1)	The amounts and percentages of Intelsat Global’s common shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within sixty days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.
(2)	Represents shares held by BC European Capital VIII funds, BC European Capital—Intelsat Co-Investment and Intelsat Co-Investment 1 and BC European Capital—Intelsat Syndication L.P.

(3)	Represents shares held by Silver Lake Partners III, L.P. and Silver Lake Technology Investors III, L.P.
(4)	Includes shares held by The David P. McGlade 2009 GRAT dated May 12, 2009. The McGlade Family Trust dated January 2, 2009, The David P. McGlade 2010 GRAT dated August 24, 2010 and McGlade Investments II, LLC. Mr. McGlade exercises voting power over these shares, a portion of which are subject to vesting and other restrictions described in “Executive Compensation—Compensation Discussion and Analysis.”
(5)	Includes shares held by The Phillip L. Spector Trust U/A dated 12/21/07, The Phillip L. Spector GRAT, The Phillip L. Spector GRAT#2 and The Phillip L. Spector GRAT #3. Mr. Spector exercises voting power over these shares, a portion of which are subject to vesting and other restrictions described in “Executive Compensation—Compensation Discussion and Analysis.”
(6)	Includes shares held by The McDonnell 2010 GRAT, over which Mr. McDonnell exercises voting power. Mr. McDonnell also holds options entitling him to purchase 2,881.00 Class A common shares within sixty days of April 4, 2011. A portion of these shares and options is subject to vesting and other restrictions as described in “Executive Compensation—Compensation Discussion and Analysis.”
(7)	Mr. Spengler exercises voting power over 16,237.41 Class A common shares and 47,320.00 Class B common shares, and holds options entitling him to purchase 6,760.00 Class A common shares within sixty days of April 4, 2011. A portion of these shares and options is subject to vesting and other restrictions as described in “Executive Compensation—Compensation Discussion and Analysis.” Mr. Spengler’s business address is 3400 International Drive, N.W., Washington, D.C. 20008.
(8)	Mr. Guillemin exercises voting power over 3,044.47 Class A common shares and 30,758.00 Class B common shares, and holds options entitling him to purchase 4,394.00 Class A common shares within 60 days of April 4, 2011. A portion of these shares and options is subject to vesting and other restrictions as described in “Executive Compensation—Compensation Discussion and Analysis.” Mr. Guillemin’s business address is 3400 International Drive, N.W., Washington, D.C. 20008.
(9)	Directors and executive officers as a group hold 368,257.87 restricted Class A common shares, 558,908.00 restricted Class B common shares and options and share-based compensation arrangements entitling them to purchase 72,497.34 Class A common shares that are exercisable within sixty days of April 4, 2011 under applicable vesting schedules.

SELLING SECURITYHOLDERS

The notes being offered for sale under this prospectus were issued pursuant to an exchange offer on January 20, 2010. The selling securityholders are affiliates of ours and we have agreed to file this prospectus to register such notes for resale.

The following table sets forth certain information on or around the date hereof concerning the notes that may be offered from time to time by each selling securityholder pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders.

Name	Principal Amount of Notes Beneficially Owned Prior to This Offering and That May be Offered Hereby	Percentage of Outstanding Notes Beneficially Owned Prior to Offering	Principal Amount of Notes Beneficially Owned After Sale of All Notes That May be Offered Hereby	Percentage of Outstanding Notes Beneficially Owned After Sale of All Notes That May be Offered Hereby
Funds advised by Silver Lake(1)	$190,910,000	6.81%	$0	0%

(1)	Represents $100,000,000 principal amount of notes held by SLP III Cayman DS III, Ltd., $75,910,000 principal amount of notes held by SLP III Cayman DS, L.L.C. and $15,000,000 principal amount of notes held by Silver Lake Credit Fund, L.P.

The selling securityholders listed in the above table may have sold or transferred, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information is presented in the above table. Information concerning the selling securityholders may change from time to time and any such changed information may be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part if and when necessary.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of our outstanding indebtedness. The following summary does not reflect some of the name changes effected in connection with the Migration. For additional information regarding our historical debt and other financing arrangements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Liquidity and Capital Resources.”

Intelsat Jackson Senior Secured Credit Facilities

On January 12, 2011, Intelsat Jackson entered into the Intelsat Jackson Secured Credit Agreement, which includes a $3.25 billion term loan facility maturing in April 2018 and a $500.0 million revolving credit facility with a five year maturity, and borrowed the full $3.25 billion available under the term loan facility.

The term loan facility requires regularly scheduled quarterly payments of principal equal to 0.25% of the original principal amount of the term loan, beginning six months after January 12, 2011, with the remaining unpaid amount due and payable at maturity on April 2, 2018. Up to $350.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, up to $70.0 million of the revolving credit facility is available for swingline loans. Both the face amount of any outstanding letters of credit and any swingline loans reduce availability under the revolving credit facility on a dollar for dollar basis. The revolving credit facility is available for five years on a revolving basis. Intelsat Jackson is required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, at a rate per annum of 0.375%.

As of December 31, 2010, on an as adjusted basis for the 2011 Secured Loan Refinancing, Intelsat Jackson would have had $462.2 million (net of standby letters of credit) of availability remaining under the new revolving credit facility.

Interest rates for borrowings under the term loan facility and the revolving credit facility range from (i) the LIBOR plus 3.50% to the LIBOR plus 3.75%, or (ii) the ABR plus 2.50% to the ABR plus 2.75%, depending on the ratio of Intelsat Jackson’s consolidated total debt to consolidated EBITDA, as such financial measures are defined in the Intelsat Jackson Secured Credit Agreement. The LIBOR and the ABR, plus the applicable margins, are determined as specified in the Intelsat Jackson Secured Credit Agreement and the LIBOR will not be less than 1.50% per annum.

The Intelsat Jackson Secured Credit Agreement includes two financial covenants. Intelsat Jackson must maintain a consolidated secured debt to consolidated EBITDA ratio of less than or equal to 3.50 to 1.00 at the end of each fiscal quarter as well as a consolidated EBITDA to consolidated interest expense ratio of greater than or equal to 1.75 to 1.00 at the end of each fiscal quarter, in each case as such financial measures are defined in the Intelsat Jackson Secured Credit Agreement. We were in compliance with these financial maintenance covenant ratios with a consolidated secured debt to consolidated EBITDA ratio of 0.76 to 1.00 and a consolidated EBITDA to consolidated interest expense ratio of 2.81 to 1.00 as of December 31, 2010. In the event we were to fail to comply with these financial maintenance covenant ratios and were unable to obtain waivers, we would default under the Intelsat Jackson Secured Credit Agreement, and the lenders under the Intelsat Jackson Secured Credit Agreement could accelerate our obligations thereunder, which would result in an event of default under our existing notes and the Intelsat Jackson Unsecured Credit Agreements.

Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement are guaranteed by Intelsat Luxembourg, the direct parent of Intelsat Jackson, pursuant to the Intelsat Jackson Secured Credit Agreement and by certain of Intelsat Jackson’s subsidiaries pursuant to a Guarantee dated as of January 12, 2011. Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement are secured by a first priority security interest in substantially all of the assets of Intelsat Jackson and the guarantors, to the extent legally permissible and subject to certain agreed exceptions, and by a pledge of the equity interests of the subsidiary guarantors and the direct subsidiaries of each guarantor, subject to certain exceptions, including exceptions for equity interests in certain non-U.S. subsidiaries, existing contractual prohibitions and prohibitions under other legal requirements.

Intelsat Jackson Senior Unsecured Credit Agreement

Intelsat Jackson is party to a senior unsecured credit agreement, which includes a senior unsecured term loan facility due 2014 with $195.2 million outstanding at December 31, 2010. As discussed above in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of the New Sponsors Acquisition Transactions,” pursuant to the Intelsat Bermuda Transfer, the Intelsat Jackson Senior Unsecured Credit Agreement was transferred to Intelsat Jackson, and Intelsat Bermuda executed a supplemental agreement pursuant to which it became a guarantor of the Intelsat Jackson Senior Unsecured Credit Agreement.

Borrowings under the Intelsat Jackson Senior Unsecured Credit Agreement bear interest at either (i) LIBOR plus 250 basis points or (ii) the ABR, which is the rate for any day equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1.00% and (b) the rate of interest in effect for such day as its prime rate, plus 150 basis points.

Borrowings under the Intelsat Jackson Senior Unsecured Credit Agreement are prepayable at any time without premium or penalty. With respect to a change of control or asset sales, the Intelsat Jackson Senior Unsecured Credit Agreement contains substantially the same prepayment provisions as apply to Intelsat Jackson’s 9 1/2% Senior Notes due 2016.

Borrowings under the Intelsat Jackson Senior Unsecured Credit Agreement are guaranteed by Intelsat S.A., Intelsat Luxembourg and all of Intelsat Jackson’s subsidiaries that guarantee Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement.

The Intelsat Jackson Senior Unsecured Credit Agreement contains substantially the same covenants and events of default as apply to Intelsat Jackson’s 9 1/2% Senior Notes due 2016.

New Intelsat Jackson Senior Unsecured Credit Agreement

On July 1, 2008, Intelsat Jackson entered into a senior unsecured credit agreement, referred to as the New Intelsat Jackson Senior Unsecured Credit Agreement, consisting of a senior unsecured term loan facility of $810.9 million due 2014. Intelsat Jackson used the proceeds from the borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement, together with cash on hand, to repay loans tendered in a change of control offer relating to the Intelsat Jackson Senior Unsecured Credit Agreement. The New Intelsat Jackson Senior Unsecured Credit Agreement and the Intelsat Jackson Senior Unsecured Credit Agreement are referred to together as the “Intelsat Jackson Unsecured Credit Agreements.”

Borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement bear interest at either (i) LIBOR plus 300 basis points or (ii) the ABR, which is the rate for any day equal to the higher of (a) the Federal Funds Rate plus 50 basis points or (b) the prime rate, plus 200 basis points.

Borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement are prepayable at any time without premium or penalty. With respect to a change of control or asset sales, the New Intelsat Jackson Senior Unsecured Credit Agreement contains substantially the same prepayment provisions as apply to Intelsat Jackson’s 9 1/2% Senior Notes due 2016.

Borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement are guaranteed by Intelsat S.A., Intelsat Luxembourg and all of Intelsat Jackson’s subsidiaries that guarantee Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement.

The New Intelsat Jackson Senior Unsecured Credit Agreement contains substantially the same covenants and events of default as apply to Intelsat Jackson’s 9 1/2% Senior Notes due 2016.

2006 Jackson Notes

On July 3, 2006, in connection with the PanAmSat Acquisition Transactions, Intelsat Bermuda issued $1.33 billion in aggregate principal amount of its 11 1/4% Senior Notes due 2016, referred to as the 2006 Jackson Non-Guaranteed Notes, and $750 million in aggregate principal amount of its 9 1/4% Senior Notes due 2016, referred to as the 2006 Jackson Guaranteed Notes and, together with the 2006 Jackson Non-Guaranteed Notes, collectively, the 2006 Jackson Notes, in each case in a private placement to initial purchasers that resold the notes pursuant to Rule 144A in the United States and in accordance with Regulation S outside of the United States. On April 5, 2007, Intelsat Bermuda exchanged substantially all of the unregistered 2006 Jackson Notes for notes registered under the Securities Act, through an exchange offer conducted pursuant to registration rights agreements entered into with the initial purchasers of the 2006 Jackson Notes.

In connection with the New Sponsors Acquisition, Intelsat Bermuda transferred the 2006 Jackson Notes to Intelsat Jackson, which then became the obligor on the 2006 Jackson Notes. Following the transfer, Intelsat Bermuda became a guarantor of the 2006 Jackson Notes.

Interest is payable on the 2006 Jackson Notes semi-annually on June 15 and December 15, commencing on December 15, 2006. Intelsat Jackson may redeem some or all of the 2006 Jackson Notes at any time prior to June 15, 2011 at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the respective notes. Thereafter, Intelsat Jackson may redeem some or all of the respective notes at the applicable redemption prices set forth in the respective notes.

The 2006 Jackson Notes are senior unsecured obligations of Intelsat Jackson and rank equally with Intelsat Jackson’s other senior unsecured indebtedness. The 2006 Jackson Guaranteed Notes are guaranteed by Intelsat S.A., Intelsat Luxembourg and all of Intelsat Jackson’s subsidiaries that guarantee Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement. The 2006 Jackson Non-Guaranteed Notes are guaranteed by Intelsat S.A. and Intelsat Luxembourg.

The consummation of the New Sponsors Acquisition resulted in a change of control under the indentures governing the 2006 Jackson Notes, giving the holders the right to require Intelsat Jackson to repurchase such notes at 101% of their principal amount, plus accrued interest to the date of repurchase. On July 1, 2008, Intelsat Jackson repurchased $281.8 million of the 2006 Jackson Non-Guaranteed Notes and $695.0 million of the 2006 Jackson Guaranteed Notes pursuant to change of control offers.

As of the date hereof, $1.0 billion in aggregate principal amount of the 2006 Jackson Non-Guaranteed Notes and $0.9 million in aggregate principal amount of 2006 Jackson Guaranteed Notes are outstanding. On April 5, 2011, Intelsat Jackson notified holders of the 2006 Jackson Guaranteed Notes that it will redeem all of such notes on May 5, 2011.

Covenants

The terms of the 2006 Jackson Non-Guaranteed Notes include the following covenants:

•	a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to incur additional debt or issue disqualified or preferred stock;

•	a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to pay dividends or repurchase Intelsat Jackson’s ordinary shares;

•	a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to make certain investments;

•	a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to enter into transactions with affiliates;

•	a limitation on merger, consolidation and sale of our assets, applicable to Intelsat Jackson and some of its subsidiaries; and

•	a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to incur liens on any of our assets securing other indebtedness, unless the 2006 Jackson Notes are equally and ratably secured.

Substantially all of the restrictive covenants relating to the 2006 Jackson Guaranteed Notes were eliminated pursuant to a supplemental indenture entered into on April 1, 2011 after receipt of the requisite consent of noteholders in connection with the related Intelsat Jackson Tender Offer.

Events of Default

The 2006 Jackson Non-Guaranteed Notes contain events of default with respect to:

•	default in payments of interest after a 30-day grace period or a default in the payment of principal when due;

•	default in the performance of any covenant in the indenture that continues for more than 60 days after notice of default has been provided to Intelsat Jackson;

•

failure to make any payment when due, including applicable grace periods, under any indebtedness for money borrowed by Intelsat S.A., Intelsat Jackson or a significant subsidiary thereof having a principal amount in excess of $75 million;

•	the acceleration of the maturity of any indebtedness for money borrowed by Intelsat S.A., Intelsat Jackson or a significant subsidiary thereof having a principal amount in excess of $75 million;

•	insolvency or bankruptcy of Intelsat S.A., Intelsat Jackson or a significant subsidiary thereof; and

•

failure by Intelsat S.A., Intelsat Jackson or a significant subsidiary thereof to pay final judgments aggregating in excess of $75 million, which are not discharged, waived or stayed for 60 days after the entry thereof.

As a result of the amendments implemented by the supplemental indenture dated April 1, 2011 relating to the 2006 Jackson Guaranteed Notes, such notes contain events of default only with respect to default in payments of interest after a 30-day grace period or a default in the payment of principal when due.

If any event of default occurs and is continuing with respect to the applicable 2006 Jackson Notes, the trustee or the holders of at least 25% in principal amount of the applicable 2006 Jackson Notes may declare the entire principal amount of the applicable 2006 Jackson Notes to be immediately due and payable. If any event of default with respect to the 2006 Jackson Non-Guaranteed Notes occurs because of events of bankruptcy, insolvency or reorganization, the entire principal amount of the 2006 Jackson Non-Guaranteed Notes will be automatically accelerated, without any action by the trustee or any holder.

2008 Jackson Notes

On July 1, 2008, Intelsat Jackson issued $284.6 million of 11 1/2% Senior Notes due 2016 and $701.9 million of 9 1/2% Senior Notes due 2016. These notes are guaranteed by Intelsat S.A., Intelsat Luxembourg and, in the case of the 9½% Senior Notes due 2016, all of Intelsat Jackson’s subsidiaries that guarantee Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement. The proceeds of these notes were used, together with cash on hand, to fund the repurchase of the 2006 Jackson Notes tendered in change of control offers. These notes originally had covenants and events of default substantially similar to those of the 2006 Jackson Notes. Substantially all of the restrictive covenants and events of default relating to the 11 1/2% Senior Notes due 2016 were eliminated pursuant to a supplemental indenture entered into on April 1, 2011 after receipt of the requisite consent of noteholders in connection with the related Intelsat Jackson Tender Offer.

As of the date hereof, Intelsat Jackson has $2.7 million in aggregate principal amount of its 11 1/2% Senior Notes due 2016 and $701.9 million in aggregate principal amount of its 9 1/2% Senior Notes due 2016 outstanding. On April 5, 2011, Intelsat Jackson notified holders of its 11 1/2% Senior Notes due 2016 that it will redeem all of such notes on May 5, 2011.

2009 Jackson Notes

On October 20, 2009, Intelsat Jackson issued $500.0 million of 8½% Senior Notes due 2019. These notes are guaranteed by Intelsat S.A., Intelsat Luxembourg and all of Intelsat Jackson’s subsidiaries that guarantee Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement. These notes have covenants substantially similar to those of the Intelsat Jackson 9 1/2% Senior Notes due 2016.

2010 Jackson Notes

On September 30, 2010, Intelsat Jackson issued $1.0 billion aggregate principal amount of 7 1/4% Senior Notes due 2020. These notes are guaranteed by Intelsat S.A., Intelsat Luxembourg and all of Intelsat Jackson’s subsidiaries that guarantee Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement. The 2020 Jackson Notes have covenants substantially similar to those of the Intelsat Jackson 9 1/2% Senior Notes due 2016.

2011 Jackson Notes

On April 5, 2011, Intelsat Jackson issued $1.5 billion aggregate principal amount of 7 1/4% Senior Notes due 2019 and $1.15 billion aggregate principal amount of 7 1/2% Senior Notes due

2021. The notes are guaranteed by Intelsat S.A., Intelsat Luxembourg and all of Intelsat Jackson’s subsidiaries that guarantee Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement. These notes have covenants substantially similar to those of the Intelsat Jackson 9 1/2% Senior Notes due 2016.

2008 Sub Holdco Notes

On June 27, 2008, Intelsat Sub Holdco issued $883.3 million in aggregate principal amount of its 8 1/2% Senior Notes due 2013 and $681.0 million in aggregate principal amount of its 8 7/8% Senior Notes due 2015, referred to collectively as the 2008 Sub Holdco Notes, the proceeds of which were used to repay $883.3 million of borrowings under a backstop senior unsecured credit agreement due 2013 and $681.0 million of borrowings under a backstop senior unsecured credit agreement due 2015.

The 2008 Sub Holdco Notes are senior unsecured obligations of Intelsat Sub Holdco and rank equally with Intelsat Sub Holdco’s other senior unsecured indebtedness. The 2008 Sub Holdco Notes are guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Jackson, Intermediate Holdco and certain subsidiaries of Intelsat Sub Holdco that guarantee Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement.

Substantially all of the restrictive covenants and events of default relating to the 2008 Sub Holdco Notes were eliminated pursuant to a supplemental indenture entered into on April 1, 2011 after receipt of the requisite consent of noteholders in connection with the Intelsat Sub Holdco Tender Offers. In addition, as a result of the amendments implemented by such supplemental indenture, the 2008 Sub Holdco Notes contain events of default only with respect to default in payments of interest after a 30-day grace period or a default in the payment of principal when due.

As of the date hereof, Intelsat Sub Holdco has $249.5 million in aggregate principal amount of the 8½% Senior Notes due 2013 and $223.8 million in aggregate principal amount of the 8 7/8% Senior Notes due 2015 outstanding. On April 5, 2011, Intelsat Sub Holdco notified holders of each series of the 2008 Sub Holdco Notes that it will redeem all of such notes on May 5, 2011.

2009 Sub Holdco Notes

On February 12, 2009, Intelsat Sub Holdco purchased $114.2 million of Intelsat, Ltd.’s outstanding 7 5/8% Senior Notes due 2012 for $93.3 million and $346.5 million of Intelsat, Ltd.’s outstanding 6 1/2% Senior Notes due 2013 for $254.6 million pursuant to a tender offer. Intelsat Sub Holdco funded the tender offer through an offering of $400.0 million aggregate principal amount at maturity of 8 7/8% Senior Notes due 2015, Series B, referred to as the 2009 Sub Holdco Notes, completed on February 12, 2009, which yielded $348.3 million of cash proceeds at issuance, together with cash on hand.

Substantially all of the restrictive covenants and events of default relating to the 2009 Sub Holdco Notes were eliminated pursuant to a supplemental indenture entered into on April 1, 2011 after receipt of the requisite consent of noteholders in connection with the Intelsat Sub Holdco Tender Offers.

As of the date hereof, Intelsat Sub Holdco has $84.6 million in aggregate principal amount of the 2009 Sub Holdco Notes outstanding. On April 5, 2011, Intelsat Sub Holdco notified holders of the 2009 Sub Holdco Notes that it will redeem all of such notes on May 5, 2011.

2008 Discount Notes

On June 27, 2008, Intermediate Holdco repaid borrowings under a backstop senior unsecured credit agreement with the proceeds of an offering of 9 1/2% Senior Discount Notes due 2015, referred to as the 2008 Discount Notes.

Substantially all of the restrictive covenants and events of default relating to the 2008 Discount Notes were eliminated pursuant to a supplemental indenture entered into on April 1, 2011 after receipt of the requisite consent of noteholders in connection with the Intermediate Holdco Tender Offer.

As of the date hereof, Intermediate Holdco has $158.2 million in aggregate principal amount at maturity of the 2008 Discount Notes outstanding. On April 5, 2011, Intermediate Holdco notified holders of the 2008 Discount Notes that it will redeem all of such notes on May 5, 2011.

Intelsat S.A. Senior Notes due 2013

On November 7, 2003, Intelsat, Ltd. (now known as Intelsat S.A.) issued $700.0 million in aggregate principal amount of 6 1/2% Senior Notes due 2013, referred to as the Original 2013 Senior Notes, in a private placement to initial purchasers that resold the notes pursuant to Rule 144A in the United States and in accordance with Regulation S outside of the United States. In February 2004, Intelsat, Ltd. exchanged substantially all of these notes for notes registered under the Securities Act, referred to as the 2013 Senior Notes, after an exchange offer conducted pursuant to a registration rights agreement that Intelsat, Ltd. entered into with the initial purchasers of the Original 2013 Senior Notes. Interest is payable on the 2013 Senior Notes semi-annually on May 1 and November 1 of each year. Intelsat, Ltd. may redeem some or all of the 2013 Senior Notes at any time at the redemption prices set forth in the 2013 Senior Notes. Intelsat, Ltd. may also redeem the outstanding 2013 Senior Notes in whole in the event of certain tax changes affecting such notes, as set forth in the indenture to the 2013 Senior Notes.

The 2013 Senior Notes are senior unsecured obligations of Intelsat S.A. and rank equally with our other senior unsecured indebtedness.

On February 12, 2009, Intelsat Sub Holdco purchased $346.5 million of the 2013 Senior Notes for $254.6 million pursuant to a tender offer. In October 2009, these notes were distributed to Intelsat, Ltd., at which time they were canceled.

Covenants

The terms of the 2013 Senior Notes include the following covenants:

•	a limitation on merger, consolidation and sale of our assets, applicable to Intelsat S.A. and some of its subsidiaries;

•

a limitation on the ability of Intelsat S.A. and some of its subsidiaries to incur liens on any of their respective assets securing other indebtedness, unless the 2013 Senior Notes are equally and ratably secured; and

•	a limitation on sale leaseback transactions, applicable to Intelsat S.A. and some of its subsidiaries.

On April 22, 2010, Intelsat S.A. completed a consent solicitation that amended certain terms of the indenture governing the 2013 Senior Notes. The most significant amendments replaced the limitation on secured debt covenant, which limited secured debt of Intelsat S.A. and its restricted subsidiaries to 15% of their consolidated net tangible assets (subject to certain exceptions), with a new limitation on liens covenant, which generally limits such secured debt to two times the adjusted EBITDA of Intelsat S.A. plus certain general baskets (subject to certain exceptions), and made certain corresponding changes to the sale and leaseback covenant as a result of the addition of the new limitation on liens covenant.

Events of Default

The 2013 Senior Notes contain events of default with respect to:

•	default in payments of interest after a 30-day grace period or a default in the payment of principal when due;

•	default in the performance of any covenant in the indenture that continues for more than 90 days after notice of default has been provided to Intelsat S.A.;

•

failure to make any payment when due, including applicable grace periods, under any indebtedness for money borrowed by Intelsat S.A. or a significant subsidiary thereof having a principal amount in excess of $50 million;

•	the acceleration of the maturity of any indebtedness for money borrowed by Intelsat S.A. or a significant subsidiary thereof having a principal amount in excess of $50 million; or

•	insolvency or bankruptcy of Intelsat S.A. or one of its significant subsidiaries.

If any of these events of default occurs and is continuing with respect to the 2013 Senior Notes, the trustee or the holders of not less than 25% in principal amount of the 2013 Senior Notes may declare the entire principal amount of the 2013 Senior Notes to be immediately due and payable. If any event of default with respect to the 2013 Senior Notes occurs because of events of bankruptcy, insolvency or reorganization, the entire principal amount of the 2013 Senior Notes will be automatically accelerated, without any action by the trustee or any holder.

New Dawn Credit Facilities

On December 5, 2008, New Dawn entered into a $215.0 million secured financing arrangement that consists of senior and mezzanine term loan facilities. The credit facilities are non-recourse to New Dawn’s shareholders, including us and our wholly-owned subsidiaries, beyond the shareholders’ scheduled capital contributions. The senior facility provides for a commitment of up to $125.0 million. The interest rate on term loans under the senior facility is the aggregate of LIBOR plus an applicable margin between 3.0% and 4.0% and certain costs, if incurred. The mezzanine facility provides for a commitment of up to $90.0 million. The interest rate on term loans under the mezzanine facility is the aggregate of LIBOR plus an applicable margin between 5.3% and 6.3% and certain costs, if incurred. New Dawn is required to pay a commitment fee at a rate per annum of 0.5% on any unused commitments under the credit facilities. During the year ended December 31, 2010, New Dawn paid $49.3 million of satellite related capital expenditures, and as of December 31, 2010, it had aggregate outstanding borrowings of $147.6 million under its credit facilities.

DESCRIPTION OF THE NOTES

General

Capitalized terms used in this “Description of the Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of the Notes” section, the “Issuer,” “we,” “us” and “our” mean Intelsat (Luxembourg) S.A. (formerly known as Intelsat (Bermuda), Ltd.) and not any of its Subsidiaries, and “Holdings” means Intelsat S.A. (formerly known as Intelsat, Ltd.) and not any of its Subsidiaries.

On June 27, 2008, the Issuer issued $2,805,000,000 aggregate principal amount of 11 1/4% senior cash-pay notes due 2017 (the “senior cash-pay notes”) and $2,230,971,000 aggregate principal amount of 11 1/2%/12 1/2% senior PIK election notes due 2017, which principal amount has decreased to $2,149,991,000 as a result of our repayment of $400,000,000 aggregate principal amount offset by our election to settle interest payments by increasing the principal amount thereof (the “senior election notes” and, together with the senior cash-pay notes, the “notes”). On January 20, 2010, the Issuer issued $2,805,000,000 aggregate principal amount of registered senior cash-pay notes and $2,149,991,000 aggregate principal amount of registered senior election notes in exchange for an equal amount of its unregistered senior cash-pay notes and an equal amount of its unregistered senior election notes, respectively, that were properly tendered in the related exchange offer. The Issuer issued the notes under an indenture, dated as of June 27, 2008, among Intelsat Bermuda, as issuer, Intelsat, Ltd., as parent guarantor, and Wells Fargo Bank, National Association, as Trustee. Copies of the indenture may be obtained from the Issuer upon request. The original notes were issued to refinance certain indebtedness of the Issuer incurred on February 4, 2008 in connection with the consummation of the Transactions and the notes were issued to satisfy the Issuer’s obligation to carry out an exchange offer. Intelsat, Ltd. executed the indenture to provide a guarantee of the notes, but Intelsat, Ltd. is under no obligation to continue such guarantee. The notes are not guaranteed by any of our Subsidiaries.

The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA.

The terms of the notes are identical in all material respects to the terms of the original notes, except that the notes have been registered under the Securities Act and therefore do not contain transfer restrictions nor provisions for an increase in the interest rate related to defaults in the agreement to carry out an exchange offer.

We may issue additional senior cash-pay notes (the “additional senior cash-pay notes”) and additional senior election notes (the “additional senior election notes” and, together with the additional senior cash-pay notes, the “additional notes”) from time to time after this offering without notice or the consent of holders of notes. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” In connection with the payment of PIK Interest (as defined under “Terms of the Notes—Senior Election Notes”), the Issuer is entitled to, without the consent of the holders (and without regard to any restrictions or limitations set forth under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), increase the outstanding principal amount of the senior election notes or issue additional senior election notes (the “PIK Notes”) under the indenture on the same terms and conditions as the senior election notes issued on the Issue Date (in each case, the “PIK Payment”). The notes and any additional notes subsequently issued under the same indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “notes” for all purposes of the indenture and this “Description of the Notes” include any additional notes and PIK Notes that are actually issued and any increase in the principal amount of the outstanding senior election notes (including PIK Notes) as a result of a PIK Payment, and references to “principal amount” of the notes include any increase in the principal amount of the outstanding senior election notes (including PIK Notes) as a result of a PIK Payment.

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of the Issuer as specified in the indenture (which initially shall be the principal corporate trust office of the Trustee), except that, at the option of the Issuer, payment of interest may be made by check mailed to the holders at their registered addresses.

The senior cash-pay notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The senior election notes will be issued only in fully registered form, without coupons, and will initially be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof and, if a PIK Payment is made, in denominations of $1.00 and any integral multiple of $1.00 in excess of $1.00. No service charge will be made for any registration of transfer or exchange of notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

Each series of the notes will be unsecured senior obligations of the Issuer. The notes will not be entitled to the benefit of any mandatory sinking fund.

Senior Cash-pay Notes

The senior cash-pay notes mature on February 4, 2017 at their principal amount, plus accrued and unpaid interest to, but not including, the maturity date. The senior cash-pay notes bear interest at 11 1/4% per annum. Interest on the senior cash-pay notes will be payable semi-annually in arrears on each February 15 and August 15. The first interest payment was made on August 15, 2008. The Issuer will make each interest payment to the holders of record of the senior cash-pay notes on the immediately preceding June 1 and December 1. Interest on the senior cash-pay notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Senior Election Notes

The senior election notes mature on February 4, 2017 at their principal amount, plus accrued and unpaid interest to, but not including, the maturity date.

For any interest period through February 4, 2013, the Issuer may, at its option, elect to pay interest on the senior election notes:

(1) entirely in cash (“Cash Interest”);

(2) entirely by increasing the principal amount of the outstanding senior election notes or by issuing additional senior election notes (“PIK Interest”); or

(3) 50% as Cash Interest and 50% as PIK Interest.

The Issuer must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee 10 Business Days prior to the beginning of such interest period. The Trustee shall promptly deliver a corresponding notice to the holders. In the absence of such an election for any interest period, interest on the senior election notes will be payable in the form of the interest payment for the prior interest period. After February 15, 2013 the Issuer will make all interest payments on the senior election notes in cash.

Cash Interest on the senior election notes will accrue at the rate of 11 1/2% per annum, and will be payable in cash. PIK Interest on the senior election notes will accrue at a rate per annum equal to the Cash Interest rate plus 1.00% and be payable (a) with respect to the senior election notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of the outstanding senior election notes represented by such global notes by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and (b) with respect to senior election notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and the Trustee will, at the request of the Issuer, authenticate and deliver such PIK Notes in certificated form for original issuance to the holders on the relevant record date, as shown by the records of the Registrar. Following an increase in the principal amount of the outstanding senior election notes represented by global notes as a result of a PIK Payment, such senior election notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All PIK Notes issued pursuant to a PIK Payment will mature on February 4, 2017, and will be governed by, and subject to the terms, provisions and conditions of, the indenture and shall have the same rights and benefits as the senior election notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

Interest on the senior election notes will be payable semi-annually in arrears on each February 15 and August 15. The first interest payment was made on August 15, 2008. The Issuer will make each interest payment to the holders of record of the senior election notes on the immediately preceding February 1 and August 1. Interest on the senior election notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid with respect to such senior election notes, from and including the Issue Date or, in the case of any PIK Notes, from the applicable date of increase in principal amount or issuance thereof, as the case may be. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

Senior Cash-pay Notes

On and after February 15, 2013, the Issuer may redeem the senior cash-pay notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 15 of the years set forth below:

Period	Redemption Price
2013	105.625%
2014	102.813%
2015 and thereafter	100.000%

In addition, prior to February 15, 2013, the Issuer may redeem the senior cash-pay notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the senior cash-pay notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Optional Redemption of Senior Cash-pay Notes Upon Equity Offering. Notwithstanding the foregoing, at any time and from time to time on or prior to February 15, 2011, the Issuer may redeem in the aggregate up to 35% of the aggregate principal amount of the senior cash-pay notes (calculated after giving effect to any issuance of additional senior cash-pay notes) with the net cash proceeds of one or more Equity Offerings by the Issuer or by any Parent of the Issuer, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, or from the cash contribution of equity capital to the Issuer, at a redemption price equal to 111.25% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that such redemption shall occur within 90 days after the date on which any such Equity Offering or cash contribution of equity capital to the Issuer is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of senior cash-pay notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

Notice of any redemption of senior cash-pay notes may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering.

The Issuer, its Subsidiaries or any Parent of the Issuer may at any time and from time to time purchase senior cash-pay notes in the open market or otherwise. The Issuer may also redeem the notes under the circumstances described below under “—Redemption for Taxation Reasons.”

Senior Election Notes

On and after February 15, 2013, the Issuer may redeem the senior election notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 15 of the years set forth below:

Period	Redemption Price
2013	105.750%
2014	102.875%
2015 and thereafter	100.000%

In addition, prior to February 15, 2013, the Issuer may redeem the senior election notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the senior election notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Optional Redemption of Senior Election Notes Upon Equity Offering. Notwithstanding the foregoing, at any time and from time to time on or prior to February 15, 2011, the Issuer may redeem in the aggregate up to 35% of the aggregate principal amount of the senior election notes (calculated after giving effect to any issuance of additional senior election notes and PIK Notes) with the net cash proceeds of one or more Equity Offerings by the Issuer or by any Parent of the Issuer, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, or from the cash contribution of equity capital to the Issuer, at a redemption price equal to 111.50% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that such redemption shall occur within 90 days after the date on which any such Equity Offering or cash contribution of equity capital to the Issuer is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of senior election notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

Notice of any redemption of senior election notes may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering.

The Issuer, its Subsidiaries or any Parent of the Issuer may at any time and from time to time purchase senior election notes in the open market or otherwise. The Issuer may also redeem the notes under the circumstances described below under “—Redemption for Taxation Reasons.”

Payment of Additional Amounts

If the Issuer (or any Guarantor) is required by law to deduct or withhold taxes imposed by a Relevant Tax Jurisdiction on payments to holders, it will pay additional amounts on those payments to the extent described in this section. “Relevant Tax Jurisdiction” means Bermuda, or another jurisdiction (such as Luxembourg) in which the Issuer or a Guarantor, if any, or a successor of any of them, is organized, is resident or engaged in business for tax purposes or through which payments are made on or in connection with the notes.

The Issuer (or any Guarantor) will pay to any holder so entitled all additional amounts that may be necessary so that every net payment of interest, principal, premium or other amount on that note will not be less than the amount provided for in that note. “Net payment” refers to the amount the Issuer or any paying agent pays the holder after deducting or withholding an amount for or on account of any present or future tax, assessment or other governmental charge imposed with respect to that payment by a taxing authority (including any withholding or deduction attributable to additional amounts payable hereunder).

The Issuer (and any Guarantor) will also indemnify and reimburse holders for

•	taxes (including any interest, penalties and related expenses) imposed on the holders by a Relevant Tax Jurisdiction if and to the same extent that a holder would have been entitled to receive additional amounts if the Issuer (or any Guarantor) had been required to deduct or withhold those taxes from payments on the notes; and

•

stamp, court, documentary or similar taxes or charges (including any interest, penalties and related expenses) imposed by a Relevant Tax Jurisdiction in connection with the execution, delivery, enforcement or registration of the notes or other related documents and obligations.

This obligation to pay additional amounts is subject to several important exceptions, however. The Issuer (or any Guarantor) will not pay additional amounts to any holder for or on account of any of the following:

•

any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between the holder (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of or possessor of power over the relevant holder if the holder is an estate, nominee, trust, partnership, limited liability company, or corporation) and the jurisdiction imposing the tax (other than the mere receipt of a payment or the acquisition, ownership, disposition or holding of, or enforcement of rights under, a note);

•	any estate, inheritance, gift or any similar tax, assessment or other governmental charge;

•

any tax, assessment or other governmental charge imposed solely because the holder (or if the holder is not the beneficial owner, the beneficial owner) that is legally able to do so fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the taxing jurisdiction of the holder or any beneficial owner of the note, if compliance is required by law or by an applicable income tax treaty to which the jurisdiction imposing the tax is a party, as a precondition to exemption from the tax, assessment or other governmental charge and the Issuer has given the holders at least 60 days’ notice that holders will be required to provide such information and identification;

•

any tax, assessment or other governmental charge with respect to a note presented for payment more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holder of the note would have been entitled to additional amounts on presenting the note for payment on any date during the 30-day period; and

•

any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to the European Union Directive on the taxation of savings income, which was adopted by the ECOFIN Council on June 3, 2003, or any law implementing or complying with, or introduced in order to conform to, such Directive.

Redemption for Taxation Reasons

The Issuer will be entitled, at its option, to redeem any series of the notes in whole if at any time it becomes obligated to pay additional amounts on any notes on the next interest payment date with respect to such series of notes, but only if its obligation results from a change in, or an amendment to, the laws or treaties (including any regulations or rulings promulgated thereunder) of a Relevant Tax Jurisdiction (or a political subdivision or taxing authority thereof or therein), or from a change in any official position regarding the interpretation, administration or application of those laws, treaties, regulations or rulings (including a change resulting from a holding, judgment or order by a court of competent jurisdiction), that becomes effective or is announced after the Issue Date and provided the Issuer cannot avoid the obligation after taking reasonable measures to do so. If the Issuer redeems the notes in these circumstances, it will do so at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest and additional interest, if any, and any other amounts due to the redemption date.

If the Issuer becomes entitled to redeem the notes in these circumstances, it may do so at any time on a redemption date of its choice. However, the Issuer must give the holders of the notes being redeemed notice of the redemption not less than 30 days or more than 60 days before the redemption date and not more than 90 days before the next date on which it would be obligated to pay additional amounts. In addition, the Issuer’s obligation to pay additional amounts must remain in effect when it gives the notice of redemption. Notice of the Issuer’s intent to redeem the notes shall not be effective until such time as it delivers to the Trustee both a certificate signed by two of its officers stating that the obligation to pay additional amounts cannot be avoided by taking reasonable measures and an opinion of independent legal counsel or an independent auditor stating that the Issuer is obligated to pay additional amounts because of an amendment to or change in law, treaties or position as described in the preceding paragraph.

Selection

In the case of any partial redemption of a series of notes, selection of the senior cash-pay notes or senior election notes, as applicable, for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no notes of $2,000 or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the notes to be redeemed. Any redemption and notice thereof may, at the Issuer’s discretion, be subject to one or more conditions precedent.

Ranking

The Indebtedness evidenced by the notes is unsecured senior Indebtedness of the Issuer, ranks pari passu in right of payment with all existing and future senior Indebtedness of the Issuer and is senior in right of payment to any future Subordinated Indebtedness of the Issuer. The notes are effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness. The notes are effectively subordinated to any Indebtedness and other liabilities of any Subsidiaries of the Issuer. On the Issue Date and as of the date hereof, no Subsidiaries of the Issuer guaranteed the notes.

At December 31, 2010, on an as adjusted basis after giving effect to the Transactions (in this context, as defined in “Summary—Recent Developments”) and excluding our New Dawn joint venture, (1) the Issuer and its Subsidiaries had approximately $15.4 billion aggregate principal amount of Indebtedness (including the notes) ranking pari passu with the notes outstanding on a consolidated basis, approximately $3.25 billion of which was Secured Indebtedness (including capital leases but excluding unused commitments); (2) the Issuer did not have any Subordinated Indebtedness outstanding; (3) the Issuer’s Subsidiaries had approximately $10.2 billion of Indebtedness outstanding all of which was effectively senior to the notes; and (4) Intelsat S.A. had approximately $15.7 billion aggregate principal amount of Indebtedness on a consolidated basis, approximately $3.25 billion of which was secured debt.

Although the indenture contains limitations on the amount of additional Indebtedness which the Issuer and its Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.”

Substantially all of the operations of the Issuer are conducted through its Subsidiaries. Unless one or more Subsidiaries will be Guarantors, claims of creditors of Subsidiaries of the Issuer, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the notes. The notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that will not be Guarantors. Although the indenture limits the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Issuer’s Subsidiaries, such limitation is subject to a number of significant qualifications. See “Risk Factors.”

Guarantees

On the Issue Date and as of the date hereof, no Subsidiaries of the Issuer guaranteed the notes. In certain circumstances after the Issue Date, Subsidiaries of the Issuer may be required to guarantee the notes. See “—Certain Covenants—Future Guarantors.” Any Parent of the Issuer may guarantee the notes on or after the Issue Date, but no value should be assigned to such guarantee, such guarantor will not be subject to the covenants of the indenture and such guarantee may be released at any time. The notes are unconditionally guaranteed by Holdings, but Holdings is not subject to the covenants in the indenture and you should not assign any value to such guarantee.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem notes as described under “—Optional Redemption”:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders, and other than any transaction in compliance with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” where the Successor Company is a Wholly Owned Subsidiary of a Parent of the Issuer; or

(2) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer or any Parent of the Issuer.

Notwithstanding the foregoing, none of (i) the Transactions (and any related change in the composition of the Board of Directors of Holdings in connection therewith), (ii) any Specified Merger/Transfer Transaction, as described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,” or (iii) any Subsidiary Transfer Transaction, shall constitute a Change of Control.

Within 90 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the notes as described under “—Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuer to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its notes purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the Initial Purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure or credit ratings of the Issuer or any of its affiliates.

The Credit Agreements, the New Intelsat Jackson Unsecured Credit Agreement, the indentures governing our existing and future notes, and other existing and future indebtedness of the Issuer and its Subsidiaries contain or may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repaid or purchased upon a Change of Control. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Credit Agreements, the New Intelsat Jackson Unsecured Credit Agreement and other existing and future Indebtedness do not or may not permit the Issuer’s Subsidiaries to pay dividends or make distributions to the Issuer for the purpose of purchasing notes in the event of a Change of Control. Even if sufficient funds were otherwise available, the terms of certain of the Issuer’s Indebtedness and other future Indebtedness could prohibit the prepayment of notes prior to their scheduled maturity. Consequently, if the Issuer is not able to prepay such Indebtedness, it will be unable to fulfill its repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control. The failure to make or consummate the Change of Control Offer or pay the purchase price when due will give the Trustee and the holders the rights described under “—Defaults.” In the event that the Issuer is required to purchase outstanding notes pursuant to a Change of Control Offer, the Issuer expects to seek third-party financing to the extent it lacks available funds to meet its purchase obligations. However, there can be no assurance that we would be able to obtain such financing.

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The indenture contains provisions in respect of certain covenants including, among others, those summarized below:

Suspension of Covenants. During any period of time that: (i) the notes have Investment Grade Ratings from two Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of the indenture:

(1) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2) “—Limitation on Restricted Payments”;

(3) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(4) “—Asset Sales”;

(5) “—Transactions with Affiliates”;

(6) clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(7) “—Future Guarantors”; and

(8) “—Maintenance of Insurance”

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, any Guarantees of the Subsidiary Guarantors, if any, will also be suspended as of such date (the “Suspension Date”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees, if any, of any Subsidiary Guarantors will be reinstated if such guarantees are then required by the terms of the indenture. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date (with amounts calculated from the respective dates specified in that covenant and the related definitions) and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The indenture provides that:

(1) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Restricted Subsidiary of the Issuer may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Debt to Adjusted EBITDA Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would be less than or equal to 8.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(a) the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under any Credit Agreements and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $4,000.0 million outstanding at any one time;

(b) the Incurrence by the Issuer (and, if applicable, any Guarantors) of Indebtedness represented by the notes (including the payment of PIK Interest through an increase in the principal amount of senior election notes and/or the issuance of PIK Notes, but not including any additional notes) (and the Guarantees, as applicable) and any exchange notes (and exchange guarantees thereof);

(c) Indebtedness of the Issuer and its Restricted Subsidiaries existing on the Issue Date, including any Indebtedness Incurred on the Issue Date (other than Indebtedness described in clauses (a) and (b)) and under any Backstop Credit Facility;

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of (x) $450.0 million and (y) 4% of Total Assets of the Issuer at the time of Incurrence;

(e) Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or the disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness is subordinated in right of payment to the obligations of the Issuer under the notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations (other than for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

(k) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds, completion guarantees and the Lockheed Note provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount which, when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of (x) $650.0 million and (y) 4% of Total Assets of the Issuer at any one time outstanding (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer or the Restricted Subsidiary, as the case may be, could have Incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance upon this clause (l));

(m) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other Obligations by the Issuer or such Restricted Subsidiary is permitted under the terms of the indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such guarantor with respect to such Indebtedness shall be subordinated in right of payment to the notes or such Guarantor’s Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the notes or the Guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o), (s), (t) and (v) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that was due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following the last date of maturity of any notes then outstanding;

(2) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the notes, such Refinancing Indebtedness is junior to the notes, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(3) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

(4) shall not include Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(5) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (t)

and provided, further, that subclause (1) of this clause (n) will not apply to any refunding, refinancing or defeasance of (A) the notes or (B) any Secured Indebtedness;

(o) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged or amalgamated into the Issuer or a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that such Indebtedness, Disqualified Stock or Preferred Stock is not Incurred in contemplation of such acquisition, merger or amalgamation; provided, further, however, that after giving effect to such acquisition, merger or amalgamation, either (A) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first paragraph of this covenant or (B) the Debt to Adjusted EBITDA Ratio of the Issuer would be less than or equal to such ratio immediately prior to such acquisition;

(p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse (except for Standard Securitization Undertakings) to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary;

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(s) Contribution Indebtedness;

(t) Indebtedness of Restricted Subsidiaries that are not Guarantors; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of (x) $75.0 million and (y) 10% of the Total Assets of the Restricted Subsidiaries of Intelsat Sub Holdco that are not guarantors of any Indebtedness of the Issuer;

(u) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(v) Indebtedness of the Issuer or any of its Restricted Subsidiaries Incurred to repay, repurchase or refinance any of the Existing Subsidiary Notes or the Intelsat Jackson Unsecured Credit Agreement.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of one or more of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (a) through (v) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock in any manner that complies with this covenant and such item of Indebtedness, Disqualified Stock or Preferred Stock will be treated as having been Incurred pursuant to one or more of such clauses or pursuant to the first paragraph hereof; provided that all Indebtedness under the Credit Agreements outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a). Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any Parent of the Issuer;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer would have a Debt to Adjusted EBITDA Ratio of less than or equal to 6.75 to 1.0; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after February 4, 2008 (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6), (8) and (13)(d) (only to the extent that the Issuer does not designate any such Holdings Principal Distributions to reduce the amount of Restricted Payments that may be made in reliance on clause (10)) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the difference between (1) the Cumulative Credit and (2) 1.4 times Cumulative Interest Expense (it being understood that for purposes of calculating Cumulative Interest Expense for this purpose only, any of the Issuer’s or its Subsidiaries’ non-cash interest expense and amortization of original issue discount shall be excluded).

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

(2) (a) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer or any Parent of the Issuer or Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor, if any, in exchange for, or out of the proceeds of, the substantially concurrent sale (other than the sale of any Disqualified Stock or any Equity Interests sold to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Equity Interests of the Issuer or any Parent of the Issuer or contributions to the equity capital of the Issuer (collectively, including any such contributions, “Refunding Capital Stock”) and

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor, if any, made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or any Subsidiary Guarantor, if any, which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(b) such Indebtedness is subordinated to the notes, or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) one year following the maturity date of any notes then outstanding, and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following the date of maturity of any notes then outstanding;

(4) the repurchase, retirement or other acquisition (or dividends to any Parent of the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer or any Parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer, any Parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $35.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $70.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any Parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any Parent of the Issuer that occurs after February 4, 2008 (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer, any Parent of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after February 4, 2008;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year; and provided, further, that the cancellation of Indebtedness owing to the Issuer from members of management of the Issuer, of any direct or indirect Parent of the Issuer or of any Restricted Subsidiary of the Issuer in connection with a repurchase of Equity Interests of the Issuer or any Parent of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the indenture;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after February 4, 2008, (b) to any Parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any Parent of the Issuer issued after February 4, 2008 and (c) on Refunding Capital Stock in excess of amounts permitted pursuant to clause (2) of this paragraph; provided, however, that (A) in the case of (a), (b) and (c) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and (B) the aggregate amount of dividends declared and paid pursuant to clauses (a) and (b) of this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after February 4, 2008;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $125.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on the Issuer’s ordinary shares or common stock (or the payment of dividends to any Parent of the Issuer, as the case may be, to fund the payment by any Parent of the Issuer of dividends on such entity’s ordinary shares or common stock) of up to 7.5% per annum of the net proceeds received by the Issuer from any public offering of ordinary shares or common stock or contributed to the Issuer by any Parent of the Issuer from any public offering of ordinary shares or common stock;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed $200.0 million if, immediately after giving effect to such Restricted Payment on a pro forma basis, the Issuer would have a Debt to Adjusted EBITDA Ratio of less than or equal to 6.75 to 1.0; provided that the amount of Restricted Payments permitted pursuant to this clause (10) shall be reduced (but not to less than zero) by an amount equal to the amount of Holdings Principal Distributions that the Issuer designates at the time of making such Holdings Principal Distributions to reduce the amount of Restricted Payments that may be made pursuant to this clause (10);

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12) (a) with respect to any tax year or portion thereof that a Tax-affected Investor would be required to recognize on a current basis taxable income attributable to earnings and profits of the Issuer or its Subsidiaries in advance of any distribution of such earnings and profits by the Issuer, an amount equal to the product of (i) the amount of the income so required to be included (it being understood that for purposes of calculating such income pursuant to clause (a), any of the Issuer’s non-cash interest expense and amortization of original issue discount shall be excluded) and (ii) the Presumed Tax Rate; provided that in the case of any such distribution other than a distribution solely on account of any Parent of the Issuer qualifying as a Flow Through Entity, the Trustee shall have received an opinion of nationally recognized tax counsel to the effect that the earnings and profits of the Issuer and its Subsidiaries are subject to inclusion in income of a Tax-affected Investor on a current basis in advance of any distribution of such earnings and profits; and

(b) for any taxable year, payment of dividends or other distributions to any Parent of the Issuer if any Parent of the Issuer is required to file a consolidated, unitary or similar tax return reflecting income of the Issuer or its Restricted Subsidiaries in an amount equal to the portion of such taxes attributable to the Issuer and/or its Restricted Subsidiaries that are not payable directly by the Issuer or its Restricted Subsidiaries, but not to exceed the amount that the Issuer or such Restricted Subsidiaries would have been required to pay in respect of taxes if the Issuer and such Restricted Subsidiaries had been required to pay such taxes directly as standalone taxpayers (or a standalone group separate from such Parent);

(13) the payment of dividends, other distributions or other amounts by the Issuer to, or the making of loans to, any Parent, in amounts required for such Parent to:

(a) pay amounts equal to the amounts required for any Parent of the Issuer to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any Parent of the Issuer and general corporate overhead expenses of any Parent of the Issuer, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Issuer and its Subsidiaries;

(b) pay amounts equal to amounts required for any Parent of the Issuer to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(c) pay cash interest on the Existing Holdings Notes pursuant to the terms of the agreements governing such Existing Holdings Notes as in effect on the Issue Date and to pay any cash interest on any Indebtedness refinancing the Existing Holdings Notes; provided, that such Indebtedness remains the sole obligation of Holdings (or any successor thereto) and the principal amount of any such Indebtedness redeeming, refinancing or replacing the Existing Holdings Notes does not exceed the principal amount of the Indebtedness refinanced, plus any premiums, fees and expenses payable in connection with such refinancing; and

(d) pay principal and premium, if any, on the Existing Holdings Notes pursuant to the terms of the agreements governing such Existing Holdings Notes as in effect on the Issue Date and to pay any principal and premium, if any, on any Indebtedness refinancing the Existing Holdings Notes; provided that immediately after giving effect to such payment on a pro forma basis, the Borrower would have a Debt to Adjusted EBITDA Ratio of less than or equal to (x) 7.75 to 1.0, in the case of the 7 5/8% Senior Notes due 2012 and (y) 7.50 to 1.0, in the case of the 6 1/2% Senior Notes due 2013 (any such payments made pursuant to this subclause (d), “Holdings Principal Distributions”); provided further that the Issuer shall deliver a certificate to the Trustee at the time of making any Holdings Principal Distributions that designates a reduction of an equal amount of Restricted Payments that may be made pursuant to clause (10) of this paragraph and/or clause (3) of the first paragraph of this covenant (which latter clause may be reduced to below zero) in such proportion as the Issuer designates in such certificate;

(14) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or made in connection with the consummation of the Transactions (including pursuant to or as contemplated by the Acquisition Documents, whether prior to or on the Issue Date or thereafter), or owed by the Issuer or any Parent of the Issuer or Restricted Subsidiaries of the Issuer to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Issuer and its Restricted Subsidiaries pursuant to provisions similar to those described under “—Change of Control” and “—Asset Sales”; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by the indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(18) any payments made in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof);

(19) the repurchase, redemption or other acquisition or retirement for value (including repayment at maturity) of the Lockheed Note (including any payments to any Parent of the Issuer to effect the foregoing); provided that any Indebtedness Incurred in connection with any such redemption, repurchase or other acquisition is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(20) the repurchase, redemption or other acquisition or retirement for value of any of the Existing Holdings Notes from the proceeds of a Specified Sale/Leaseback Transaction (including any payments to any Parent of the Issuer to effect the foregoing); and

(21) the payment of dividends, other distributions or other amounts by the Issuer to, or the making of loans by the Issuer or any of its Restricted Subsidiaries to, any Parent of the Issuer to the extent that amounts equal to such dividends, distributions, other amounts or loans are promptly contributed to the capital of the Issuer by such Parent or otherwise promptly repaid by such Parent to the Issuer or any Restricted Subsidiary of the Issuer (whether in the form of interest or principal or other payment on debt existing on the Issue Date); provided, that any amounts contributed to the capital of the Issuer or otherwise repaid pursuant to this clause (21) shall be excluded from the calculation set forth in the definition of the term “Cumulative Credit”;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (7), (10), (11), (13)(c), (17) and (19), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date and the date hereof, all of the Issuer’s Subsidiaries were Restricted Subsidiaries other than Intelsat New Dawn Company, Ltd., New Dawn Satellite Company, Ltd. and New Dawn Distribution Company, Ltd. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if Restricted Payments or Permitted Investments in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Matters Relating to Government Business Subsidiaries. The indenture provides that the Issuer will use its commercially reasonable efforts (as may be permitted under that certain proxy agreement (the “Proxy Agreement”) among Intelsat General Corporation (“Intelsat General”) and the other parties thereto, and as may be permitted under any substantially similar agreement), and will use its commercially reasonable efforts (as may be permitted under the Proxy Agreement, and as may be permitted under any substantially similar agreement) to cause its Restricted Subsidiaries (other than Intelsat General, and other than any other Government Business Subsidiary), not to allow or permit, directly or indirectly, Intelsat General, or such other Government Business Subsidiary, to take, or fail to take, any action that would violate the covenants and terms of the indenture governing the notes.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect or entered into on the Issue Date or entered into in connection with the refinancing of the existing indebtedness of Intelsat Jackson, including pursuant to the Credit Agreements and the other Senior Credit Documents, any Backstop Credit Facility, the Intelsat Jackson Unsecured Credit Agreement, documents and agreements relating to the Specified Intercompany Agreements, the Existing Holdings Notes, the Existing Subsidiary Notes, the Intelsat Bermuda Loan, the Lockheed Note and the New Intelsat Jackson Unsecured Credit Agreement;

(2) the indenture and the notes (and any exchange notes) and guarantees thereof;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) contracts or agreements for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements (including customary provisions in agreements relating to any Joint Venture);

(9) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing that, in the good faith judgment of the Issuer, are necessary or advisable in connection therewith; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) agreements and instruments, including agreements and instruments governing Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Issuer that is Incurred subsequent to the Issue Date and permitted pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that either (A) the provisions relating to such encumbrance or restriction contained in such agreements or instruments are no less favorable to the Issuer, taken as a whole, as determined by the Board of Directors of the Issuer in good faith, than the provisions contained in any Credit Agreement and the other Senior Credit Documents, any Backstop Credit Facility, the Intelsat Jackson Unsecured Credit Agreement, the New Intelsat Jackson Unsecured Credit Agreement, the Intelsat Bermuda Loan or in an indenture or agreement governing the Existing Holdings Notes, the Existing Subsidiary Notes or the original notes, in each case, as in effect or entered into on the Issue Date or entered into in connection with the refinancing of existing indebtedness of Intelsat Jackson or (B) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the notes (as determined by the Issuer in good faith);

(13) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; and

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on ordinary shares shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 6.25% of Total Assets of the Issuer at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 485 days after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale (or Event of Loss Proceeds), the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale (together with any Event of Loss Proceeds), at its option:

(1) to permanently reduce Obligations under Secured Indebtedness or Pari Passu Indebtedness (provided that if the Issuer or any Guarantor shall so reduce Obligations under Pari Passu Indebtedness (other than Pari Passu Indebtedness that is Secured Indebtedness and other than Pari Passu Indebtedness that is Indebtedness represented by the Issuer’s guarantee of Indebtedness of any Restricted Subsidiary of the Issuer), the Issuer will equally and ratably reduce Obligations under the notes if the notes are then prepayable or, if the notes may not then be prepaid, by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of notes that would otherwise be prepaid) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer; provided that if an offer to purchase any Indebtedness of the Issuer or its Restricted Subsidiaries is made in accordance with the terms of such Indebtedness, the obligation to permanently reduce Indebtedness of the Issuer or a Restricted Subsidiary, as the case may be, will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and no Net Proceeds in the amount of such offer will be deemed to exist following such offer,

(2) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), or capital expenditures or assets, in each case used or useful in a Similar Business, and/or

(3) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), properties or assets that replace the properties and assets that are the subject of such Asset Sale or Event of Loss;

provided that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment and, in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment within nine months of such cancellation or termination of the prior binding commitment. Pending the final application of any such Net Proceeds (or Event of Loss Proceeds), the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds (or Event of Loss Proceeds) in Cash Equivalents or Investment Grade Securities. The indenture provides that any Net Proceeds from any Asset Sale (or Event of Loss Proceeds) that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds (or Event of Loss Proceeds) used to make an offer to purchase notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $55.0 million, the Issuer shall make an offer to all holders of notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of notes (and such Pari Passu Indebtedness) that is an integral multiple of $1,000, provided that no notes of $2,000 or less shall be purchased in part, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $55.0 million by mailing the notice required pursuant to the terms of the indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes (and such Pari Passu Indebtedness) to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

If more notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, the principal amount of the notes (and Pari Passu

Indebtedness) to be purchased will be determined pro rata based on the principal amount so tendered and the selection of the actual notes of each series for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no notes (or Pari Passu Indebtedness) of $2,000 or less shall be purchased in part.

Notice of an Asset Sale Offer shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder’s registered address. If any note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new note in principal amount equal to the unpurchased portion of any note purchased in part will be issued in the name of the holder thereof upon cancellation of the original note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on notes or portions thereof purchased.

Transactions with Affiliates. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $15.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer or any Parent of the Issuer approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) (a) transactions between or among the Issuer and/or any of its Restricted Subsidiaries and (b) any merger or amalgamation of the Issuer and any direct parent company of the Issuer, provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger or amalgamation is otherwise in compliance with the terms of the indenture and effected for a bona fide business purpose;

(2) (a) Restricted Payments permitted by the provisions of the indenture described above under the covenant “—Limitation on Restricted Payments” and (b) Investments under the definition of “Permitted Investments”;

(3) the entering into of any agreement to pay, and the payment of, management, consulting, monitoring and advisory fees and expenses to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (x) $12.5 million and (y) 1.25% of Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for the immediately preceding fiscal year;

(4) the payment of reasonable and customary fees to, and indemnity provided on behalf of officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary of the Issuer or any Parent of the Issuer;

(5) payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) approved by a majority of the Board of Directors of the Issuer in good faith or (y) made pursuant to any agreement described under Item 13 “Certain Relationships and Related Transactions, and Director Independence” in Intelsat, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2007;

(6) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to employees or consultants that are approved by a majority of the Board of Directors of the Issuer in good faith;

(8) any agreement as in effect as of the Issue Date and any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby;

(9) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Acquisition Documents and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date;

(10) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions;

(11) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable judgment of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party and (b) transactions with Joint Ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant of the Issuer or any Parent of the Issuer;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any Parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(16) any contribution to the capital of the Issuer;

(17) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18) transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any Parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such Parent, as the case may be, on any matter involving such other Person;

(19) pledges of Equity Interests of Unrestricted Subsidiaries;

(20) any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business; and

(21) any transaction pursuant to or in connection with the Specified Intercompany Agreements.

Liens. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) that secures any obligations under Indebtedness of the Issuer against or on any asset or property now owned or hereafter acquired by the Issuer, or any income or profits therefrom, unless:

(1) in the case of Liens securing Indebtedness that is Subordinated Indebtedness, the notes are secured by a Lien on such property or assets that is senior in priority to such Liens; and

(2) in all other cases, the notes are equally and ratably secured;

provided that any Lien which is granted to secure the notes under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the notes under this covenant.

Reports and Other Information. The indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (unless the SEC will not accept such a filing), and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files or, in the case of a Form 6-K, furnishes (or attempts to file or furnish) them with the SEC,

(1) within 90 days after the end of each fiscal year (or such longer period as may be permitted by the SEC if the Issuer were then subject to such SEC reporting requirements as a required filer, voluntary filer or otherwise), an annual report (which, if permitted under applicable rules of the SEC, may be the annual report of Holdings or another Parent of the Issuer) on Form 10-K or 20-F (or any successor or comparable forms) containing the information required to be contained therein (or required in such successor or comparable form) and

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if the Issuer were then subject to such SEC reporting requirements as a required filer, voluntary filer or otherwise), a quarterly report (which, if permitted under applicable rules of the SEC, may be the quarterly report of Holdings or another Parent of the Issuer) on Form 10-Q or 6-K (or any successor or comparable forms), including a Management’s Discussion and Analysis of Financial Condition and Results of Operations or substantially similar section (whether or not required by such form).

In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if it or Holdings or another Parent of the Issuer has filed (or, in the case of a Form 6-K, furnished) such reports with the SEC via the EDGAR filing system and such reports are publicly available.

In the event that any Parent of the Issuer is or becomes a Guarantor or co-obligor of the notes, the indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such Parent; provided that, if required by Regulation S-X under the Securities Act, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Subsidiary Guarantors, if any, and the other Subsidiaries of the Issuer on a stand-alone basis, on the other hand. The indenture specifically permits the Issuer to satisfy this covenant by furnishing financial information relating to Holdings.

Future Guarantors. The indenture provides that the Issuer will not permit any of its Restricted Subsidiaries (other than (i) any Receivables Subsidiary formed in connection with a Qualified Receivables Financing and (ii) any License Subsidiary in connection with any guarantee of any Credit Agreement) that is not a Subsidiary Guarantor to, directly or indirectly, guarantee the payment of any Indebtedness of the Issuer other than Permitted Debt unless such Subsidiary executes and delivers to the Trustee a guarantee or a supplemental indenture in form and substance satisfactory to the Trustee (together with such opinions or certificates reasonably requested in connection therewith) pursuant to which such Subsidiary will guarantee payment of the notes. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance, financial assistance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee of a Guarantor shall be released in accordance with the provisions of the indenture described below. Any Parent of the Issuer may guarantee the notes on or after the Issue Date, but no value should be assigned to this guarantee, such guarantor will not be subject to the covenants of the indenture and such guarantee may be released at any time. Upon issuance thereof, the notes will be unconditionally guaranteed by Holdings, but Holdings will not be subject to the covenants of the indenture.

Each Guarantee will be a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1) remain in full force and effect until payment in full of all the obligations of the Issuer under the indenture and the notes, whether for payment of principal of, premium, if any, or interest or additional interest on the notes, expenses, indemnification or otherwise;

(2) be binding upon each such Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Guarantee of a Subsidiary Guarantor will be automatically released and discharged upon:

(1) (a) the sale, disposition or other transfer (including through merger, amalgamation or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which an applicable Subsidiary Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Subsidiary Guarantor if such sale, disposition or other transfer is made in compliance with the indenture governing the notes, or

(b) the Issuer designating a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,” or

(c) in the case of any Restricted Subsidiary which, after the Issue Date, is required to guarantee the notes pursuant to the covenant described above, the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the notes, or

(d) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuer’s obligations under the indenture governing the notes are discharged in accordance with the terms of such indenture; and

(2) in the case of clause (1)(a) above, such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Intelsat Credit Agreement, the New Intelsat Jackson Unsecured Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer.

A Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

Maintenance of Insurance. The indenture provides that the Issuer will, and will cause each Restricted Subsidiary to, obtain, maintain and keep in full force and effect at all times (i) with respect to each Satellite procured by the Issuer or any Restricted Subsidiary for which the risk of loss passes to the Issuer or such Restricted Subsidiary at or before launch, and for which launch insurance or commitments with respect thereto are not in place as of the Issue Date, launch insurance with respect to each such Satellite covering the launch of such Satellite and a period of time thereafter, but only to the extent, if at all, and on such terms (including coverage period, exclusions, limitations on coverage, co-insurance, deductibles and coverage amount) as is determined by the Issuer to be in the best interests of the Issuer, (ii) with respect to each Satellite it currently owns or for which it has risk of loss (or, if the entire Satellite is not owned, the portion it owns or for which it has risk of loss), other than any Excluded Satellite, In-Orbit Insurance and (iii) at all times subsequent to the coverage period of the launch insurance described in clause (i) above, if any, or if launch insurance is not procured, at all times subsequent to the initial completion of in-orbit testing, in each case with respect to each Satellite it then owns or for which it has risk of loss (or portion, as applicable), other than any Excluded Satellite, In-Orbit Insurance; provided, however, that at any time with respect to a Satellite that is not an Excluded Satellite, none of the Issuer or any of its Subsidiaries shall be required to maintain In-Orbit Insurance in excess of 33% of the aggregate net book value of all in-orbit Satellites (and portions it owns or for which it has risk of loss) insured (it being understood that any Satellite (or portion, as applicable) protected by In-Orbit Contingency Protection shall be deemed to be insured for a percentage of its net book value as set forth in the definition of “In-Orbit Contingency Protection”). In the event that the expiration and non-renewal of In-Orbit Insurance for such a Satellite (or portion, as applicable) resulting from a claim of loss under such policy causes a failure to comply with the proviso in the immediately preceding sentence, the Issuer and its Restricted Subsidiaries shall be deemed to be in compliance with the proviso in the immediately preceding sentence for the 120 days immediately following such expiration or non-renewal, provided that the Issuer or any of its Restricted Subsidiaries, as the case may be, procures such In-Orbit Insurance or provides such In-Orbit Contingency Protection as necessary to comply with the preceding proviso within such 120-day period.

The insurance required by this covenant shall name the Issuer or the applicable Restricted Subsidiary as the named insured.

In the event of the unavailability of any In-Orbit Contingency Protection for any reason, the Issuer or a Restricted Subsidiary, as the case may be, shall, subject to the proviso to the first sentence of the first paragraph of this covenant above, within 120 days of such unavailability, be required to have in effect In-Orbit Insurance complying with clause (ii) or (iii) of the first paragraph above, as applicable, with respect to all Satellites (or portions, as applicable), other than Excluded Satellites that the unavailable In-Orbit Contingency Protection was intended to protect and for so long as such In-Orbit Contingency Protection is unavailable, provided that the Issuer and its Restricted Subsidiaries shall be considered in compliance with this insurance covenant for the 120 days immediately following such unavailability.

In the event that the Issuer or any of its Restricted Subsidiaries receives any Event of Loss Proceeds in respect of an Event of Loss, such Event of Loss Proceeds shall be applied in the manner provided for under “—Asset Sales.”

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The indenture provides that the Issuer may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) the Issuer is a surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, under the laws of the jurisdiction of organization of the Issuer or any Subsidiary or Parent of the Issuer or under the laws of Bermuda or any country that is a member of the European

Union (the Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the Debt to Adjusted EBITDA Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction; and

(5) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures (if any) comply with the indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the indenture and the notes, and the Issuer will automatically be released and discharged from its obligations under the indenture and the notes. Notwithstanding the foregoing clauses (3) and (4), (a) the Issuer or any Restricted Subsidiary may consolidate or amalgamate with, merge into, sell, assign or transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Issuer or to another Restricted Subsidiary and (b) the Issuer may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in a (or another) state of the United States, the District of Columbia, any territory of the United States, Bermuda or any country that is a member of the European Union so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby (any transaction described in this sentence a “Specified Merger/Transfer Transaction”).

The indenture contains similar provisions relating to the consolidation, amalgamation, merger or sale of all or substantially all of the assets of any Subsidiary Guarantor.

Notwithstanding the foregoing, nothing in this covenant shall prevent any Subsidiary Transfer Transaction, which need not comply with this covenant.

Defaults

An Event of Default is defined in the indenture as:

(1) a default in any payment of interest on any note when due continues for 30 days,

(2) a default in the payment of principal or premium, if any, of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) the failure by the Issuer or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the notes or the indenture; provided, however, that to the extent such failure relates solely to an action or inaction by Intelsat General or another Government Business Subsidiary, and the Issuer and its Restricted Subsidiaries have otherwise complied with the covenant described under “—Certain Covenants—Matters Relating to Government Business Subsidiaries,” no Event of Default shall occur,

(4) the failure by Holdings, the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to a Parent of the Issuer or a Restricted Subsidiary of the Issuer) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $75.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(5) certain events of bankruptcy, insolvency or reorganization of Holdings, the Issuer or a Significant Subsidiary (the “bankruptcy provisions”), or

(6) the failure by Holdings, the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $75.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (3) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding notes under the indenture notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (3) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes under the indenture by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if within 30 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such

Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding notes under the indenture have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding under the indenture and any past default or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding under the indenture; provided that if any amendment, waiver or other modification would only affect the senior cash-pay notes or the senior election notes, as applicable, only the consent of the holders of at least a majority in principal amount of the then outstanding senior cash-pay notes or senior election notes (and not the consent of at least a majority in principal amount of all notes), as the case may be, shall be required. However, without the consent of each holder of such outstanding notes affected, no amendment may, among other things:

(1) reduce the amount of such notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any note,

(3) reduce the principal of or change the Stated Maturity of any note,

(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “—Optional Redemption,”

(5) make any note payable in money other than that stated in such note,

(6) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes,

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions, or

(8) expressly subordinate the notes to any other Indebtedness of the Issuer.

Notwithstanding the preceding, without the consent of any holder, the Issuer and the Trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Company of the obligations of the Issuer under the indenture and the notes, to provide for the assumption by a successor Guarantor of the obligations of a Subsidiary Guarantor under the indenture and its Guarantee, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the notes, to secure the notes, to add to the covenants of the Issuer or any Parent of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer or any Parent of the Issuer, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA, to effect any provision of the indenture (including to release any Guarantees in accordance with the terms of the indenture) or to make certain changes to the indenture to provide for the issuance of additional notes.

The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, the Issuer is required to mail to the noteholders under such indenture a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any Equity Interests in the Issuer (other than Holdings) or any Parent of the Issuer, as such, will have any liability for any obligations of the Issuer under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the indenture. The Issuer is not required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of notes, as expressly provided for in the indenture) as to any or all outstanding notes under the indenture when:

(1) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer and/or the Guarantors, if any, have paid all other sums payable under the indenture; and

(3) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the notes and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Issuer at any time may terminate its obligations under certain covenants that are described in the indenture, including the covenants described under “—Certain Covenants,” the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor, if any, will be released from all of its obligations with respect to its Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect only to Significant Subsidiaries), or (6) under “—Defaults” or because of the failure of the Issuer to comply with the undertakings and covenants contained under “—Change of Control” or “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the applicable issue of notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the indenture and has been appointed by the Issuer as registrar and a paying agent with regard to the notes.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Acquisition” means the transactions pursuant to which Serafina Acquisition Limited became the owner of all of the outstanding share capital of Intelsat Holdings pursuant to the Transaction Agreement.

“Acquisition Documents” means the Transaction Agreement, the Credit Agreements, the Backstop Credit Facilities, the indentures governing the notes, the Corp Notes, the Sub Holdco Notes, the Intermediate Holdco Notes and the Intelsat Jackson Notes, the Specified Intercompany Agreements, the agreements or documents entered into in connection with the backstop financing commitments as a result of the Change of Control Offers and, in each case, any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; provided that any interest expense set forth in clause (4) of the definition of Consolidated Interest Expense shall be included in the calculation of Adjusted EBITDA solely for purposes of calculating Cumulative Credit, unless the same was deducted in calculating Consolidated Net Income; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of any restructuring charges or expenses (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs, facility closure costs, leasehold termination costs or excess pension charges); plus

(5) (a) the amount of any fees or expenses incurred or paid in such period for transition services related to satellites or other assets or businesses acquired and (b) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors or any other Permitted Holder (or any accruals relating to such fees and related expenses) during such period, provided that such amount pursuant to subclause (b) shall not exceed in any four-quarter period the greater of (x) $12.5 million and (y) 1.25% of Adjusted EBITDA of such Person and its Restricted Subsidiaries; plus

(6) reversals of allowance for customer credits, including any amounts receivable for such period in connection with contracts that are attributable to Globo Comunicações e Participações, Ltda.’s involvement in arrangements with Sky Multi-Country Partners; plus

(7) collections on investments in sales-type leases during such period, to the extent not otherwise included in Consolidated Net Income for such period; plus

(8) leaseback expenses net of deferred gains;

less, without duplication,

(9) any gross profit (loss) on sales-type leases included in Consolidated Net Income for such period; and

(10) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of such note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of such note at February 15, 2013 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”), plus (ii) all required interest payments due on such note (assuming that the applicable cash interest rate per annum on the notes was in effect for the entire period) through February 15, 2013 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of such note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or
(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business (including the sale or leasing (including by way of sales-type lease) of transponders or transponder capacity and the leasing or licensing of teleports);

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $50.0 million;

(e) any disposition of property or assets or the issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f) any exchange of assets for assets (including a combination of assets and Cash Equivalents) of reasonably comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $50.0 million shall be evidenced by an Officers’ Certificate, and (2) $100.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Issuer;

(g) foreclosures on assets or property of the Issuer or its Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) any disposition of inventory or other assets (including transponders, transponder capacity and teleports) in the ordinary course of business;

(j) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(k) a sale of accounts receivable (including in respect of sales-type leases) and related assets (including contract rights) of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(l) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(m) the grant in the ordinary course of business of any license of patents, trademarks, know-how and any other intellectual property;

(n) any Event of Loss;

(o) any sale or other disposition of assets or property in connection with a Specified Sale/Leaseback Transaction;

(p) any sale of an Excluded Satellite; provided, that for purposes of this clause (p) of this definition of Asset Sale, references in the definition of Excluded Satellite to $75.0 million shall be deemed to be $50.0 million; and provided further, that any cash and Cash Equivalents received in connection with the sale of an Excluded Satellite shall be treated as Net Proceeds of an Asset Sale and shall be applied as provided for under the provisions described under “—Certain Covenants—Asset Sales”;

(q) any disposition of assets, equity or property of the Issuer or any Restricted Subsidiary of the Issuer pursuant to the Specified Intercompany Agreements; and

(r) any disposition of assets in connection with the Transactions.

“Backstop Credit Facility” means each agreement or instrument (including indentures) executed in connection with a financing contemplated by the Commitment Letter, dated June 19, 2007, by and among Serafina Acquisition Limited and the arrangers, agents and lenders party thereto, as amended or supplemented from time to time, including (for the avoidance of doubt) the New Intelsat Jackson Unsecured Credit Agreement.

“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement or other Senior Credit Documents, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of any Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1) in the case of a corporation or a company, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, national currency of any participating member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof, in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Change of Control Offers” means (i) each offer to purchase outstanding notes of the Issuer and its Subsidiaries pursuant to the indentures governing such series of notes and (ii) the offer to repay outstanding loans pursuant to the Intelsat Jackson Unsecured Credit Agreement, under which, in each case, the Acquisition resulted in a “change of control” as defined in each such agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and any interest under Satellite Purchase Agreements);

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than such Person and its Restricted Subsidiaries; and

(4) with respect to any Person, consolidated interest expense of any Parent of such Person for such period with respect to the Existing Holdings Notes or any refinancing thereof to the extent cash interest is paid thereon pursuant to clause (13)(c) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

less interest income for such period; provided, that for purposes of calculating Consolidated Interest Expense, no effect shall be given to the effect of any purchase accounting adjustments in connection with the Transactions; provided, further, that for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary or nonrecurring or unusual gains or losses (less all fees and expenses relating thereto), or income or expense or charge (including, without limitation, any severance, relocation or other restructuring costs) and fees, expenses or charges related to any offering of equity interests, Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be Incurred by the indenture (in each case, whether or not successful), including any such fees, expenses, charges or change of control payments related to the Transactions, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated prior to, on or after the Issue Date shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the referent Person shall be increased by the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount of the Cumulative Credit, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted by the operation of the terms of any agreement applicable to such Restricted Subsidiary, unless (x) such restrictions with respect to the payment of dividends or similar distributions have been legally waived or (y) such restriction is permitted by the covenant described under “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries”; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) (a) any non-cash impairment charge or asset write-off resulting from the application of Statement of Financial Accounting Standards Nos. 142 and 144, and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141, shall be excluded and (b) the effects of adjustments in any line item in such Person’s consolidated financial statements required or permitted by the Statement of Financial Accounting Standards Nos. 141 and 142 resulting from the application of purchase accounting, net of taxes, shall be excluded;

(10) any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(11) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) solely for purposes of calculating the Debt to Adjusted EBITDA Ratio, the costs and expenses related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(12) accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;

(13) (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded;

(14) an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any Parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants— Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(15) any net loss resulting from currency exchange risk Hedging Obligations shall be excluded;

(16) any reserves for long-term receivables and sales type lease adjustments, including customer-related long-term receivables evaluated as uncollectable shall be excluded;

(17) non-operating expenses, including transaction related fees and expenses related to acquisitions and due diligence for acquisitions shall be excluded; and

(18) minority interest expenses (less cash dividends actually paid to the holders of such minority interests) shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from the calculation of Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to such Person or a Restricted Subsidiary of such Person in respect of or that originally constituted Restricted Investments to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (5) or (6) of the definition of “Cumulative Credit.”

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization, impairment, compensation, rent and other non-cash expenses of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding (i) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (ii) the non-cash impact of recording the change in fair value of any embedded derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.

“Consolidated Taxes” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes, withholding taxes paid or accrued and including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any Parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments,” which shall be included as though such amounts had been paid as income taxes directly by such Person.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries and (2) the aggregate amount of all outstanding Disqualified Stock of such Person and all Preferred Stock of its Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Issuer.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made (without duplication) to the capital of the Issuer or such Restricted Subsidiary after February 4, 2008 (other than any cash contributions in connection with the Transactions), provided that (1) if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of the Issuer or such Restricted Subsidiary, as applicable, the amount in excess shall be Indebtedness (other than Secured Indebtedness) that ranks subordinate to the notes with a Stated Maturity later than the Stated Maturity of the notes, and (2) such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the date of Incurrence thereof.

“Credit Agreements” means the Intelsat Credit Agreement and the Intelsat Corp Credit Agreement.

“Cumulative Credit” means the sum of (without duplication):

(1) cumulative Adjusted EBITDA of the Issuer for the period (taken as one accounting period) from and after January 1, 2008 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Adjusted EBITDA for such period is a negative, minus the amount by which cumulative Adjusted EBITDA is less than zero), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Issuer after February 4, 2008 from the issue or sale of Equity Interests of the Issuer or any Parent of the Issuer (excluding (without duplication) Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after February 4, 2008 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of the Issuer or any Restricted Subsidiary thereof issued after February 4, 2008 (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer or any Parent of the Issuer (other than Disqualified Stock), plus

(5) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Restricted Payments”),

(B) the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary or

(C) a distribution, dividend or other payment from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investments of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Restricted Payments” or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (2), (3), (4), (5) and (6) above shall be determined in good faith by the Issuer and

(A) in the event of property with a Fair Market Value in excess of $50.0 million, shall be set forth in an Officers’ Certificate or

(B) in the event of property with a Fair Market Value in excess of $100.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer.

“Cumulative Interest Expense” means, in respect of any Restricted Payment, the sum of the aggregate amount of Consolidated Interest Expense of the Issuer and the Restricted Subsidiaries for the period from and after January 1, 2008 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available and immediately preceding the proposed Restricted Payment.

“Debt to Adjusted EBITDA Ratio” means, with respect to any Person for any period, the ratio of (i) Consolidated Total Indebtedness as of the date of calculation (the “Calculation Date”) to (ii) Adjusted EBITDA of such Person for the four consecutive fiscal quarters immediately preceding such Calculation Date. In the event that such Person or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Debt to Adjusted EBITDA Ratio is being calculated but prior to the Calculation Date, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and other operational changes that such Person or any of its Restricted Subsidiaries has both determined to make and made after January 28, 2005 and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated fixed charge obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into such Person or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers’ Certificate, to reflect, among other things, (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, amalgamation, merger or operational change (including, without limitation, from the Transactions) and (2) all adjustments used in connection with the calculation of “New Bermuda Adjusted EBITDA” as set forth in footnote 3 to the “Summary Historical and Pro Forma Consolidated Financial Data of Intelsat, Ltd.” under “Offering Memorandum Summary” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer, its Restricted Subsidiaries or any Parent of the Issuer or its Restricted Subsidiaries, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of “Cumulative Credit.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the notes (including the purchase of any notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the maturity date of the notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Employee Transfer Agreement” means the intercompany agreement regarding the transfer of substantially all of the employees of Intelsat Global Service Corporation to Intelsat Corp, dated as of July 3, 2006, between Intelsat Global Service Corporation and Intelsat Corp, as amended from time to time (provided that no such amendment materially affects the ability of the Issuer to make anticipated principal or interest payments on the notes).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or ordinary shares or Preferred Stock of the Issuer or any Parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such Parent’s common stock or ordinary shares registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution.

“Event of Loss” means any event that results in the Issuer or its Restricted Subsidiaries receiving proceeds from any insurance covering any Satellite, or in the event that the Issuer or any of its Restricted Subsidiaries receives proceeds from any insurance maintained for it by any Satellite Manufacturer or any launch provider covering any of such Satellites.

“Event of Loss Proceeds” means, with respect to any proceeds from any Event of Loss, all Satellite insurance proceeds received by the Issuer or any of the Restricted Subsidiaries in connection with such Event of Loss, after

(1) provision for all income or other taxes measured by or resulting from such Event of Loss,

(2) payment of all reasonable legal, accounting and other reasonable fees and expenses related to such Event of Loss,

(3) payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the Satellite that is the subject of such Event of Loss,

(4) provision for payments to Persons who own an interest in the Satellite (including any transponder thereon) in accordance with the terms of the agreement(s) governing the ownership of such interest by such Person (other than provision for payments to insurance carriers required to be made based on projected future revenues expected to be generated from such Satellite in the good faith determination of the Issuer as evidenced by an Officers’ Certificate), and

(5) deduction of appropriate amounts to be provided by the Issuer or such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the Satellite that was the subject of the Event of Loss.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined by the Issuer in good faith) received by the Issuer after February 4, 2008 from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Issuer, which are excluded from the calculation set forth in the definition of the term “Cumulative Credit.”

“Excluded Satellite” means any Satellite (or, if the entire Satellite is not owned by the Issuer or any Restricted Subsidiary, as the case may be, the portion of the Satellite it owns or for which it has risk of loss) (i) that is not expected or intended, in the good faith determination of the Issuer, to earn revenue from the operation of such Satellite (or portion, as applicable) in excess of $75.0 million for the immediately succeeding 12-month calendar period or (ii) that has a net book value not in excess of $200.0 million or (iii) that (1) the procurement of In-Orbit Insurance therefor in the amounts and on the terms required by the indenture would not be available for a price that is, and on other terms and conditions that are, commercially reasonable or (2) the procurement of such In-Orbit Insurance therefor would be subject to exclusions or limitations of coverage that would make the terms of the insurance commercially unreasonable, in either case, in the good faith determination of the Issuer or (iv) for which In-Orbit Contingency Protection is available or (v) whose primary purpose is to provide In-Orbit Contingency Protection for the Issuer’s or its Subsidiaries’ Satellites (or portions) and otherwise that is not expected or intended, in the good faith determination of the Issuer, to earn revenues from the operation of such Satellite (or portion, as applicable) in excess of $75.0 million for the immediately succeeding 12-month calendar period.

“Existing Holdings Notes” means (i) the 7 5/8% Senior Notes due 2012 and (ii) the 6 1/2% Senior Notes due 2013, in each case, of Holdings.

“Existing Subsidiary Notes” means (a) the 8 1/4% Senior Notes due 2013, the 8 1/2% Senior Notes due 2015 (including any notes issued in exchange therefor), the 8 5/8% Senior Notes due 2013, and the 8 7/8% Senior Notes due 2015 (including any notes issued in exchange therefor), in each case, of Intelsat Sub Holdco, (b) the 9 1/4% Senior Discount Notes due 2015 and the 9 1/2% Senior Discount Notes due 2015 (including any notes issued in exchange therefor), in each case, of Intermediate Holdco, (c) the 9 1/4% Senior Notes due 2016, the 9 1/2% Senior Notes due 2016 (including any notes issued in exchange therefor), the 11 1/4% Senior Notes due 2016 and the 11 1/2% Senior Notes due 2016 (including any notes issued in exchange therefor), in each case, of Intelsat Jackson, and (d) the 6 7/8% Senior Secured Debentures due 2028, the 9% Senior Notes due 2014, the 9 1/4% Senior Notes due 2014 (including any notes issued in exchange therefor), the 9% Senior Notes due 2016, the 9 1/4% Senior Notes due 2016 (including any notes issued in exchange therefor), in each case, of Intelsat Corp, and the Intelsat Bermuda Intercompany Loan.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FCC Licenses” means all authorizations, licenses and permits issued by the Federal Communications Commission or any governmental authority substituted therefor to the Issuer or any of its Subsidiaries, under which the Issuer or any of its Subsidiaries is authorized to launch and operate any of its Satellites or to operate any of its TT&C Earth Stations (other than authorizations, orders, licenses or permits that are no longer in effect).

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“G2 Transfer Agreement” means the Agreement and Plan of Merger, dated as of July 3, 2006, among Intelsat General, G2 Satellite Solutions Corporation and Intelsat Corp, as amended from time to time (provided that no such amendment materially affects the ability of the Issuer to make anticipated principal or interest payments on the notes), and the other agreements entered into in connection therewith on or prior to July 3, 2006.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public

Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on January 28, 2005. For the purposes of the indenture, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Government Business Subsidiary” means any Restricted Subsidiary of the Issuer, including Intelsat General Corporation for so long as it is a Restricted Subsidiary of the Issuer, that (i) is engaged primarily in the business of providing services to customers similar to the services provided on the Issue Date by Intelsat General Corporation and services or activities that are reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto and (ii) is subject to the Proxy Agreement or a substantially similar agreement substantially restricting the Issuer’s control of such Restricted Subsidiary.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuer under the indenture and the notes by any Person in accordance with the provisions of the indenture.

“Guarantor” means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange or interest rate swap agreements, cap agreements and collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

“holder” or “noteholder” means the Person in whose name a note is registered on the registrar’s books.

“Holdings” means Intelsat, Ltd., until a successor replaces it, and thereafter means such successor.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes,

debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a current account payable, trade payable or similar obligation Incurred, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to the Issuer and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenue generated by a satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto; (5) Obligations under or in respect of any Qualified Receivables Financing; or (6) any obligations to make progress or incentive payments or risk money payments under any satellite manufacturing contract or to make payments under satellite launch contracts in respect of launch services provided thereunder, in each case, to the extent not overdue by more than 90 days.

Notwithstanding anything in the indenture, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means the initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the notes.

“In-Orbit Contingency Protection” means transponder capacity that in the good faith determination of the Issuer is available on a contingency basis by the Issuer or its Subsidiaries, directly or by another satellite operator pursuant to a contractual arrangement, to accommodate the transfer of traffic representing at least 25% of the revenue-generating capacity with respect to any Satellite (or, if the entire Satellite is not owned by the Issuer or any Restricted Subsidiary, as the case may be, the portion of the Satellite it owns or for which it has risk of loss) that may suffer actual or constructive total loss and that meets or exceeds the contractual performance specifications for the transponders that had been utilized by such traffic; it being understood that the Satellite (or portion, as applicable) shall be deemed to be insured for a percentage of the Satellite’s (or applicable portion’s) net book value for which In-Orbit Contingency Protection is available.

“In-Orbit Insurance” means, with respect to any Satellite (or, if the entire Satellite is not owned by the Issuer or any Restricted Subsidiary, as the case may be, the portion of the Satellite it owns or for which it has risk of loss), insurance (subject to a right of co-insurance in an amount up to $150.0 million) or other contractual arrangement providing for coverage against the risk of loss of or damage to such Satellite (or portion, as applicable) attaching upon the expiration of the launch insurance therefor (or, if launch insurance is not procured, upon the initial completion of in-orbit testing) and attaching, during the commercial in-orbit service of such Satellite (or portion, as applicable), upon the expiration of the immediately preceding corresponding policy or other contractual arrangement, as the case may be, subject to the terms and conditions set forth in the indenture.

“Intelsat Bermuda” means Intelsat (Bermuda), Ltd. until a successor replaces it, and thereafter means such successor.

“Intelsat Bermuda Loan” means the intercompany loans by Intelsat Bermuda (irrespective of any subsequent holder of such loans so long as a subsidiary of the Issuer) to PanAmSat Holdco to fund the payment of a portion of the purchase price of the acquisition of PanAmSat Holdco by Intelsat Bermuda and to fund the purchase of the 10 3/8% Senior Discount Notes due 2014 of PanAmSat Holdco and, in each case, fees and expenses related thereto.

“Intelsat Bermuda Transfer” means the transfer by Intelsat Bermuda of all of its assets (other than the capital stock of Intelsat Jackson) and all of its liabilities and obligations to Intelsat Jackson.

“Intelsat Corp” means Intelsat Corporation (formerly PanAmSat Corporation), until a successor replaces it, and thereafter means such successor.

“Intelsat Corp Credit Agreement” means (i) the amended and restated credit agreement entered into on July 3, 2006, among Intelsat Corp, the financial institutions named therein and Credit Suisse, Cayman Islands Branch (as successor to Citicorp North America, Inc.), as Administrative Agent, and the guarantees thereof provided by certain subsidiaries of Intelsat Corp, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Intelsat Corp Credit Agreement,” one or more (A) debt facilities or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Intelsat Corp Refinancing” means the borrowing by Intelsat Corp of $150.0 million in aggregate principal amount pursuant to a new term loan under the Intelsat Corp Credit Agreement and the repayment of its 6 3/8% Senior Secured Notes due 2008 with the proceeds of such borrowing.

“Intelsat Credit Agreement” means (i) the credit agreement entered into on July 3, 2006, among Intelsat Sub Holdco, Intelsat Intermediate Holdco, the financial institutions named therein and Credit Suisse, Cayman Islands Branch (as successor to Citicorp North America, Inc.), as Administrative Agent, and the guarantees thereof provided by certain subsidiaries of Intelsat Sub Holdco, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Intelsat Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Intelsat Holdings” means Intelsat Holdings, Ltd. until a successor replaces it, and thereafter means such successor.

“Intelsat Intermediate Holdco” means Intelsat Intermediate Holding Company, Ltd., until a successor replaces it, and thereafter means such successor.

“Intelsat Jackson” means Intelsat Jackson Holdings, Ltd., until a successor replaces it, and thereafter means such successor.

“Intelsat Jackson Unsecured Credit Agreement” means (i) the senior unsecured credit agreement entered into on February 2, 2007 among Intelsat Bermuda, Holdings, the financial institutions named therein and Bank of America, N.A., as administrative agent, and the guarantees thereof provided by Intelsat Sub Holdco and certain subsidiaries of Intelsat Sub Holdco, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, including any agreement entered into in connection with the refinancing thereof as a result of the Jackson Change of Control Prepayment Offer, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Intelsat Jackson Unsecured Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Intelsat Sub Holdco” means Intelsat Subsidiary Holding Company, Ltd., until a successor replaces it, and thereafter means such successor.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have an Investment Grade Rating, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means June 27, 2008, the date on which the original notes were initially issued.

“Joint Venture” means any Person, other than an individual or a Subsidiary of the Issuer, (i) in which the Issuer or a Restricted Subsidiary of the Issuer holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) and (ii) which is engaged in a Similar Business.

“License Subsidiary” means one or more wholly-owned Restricted Subsidiaries of the Issuer (i) that holds, was formed for the purpose of holding or is designated to hold FCC Licenses for the launch and operation of Satellites or for the operation of any TT&C Earth Station (other than any FCC License held by Intelsat General or any of its Subsidiaries) and (ii) all of the shares of capital stock and other ownership interests of which are held directly by the Issuer or a Subsidiary Guarantor.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Lockheed Note” means the $20.0 million note, dated November 25, 2002 from Intelsat Global Service Corporation to COMSAT Corporation.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any Parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any Parent of the Issuer, as applicable, was approved by a vote of a majority of the directors of the Issuer or any Parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any Parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any Parent of the Issuer, as applicable.

“Master Intercompany Services Agreement” means the Master Intercompany Services Agreement, dated as of July 3, 2006, among the Issuer and certain direct and indirect Parent companies and Subsidiaries of the Issuer and the other parties thereto, as amended from time to time (provided that no such amendment materially affects the ability of the Issuer to make anticipated principal or interest payments on the notes).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the third paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction (including to obtain any consent therefor), and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Transponder Capacity” means the aggregate transponder capacity for all in-orbit transponders then owned by the Issuer and its Restricted Subsidiaries.

“New Intelsat Jackson Unsecured Credit Agreement” means (i) the senior unsecured credit agreement entered into on July 1, 2008 among Intelsat Jackson, Holdings, the Issuer, Credit Suisse, Cayman Islands Branch, as Administrative Agent, the financial institutions named therein, and the other parties thereto, and the guarantees thereof provided by Intelsat Sub Holdco and certain subsidiaries of Intelsat Sub Holdco, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “New Intelsat Jackson Unsecured Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the notes.

“Offering Memorandum” means the offering memorandum relating to the offering of the original notes dated June 24, 2008, together with any supplement thereto.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer, any Parent of the Issuer or any of the Issuer’s Restricted Subsidiaries.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, any Parent of the Issuer or any of the Issuer’s Restricted Subsidiaries, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, any Parent of the Issuer or any of the Issuer’s Restricted Subsidiaries, that meets the requirements set forth in the indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“PanAmSat Holdco” means Intelsat Holding Corporation (formerly PanAmSat Holding Corporation), until a successor replaces it, and thereafter means such successor.

“Parent” means, with respect to any Person, any other Person of which such Person is a direct or indirect Subsidiary.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the notes and any Indebtedness which ranks pari passu in right of payment with the notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment with such Guarantor’s Guarantee.

“Permitted Holders” means, at any time, (i) the Sponsors, (ii) the Management Group, (iii) any Parent of the Issuer, and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i), (ii) and/or (iii) above, and that (directly or indirectly) hold or acquire beneficial ownership of the Voting Stock of the Issuer or any Parent of the Issuer (a “Permitted Holder Group”), so long as no Person or other “group” (other than

Permitted Holders specified in clauses (i)—(iii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by such Permitted Holder Group. Any one or more Persons or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its (or their) Affiliates, constitute an additional Permitted Holder or Permitted Holders, as applicable.

“Permitted Investments” means:

(1) any Investment in the Issuer or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date, any Investments made pursuant to binding commitments in effect on the Issue Date and Investments not in excess of $40.0 million outstanding at any one time in the aggregate made or contemplated to be made in Intelsat New Dawn Company, Ltd., an Unrestricted Subsidiary of the Issuer that will participate in a South African joint venture that will construct and operate one or more satellites;

(6) advances to employees not in excess of $40.0 million outstanding at any one time in the aggregate;

(7) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant;

(9) [Reserved];

(10) additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $350.0 million and (y) 3% of Total Assets of the Issuer at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of the Issuer or any Parent of the Issuer (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the calculation set forth in the definition of the term “Cumulative Credit”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2)(a), (6), (7) and (11)(b) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees not prohibited by or required pursuant to, as the case may be, the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Guarantors”; provided that the proceeds of the Indebtedness being guaranteed would be applied in a manner that would otherwise comply with the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” (other than clause (4) of the first paragraph thereof);

(16) any Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of the Issuer;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(19) Investments resulting from the receipt of non-cash consideration in a sale of assets or property that does not constitute an Asset Sale or in an Asset Sale received in compliance with the covenant described under “—Certain Covenants—Asset Sales”;

(20) additional Investments in Joint Ventures of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date in an aggregate amount not to exceed $100.0 million outstanding at any one time;

(21) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(22) Investments in Subsidiaries or Joint Ventures formed for the purpose of selling or leasing transponders or transponder capacity to third-party customers in the ordinary course of business of the Issuer and its Restricted Subsidiaries which investments are in the form of transfers to such Subsidiaries or Joint Ventures for fair market value transponders or transponder capacity sold or to be sold or leased or to be leased by such Subsidiaries or Joint Ventures; provided that all such Investments in Subsidiaries and Joint Ventures do not exceed 10% of Net Transponder Capacity; and

(23) any Investment in the notes or any other Indebtedness incurred or assumed in connection with the Transactions.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued at the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens securing an aggregate principal amount of Pari Passu Indebtedness not to exceed the greater of (x) the aggregate principal amount of Pari Passu Indebtedness permitted to be Incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) the maximum principal amount of Indebtedness that, as of such date, and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 2.50 to 1.00 and (B) Liens securing Indebtedness permitted to be Incurred pursuant to clauses (b), (d) (provided that such Liens do not extend to any property or assets that are not property being purchased, leased, constructed or improved with the proceeds of such Indebtedness being Incurred pursuant to clause (d)), (l) or (t) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of

Disqualified Stock and Preferred Stock”; provided that in the case of clause (t), such Lien does not extend to the property or assets of the Issuer;

(7) Liens existing on the Issue Date;

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Subsidiary Guarantor of the Issuer;

(9) Liens on assets or property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations permitted to be Incurred under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Restricted Subsidiary;

(16) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s client at which such equipment is located;

(17) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(18) deposits made in the ordinary course of business to secure liability to insurance carriers;

(19) Liens on the Equity Interests of Unrestricted Subsidiaries;

(20) grants of software and other technology licenses in the ordinary course of business;

(21) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(22) other Liens securing obligations Incurred in the ordinary course of business which obligations do not exceed $100.0 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, Joint Venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any Parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, and

(c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Refinancings” means, collectively, the (i) redemption of the outstanding Intelsat Jackson Floating Rate Senior Notes due 2013 and Floating Rate Senior Notes due 2015 and (ii) redemption of the outstanding Holdings 5 1/4% Senior Notes due 2008.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of the Notes,” all references to Restricted Subsidiaries mean Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“Satellite” means any satellite owned by the Issuer or any of its Restricted Subsidiaries and any satellite purchased by the Issuer or any of its Restricted Subsidiaries pursuant to the terms of a Satellite Purchase Agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Manufacturer” means, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.

“Satellite Purchase Agreement” means, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite.

“Satellite Purchaser” means the Issuer or Restricted Subsidiary that is a party to a Satellite Purchase Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) Adjusted EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and other operational changes that such Person or any of its Restricted Subsidiaries has both determined to make and made after January 28, 2005 and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations and other operational changes (and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into such Person or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers’ Certificate, to reflect, among other things, (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, merger or operational change (including, without limitation, from the Transactions) and (2) all adjustments used in connection with the calculation of “New Bermuda Adjusted EBITDA” as set forth in footnote 3 to the “Summary Historical and Pro Forma Consolidated Financial Data of Intelsat, Ltd.” under “Offering Memorandum Summary” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Documents” means the collective reference to any Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

“Senior Unsecured Bridge Loan Agreements” means the collective reference to (a) the $2,805,000,000 senior unsecured bridge loan agreement, dated as of February 4, 2008, among Serafina Acquisition Limited, as initial borrower, Intelsat Bermuda, as borrower (by assignment and assumption), the several lenders from time to time parties thereto, Credit Suisse, Cayman

Islands Branch, as administrative agent, Banc of America Bridge LLC, as syndication agent, Morgan Stanley Senior Funding, Inc., as documentation agent, and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, (b) the $2,155,000,000 senior unsecured PIK election bridge loan agreement, dated as of February 4, 2008, among Serafina Acquisition Limited, as initial borrower, Intelsat Bermuda, as borrower (by assignment and assumption), the several lenders from time to time parties thereto, Credit Suisse, Cayman Islands Branch, as administrative agent, Banc of America Bridge LLC, as syndication agent, Morgan Stanley Senior Funding, Inc., as documentation agent, and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, and (c) the notes issued pursuant to each such agreement and the guarantees thereof, if any, and the collateral documents relating thereto, if any, in each case as amended, supplemented or otherwise modified from time to time.

“Serafina Assignment” means the assignment by Serafina Acquisition Limited, immediately following the Intelsat Bermuda Transfer on February 4, 2008, of certain of its liabilities and obligations to Intelsat Bermuda, and the assumption by Intelsat Bermuda of such liabilities and obligations.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC or any successor provision.

“Similar Business” means any business or activity of the Issuer or any of its Subsidiaries currently conducted or proposed as of the Issue Date, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto.

“Specified Intercompany Agreements” means the Master Intercompany Services Agreement, the Employee Transfer Agreement, the G2 Transfer Agreement and the agreements or promissory notes evidencing the Intelsat Bermuda Loan and, in each case, agreements in connection therewith.

“Specified Sale/Leaseback Transaction” means one Sale/Leaseback Transaction pursuant to which the Issuer or its Restricted Subsidiaries sell one Satellite and related assets that is designated as a Specified Sale/Leaseback Transaction pursuant to an Officers’ Certificate.

“Sponsors” means (1) one or more investment funds advised, managed or controlled by BC Partners Holdings Limited or any Affiliate thereof, (2) one or more investment funds advised, managed or controlled by Silver Lake or any Affiliate thereof and (3) one or more investment funds advised, managed or controlled by any of the Persons described in clauses (1) and (2) of this definition, and, in each case, (whether individually or as a group) their Affiliates; provided that, for purposes of determining the fees and expenses that may be added back pursuant to clause (5)(b) within the definition of Adjusted EBITDA for any period before February 4, 2008, the term “Sponsor” shall also mean one or more investment funds advised, managed or controlled by Apax Partners Worldwide, LLP, Apax Partners, L.P., Apollo Management V, L.P., Madison Dearborn Partners, LLC or Permira Advisers, LLC or any of their respective Affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables

Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any loan or security, the date specified in such loan or security as the fixed date on which the final payment of principal of such loan or security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such loan or security at the option of the lender or holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that is a Guarantor.

“Subsidiary Transfer Transaction” means the transfer of all or a portion of the equity, assets and liabilities of any of the Issuer or any of its Restricted Subsidiaries between or among any of the Issuer and/or any of its Restricted Subsidiaries.

“Tax-affected Investor” means any holder of capital stock in any Parent of the Issuer that is subject (or if such holder is a Flow Through Entity, any partner in which is subject) to a tax regime (for example, as a United States shareholder within the meaning of Section 951(b) of the Code) that requires such person to recognize on a current basis taxable income attributable to earnings and profits of the Issuer, or its Subsidiaries in advance of any distribution of such earnings and profits.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet.

“Transaction Agreement” means the Share Purchase Agreement dated as of June 19, 2007, among Serafina Holdings Limited, Serafina Acquisition Limited, Intelsat Holdings and certain shareholders of Intelsat Holdings, as amended, supplemented or modified from time to time.

“Transactions” means the Acquisition and the transactions related thereto (including the Intelsat Bermuda Transfer, the Serafina Assignment and the Change of Control Offers), including as contemplated by the Acquisition Documents (including any Equity Interest payments made in connection therewith (whether on the Issue Date or thereafter)), the borrowings pursuant to the Senior Unsecured Bridge Loan Agreements, the entry into the Backstop Credit Facilities, the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement, the issuance of the original notes, the Sub Holdco Notes, the Intermediate Holdco Notes, the Intelsat Jackson Notes and the Corp Notes, amendments and borrowings made pursuant to the Credit Agreements, the Refinancings, the Intelsat Corp Refinancing, and the other transactions in connection with the foregoing.

“Treasury Rate” means with respect to the notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 15, 2013; provided, however, that if the period from such redemption date to February 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and who shall have direct responsibility for the administration of the indenture.

“Trustee” means the respective party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

“TT&C Earth Station” means any earth station licensed for operation by the FCC or by any international, federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, authority, agency or commission or legislative body or other governmental entity outside of the United States used for the provision of TT&C Services that is owned and operated by the Issuer or any of its Subsidiaries.

“TT&C Services” means the provision of tracking, telemetry and command services for the purposes of operational control of any Satellite.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries (other than Equity Interests of Unrestricted Subsidiaries); provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation no Event of Default shall have occurred and be continuing and either (1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test described in the first paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Debt to Adjusted EBITDA Ratio for the Issuer and its Restricted Subsidiaries would be less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM

Book-Entry, Delivery and Form

The notes are represented by one or more global notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes initially were deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

The notes may be presented for registration of transfer at the offices of the registrar.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we, the

Trustee nor any agent of us or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if DTC (A) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed or (B) has ceased to be a clearing agency registered under the Exchange Act.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

TAXATION

Luxembourg

This section describes the current material Luxembourg tax consequences of owning the notes. The following summary is of a general nature and is included herein solely for information purposes. It is the opinion of Elvinger, Hoss & Prussen, our special Luxembourg counsel. It is based on the laws presently in force in Luxembourg relating to the taxation of the notes for non-Luxembourg resident Noteholders, though it is not intended to be, nor should it be construed to be, legal or tax advice. Prospective investors in the notes should therefore consult their own professional advisers as to the effects of state, local or foreign laws, including Luxembourg tax law, to which they may be subject.

Please be aware that the residence concept used under the respective headings below applies for Luxembourg income tax assessment purposes only. Any reference in the present section to a tax, duty, levy, impost or other charge or withholding of a similar nature refers to Luxembourg tax law and/or concepts only. Also, please note that a reference to Luxembourg income tax encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds de chômage) as well as personal income tax (impôt sur le revenu) generally. Investors may further be subject to net wealth tax (impôt sur la fortune) as well as other duties, levies or taxes. Corporate income tax, municipal business tax as well as the solidarity surcharge invariably apply to most corporate taxpayers resident of Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax and the solidarity surcharge. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Withholding tax

Under Luxembourg general tax laws currently in force and subject to the laws of June 21, 2005 and December 23, 2005 as amended (the “Laws”) mentioned below, there is no withholding tax on payments of principal, premium or interest made to resident or non-resident holders of notes, nor on accrued but unpaid interest in respect of the notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of the notes held by non-resident holders of notes.

Under the Laws implementing the Council Directive 2003/48/EC of June 3, 2003 on taxation of savings income in the form of interest payments and ratifying the treaties entered into by Luxembourg and certain dependent and associated territories of EU Member States (the “Territories”), payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the immediate benefit of an individual beneficial owner or a residual entity, as defined by the Laws, which are resident of, or established in, an EU Member State (other than Luxembourg) or one of the Territories will be subject to a withholding tax unless the relevant recipient has adequately instructed the relevant paying agent to provide details of the relevant payments of interest or similar income to the fiscal authorities of his/her/its country of residence or establishment, or, in the case of an individual beneficial owner, has provided a tax certificate issued by the fiscal authorities of his/her country of residence in the required format to the relevant paying agent. The withholding tax rate is 20% until June 30, 2011 and 35% thereafter.

Interest payments made by a paying agent established in Luxembourg to an individual resident holder of notes acting in the course of management of its private wealth or to a

Luxembourg or foreign residual entity receiving the payment for the benefit of such holder of notes are, pursuant to the December 23, 2005 Luxembourg law as amended, subject to a 10% withholding tax (the “10% Luxembourg Tax”). The 10% Luxembourg Tax also applies on accrued interest received upon sale, redemption or repurchase of the notes.

Where the paying agent is located in a Member State of the European Union or of the European Economic Area other than Luxembourg or in a Territory, holders of notes who are Luxembourg residents can opt, pursuant to the December 23, 2005 Luxembourg law as amended, to self-declare and pay the 10% Luxembourg tax on interest payments made to them by the paying agent.

The 10% Luxembourg Tax represents the final tax liability on interest received for holders of notes who are Luxembourg residents and receiving the interest payment in the course of their private wealth.

Individual resident holders of notes that hold their notes as business assets must include the interest received or accrued in their taxable income. The 10% Luxembourg tax levied is then credited against the final tax liability of the holders of notes.

Income taxation

Non-resident holder of notes

A non-resident holder of notes, not having a permanent establishment or permanent representative in Luxembourg to which such notes are attributable, is not subject to Luxembourg income tax on interest accrued or received, redemption premiums or issue discounts, under the notes. A gain realized by such non-resident holder of notes on the sale or disposal, in any form whatsoever, of the notes is further not subject to Luxembourg income tax. A non-resident undertaking with a collective character (i.e., corporate) holder of notes or an individual holder of notes acting in the course of the management of a professional or business undertaking, who has a permanent establishment or permanent representative in Luxembourg to which such notes are attributable, is subject to Luxembourg income tax on interest accrued or received, redemption premiums or issue discounts, under the notes and on any gains realized upon the sale or disposal, in any form whatsoever, of the notes.

Resident holder of notes

Save where the holder of notes is exempt from taxation under Luxembourg law, a holder of notes who is an undertaking with a collective character or an individual holding the notes as business assets is subject to Luxembourg tax on interest accrued or received, redemption premiums or issue discounts, under the notes and on any gains realized upon the sale or disposal, in any form whatsoever, of the notes. Individual holders of notes holding the notes as business assets will be allowed to credit the 10% Luxembourg Tax against their final tax liability. A gain realized by an individual holder of notes acting in the course of the management of his/ her private wealth, upon sale, disposal or redemption in any form whatsoever of the notes is subject to Luxembourg income tax, provided that the sale, disposal or redemption took place within six months after the notes were acquired. Upon the sale, redemption or disposal of the notes, accrued but unpaid interest will be subject to the 10% Luxembourg tax (see above).

Net wealth taxation—non-resident holders of notes

Save where the holder of notes is exempt from taxation under Luxembourg law, a corporate holder of notes, whether it is a resident of Luxembourg for tax purposes or, if not, maintains a permanent establishment or a fixed place of business in Luxembourg to which such notes are attributable, is subject to Luxembourg wealth tax on such notes. An individual holder of notes, whether he/she is resident of Luxembourg or not, is not subject to Luxembourg wealth tax on such notes.

Other taxes

Neither the issuance nor the transfer of notes will give rise to any Luxembourg stamp duty, value added tax, issuance tax, registration tax, transfer tax or similar taxes or duties. Luxembourg gift tax will be levied on the transfer of a Note by way or gift by the Noteholder if the gift is registered in Luxembourg.

If a holder of notes is not a resident of Luxembourg for tax purposes at the time of his/her death, the notes are not included in his/her taxable estate for inheritance tax assessment purposes. Gift tax may be due on a gift or donation of notes if embodied in a Luxembourg deed or recorded in Luxembourg.

When used in the preceding paragraphs, “interest,” “paying agent” and “residual entity” have the meaning given thereto in the Council Directive 2003/48/EC, the Luxembourg laws of June 21, 2005 and December 23, 2005, as amended. “Interest” will include accrued or capitalised interest at the sale, repayment or redemption of the notes.

The foregoing is based upon the law as in effect on the date hereof and is subject to any law or regulation that may take effect after such date, and may be retroactively applicable.

EU Savings Directive

Under Council Directive 2003/48/EC on the taxation of savings income, each Member State of the EU is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual beneficial owner resident in, or certain limited types of entity established in, that other Member State. However, for a transitional period, Austria, Belgium and Luxembourg will (unless during such period such Member States elect otherwise) instead operate a withholding system in relation to such payments. Under such withholding system, tax will be deducted unless the recipient of the payment elects instead for an exchange of information procedure. The current rate of withholding is 20% and it will be increased to 35% with effect from July 1, 2011. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to exchange of information procedures relating to interest and other similar income.

A number of non-EU countries and certain dependent or associated territories of certain Member States have adopted or agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a person within their respective jurisdictions to an individual beneficial owner resident in, or certain limited types of entity established in, a Member State. In addition, the Member States have entered into provision of information or transitional withholding arrangements with certain of those countries and territories in relation to payments made by a person in a Member State to an individual beneficial owner resident in, or certain limited types of entity established in, one of those countries or territories.

On November 13, 2008 the European Commission published a proposal for amendments to the Savings Directive. The proposal included a number of suggested changes which, if implemented, would broaden the scope of the rules described above. The European Parliament approved an amended version of this proposal on April 24, 2009.

U.S. Federal Income Taxation

TO COMPLY WITH TREASURY DEPARTMENT CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER UNDER THE INTERNAL REVENUE CODE; (B) ANY SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) A TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following discussion is a summary of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by a U.S. holder (as defined below), but does not purport to be a complete analysis of all potential tax effects and does not address the effects of any state, local or non-U.S. tax laws, and the Medicare tax on net investment income. It is the opinion of Milbank, Tweed, Hadley & McCloy, LLP, our U.S. counsel. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. holders whose functional currency is not the U.S. dollar, tax-exempt organizations, regulated investment companies, real estate investment trusts, partnerships or other pass through entities and investors therein, persons liable for alternative minimum tax and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons who purchase the notes for cash at original issue and who hold the notes as capital assets within the meaning of Section 1221 of the Code.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation or any entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof; (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of the notes.

We currently do not believe that we have been or will be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes. See “Risk Factors—Risk Factors Relating to Our Indebtedness and the Notes—The Intelstat companies might be subject to unanticipated taxes, and a holder’s income on the notes might be treated as income from

U.S. sources.” The remainder of the discussion below assumes this treatment but non-U.S. holders should consult their tax advisors about the consequences to them (including withholding tax consequences) if that were not the case.

Prospective purchasers of the notes should consult their tax advisors concerning the tax consequences of holding notes in light of their particular circumstances, including the application of the U.S. federal income tax considerations discussed below, as well the application of state, local, foreign or other tax laws.

Payment of Additional Amounts

The Issuer is required at the option of holders to redeem notes at a specified premium in the event of a change of control. This may cause the notes to be subject to special rules for debt instruments with contingent payments unless the likelihood of the event that would result in such payment is “remote” or the amount of such payment is “incidental.” We believe that as of the issue date of the notes, such contingencies are remote and/or incidental and that the notes are therefore not subject to special rules governing contingent payment debt instruments. In each case, that determination is not binding on the Internal Revenue Service (the “IRS”), and if the IRS were successfully to challenge this determination, or if any such contingencies were actually to occur, the amount, timing and character of income from the notes could be different from that described below. U.S. holders should consult their own tax advisors regarding the rules applicable to notes that provide for contingent payments. The remaining discussion assumes that the notes are not contingent payment debt instruments.

Notes

Payments of Interest on Notes

Subject to the discussion of amortizable bond premium below, payments of stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Interest income on a note generally will be foreign source “passive category income” or, in the case of certain U.S. holders, “general category income” for purposes of computing the foreign tax credit allowable to U.S. holders under U.S. federal income tax laws.

Original Issue Discount

The notes may have been issued with OID. U.S. holders of notes issued with OID generally must include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, U.S. holders holding notes issued with OID will include OID in income as ordinary income in advance of the receipt of cash attributable to such income.

A class of notes will be treated as issued with OID if the “stated redemption price at maturity” of that class of notes exceeds its “issue price” by an amount equal to or more than a de minimis amount. Such excess will be de minimis if it is less than an amount equal to 0.0025 multiplied by the stated redemption price at maturity and the number of complete years to maturity from the “issue date.” The stated redemption price at maturity of a note will include all payments on the note other than payments of “qualified stated interest.” Stated interest on the notes will be treated as qualified stated interest. The issue price of the notes is not entirely clear.

Generally, the issue price of a note is the first price at which a substantial amount of notes included in the issue of which the note is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The original notes were issued at a stated offering price of par to refinance bridge loans with substantially the same terms. On that basis, we intend to take the position, to the extent we are required to adopt a position, that the issue price of the notes is their stated principal amount. However, the IRS may take the position that the issue price was established by the first price at which a substantial amount of notes was sold to public investors, if any, who were not participants in the bridge loans. The notes were sold by the underwriters in individually negotiated transactions and we have been unable to determine the first price at which a substantial amount of the notes was sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers or holders of bridge loans. Accordingly, it is possible the notes were issued with OID.

Sale, Exchange, Retirement, or Other Taxable Disposition of Notes

Upon the sale, exchange, retirement, or other taxable disposition of a note, a U.S. holder generally will recognize U.S. source gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other disposition (less an amount equal to any accrued but unpaid interest, which will be taxable as interest income as discussed above to the extent not previously included in income tax by the U.S. holder) and the adjusted tax basis of the note. A U.S. holder’s adjusted tax basis in a senior note will, in general, be its cost for that note, increased by any OID and any market discount you previously elected to include in income prior to the disposition and decreased by any previously amortized bond premium (as described below).

Subject to the discussion of market discount below, any gain or loss will be capital gain or loss. Capital gains of noncorporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Market Discount

If a U.S. holder acquires a note at a cost that is less than its redemption price at maturity, or its “revised issue price,” the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is de minimis. Such difference will be de minimis if it is an amount less than .0025 multiplied by the stated redemption price at maturity or the “revised issue price” of the note, multiplied by the number of complete years to maturity of the note (from the date of acquisition). For this purpose the “revised issue price” of a note generally equal its issue price increased by the amount of any OID that has previously accrued on the Note and decreased by the amount of any payments previously made on the Note that were not qualified stated interest payments.

Under the market discount rules of the Code, a U.S. holder is required to treat any payment that does not constitute a payment of qualified stated interest on, or any gain on the sale, exchange, retirement, or other disposition of, a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. If such note is disposed of by the U.S. holder in certain otherwise nontaxable transactions, accrued market discount must be included as ordinary income by the U.S. holder as if the holder sold the note at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

With respect to notes with market discount, a U.S. holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A U.S. holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A U.S. holder’s tax basis in a note will be increased by the amount of market discount included in the holder’s income under the election.

Acquisition Premium

If a U.S. holder purchases a note issued with OID at an “acquisition premium,” the amount of OID that the U.S. holder includes in gross income is reduced to reflect the acquisition premium. A note is purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is (a) less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest and (b) greater than the note’s issue price.

If a note is purchased at an acquisition premium, the U.S. holder reduces the amount of OID that otherwise would be included in income during an accrual period by an amount equal to (i) the amount of the OID otherwise includible in income multiplied by (ii) a fraction, the numerator of which is the excess of the adjusted basis of the note immediately after its acquisition by the purchaser over the issue price of the note and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, over the note’s issue price.

As an alternative to reducing the amount of OID that otherwise would be included in income by this fraction, the U.S. holder may elect to compute OID accruals by applying the constant yield method described above.

Amortizable Bond Premium with Respect to the Notes

If a U.S. holder purchases a note for an amount in excess of the sum of all amounts payable on the note after the date of acquisition (other than payments of qualified stated interests), the holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to the excess, and generally will not be required to include OID on the note, if any, in income. Generally, a U.S. holder may elect to amortize the premium as an offset to qualified stated interest income, using a constant yield method similar to that described above, over the remaining term of the note. The notes are subject to call provisions at the Issuer’s option at various times, as described in “Description of the Notes—Optional Redemption.” A U.S. holder will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium through the period ending on the call date. A U.S. holder who elects to amortize bond premium must reduce the holder’s tax basis in the note by the amount of the premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the IRS.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of interest (including OID) paid on the notes and to the proceeds of the sale, retirement, redemption or other disposition of a note paid to U.S. holder unless such U.S. holder is an exempt recipient, such as a corporation. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or a certification that it is not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Recently enacted legislation requires certain U.S. holders to report information with respect to their investment in notes not held through a custodial account with a U.S. financial institution to the IRS. Investors who fail to report required information could become subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this new legislation on their investment in notes.

CERTAIN ERISA CONSIDERATIONS

To ensure compliance with Treasury Department rules, we inform you that this summary was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on any taxpayer. This summary was written to support the promotion or marketing of the transactions addressed by this prospectus. Each taxpayer should seek advice based on such taxpayer´s particular circumstances from an independent tax advisor.

ERISA imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including the requirements of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the ERISA Plan. The prudence of a particular investment must be determined by the responsible fiduciary of an ERISA Plan by taking into account the ERISA Plan’s particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under “Risk Factors” and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of any notes it may acquire.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those pension, profit-sharing and other retirement plans and accounts that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts and Keogh plans, and entities that are deemed to hold assets of any of the foregoing) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

Governmental plans, foreign plans and certain church plans not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code may nevertheless be subject to foreign, federal, state or local laws that are materially similar to the foregoing provisions of ERISA and the Code (any such law a “Similar Law,” and such plans, collectively with ERISA Plans and plans subject to Section 4975 of the Code, “Plans”).

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code may arise if notes are acquired by a Plan with respect to which the issuer or any of its affiliates is a party in interest or a disqualified person. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, depending in part on the type of Plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. Included among these exemptions are Prohibited Transaction class exemption (“PTCE”) 96-23 (relating to transactions directed by an “in-house asset manager”); PTCE 95-60 (relating to transactions involving insurance company general accounts); PTCE 91-38 (relating to investments by bank collective investment funds), PTCE 84-14 (relating to transactions effected by a “qualified professional asset manager”) and PTCE 90-1 (relating to investments by insurance company pooled separate accounts). There can be no assurance that any of these class exemptions or any other exemption will be available with respect to any particular transaction involving the notes.

Each person that acquires the notes will be deemed by such acquisition to have represented and warranted that either: (i) no assets of any Plan have been used to acquire the notes or (ii) the acquisition and holding of the notes will not result in non-exempt prohibited transaction under ERISA or the Code and will not result in a violation of Similar Law.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring or holding the notes on behalf of, or with the assets of, any Plan consult with counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Law to such transactions.

The sale of any notes to a Plan is in no respect a representation by the issuer that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan or that such an investment is appropriate for Plans generally or any particular Plan.

PLAN OF DISTRIBUTION

The notes offered hereby may be sold from time to time by the selling securityholders for their own accounts. We will not receive any proceeds from the sale of the notes in this offer. The selling securityholders will receive all of the proceeds from the sale of the notes in this offer. We will pay substantially all expenses in connection with the offering and the sale of the notes to the public, including legal fees and disbursements of counsel, “blue sky” expenses, accounting fees and filing fees, but excluding any brokerage commissions, discounts or similar charges. Resale of the notes by the selling securityholders are not subject to any underwriting agreement. The notes covered by this prospectus may be sold by the selling securityholders or by their permitted pledgees, donees, transferees, beneficiaries, distributees or successors-in-interest selling notes received after the date of this prospectus from selling securityholders as a gift, pledge, partnership distribution or other non-sale related transfer. In addition, certain of the selling securityholders are corporations or partnerships which may, in the future, distribute their notes to their securityholders or partners, respectively. Those notes may later be sold by those securityholders or partners. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The notes offered by each selling securityholders may be sold from time to time:

•	at fixed prices;

•	at prevailing market prices at the time of sale;

•	at prices relating to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected in the over-the-counter market, otherwise than in the over-the-counter market or by any combination of such methods of sale. We will supply the selling securityholders with reasonable quantities of this prospectus. The notes may be sold by one or more of the following:

•

one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the notes held by the selling securityholders as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	in negotiated transactions; and

•	through other means.

To the extent permitted by law, the selling securityholders may enter into hedging transactions when selling the notes. For example, the selling securityholders may:

•	sell notes short and redeliver such notes to close out their short positions;

•	enter into transactions involving short sales by the brokers or dealers;

•	enter into option or other types of transactions that require the selling securityholders to deliver notes to a broker or dealer, who then resells or transfer the notes under this prospectus; or

•	loan or pledge the notes to a broker or dealer, who may sell the loaned notes or, in the event of default, sell the pledged notes.

There is no assurance that any of the selling securityholders will sell any or all of the notes offered by them.

The selling securityholders may effect sales through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the notes, or at private sales or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling securityholders may effect such transactions by selling notes to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling securityholders and/or purchasers of the notes for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The selling securityholders may further agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the notes, including liabilities arising under the Securities Act. Any broker-dealers that participate with the selling securityholders in the distribution of the notes may be deemed to be underwriters, and any commissions received by them and any profit on the resale of the notes positioned by them might be deemed to be underwriting compensation, within the meaning of the Securities Act, in connection with such sales. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

Any notes covered by the prospectus that qualify for resale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition to selling the notes, the selling securityholders may transfer the notes by gift, distribution or other transfer not involving market makers or established trading markets.

LEGAL MATTERS

The validity of the notes and the guarantees will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, special U.S. counsel to Intelsat Luxembourg, as to New York law, and by Elvinger, Hoss & Prussen, special Luxembourg counsel to Intelsat Luxembourg, as to Luxembourg law.

EXPERTS

The consolidated financial statements and schedule of Intelsat S.A. as of December 31, 2009 and 2010, and for the period January 1, 2008 to January 31, 2008 (predecessor entity), the period February 1, 2008 to December 31, 2008 (successor entity) and the years ended December 31, 2009 and 2010 (successor entity), have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to this offering of notes. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the notes, you should refer to the registration statement and the exhibits filed as a part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each of the statements in this prospectus relating to a document that has been filed as an exhibit is qualified in all respects by the filed exhibit.

Intelsat S.A. and Intelsat Corporation file annual and quarterly reports and other information with the SEC in accordance with the requirements of their indentures. You may inspect a copy of the registration statement, including exhibits thereto, as well as the reports Intelsat S.A. and Intelsat Corporation have filed with the SEC, without charge at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of the registration statement and these reports may be obtained from the public reference room upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at http://www.sec.gov which contains registration statements, reports and other information regarding registrants that file electronically with the SEC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
INTELSAT S.A.

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2009 and 2010	F-3

Consolidated Statements of Operations for the Period January 1, 2008 to January  31, 2008 (Predecessor Entity), the Period February 1, 2008 to December 31, 2008 (Successor Entity) and the Years Ended December 31, 2009 and 2010 (Successor Entity)

F-4

Consolidated Statements of Changes in Shareholder’s Equity (Deficit) for the Period January  1, 2008 to January 31, 2008 (Predecessor Entity), the Period February 1, 2008 to December 31, 2008 (Successor Entity) and the Years Ended December 31, 2009 and 2010 (Successor Entity)

F-5

Consolidated Statements of Cash Flows for the Period January 1, 2008 to January  31, 2008 (Predecessor Entity), the Period February 1, 2008 to December 31, 2008 (Successor Entity) and the Years Ended December 31, 2009 and 2010 (Successor Entity)

F-6

Notes to Consolidated Financial Statements	F-7

Schedule II—Valuation and Qualifying Accounts for the Period January 1, 2008 to January  31, 2008 (Predecessor Entity), the Period February 1, 2008 to December 31, 2008 (Successor Entity) and the Years Ended December 31, 2009 and 2010 (Successor Entity)

S-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Intelsat S.A.

We have audited the consolidated financial statements of Intelsat S.A. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intelsat S.A. and subsidiaries as of December 31, 2009 and 2010, and the results of their operations and their cash flows for the period January 1, 2008 to January 31, 2008 (predecessor entity), the period February 1, 2008 to December 31, 2008 (successor entity) and the years ended December 31, 2009 and 2010 (successor entity), in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

McLean, Virginia

March 8, 2011

INTELSAT S.A.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	As of December 31, 2009	As of December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$477,571	$692,930
Receivables, net of allowance of $20,517 in 2009 and $21,748 in 2010	294,539	250,351
Deferred income taxes	50,643	24,090
Prepaid expenses and other current assets	33,561	31,817

Total current assets	856,314	999,188
Satellites and other property and equipment, net	5,781,955	5,997,283
Goodwill	6,780,827	6,780,827
Non-amortizable intangible assets	2,458,100	2,458,100
Amortizable intangible assets, net	978,599	848,318
Other assets	487,140	508,651

Total assets	$17,342,935	$17,592,367

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$157,519	$140,984
Taxes payable	—	2,342
Employee related liabilities	48,882	35,217
Accrued interest payable	369,376	403,446
Current portion of long-term debt	97,689	94,723
Deferred satellite performance incentives	18,683	16,693
Deferred revenue	53,671	79,845
Other current liabilities	68,823	67,584

Total current liabilities	814,643	840,834
Long-term debt, net of current portion	15,223,010	15,821,902
Deferred satellite performance incentives, net of current portion	128,774	132,884
Deferred revenue, net of current portion	254,636	407,103
Deferred income taxes	548,719	484,076
Accrued retirement benefits	239,873	257,455
Other long-term liabilities	335,159	326,531
Redeemable noncontrolling interest	8,884	18,621
Commitments and contingencies (Notes 15 and 16)

Shareholder’s deficit:
Ordinary shares, $1.00 par value, 100,000,000 shares authorized and 5,000,000 shares issued and outstanding at December 31, 2009 and December 31, 2010, respectively	5,000	5,000
Paid-in capital	1,520,616	1,548,380
Accumulated deficit	(1,667,998)	(2,175,814)
Accumulated other comprehensive loss	(68,381)	(76,507)

Total Intelsat S.A. shareholder’s deficit	(210,763)	(698,941)
Noncontrolling interest	—	1,902

Total liabilities and shareholder’s deficit	$17,342,935	$17,592,367

See accompanying notes to consolidated financial statements.

INTELSAT S.A.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Predecessor Entity	Successor Entity
	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
Revenue	$190,261	$2,174,640	$2,513,039	$2,544,652
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	25,683	337,466	401,826	413,400
Selling, general and administrative	18,485	182,957	259,944	220,207
Depreciation and amortization	64,157	795,663	804,037	798,817
Transaction costs	313,102	1,926	—	—
Impairment of asset value	—	390,444	499,100	110,625
Losses on derivative financial instruments	11,431	155,305	2,681	89,509

Total operating expenses	432,858	1,863,761	1,967,588	1,632,558

Income (loss) from operations	(242,597)	310,879	545,451	912,094
Interest expense, net	80,275	1,295,458	1,362,823	1,379,019
Gain (loss) on early extinguishment of debt	—	576	4,697	(76,849)
Other income (expense), net	535	(11,957)	42,013	9,627

Loss before income taxes	(322,337)	(995,960)	(770,662)	(534,147)
Provision for (benefit from) income taxes	(10,476)	(109,561)	11,399	(26,378)

Net loss	(311,861)	(886,399)	(782,061)	(507,769)
Net loss attributable to noncontrolling interest	—	93	369	2,317

Net loss attributable to Intelsat S.A.	$(311,861)	$(886,306)	$(781,692)	$(505,452)

See accompanying notes to consolidated financial statements.

INTELSAT S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY (DEFICIT)

(in thousands, except share amounts)

	Ordinary		Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Intelsat S.A. Shareholder’s Equity (Deficit)	Noncontrolling Interest	Total Comprehensive Loss
	Shares	Amount

Predecessor entity
Balance, January 1, 2008	12,000	$12	$35,091	$(763,561)	$6,074	$(722,384)	$—
Adjustment to apply SFAS No. 158, net of tax of $0.2 million	—	—	—	(421)	—	(421)	—
Net loss for the period January 1, 2008 to January 31, 2008	—	—	—	(311,861)	—	(311,861)	—	$(311,861)
Liabilities assumed by parent	—	—	196,414	—	—	196,414	—
Other comprehensive loss	—	—	—	—	(293)	(293)	—	(293)

Total comprehensive loss								$(312,154)

Balance, January 31, 2008 (prior to Acquisition Transactions)	12,000	$12	$231,505	$(1,075,843)	$5,781	$(838,545)	$—

Acquisition Transactions	—	$—	$1,221,755	$1,075,843	$(5,781)	$2,291,817	$—

Successor entity
Balance, February 1, 2008	12,000	$12	$1,453,260	$—	$—	$1,453,272	$—
Net loss for the period February 1, 2008 to December 31, 2008(2)	—	—	—	(886,306)	—	(886,306)	—	$(886,306)
Liabilities assumed by parent	—	—	7,746	—	—	7,746	—
Postretirement/pension liability adjustment, net of tax of $39.2 million	—	—	—	—	(67,744)	(67,744)	—	(67,744)
Other comprehensive loss	—	—	—	—	(2,621)	(2,621)	—	(2,621)

Total comprehensive loss								$(956,671)

Balance, December 31, 2008	12,000	$12	$1,461,006	$(886,306)	$(70,365)	$504,347	$—

Net loss for the year ended December 31, 2009(2)	—	—	—	(781,692)	—	(781,692)	—	$(781,692)
Liabilities assumed by parent and other contributed capital	—	—	56,965	—	—	56,965	—
Change of Domicile:
Recapitalization of common shares	4,988,000	4,988	—	—	—	4,988	—
Contribution surplus	—	—	7,012	—	—	7,012	—
Mark to market valuation adjustment for redeemable noncontrolling interest	—	—	(4,367)	—	—	(4,367)	—
Postretirement/pension liability adjustment, net of tax of $0.3 million	—	—	—	—	(250)	(250)	—	(250)
Other comprehensive income, net of tax of ($0.5) million	—	—	—	—	2,234	2,234	—	2,234

Total comprehensive loss								$(779,708)

Balance, December 31, 2009	5,000,000	$5,000	$1,520,616	$(1,667,998)	$(68,381)	$(210,763)	$—

Net loss for the year ended December 31, 2010(2)	—	—	—	(505,452)	—	(505,452)	(19)	$(505,471)
Liabilities assumed by parent and other contributed capital	—	—	38,672	—	—	38,672	—
Consolidation of WP Com(1)	—	—	—	(2,364)	1,846	(518)	1,921
Mark to market valuation adjustment for redeemable noncontrolling interest	—	—	(10,908)	—	—	(10,908)	—
Postretirement/pension liability adjustment, net of tax of $6.2 million	—	—	—	—	(9,579)	(9,579)	—	(9,579)
Other comprehensive income, net of tax of $0.3 million	—	—	—	—	(393)	(393)	—	(393)

Total comprehensive loss								$(515,443)

Balance, December 31, 2010	5,000,000	$5,000	$1,548,380	$(2,175,814)	$(76,507)	$(698,941)	$1,902

(1)	See Note 9—Investments for further discussion of the consolidation of WP Com.
(2)	Excludes loss related to redeemable noncontrolling interest of $0.1 million, $0.4 million and $2.3 million for the successor period February 1, 2008 to December 31, 2008, and the years ended December 31, 2009 and 2010, respectively. See Note 4—Fair Value Measurements for further discussion of activity related to our redeemable noncontrolling interest.

See accompanying notes to consolidated financial statements.

INTELSAT S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Predecessor Entity	Successor Entity
	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
Cash flows from operating activities:
Net loss	$(311,861)	$(886,399)	$(782,061)	$(507,769)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	64,157	795,663	804,037	798,817
Impairment of asset value	—	390,444	499,100	110,625
Provision for doubtful accounts	3,922	(9,137)	3,387	7,839
Foreign currency transaction (gain) loss	(137)	6,241	(7,798)	(1,057)
Loss on disposal of assets	—	588	2,709	354
Share-based compensation expense	196,414	3,150	56,965	20,673
Deferred income taxes	(16,668)	(146,758)	(43,258)	(45,223)
Amortization of discount, premium, issuance costs and other non-cash items	6,494	195,714	125,337	97,174
Interest paid-in-kind	—	210,481	298,030	244,859
(Gain) loss on early extinguishment of debt	—	(592)	(5,180)	73,988
Share in (gain) loss of unconsolidated affiliates	—	17,127	(517)	(503)
Gain on sale of investment	—	—	(27,333)	(1,261)
Unrealized (gains) losses on derivative financial instruments	11,748	130,564	(83,953)	22,225
Other non-cash items	108	5,954	547	3,469
Changes in operating assets and liabilities net of effect of acquisition:
Receivables	358	16,080	5,008	34,846
Prepaid expenses and other assets	(25,270)	(47,741)	20,071	(36,827)
Accounts payable and accrued liabilities	70,704	139,519	(53,107)	60,337
Deferred revenue	14,342	32,718	63,914	171,954
Accrued retirement benefits	78	1,802	4,860	(1,437)
Other long-term liabilities	5,230	20,725	(7,102)	(34,865)

Net cash provided by operating activities	19,619	876,143	873,656	1,018,218

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(24,701)	(397,759)	(943,133)	(982,127)
Proceeds from sale of other property and equipment	—	—	686	—
Proceeds from sale of investment	—	—	—	28,594
Capital contributions to unconsolidated affiliates	—	(27,280)	(12,210)	(12,209)
Other investing activities	—	15,142	7,562	11,128

Net cash used in investing activities	(24,701)	(409,897)	(947,095)	(954,614)

Cash flows from financing activities:
Repayments of long-term debt	(168,847)	(6,280,165)	(823,309)	(801,785)
Repayment of revolving credit facility	—	(241,221)	—	—
Loan proceeds received (repaid) from/to Intelsat Holdings	—	34,000	(34,000)	—
Proceeds from issuance of long-term debt	—	5,012,783	961,917	1,025,565
Proceeds from revolving credit facility	150,000	241,221	—	—
Capital contribution from parent	—	—	12,000	18,000
Debt issuance costs	—	(119,633)	(17,522)	(32,376)
Repayments of funding of capital expenditures by customer	—	(30,862)	—	—
Payment of premium on early retirement of debt	—	(88,104)	—	(44,613)
Noncontrolling interest in New Dawn	—	—	377	1,128
Principal payments on deferred satellite performance incentives	(1,333)	(23,302)	(24,603)	(15,030)
Principal payments on capital lease obligations	(2,124)	(9,148)	(1,859)	(191)

Net cash provided by (used in) financing activities	(22,304)	(1,504,431)	73,001	150,698

Effect of exchange rate changes on cash and cash equivalents	137	(6,241)	7,798	1,057

Net change in cash and cash equivalents	(27,249)	(1,044,426)	7,360	215,359
Cash and cash equivalents, beginning of period	426,569	1,514,637	470,211	477,571

Cash and cash equivalents, end of period	$399,320	$470,211	$477,571	$692,930

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$119,399	$712,284	$978,515	$954,111
Income taxes paid	4,028	44,687	52,070	33,023
Supplemental disclosure of non-cash investing activities:
Capitalization of deferred satellite performance incentives	$—	$21,175	$16,705	$18,720
Accrued capital expenditures	13,363	32,017	78,151	71,219

Note:	The increase in cash and cash equivalents between the predecessor entity ending balance for the period January 1, 2008 to January 31, 2008 and the successor entity opening balance is due to approximately $1.1 billion in cash received in connection with the closing of the New Sponsors Acquisition Transactions.

See accompanying notes to consolidated financial statements.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1    Background of Company

Intelsat S.A. (“Intelsat,” “we,” “us” or “our”) provides satellite communications services worldwide through a global communications network of 54 satellites in orbit as of December 31, 2010 and ground facilities related to satellite operations and control, and teleport services.

The International Telecommunications Satellite Organization “INTELSAT” (the “IGO”) was established on an interim basis in 1964. The IGO was formally established on February 12, 1973 in accordance with the provisions of an intergovernmental agreement (the “INTELSAT Agreement”) and an operating agreement (the “Operating Agreement”). The parties to the INTELSAT Agreement were the IGO’s 148 member countries. Substantially all of the IGO’s assets, liabilities, rights, obligations and operations were transferred to Intelsat, Ltd. and its wholly-owned subsidiaries on July 18, 2001 in a transaction referred to as the privatization. The IGO’s shareholders received shares in Intelsat, Ltd., a company originally organized under the laws of Bermuda, in proportion to their ownership in the IGO on the privatization date and became holders of 100% of the outstanding ordinary shares of Intelsat.

On January 28, 2005, Intelsat, Ltd. was acquired by Intelsat Holdings, Ltd. (“Intelsat Holdings”), formerly known as Zeus Holdings, Limited, a Bermuda company formed at the direction of funds advised by or associated with Apax Partners Worldwide LLP and Apax Partners, L.P., Apollo Management V, L.P., MDP Global Investors, Limited and Permira Advisers LLC.

On July 3, 2006, Intelsat (Bermuda), Ltd. (“Intelsat Bermuda”), a wholly-owned indirect subsidiary of Intelsat Holdings, completed the acquisition of PanAmSat Holding Corporation (“PanAmSat Holdco”) pursuant to a merger agreement dated as of August 28, 2005, by and among Intelsat Bermuda, Proton Acquisition Corporation (“Merger Sub”), a wholly-owned subsidiary of Intelsat Bermuda, and PanAmSat Holdco (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub merged with and into PanAmSat Holdco, with PanAmSat Holdco surviving the merger (the “Merger Transaction”). Upon completion of the Merger Transaction, PanAmSat Holdco’s equity holders ceased to hold shares or other equity interests in PanAmSat Holdco. On July 3, 2006, following the completion of the acquisition, PanAmSat Holdco was renamed “Intelsat Holding Corporation” and PanAmSat Corporation was renamed “Intelsat Corporation” (“Intelsat Corp”). Upon completion of the PanAmSat Acquisition Transactions (as defined below), PanAmSat Holdco became a wholly-owned subsidiary of Intelsat Bermuda.

In connection with, and in order to effect, the transactions contemplated by the Merger Agreement and the related financing, Intelsat Bermuda created a new direct wholly-owned subsidiary, Intelsat Intermediate Holding Company, Ltd. (“Intermediate Holdco”). Intelsat Bermuda transferred substantially all of its assets (other than cash, certain prepaid expenses and the capital stock of Merger Sub) and liabilities to Intermediate Holdco. In addition, on July 3, 2006, we incurred approximately $3.5 billion of additional debt and assumed $3.2 billion of outstanding debt to finance the Merger Transaction. Also, on July 3, 2006, Intelsat Subsidiary Holding Company, Ltd. terminated its prior senior secured credit facilities and entered into new senior secured credit facilities under a credit agreement, to change certain of the terms thereunder. These transactions and the Merger Transaction are collectively referred to as the PanAmSat Acquisition Transactions.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

On February 4, 2008, Serafina Acquisition Limited (“Serafina”) completed its acquisition of 100% of the equity ownership of Intelsat Holdings for total cash consideration of approximately $5.0 billion, pursuant to a Share Purchase Agreement, dated as of June 19, 2007 (the “BC Share Purchase Agreement”), among Serafina, Intelsat Holdings, certain shareholders of Intelsat Holdings and Serafina Holdings Limited (“Serafina Holdings”), the direct parent of Serafina. This transaction is referred to as the New Sponsors Acquisition (see Note 3—New Sponsors Acquisition).

Although the effective date of the New Sponsors Acquisition was February 4, 2008, due to the immateriality of the results of operations for the period between February 1, 2008 and February 4, 2008, we have accounted for the New Sponsors Acquisition as if it had occurred on February 1, 2008, except for acquisition transactions costs which were recorded within the predecessor period of January 1, 2008 to January 31, 2008.

Our consolidated financial statements for the period January 1, 2008 to January 31, 2008 represent the “predecessor” entity. The period February 1, 2008 to December 31, 2008, the year ended December 31, 2009, and the year ended December 31, 2010 represent the “successor” entity. As a result of the application of purchase accounting, the consolidated financial statements of the predecessor entity are not comparable with the consolidated financial statements of the successor entity, because they are, in effect, those of a new entity.

On December 15, 2009, Intelsat, Ltd. and certain of its parent holding companies and subsidiaries migrated their jurisdiction of organization from Bermuda to Luxembourg (the “Migration”). As a result of the Migration, our headquarters are located in Luxembourg. Each company that migrated has continued its corporate and legal personality in Luxembourg. Subsequent to the Migration, Intelsat Global, Ltd. is known as Intelsat Global S.A. (“Intelsat Global”), Intelsat Global Subsidiary, Ltd. is known as Intelsat Global Subsidiary S.A., Intelsat Holdings, Ltd. is known as Intelsat Holdings S.A. (“Intelsat Holdings”), Intelsat, Ltd. is known as Intelsat S.A., Intelsat Bermuda is known as Intelsat (Luxembourg) S.A. (“Intelsat Luxembourg”), Intelsat Jackson Holdings, Ltd. is known as Intelsat Jackson Holdings S.A. (“Intelsat Jackson”), Intelsat Intermediate Holding Company, Ltd. is known as Intelsat Intermediate Holding Company S.A. (“Intermediate Holdco”) and Intelsat Subsidiary Holding Company, Ltd. is known as Intelsat Subsidiary Holding Company S.A. (“Intelsat Sub Holdco”).

Note 2    Significant Accounting Policies

(a)    Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Intelsat, its wholly-owned subsidiaries, variable interest entities (“VIE”) of which we are the primary beneficiary and a joint venture with Convergence SPV, Ltd. (“Convergence Partners”) named New Dawn Satellite Company Ltd. (“New Dawn”), of which we have a 74.9% interest. We are the primary beneficiary of two VIEs, as more fully described in Note 9—Investments, and accordingly, we include in our consolidated financial statements the assets and liabilities and results of operations of those entities, even though we may not own a majority voting interest. We use the equity method to account for our investments in entities where we exercise significant influence over operating and financial policies but do not control under the voting interest model (generally 20% to 50% ownership interest) or the variable interest model. All significant intercompany accounts and transactions have been eliminated.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(b)    Use of Estimates

The preparation of these consolidated financial statements in conformity with United States generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Examples of estimates include the allowance for doubtful accounts, pension and postretirement benefits, the fair value of our derivative instruments, the fair value of the redeemable noncontrolling interest, the fair value of share-based and other compensation awards, income taxes, useful lives of satellites, intangible assets and other property and equipment, the recoverability of goodwill and the fair value of non-amortizable intangible assets. Changes in such estimates may affect amounts reported in future periods.

(c)    Revenue Recognition

We earn revenue primarily from satellite utilization charges and, to a lesser extent, from providing managed services to customers. We enter into contracts with customers to provide satellite transponders and transponder capacity and, in certain cases, earth stations and teleport facilities, for periods typically ranging from one year to the life of the satellite. Our revenue recognition policies by product or service offering are as follows:

Satellite Utilization Charge. We generally recognize revenues on a straight-line basis over the term of the related customer contract unless collectability is not reasonably assured. Revenues from occasional use services are recognized ratably as the services are performed. We have certain obligations, including providing spare or substitute capacity if available, in the event of satellite service failure under certain long-term agreements. Except for certain deposits that were refunded in 2008, we generally are not obligated to refund satellite utilization payments previously made.

Satellite Related Consulting and Technical Service. Revenues earned from the provision of consulting services by employee specialists are typically recognized on a monthly basis as those services are performed. Consulting services, which call for services with specific deliverables, such as Transfer Orbit Support Services or training programs, are typically recognized upon the completion of those services.

Tracking, Telemetry and Control (“TT&C”). We earn TT&C services revenue from providing operational services to other satellite owners and from certain customers on our satellites. The TT&C services are performed by our consulting/technical services group. TT&C agreements entered into in connection with our satellite utilization contracts are typically for the period of the related service agreement and are recognized ratably over the term of the service agreement. Fees for such services are either included in the customers’ utilization charges or billed separately.

In-Orbit Backup Services and Equipment Sale. We provide back-up transponder capacity that is held on reserve for certain customers on agreed upon terms. We recognize revenues for in-orbit protection services ratably over the term of the related agreement. We also record revenue related to equipment sales, which represents equipment purchased, constructed or developed on behalf of the customers. We recognize revenue related to these equipment sales upon transfer to the customer of title to the equipment.

Revenue Share Arrangements. We recognize revenues under revenue share agreements for satellite-related services either on a gross or net basis in accordance the Principal Agent

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Considerations topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (the “Codification”) which provides guidance and clarifies when an entity should report revenue gross as a principal versus net as an agent, depending on the nature of the specific contractual relationship.

Construction Program Management. Construction program management arrangements that extend beyond one year are accounted for in accordance with the Construction-Type and Production-Type Contracts topic of the Codification. We generally record long-term, fixed price, development and production contracts utilizing the percentage of completion method as the basis to measure progress towards completion of the contract and for recognizing revenues. Progress towards contract completion is measured when achieving performance milestones or using the cost-to-cost method.

We may sell these products or services individually or in some combination to our customers. When these products and services are sold together, we account for the multiple elements under FASB ASC Topic 605-25, Revenue Recognition-Multiple Element Arrangements (“FASB ASC 605-25”). FASB ASC 605-25 provides guidance on accounting for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets.

Prior to fiscal year 2010, we recognized revenue for multiple-element arrangements using the relative fair value method, which required that all undelivered elements have vendor-specific objective evidence (“VSOE”) or third-party evidence (“TPE”) before an entity can recognize the portion of revenue that is attributable to items already delivered. In certain situations we deferred the revenue of all deliverables until the undelivered item had been provided because we were unable to demonstrate VSOE or TPE for the undelivered items, primarily capacity.

In October 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-13, Multiple-Deliverable Revenue Arrangements (“ASU 2009-13”), which amends FASB ASC 605-25. ASU 2009-13 eliminates the requirement that all undelivered elements must have VSOE or TPE before recognizing the portion of revenue that is attributable to items already delivered. In the absence of VSOE or TPE of the stand-alone selling price for one or more delivered or undelivered elements in the arrangement, entities are required to make a best estimate of the selling prices of those elements.

Effective January 1, 2010, we elected to early adopt ASU 2009-13 prospectively for revenue arrangements entered into or materially modified beginning in the first quarter of 2010. Under the revised guidance, we allocate revenue for transactions or collaborations that include multiple elements to each unit of accounting based on its relative selling price, and recognize revenue for each unit of accounting when the revenue recognition criteria have been met.

The arrangements with multiple elements are not common and are non-standard; therefore, they do not constitute a significant portion of the contracts entered into during a given year. The adoption of ASU 2009-13 did not have a material impact on our consolidated financial statements and is not expected to significantly impact future periods.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(d)    Fair Value Measurements

We estimate the fair value of our financial instruments using available market information and valuation methodologies. The carrying amounts of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate their fair values because of the short maturity of these financial instruments.

We apply FASB ASC Topic 820, Fair Value Measurements and Disclosure (“FASB ASC 820”), which defines fair value as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosure of the extent to which fair value is used to measure financial assets and liabilities, the inputs utilized in calculating valuation measurements, and the effect of the measurement of significant unobservable inputs on earnings, or changes in net assets, as of the measurement date. FASB ASC 820 establishes a three-level valuation hierarchy based upon the transparency of inputs utilized in the measurement and valuation of financial assets or liabilities as of the measurement date. We apply fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

We performed an evaluation of our financial assets and liabilities that met the criteria of the disclosure requirements and fair value framework of FASB ASC 820. As a result of that evaluation, we identified investments in marketable securities, interest rate financial derivative instruments, embedded derivative instruments and a redeemable noncontrolling interest as having met such criteria.

We account for our investments in marketable securities in accordance with FASB ASC Topic 320, Investments—Debt and Equity Securities. All investments have been classified as available-for-sale securities as of December 31, 2009 and 2010, and are included within other assets in the accompanying consolidated balance sheets. Available-for-sale securities are stated at fair value with any unrealized gains and losses included in accumulated other comprehensive income (loss) within shareholder’s equity (deficit). Realized gains and losses and declines in fair value on available-for-sale securities that are determined to be other than temporary are included in other income (expense), net within our consolidated statements of operations. Interest and dividends on available-for-sale securities are included in interest expense, net and other income (expense), net, respectively, within the consolidated statements of operations. We determined that the valuation measurement inputs of these marketable securities represent unadjusted quoted prices in active markets and, accordingly, have classified such investments within Level 1 of the fair value hierarchy.

The fair value of our interest rate financial derivative instruments reflects the estimated amounts that we would pay or receive to terminate the agreement at the reporting date, taking into account current interest rates, the market expectation for future interest rates and current creditworthiness of both the counterparties and ourselves. Observable inputs utilized in the income approach valuation technique incorporate identical contractual notional amounts, fixed coupon rates, periodic terms for interest payments and contract maturity. Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments, if any, associated with our derivatives utilize Level 3 inputs, such as the estimates of current credit spread, to evaluate the likelihood of default by us or our counterparties. We also considered the existence of offset provisions and

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

other credit enhancements that serve to reduce the credit exposure associated with the asset or liability being fair valued. We have assessed the significance of the inputs of the credit valuation adjustments to the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

We account for a contingent put option embedded within Intelsat Sub Holdco’s 8 7/8% Senior Notes due 2015, Series B (the “2015 Senior Notes”) under FASB ASC Topic 815, Derivatives and Hedging (“FASB ASC 815”), bifurcating the put option from the debt host instrument and classifying it as a derivative instrument. We estimated the fair value of the embedded derivative on the issuance date and subsequently revalue the derivative at the end of each reporting period, recognizing any change in fair value through earnings. We use a standard valuation technique whereby the critical assumptions and underlyings include the debt maturity date, issue price, coupon rate, change of control put price, and the estimated date of a change in control. We have identified the inputs used to calculate the fair value as Level 3 inputs and have concluded that the valuation in its entirety is classified in Level 3 of the fair value hierarchy.

In accordance with the guidance provided in FASB ASC Topic 480, Distinguishing Liabilities from Equity (“FASB ASC 480”), regarding the classification and measurement of redeemable securities, we mark to market the fair value of the noncontrolling interest in New Dawn, a majority owned subsidiary which is a joint venture investment with Convergence Partners, at each reporting period. Convergence Partners has at its option the ability to require Intelsat to buy its ownership interest at fair value subsequent to the operations of New Dawn’s assets for a period defined in the New Dawn Project Agreement. We estimated the fair value of the put option using Level 3 inputs such as the discounted cash flows.

(e)    Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less and generally consist of time deposits with banks and money market funds. The carrying amount of these investments approximates market value.

(f)    Receivables and Concentration of Credit Risk

We provide satellite services and extend credit to numerous customers in the satellite communication, telecommunications and video markets. To the extent that the credit quality of customers deteriorates, we may have exposure to credit losses. Management monitors its exposure to credit losses and maintains allowances for anticipated losses. Management believes it has adequate customer collateral and reserves to cover its exposure.

Our allowance for doubtful accounts is determined through an evaluation of the aging of our accounts receivable, and considers such factors as the likelihood of collection based upon an evaluation of the customer’s creditworthiness, the customer’s payment history and other conditions or circumstances that may affect the likelihood of payment, such as political and economic conditions in the country in which the customer is located. When we have determined

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

that the collection of payments for satellite utilization or managed services is not reasonably assured at the time the service is provided, we defer recognition of the revenue until such time as collection is believed to be reasonably assured or the payment is received. If our estimate of the likelihood of collection differs from actual results, we may experience lower revenue or an increase in our provision for doubtful accounts.

(g)    Satellites and Other Property and Equipment

Satellites and other property and equipment are stated at historical cost, or in the case of certain satellites acquired, the fair value at the date of acquisition, and consist primarily of the costs of satellite construction and launch, including launch insurance and insurance during the period of in-orbit testing, the net present value of performance incentives expected to be payable to the satellite manufacturers, costs directly associated with the monitoring and support of satellite construction, and interest costs incurred during the period of satellite construction.

Satellite construction and launch services are generally procured under long-term contracts that provide for payments over the contract periods. Satellite construction and launch services costs are capitalized to reflect progress toward completion. Capitalizing these costs typically coincides with contract milestone payment schedules. Performance incentives payable in future periods are dependent on the continued satisfactory performance of the satellites in service. Satellites and other property and equipment are depreciated on a straight-line basis over the following estimated useful lives:

Years
Buildings and improvements	10 - 40
Satellites and related costs	11 - 17
Ground segment equipment and software	4 - 15
Furniture and fixtures and computer hardware	4 - 12
Leasehold improvements	2 - 12

(h)    Other Assets

Other assets consist of investments in certain equity securities, unamortized debt issuance costs, long-term deposits, long-term receivables and other miscellaneous deferred charges and long-term assets. Debt issuance costs, which represent our costs incurred to secure debt financing, are amortized to interest expense using the effective interest method, over the life of the related indebtedness.

(i)    Business Combinations

Business combinations are accounted for whereby the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date are recognized at their fair values as of that date. The excess of the consideration transferred plus the fair value of any noncontrolling interest in the acquiree at the acquisition date over the fair values of the identifiable net assets acquired is recognized as goodwill.

The assignment of fair values to net assets acquired involves estimates and judgments by us that may be adjusted during the measurement period. In arriving at the fair values of net

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

assets acquired, we consider the following generally accepted valuation approaches: the cost approach, income approach, and market approach. Our estimates may also include assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology royalty rates and technology life cycles, the regulatory and legal environment, and industry and economic trends.

(j)    Goodwill and Other Intangible Assets

Goodwill. We account for goodwill and other intangible assets in accordance with the Intangibles—Goodwill and Other topic of the Codification. Goodwill represents the excess of the consideration transferred plus the fair value of any noncontrolling interest in the acquiree at the acquisition date over the fair values of identifiable net assets of businesses acquired. Goodwill and certain other intangible assets deemed to have indefinite lives are not amortized but are tested on an annual basis for impairment during the fourth quarter, or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. The impairment test compares the reporting unit’s carrying value to its fair value and, when appropriate, the carrying value of goodwill is reduced to fair value. See Note 10—Goodwill and Other Intangible Assets.

Other Intangible Assets. Intangible assets arising from business combinations are initially recorded at fair value. Other intangible assets not arising from business combinations are initially recorded at cost. Intangible assets with determinable lives consist of backlog, customer relationships, and technologies and are amortized based on the expected pattern of consumption. We review these intangible assets for impairment whenever facts and circumstances indicate that the carrying amounts may not be recoverable. See Note 10—Goodwill and Other Intangible Assets.

(k)    Impairment of Long-Lived Assets

Long-lived assets, including property and equipment and acquired intangible assets with estimable useful lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. These indicators of impairment can include, but are not limited to, the following:

•	satellite anomalies, such as a partial or full loss of power;

•	under-performance of an asset as compared to expectations; and

•	shortened useful lives due to changes in the way an asset is used or expected to be used.

The recoverability of an asset to be held and used is determined by comparison of the carrying amount to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value, determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique. Additionally, when assets are expected to be used in future periods, a shortened depreciable life may be utilized if appropriate, resulting in accelerated depreciation.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(l)    Income Taxes

We account for income taxes in accordance with the Income Taxes topic of the Codification (“FASB ASC 740”). We are subject to income taxes in the United States as well as a number of foreign jurisdictions. Significant judgment is required in the calculation of our tax provision and the resultant tax liabilities and in the recoverability of our deferred tax assets that arise from temporary differences between the tax and financial statement recognition of revenue and expense and net operating loss and credit carryforwards.

As part of our financial process, we must assess the likelihood that our deferred tax assets can be recovered. A valuation allowance is required when it is more likely than not that all, or a portion, of the deferred tax asset will not be realized. We evaluate the recoverability of our deferred tax assets based in part on the existence of deferred tax liabilities that can be used to realize the deferred tax assets.

During the ordinary course of business, there are transactions and calculations for which the ultimate tax determination is uncertain. We evaluate our tax positions to determine if it is more likely than not that a tax position is sustainable, based solely on its technical merits and presuming the taxing authorities’ full knowledge of the position and having access to all relevant facts and information. When a tax position does not meet the more likely than not standard, a liability is recorded for the entire amount of the unrecognized tax benefit. Additionally, for those tax positions that are determined more likely than not to be sustainable, we measure the tax position at the largest amount of benefit more likely than not (determined by cumulative probability) to be realized upon settlement with the taxing authority.

(m)    Currency and Exchange Rates

Substantially all customer contracts, capital expenditure contracts and operating expense obligations are denominated in U.S. dollars. Consequently, we do not believe that we are exposed to material currency exchange risk.

(n)    Comprehensive Income

Comprehensive income consists of net income and other gains and losses affecting shareholder’s equity that, under U.S. GAAP, are excluded from net income. For us, such items consist primarily of the change in the market value of available-for-sale securities and minimum pension liability adjustments.

(o)    Share-Based Compensation

Compensation cost is recognized based on the requirements of Topic 718, Compensation – Stock Compensation, for all share-based awards granted.

(p)    Deferred Satellite Performance Incentives

The cost of satellite construction includes an element of deferred consideration to satellite manufacturers referred to as satellite performance incentives. We are contractually obligated to make these payments over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. Historically, the satellite

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

manufacturers have earned substantially all of these payments. Therefore, we account for these payments as deferred financing. We capitalize the present value of these payments as part of the cost of the satellites and record a corresponding liability to the satellite manufacturers. Interest expense is recognized on the deferred financing and the liability is accreted upward based on the passage of time and reduced as the payments are made.

(q)    Reclassifications

Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. The reclassifications had no effect on previously reported results of operations, cash flows or retained earnings.

(r)    New Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). We adopted certain provisions of ASU 2010-06 in the first quarter of 2010. These provisions of ASU 2010-06 amended FASB ASC 820, Fair Value Measurements and Disclosures, by requiring additional disclosures for transfers in and out of Level 1 and Level 2 fair value measurements, as well as requiring fair value measurement disclosures for each “class” of assets and liabilities. The adoption did not have a material impact on our consolidated financial statements or our disclosures, as we did not have any transfers between Level 1 and Level 2 fair value measurements and did not have material classes of assets and liabilities that required additional disclosure during 2010.

Certain provisions of ASU 2010-06 are effective for fiscal years beginning after December 15, 2010, which for us will be our 2011 first quarter. These provisions of ASU 2010-06, which amended FASB ASC 820, will require us to present as separate line items all purchases, sales, issuances, and settlements of financial instruments valued using significant unobservable inputs (Level 3) in the reconciliation for fair value measurements, whereas currently these are presented in aggregate as one line item. Although this may change the appearance of our reconciliation, we do not believe the adoption will have a material impact on our financial statements or disclosures.

In December 2010, the FASB issued ASU 2010-29, Disclosures of Supplementary Pro Forma Information for Business Combinations (“ASU 2010-29”), which intends to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. ASU 2010-29 specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior year reporting period. ASU 2010-29 is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual period beginning on or after December 15, 2010. The Company plans to adopt ASU 2010-29 for fiscal year 2011 and we do not believe the adoption will have a material impact our consolidated financial statements.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Note 3    New Sponsors Acquisition

On February 4, 2008, Serafina completed its acquisition of 100% of the equity ownership of Intelsat Holdings for total cash consideration of approximately $5.0 billion, pursuant to the BC Share Purchase Agreement. The former shareholders of Intelsat Holdings (other than management) sold 100% of their equity interests in Intelsat Holdings. Upon closing, management contributed to Serafina Holdings the portion of their equity interests in Intelsat Holdings not purchased for cash by Serafina in exchange for equity interests in Serafina Holdings (which was renamed Intelsat Global, Ltd. on February 8, 2008).

In order to finance the New Sponsors Acquisition, Serafina borrowed $4.96 billion in aggregate principal amount of term loans under a $2.81 billion senior unsecured bridge loan credit agreement, dated as of February 4, 2008 (the “Senior Bridge Loan Credit Agreement”) and a $2.15 billion senior unsecured payment-in-kind election bridge loan credit agreement, dated as of February 4, 2008 (the “PIK Election Bridge Loan Credit Agreement” and, together with the Senior Bridge Loan Credit Agreement, the “Bridge Loan Credit Agreements”) (see Note 11—Long-Term Debt). Serafina Holdings was an entity formed by funds controlled by BC Partners Holdings Limited (“BC Partners”) and certain other investors (collectively, the “BCEC Funds”). Subsequent to the execution of the BC Share Purchase Agreement, two investment funds controlled by Silver Lake Partners (“Silver Lake”) and other equity investors joined the BCEC Funds as the equity sponsors of Serafina Holdings. The BCEC Funds, the Silver Lake funds and the other equity sponsors are referred to as the New Sponsors and the acquisition of Intelsat Holdings, our indirect parent, referred to as the New Sponsors Acquisition.

Immediately following the New Sponsors Acquisition, Intelsat Bermuda, our direct wholly-owned subsidiary, transferred certain of its assets (including all of its direct and indirect ownership interests in its subsidiaries) and certain of its liabilities and obligations to a newly formed direct wholly-owned subsidiary, Intelsat Jackson, pursuant to an assignment and assumption agreement (the “Intelsat Bermuda Transfer”). Following the Intelsat Bermuda Transfer, Intelsat Jackson became the owner of substantially all of Intelsat Bermuda’s assets and the obligor with respect to substantially all of Intelsat Bermuda’s liabilities and obligations, and Intelsat Bermuda no longer had any rights or obligations with respect to such assets and liabilities. Immediately after the consummation of the Intelsat Bermuda Transfer, Serafina assigned certain of its assets and liabilities to Intelsat Bermuda, including Serafina’s rights and obligations under the Bridge Loan Credit Agreements and a Commitment Letter, dated as of June 19, 2007 among Serafina and certain banks related to the financing of the New Sponsors Acquisition, as amended by the Commitment Letter Amendment, dated as of February 7, 2008. In addition, our subsidiaries, Intelsat Sub Holdco and Intelsat Corp, entered into amendments to their existing credit agreements, and Intelsat Corp entered into a joinder agreement to its existing credit agreement, to facilitate the New Sponsors Acquisition. In connection with the New Sponsors Acquisition, on February 7, 2008, Intelsat Jackson redeemed, pursuant to their terms, all $260.0 million of its outstanding Floating Rate Senior Notes due 2013 and all $600.0 million of its outstanding Floating Rate Senior Notes due 2015, and on March 6, 2008, Intelsat, Ltd. redeemed, pursuant to their terms, all $400.0 million of its outstanding 5 1/4% Senior Notes due 2008. The New Sponsors Acquisition and the transactions described above are collectively referred to as the New Sponsors Acquisition Transactions.

Immediately upon the closing of the New Sponsors Acquisition, the Intelsat Bermuda and Intelsat Sub Holdco monitoring fee agreements with Apax Partners Worldwide LLP and Apax Partners, L.P., Apollo Management V, L.P., MDP Global Investors Limited, and Permira

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Advisers LLC (collectively, the “Former Sponsors”) were terminated. Intelsat Bermuda entered into a new monitoring fee agreement (the “2008 MFA”) with BC Partners and Silver Lake Management Company III, L.L.C. (together, the “2008 MFA parties”), pursuant to which the 2008 MFA parties provide certain monitoring, advisory and consulting services to Intelsat Bermuda.

The New Sponsors Acquisition was accounted for by Intelsat Holdings under the purchase method of accounting in accordance with FASB ASC Topic 805, Business Combinations. As a result, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. In accordance with Topic 5J of the codified SEC Staff Accounting Bulletins, the purchase accounting adjustments have been “pushed down” and recorded in our consolidated financial statements, which resulted in a new basis of accounting for the “successor period” beginning after the consummation of the New Sponsors Acquisition. Determining fair values of the assets acquired and liabilities assumed required us to make significant estimates and assumptions. In order to develop estimates of fair values of the assets acquired and liabilities assumed, we considered the following generally accepted valuation approaches: the cost approach, the income approach and the market approach. Our estimates included assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology royalty rates and technology life cycles, the regulatory and legal environment, and industry and economic trends. While we believe that the estimates and assumptions underlying the valuation methodologies were reasonable, different assumptions could have resulted in different market values. The purchase price allocation was finalized during the period ended December 31, 2008.

In connection with the completion of the New Sponsors Acquisition Transactions, we recorded $313.1 million of transaction costs in our consolidated statements of operations during the predecessor period January 1, 2008 to January 31, 2008. These costs included $197.2 million of costs associated with the repurchase or cancellation of restricted shares and share-based compensation arrangements (“SCAs”) of Intelsat Holdings, an advisory service fee of $60.0 million paid to the 2008 MFA parties, and $55.3 million in professional fees.

Note 4    Fair Value Measurements

FASB ASC 820 defines fair value, establishes a market-based framework or hierarchy for measuring fair value and provides for certain required disclosures about fair value measurements. The guidance is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value, but does not require any new fair value measurements.

The fair value hierarchy prioritizes the inputs used in valuation techniques into three levels as follows:

•	Level 1—unadjusted quoted prices for identical assets or liabilities in active markets;

•

Level 2—quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted market prices that are observable or that can be corroborated by observable market data by correlation; and

•	Level 3—unobservable inputs based upon the reporting entity’s internally developed assumptions which market participants would use in pricing the asset or liability.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

We did not have any transfers between Level 1 and Level 2 fair value measurements during the year ended December 31, 2010.

The following tables present assets and liabilities measured and recorded at fair value in our consolidated balance sheets on a recurring basis and their level within the fair value hierarchy (in thousands), excluding long-term debt (see Note 11—Long-Term Debt):

		Fair Value Measurements at December 31, 2009
Description	As of December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Marketable securities(1)	$34,303	$34,303	$—	$—
Undesignated interest rate swaps	15,662	—	15,662	—

Total assets	$49,965	$34,303	$15,662	$—

Liabilities
Undesignated interest rate swaps	$115,512	$—	$115,512	$—
Embedded derivative	14,600	—	—	14,600
Redeemable noncontrolling interest(2)	8,884	—	—	8,884

Total liabilities	$138,996	$—	$115,512	$23,484

		Fair Value Measurements at December 31, 2010
Description	As of December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Marketable securities(1)	$5,949	$5,949	$—	$—

Total assets	$5,949	$5,949	$—	$—

Liabilities
Undesignated interest rate swaps	$147,815	$—	$147,815	$—
Embedded derivative	4,295	—	—	4,295
Redeemable noncontrolling interest(2)	18,621	—	—	18,621

Total liabilities	$170,731	$—	$147,815	$22,916

(1)	The cost basis of our available-for-sale marketable securities was $34.0 million at December 31, 2009 and $6.3 million at December 31, 2010. We sold marketable securities with a cost basis of $27.8 million during the twelve months ended December 31, 2010 and recorded a gain on the sale of $1.4 million which was included within other income, net in our consolidated statement of operations.
(2)	Redeemable noncontrolling interest is classified as mezzanine equity in the accompanying consolidated balance sheets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table presents the activity for those items measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as defined in FASB ASC 820 (in thousands):

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Redeemable Noncontrolling Interest(1)	Embedded Derivative	Total
Balance at December 31, 2008	$4,500	$—	$4,500
Purchases, issuances and settlements	—	36,040	36,040
Mark to market valuation adjustment	4,754	(21,440)	(16,686)
Net loss attributable to noncontrolling interest	(370)	—	(370)

Balance at December 31, 2009	8,884	14,600	23,484

Contributions	1,128	—	1,128
Mark to market valuation adjustment	10,908	(10,305)	603
Net loss attributable to noncontrolling interest	(2,299)	—	(2,299)

Balance at December 31, 2010	$18,621	$4,295	$22,916

(1)	In accordance with the FASB ASC 480, regarding the classification and measurement of redeemable securities, we mark to market the fair value of the noncontrolling interest in our joint venture investment in New Dawn, at each reporting period.

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, such items are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances, such as if there is evidence of impairment. The following table presents assets measured and recorded on a nonrecurring basis at fair value in our consolidated balance sheets and their level within the fair value hierarchy (in thousands):

	Carrying Value As of December 31, 2010	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	Total Losses
Description
Long lived asset held and used	$33,333	$35,000	$104,100

The fair value measurement of this long-lived asset was considered by us to be within Level 3 of the fair value hierarchy as the most significant inputs were derived utilizing our internally prepared budgets and forecast information, which we believe a market participant would use in pricing such an asset. The estimated fair value was determined based on a probability weighted discounted cash flow analysis and was discounted at an appropriate weighted average cost of capital. During the second quarter of 2010, this long-lived asset was written down to a fair value of $35.0 million from its carrying value of $139.1 million, and continues to be depreciated. In accordance with the FASB ASC Topic 360, Property, Plant and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Equipment, regarding the impairment or disposal of long-lived assets, we recorded an impairment charge of $104.1 million, which was included in our consolidated statements of operations for the year ended December 31, 2010 (see Note 8—Satellites and Other Property and Equipment).

Note 5    Share-Based and Other Compensation Plans

(a) 2005 Share Plan

(i) Restricted Shares

The board of directors of Intelsat Holdings adopted the Intelsat Holdings, Ltd. 2005 Share Incentive Plan (the “2005 Share Plan”) with an effective date of January 28, 2005. Upon consummation of the New Sponsors Acquisition on February 4, 2008, all outstanding performance-based restricted shares and a portion of the time vesting shares under the 2005 Share Plan vested. Vested restricted shares were purchased by the New Sponsors at approximately $400 per share (the per share price specified in the BC Share Purchase Agreement). In connection with the vesting of these awards upon the consummation of the acquisition, we recorded compensation expense of $148.9 million in the predecessor period January 1, 2008 to January 31, 2008. In connection with the New Sponsors Acquisition, each unvested restricted share of Intelsat Holdings was exchanged for approximately four unvested restricted shares of Intelsat Global (see (b) 2008 Share Plan (i) Rollover Shares below). The total non-vested restricted shares as of February 1, 2008 were 73,425.

(ii) Share-Based Compensation Arrangements

During 2006 and 2007, Intelsat Holdings entered into share-based compensation arrangements (“SCAs”) with selected employees of Intelsat Holdings and its direct and indirect subsidiaries under the 2005 Share Plan, which permitted such employees to purchase Intelsat Holdings common shares. In connection with the New Sponsors Acquisition, vesting in SCAs issued under the 2005 Share Plan doubled at consummation of the transaction if the awardee was still employed on February 4, 2008. The vested SCAs were cancelled in return for cash in an amount equal to the excess of approximately $400 (the per share price of the transaction) over the exercise price of each share covered. In connection with the vesting and cancellation of these awards, we recorded expense of $47.6 million in the predecessor period January 1, 2008 to January 31, 2008. The remaining unvested SCAs were rolled over into new SCAs of Intelsat Global with new repurchase features (see (b) 2008 Share Plan (ii) Rollover Options below).

(b) 2008 Share Plan

On May 6, 2009, the board of directors of Intelsat Global adopted the amended and restated Intelsat Global, Ltd. 2008 Share Incentive Plan (the “2008 Share Plan”). The 2008 Share Plan provides for a variety of equity-based awards with respect to Class A common shares (the “Class A Shares”), and Class B common shares (the “Class B Shares” and, together with the Class A Shares, the “Common Shares”), including non-qualified share options, incentive share options (within the meaning of Section 422 of the United States Internal Revenue Service Tax Code), restricted share awards, restricted share unit awards, share appreciation rights, phantom share awards and performance-based awards.

A total of 1,689,975 Common Shares may be issued under the 2008 Share Plan (the “Pool”); provided, however, that no more than 946,386 Class B Shares may be issued under the 2008 Share Plan. Class A Shares may be issued pursuant to any type of award; however, Class B

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Shares may only be issued pursuant to restricted share awards. Additionally, 438,827 Class A Shares shall be available for issuance pursuant to the vesting and/or exercise of certain options and restricted share awards previously granted pursuant to the 2005 Share Plan (the “Rollover Awards”). To the extent that any award, other than the Rollover Awards, terminates, expires, or lapses for any reason, or is settled in cash without delivery of shares (or, in the case of restricted shares, without vesting) to the participant, then any shares subject to the award may be used again for new grants under the 2008 Share Plan. All equity based awards are for shares in our indirect parent, Intelsat Global, and therefore the costs related to these equity-based awards are reflected as capital contributions in the form of liabilities assumed by the parent in the accompanying statements of shareholder’s equity (deficit).

Because our equity is privately held, we are required to estimate the fair market value of equity at each reporting period in order to properly record stock compensation expense. We estimate the fair market value using a combination of income and market approaches.

(i) Rollover Shares

In connection with the adoption of the 2008 Share Plan, 293,926 Class A Shares previously granted pursuant to the 2005 Share Plan, of which 228,976 Class A Shares had been awarded to certain executive officers (the “Rollover Executive Officers”) under employment agreements, became subject to new Class A restricted share agreements and the provisions of the 2008 Share Plan. These rollover shares continue to be classified as a liability of Intelsat Global due to certain repurchase features in the 2008 Share Plan and the new Class A restricted share agreements. Further, due to these repurchase features, the fair value equaled the fair value of the Class A shares at December 31, 2010 for the rollover shares held by the Rollover Executive Officers and the fair value equaled the fair value of the Class A shares at the date of grant, $100.00 per share, for rollover shares held by all other awardees. The rollover shares continued to vest in the same increments and on the same vesting dates as were applicable prior to the closing of the New Sponsors Acquisition.

During the successor period February 1, 2008 to December 31, 2008, the year ended December 31, 2009 and the year ended December 31, 2010 we recorded compensation expense of $0.1 million, $30.9 million and $10.4 million, respectively, related to the rollover shares.

A summary of the changes in Intelsat Global’s rollover shares during the years ended December 31, 2009 and 2010 is set forth below:

	Rollover Executive Officers		All Other Awardees
	Shares	Fair Value	Shares	Fair Value
Rollover shares:
Non-vested rollover shares outstanding as of December 31, 2008	124,029	$0.54	34,990	$0.54
Rollover shares forfeited and purchased at par value	—	$48.74	(12,178)	$48.74
Vested	(114,488)	$48.74	(21,136)	$48.74

Total non-vested rollover shares at December 31, 2009	9,541	$122.06	1,676	$100.00
Vested	(9,541)	$122.06	(1,676)	$100.00

Total non-vested rollover shares at December 31, 2010	—	$161.84	—	$100.00

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(ii) Rollover Options

In connection with the adoption of the 2008 Share Plan, the unvested SCAs of Intelsat Holdings that had been rolled over into SCAs of Intelsat Global became subject to new option agreements and the provisions of the 2008 Share Plan.

Holders of these options who terminate employment with Intelsat Global or its subsidiaries will forfeit any unvested options. Additionally, the option agreements have certain repurchase features which provide Intelsat Global, based on the reason for termination, with the right to repurchase any vested options, and any shares issued upon exercise of vested options, at a price equal to either the fair market value of the shares at resignation or $100.00 per share based on the reason for termination, less the applicable exercise price of $25.00 per share.

During the successor period February 1, 2008 to December 31, 2008, the year ended December 31, 2009 and the year ended December 31, 2010, we recognized $3.1 million, $12.1 million, and $0.3 million, respectively, as compensation expense related to the rollover options. We recorded compensation expense for these time vesting restricted options over the vesting period based on the intrinsic value at December 31, 2010, taking into consideration the repurchase features set forth in the underlying agreements. The intrinsic value of the rollover options at December 31, 2010 was $75.00 per share.

A summary of the changes in Intelsat Global’s rollover options outstanding during the years ended December 31, 2009 and 2010 is set forth below:

	Number of Shares	Intrinsic Value
Rollover options outstanding as of December 31, 2008	170,102	$—
Forfeited	—	$—

Rollover options outstanding at December 31, 2009	170,102	$75.00
Cancelled and returned for cash	(2,094)	$—
Cancelled and returned for cash	(8,195)	$75.00
Cancelled and returned for cash	(12,566)	$97.06

Rollover options outstanding at December 31, 2010	147,247	$75.00

Rollover options exercisable at December 31, 2010	147,027	$75.00

(iii) Class B Share Grants

In connection with the adoption of the 2008 Share Plan, 900,249 Class B Shares were awarded to employees of Intelsat Global and its subsidiaries. These shares are subject to transfer, vesting and other restrictions set forth in the applicable Class B restricted share agreements, as described below.

Class B Share Grants to Certain Executive Officers

480,830 Class B Shares were issued to certain of our executive officers (the “Class B Executive Officers”) as of May 6, 2009. Generally, five-sevenths of these Class B Shares are subject to time vesting, with 25% of the shares vested as of the date of grant and the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

remaining shares vesting in equal monthly installments of 1/45th per month commencing June 4, 2009 (the “Executive Officer Class B Time-Vesting Shares”). With respect to Class B Executive Officers with a date of hire after February 4, 2008, 10% of the Executive Officer Class B Time-Vesting Shares vest six months after the date of hire and the remaining shares vest in equal monthly installments of 1/54th per month thereafter. The remaining Class B Shares are subject to annual performance-based vesting upon the achievement of certain adjusted EBITDA and revenue goals for 2008 and 2009 (and 2010 for individuals hired after the first quarter of 2008), as defined in the applicable agreements, subject to catch-up vesting upon achievement of targets in later years (the “Executive Officer Class B Performance Shares”). The adjusted EBITDA and revenue targets for 2008, 2009 and 2010 were met.

In the event of a change in control, as defined in the 2008 Share Plan, the Executive Officer Class B Time-Vesting Shares become fully vested, and the Executive Officer Class B Performance Shares vest if certain principal shareholders of Intelsat Global, as defined in the applicable agreements (the “Principal Shareholders”), receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015).

Class B Share Grants to All Other Awardees

419,419 restricted Class B Shares were issued effective as of May 8, 2009 to certain other members of management and key employees of Intelsat Global and its subsidiaries. Generally, five-sevenths of these Class B Shares are subject to time vesting, with 10% of the shares generally vesting six months after the later of February 4, 2008 or the date of hire, and the remaining shares vesting in equal monthly installments of 1/54th per month thereafter (the “Management Class B Time-Vesting Shares”). The remaining Class B Shares are subject to annual performance-based vesting upon the achievement of certain adjusted EBITDA and revenue goals for 2008 and 2009 (and 2010 for individuals hired after the first quarter of 2008), as defined in the applicable agreements, subject to catch-up vesting upon achievement of targets in later years (the “Management Class B Performance Shares”). The adjusted EBITDA and revenue targets for 2008, 2009 and 2010 were met.

In the event of a change in control, as defined in the applicable agreement, the Management Class B Time-Vesting Shares become fully vested, and the Management Class B Performance Shares vest if the Principal Shareholders receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015).

Due to certain repurchase features in the 2008 Share Plan and the terms of the applicable restricted share agreements, all restricted Class B Share grants were classified as a liability of Intelsat Global. During the year ended December 31, 2009 and the year ended December 31, 2010, we recorded compensation expense of $13.5 million and $6.8 million, respectively, related to the restricted Class B shares. During the year ended December 31, 2010 we repurchased 22,289 Class B shares at liquidation value.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

A summary of the changes in Intelsat Global’s restricted Class B Shares during the year ended December 31, 2010 is set forth below:

	Class B Executive Officers		All Other Awardees
	Shares	Intrinsic Value	Shares	Intrinsic Value
Non-vested Class B Shares at January 1, 2009	—	$—	—	$—
Class B Shares granted on May 6, 2009	480,830	$10.73	419,419	$10.73
Vested	(177,333)	$10.73	(167,500)	$10.73

Total non-vested Class B Shares at December 31, 2009	303,497	$44.44	251,919	$10.73
Shares forfeited and purchased at par value	—	$—	(12,720)	$—
Vested	(137,380)	$—	(118,328)	$—

Total non-vested Class B Shares at December 31, 2010	166,117	$61.84	120,871	$—

(iv) Class A Share Option Grants and SCAs

In connection with the adoption of the 2008 Share Plan, 707,351 Intelsat Global Class A SCAs were awarded to employees of Intelsat Global and its subsidiaries under SCAs at an exercise price of $100 per share (the “New 2008 SCAs”), and 377,795 Class A Share options were awarded to certain of our executive officers under option agreements at an exercise price of $100 per share. These awards are subject to transfer, vesting and other restrictions set forth in the various agreements. During the year ended December 31, 2010, an additional 35,700 Intelsat Global Class A SCAs were awarded to employees at an exercise price of $122.06 per share.

Class A Share Option Grants to Certain Executive Officers

These options will vest with respect to 206,070 Class A Shares based upon the achievement of certain adjusted EBITDA and revenue goals for 2010, 2011 and 2012 (and 2013 for individuals hired after the first quarter of 2008), as defined in the applicable agreements, subject to catch-up vesting upon achievement of targets in later years or if the Principal Shareholders receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015) in connection with a change in control. The adjusted EBITDA and revenue targets for 2010 were met.

We calculated compensation expense for the Class A options based on the performance-based vesting criteria specified in the applicable agreements, including the meeting of certain of the goals as of December 31, 2010. Compensation expense was based on the intrinsic value at December 31, 2010 of $61.84 per share. During the year ended December 31, 2009 and December 31, 2010, we recorded compensation expense of $0.5 million and $3.2 million, respectively, related to these Class A options.

Class A SCAs for All Other Employees

Approximately 55% of the shares subject to the New 2008 SCAs will vest based upon the achievement of certain adjusted EBITDA and revenue goals for 2010, 2011 and 2012 (and 2013 for individuals hired after the first quarter of 2008), as defined in the applicable

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

agreements, subject to catch-up vesting in certain circumstances, including upon achievement of targets in later years or if the Principal Shareholders receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015) in connection with a change in control, as defined. The adjusted EBITDA and revenue targets for 2010 were met. Approximately 45% of the shares subject to the New 2008 SCAs will vest upon the occurrence of a change in control or other realization event based upon a sliding scale of return on the Principal Shareholders’ investment from 3.3 times to 4.1 times.

Any Class A Shares held by employees as a result of the exercise of the New 2008 SCAs can be repurchased at the lesser of fair market value and the exercise price in the event of voluntary termination by the employee and other defined circumstances. Since these repurchase features enable Intelsat Global to recover the shares without transferring any appreciation in value if the employee were to terminate voluntarily, the New 2008 SCAs were not deemed to be granted. No compensation expense has been recorded in connection with these awards.

Note 6    Retirement Plans and Other Retiree Benefits

(a) Pension and Other Postretirement Benefits

We maintain a noncontributory defined benefit retirement plan covering substantially all of our employees hired prior to July 19, 2001. The cost of providing benefits to eligible participants under the defined benefit retirement plan is calculated using the plan’s benefit formulas, which take into account the participants’ remuneration, dates of hire, years of eligible service, and certain actuarial assumptions. In addition, as part of the overall medical plan, we provide postretirement medical benefits to certain current retirees who meet the criteria under the medical plan for postretirement benefit eligibility.

The defined benefit retirement plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. We expect that our future contributions to the defined benefit retirement plan will be based on the minimum funding requirements of the Internal Revenue Code and on the plan’s funded status. Recent market conditions have resulted in an unusually high degree of volatility and increased risks related to the short-term liquidity of certain investments held by our defined benefit retirement plan, which could impact the value of the plan assets after the date of these consolidated financial statements. Additionally, any significant decline in the fair value of our defined benefit retirement plan assets or other adverse changes to the significant assumptions used to determine the plan’s funded status would negatively impact its funded status and could result in increased funding in future periods. The impact on the funded status as of October 1, the plan’s annual measurement date, is determined based upon market conditions in effect when we completed our annual valuation. During the year ended December 31, 2010, we made a cash contribution to the defined benefit retirement plan of $7.3 million. We also made an additional non-cash contribution of approximately $2.3 million to the defined benefit retirement plan, whereby a credit was applied for this amount related to the defined benefit retirement plan’s funding standard carryover balance. We anticipate that our contributions to the defined benefit retirement plan in 2011 will be approximately $26.3 million. We fund the postretirement medical benefits throughout the year based on benefits paid. We anticipate that our contributions to fund postretirement medical benefits in 2011 will be approximately $4.2 million.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Healthcare Reform Act”), was signed into law in March 2010. The Healthcare Reform Act codifies health care reforms with staggered effective dates from 2010 to 2018 with many provisions in the Healthcare Reform Act requiring the issuance of additional guidance from various governmental agencies. We assessed the future impact of several of the Healthcare Reform Act’s provisions on our other postretirement benefit liability and determined that as of December 31, 2010, the impact to our consolidated balance sheets and consolidated statements of operations would be immaterial. Given the complexity of the Healthcare Reform Act, the extended time period over which the reforms will be implemented, and the unknown impact of future regulatory guidance, further financial impact to our other postretirement benefit liability and related future expense may occur.

Effective December 31, 2008, FASB ASC Topic 715, Compensation—Retirement Benefits (“FASB ASC 715”) requires an employer to measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end. On January 1, 2008, we adopted the measurement date provision under the alternative transition method, utilizing a 15-month model for transition. Accordingly, we used our September 30, 2007 valuation to project 15 months of net periodic benefit cost and recognized three-fifteenths, or $0.4 million (net of tax), of such costs as an adjustment to accumulated deficit in January 2008.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Reconciliation of Funded Status and Accumulated Benefit Obligation. Expenses for our defined benefit retirement plan and for postretirement medical benefits that are provided under our medical plan are developed from actuarial valuations. The following summarizes the projected benefit obligations, plan assets and funded status of the defined benefit retirement plan, as well as the projected benefit obligations of the postretirement medical benefits provided under our medical plan (in thousands, except percentages):

	Year Ended December 31, 2009		Year Ended December 31, 2010
	Pension Benefits	Other Post- retirement Benefits	Pension Benefits	Other Post- retirement Benefits

Change in benefit obligation
Benefit obligation at beginning of period	$341,713	$78,295	$366,840	$84,849
Service cost	2,774	781	2,905	550
Interest cost	20,706	4,810	20,882	4,930
Employee contributions	—	451	—	430
Benefits paid	(20,345)	(4,017)	(18,791)	(4,410)
Plan amendments	—	—	—	—
Curtailment	(51)	—	—	—
Actuarial (gain) loss	22,043	4,529	18,810	9,963

Benefit obligation at end of period	$366,840	$84,849	$390,646	$96,312

Change in plan assets
Plan assets at beginning of period	$181,382	$—	$208,300	$—
Employer contributions	655	3,566	7,304	3,980
Employee contributions	—	451	—	430
Actual return on plan assets	46,608	—	28,953	—
Benefits paid	(20,345)	(4,017)	(18,791)	(4,410)

Plan assets at fair value at end of period	$208,300	$—	$225,766	$—

Accrued benefit costs and funded status of the plans	$(158,540)	$(84,849)	$(164,880)	$(96,312)

Accumulated benefit obligation	$355,904		$379,590

Weighted average assumptions used to determine accumulated benefit obligation and accrued benefit costs
Discount rate	5.88%	5.95%	5.30%	5.38%
Salary rate	3.25%	—	3.25%	—
Weighted average assumptions used to determine net periodic benefit costs
Discount rate	6.27%	6.30%	5.88%	5.95%
Expected rate of return on plan assets	8.0%	—	8.0%	—
Rate of compensation increase	3.75%	—	3.25%	—
Amounts in accumulated other comprehensive loss recognized in net periodic benefit cost
Actuarial (gain) loss, net of tax	$2,509	$(2,652)	$5,852	$5,911
Prior service credits, net of tax	(107)	—	(2,184)	—

Total	$2,402	$(2,652)	$3,668	$5,911

Amounts in accumulated other comprehensive loss not yet recognized in net periodic benefit cost
Actuarial (gain) loss, net of tax	$69,178	$(251)	$75,030	$7,609
Prior service credits, net of tax	(932)	—	(824)	—

Total	$68,246	$(251)	$74,206	$7,609

Amounts in accumulated other comprehensive loss expected to be recognized in net periodic benefit cost in the subsequent year
Actuarial loss	$(3,641)	$—	$(6,862)	$—
Prior service credits	172	—	172	—

Total	$(3,469)	$—	$(6,690)	$—

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Yield curves matching our benefit obligations were derived from monthly bid-price bond data including corporate bonds and excluding bonds that are callable, make-whole, sinkable and putable as well as those for which the quoted yield-to-maturity is zero. Using this bond universe, regression analysis is used to identify the best-fitting regression curve that links yield-to-maturity providing match to data for both long and short maturities. The resulting regressed coupon yield curve is smoothly continuous along its entire length and represents an unbiased average of the observed market data and takes into account all information for both a single maturity and across all maturities.

Interest rates used in these valuations are key assumptions, including discount rates used in determining the present value of future benefit payments and expected return on plan assets, which are reviewed and updated on an annual basis. The discount rates reflect market rates for high-quality corporate bonds. We consider current market conditions, including changes in interest rates, in making assumptions. In establishing the expected return on assets assumption, we review the asset allocations considering plan maturity and develop return assumptions based on different asset classes. The return assumptions are established after reviewing historical returns of broader market indexes, as well as historical performance of the investments in the plan. Our pension plan assets are managed in accordance with an investment policy adopted by the pension committee, as discussed below.

Plan Assets. The investment policy of the Plan includes target allocation percentages of approximately 65% for investments in equity securities (49% U.S. equities and 16% non-U.S. equities) and 35% for investments in fixed income securities. There are restrictions on investment managers to prevent the concentration of investments in the securities of any one company or industry, the purchase of tax-exempt securities, direct investments in commodities and short sales and to impose other restrictions. Plan assets include investments in equity and bond funds, U.S. government securities funds and liquid reserve funds. The mutual funds in which the plans assets are invested are institutionally managed mutual funds with diversified exposures into multiple asset classes implemented with over 40 investment managers. The guidelines and objectives of the funds are congruent with the Intelsat investment policy statement.

The target and actual asset allocation of our pension plan assets was as follows:

	As of December 31, 2009		As of December 31, 2010
Asset Category	Target Allocation	Actual Allocation	Target Allocation	Actual Allocation
Equity securities	65%	67%	65%	67%
Debt securities	35%	33%	35%	33%

Total	100%	100%	100%	100%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The fair values of our pension plan assets by asset category are as follows (in thousands):

	Fair Value Measurements at December 31, 2009	Fair Value Measurements at December 31, 2010
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Quoted Prices in Active Markets for Identical Assets (Level 1)
Asset Category
Equity Securities
U.S. Large-Cap(1)	$90,280	$97,217
U.S. Small/Mid-Cap(2)	15,489	16,795
World Equity Ex-US(3)	33,606	36,339
Fixed Income Securities
Long Duration Bonds(4)	42,047	47,709
High Yield Bonds(5)	18,182	18,407
Emerging Market Fixed income (Non-US)(6)	8,345	8,968
Income earned but not yet received	351	331

Total	$208,300	$225,766

(1)	US large cap equity fund invests primarily in a portfolio of common stocks included in the S&P 500 Index, as well as other equity securities and derivative instruments whose value is derived from the performance of the S&P 500.
(2)	US small/mid cap equity fund invests primarily in a portfolio of common stocks included in the Russell 2500 Index.
(3)	World equity ex-US fund invests primarily in common stocks and other equity securities whose issuers comprise a broad range of capitalizations and are located outside of the U.S. The fund invests primarily in developed countries but may also invest in emerging markets.
(4)	Long duration bond fund seeks to duplicate the return characteristics of high quality corporate bonds with a duration range of 10-13 years. The fund’s investment strategy is designed to aid corporate pension plans with asset and liability management in order to reduce funding status volatility caused by changes in interest rates.
(5)	High yield bond fund seeks to maximize return by investing primarily in a diversified portfolio of higher yielding, lower rated fixed income securities. The fund will invest primarily in securities rated below investment grade, including corporate bonds, convertible and preferred securities and zero coupon obligations.
(6)	Emerging markets debt fund seeks to maximize return investing in fixed income securities of emerging markets issuers. The fund will invest primarily in U.S. dollar denominated debt securities of government, government-related and corporate issuers in emerging market countries, as well as entities organized to restructure the outstanding debt of such issuers.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Net periodic pension benefit costs included the following components (in thousands):

	Predecessor Entity	Successor Entity
	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
Service cost	$217	$2,277	$2,774	$2,905
Interest cost	1,621	18,569	20,706	20,882
Expected return on plan assets	(2,014)	(21,175)	(20,573)	(19,421)
Amortization of unrecognized prior service cost	(26)	—	(172)	(172)
Amortization of unrecognized net loss	18	—	—	3,641

Total benefit	(184)	(329)	2,735	7,835
Curtailment gain	—	—	(55)	—

Net periodic (benefits) costs after curtailment	$(184)	$(329)	$2,680	$7,835

We had accrued benefit costs at December 31, 2009 and 2010 of $158.5 million and $164.9 million, respectively, related to the pension benefits, of which $0.6 million was recorded within other current liabilities for both respective periods and $157.9 million and $164.3 million was recorded in other long-term liabilities, respectively. Additionally, we had accrued benefit costs at December 31, 2009 and 2010 related to the other postretirement benefits of $84.8 million and $96.3 million, respectively, of which $4.0 million and $4.2 was recorded in other current liabilities, respectively, and $80.8 million and $92.1 million was recorded in other long-term liabilities, respectively.

Net periodic other postretirement benefit costs included the following components (in thousands):

	Predecessor Entity	Successor Entity
	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
Service cost	$83	$850	$781	$550
Interest cost	387	4,570	4,810	4,930
Amortization of unrecognized prior service cost	10	—	—	—
Amortization of unrecognized net gain	(24)	—	—	—

Total costs	$456	$5,420	$5,591	$5,480

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Depending upon our actual future health care claims, our actual costs may vary significantly from those projected above. As of December 31, 2009 and December 31, 2010, the assumed health care cost trend rate was 9.0% and 8.5%, respectively. This rate is assumed to decrease gradually to 4.5% by the year 2030 and to remain at that level of annual increase thereafter. Increasing the assumed health care cost trend rate by 1% each year would increase the other postretirement benefits obligation as of December 31, 2010 by $10.3 million. Decreasing this trend rate by 1% each year would reduce the other postretirement benefits obligation as of December 31, 2010 by $8.8 million. A 1% increase or decrease in the assumed health care cost trend rate would have increased or decreased the net periodic other postretirement benefits cost for 2010 by $0.5 million.

The benefits expected to be paid in each of the next five years and in the aggregate for the five years thereafter are as follows (in thousands):

	Pension Benefits	Other Post-retirement Benefits
2011	$24,375	$4,430
2012	24,283	4,864
2013	24,002	5,272
2014	24,226	5,632
2015	24,966	6,073
2016 to 2020	135,415	36,138

Total	$257,267	$62,409

(b) Other Retirement Plans

We maintain two defined contribution retirement plans, qualified under the provisions of Section 401(k) of the Internal Revenue Code, for our employees in the United States. We recognized compensation expense for these plans of $0.5 million, $8.4 million, $9.0 million, and $5.1 million, for the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to December 31, 2008 and the years ended December 31, 2009 and 2010, respectively. We also maintain other defined contribution retirement plans in several non-U.S. jurisdictions, but such plans are not material to our financial position or results of operations.

Note 7    Receivables

Receivables were comprised of the following (in thousands):

	As of December 31, 2009	As of December 31, 2010
Service charges:
Billed	$294,105	$252,483
Unbilled	10,918	9,037
Other	10,033	10,579
Allowance for doubtful accounts	(20,517)	(21,748)

Total	$294,539	$250,351

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Unbilled service charges represent amounts earned and accrued as receivables from customers for services rendered prior to the end of the reporting period. Unbilled service charges are expected to be billed and collected within twelve months of the respective balance sheet date. Other receivables as of December 31, 2009 and 2010 include $3.3 million and $5.0 million, respectively, of receivables due from our indirect parent, Intelsat Global.

Note 8    Satellites and Other Property and Equipment

(a) Satellites and Other Property and Equipment

Satellites and other property and equipment, including a satellite utilized under a capital lease agreement, were comprised of the following (in thousands):

	As of December 31, 2009	As of December 31, 2010
Satellites and launch vehicles	$6,384,964	$7,145,919
Information systems and ground segment	377,237	429,888
Buildings and other	273,518	282,633

Total cost	7,035,719	7,858,440
Less: accumulated depreciation	(1,253,764)	(1,861,157)

Total	$5,781,955	$5,997,283

Satellites and other property and equipment, net as of December 31, 2009 and 2010 included construction-in-progress of $1.1 billion and $1.6 billion, respectively. These amounts relate primarily to satellites under construction and related launch services. Interest costs of $78.8 million and $99.4 million were capitalized during the years ended December 31, 2009 and 2010, respectively. Additionally, we recorded depreciation expense of $658.4 million and $668.5 million during the years ended December 31, 2009 and 2010, respectively.

We have entered into launch contracts for the launch of both specified and unspecified future satellites. Each of these launch contracts provides that such contract may be terminated at our option, subject to payment of a termination fee that increases in magnitude as the applicable launch date approaches. In addition, in the event of a failure of any launch, we may exercise our right to obtain a replacement launch within a specified period following our request for re-launch.

In August 2009, we purchased from Israel Aerospace Industries Ltd. its Amos-1 satellite, which is currently in inclined orbit, plus related ground assets. The satellite, with nine Ku-band transponders, had an estimated remaining useful life of 4.0 years at closing, and was purchased together with ground assets for $14.0 million, of which $7.0 million was paid at closing and the balance was to be paid over the next two years. During third quarter 2010 the first installment payment of $5.3 million was made and as of December 31, 2010, the final installment payment of $1.7 million remained payable. This satellite, which we renamed IS-24, began providing service in November 2009.

On October 29, 2009, we were selected as the successful bidder at a bankruptcy auction for the Protostar I satellite with an all cash offer of $210.0 million. The purchase of the satellite

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and related ground assets closed in December 2009. The satellite, with 16 Ku-band transponders, has an estimated remaining useful life of 15.5 years. This satellite, which was renamed IS-25, began providing service in April 2010.

In December 2009, we purchased from SKY Perfect JSAT Corporation its JCSAT-R satellite, which is currently in inclined orbit, plus related ground assets. The satellite, with 28 Ku-band transponders and 12 C-band transponders, had an estimated remaining useful life of 5.0 years at closing, and was purchased together with ground assets for $5.0 million, of which $0.5 million was paid at closing. The remaining $4.5 million was paid in January 2010. This satellite, which was renamed IS-26, began providing service in June 2010.

(b) Satellite Launches

On February 11, 2010, we successfully launched our IS-16 satellite into orbit. This satellite operates at 58.1º west longitude and primarily serves a direct-to-home customer operating in Latin America. This satellite entered into service in March 2010.

On November 26, 2010, we successfully launched our IS-17 satellite into orbit. This satellite replaces Intelsat 702 at 66º east longitude and serves programmers, government and corporate broadband customers in Europe, the Middle East, Africa, Russia and Asia. This satellite entered into service in January 2011.

(c) Satellite Health

Our satellite fleet is diversified by manufacturer and satellite type, and as a result, our fleet is generally healthy. We have experienced some technical problems with our current fleet but have been able to minimize the impact of these problems on our customers, our operations and our business in recent years. Many of these problems have been component failures and anomalies that have had little long-term impact to date on the overall transponder availability in our satellite fleet. All of our satellites have been designed to accommodate an anticipated rate of equipment failures with adequate redundancy to meet or exceed their orbital design lives, and to date, this redundancy design scheme has proven effective. After each anomaly we have generally restored services for our customers on the affected satellite, provided alternative capacity on other satellites in our fleet, or provided capacity that we purchased from other satellite operators.

2010 Anomalies

On February 1, 2010 our IS-4 satellite experienced an anomaly of its backup satellite control processor (“SCP”). The anomaly caused this satellite to be deemed unrecoverable, resulting in a net non-cash impairment charge in February 2010 of $6.5 million to write off the remaining carrying value of the satellite, which was not insured, and related deferred performance incentive obligations. Launched in 1995, IS-4 was expected to reach its end of service life later in 2010. IS-4 had previously experienced the failure of its primary SCP and was operating on its backup SCP.

On April 5, 2010, our Galaxy 15 satellite experienced an anomaly resulting in our inability to command the satellite. We transitioned all media traffic on this satellite to our Galaxy 12 satellite, which was our designated in-orbit spare satellite for the North America

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region. Galaxy 15 is a Star-2 satellite manufactured by Orbital Sciences Corporation. When the anomaly occurred there was substantial uncertainty as to our ability to recover use of the satellite and, accordingly, we recognized a $104.1 non-cash impairment charge related to Galaxy 15 during the second quarter of 2010. On December 23, 2010, we recovered command of the spacecraft and we began diagnostic testing and uploading of software updates that protect against future anomalies of this type. In February 2011, Galaxy 15 initiated a drift to 133.1°W and returned to service, initially as an in-orbit spare.

Other Significant Anomalies

On November 28, 2004, our Galaxy 27 satellite experienced a sudden anomaly in its north electrical distribution system which resulted in the loss of control of the satellite and the interruption of customer services on the satellite. Galaxy 27 is a FS 1300 series satellite manufactured by SS/L. Our engineers were able to regain command and control of Galaxy 27, and it was placed back in service, with reduced payload capacity, following operational testing. We have determined that the north electrical distribution system on Galaxy 27 and the communications capacity associated with it are not operational, and the satellite has lost redundancy in nearly all of its components. As a result, Galaxy 27 faces an increased risk of loss in the future. As of December 31, 2010, a substantial subset of Galaxy 27’s transponders, which are all powered by the south electrical distribution system, have been tested, are performing normally and are available for service to our customers. Some of these transponders are currently being used by our customers.

On January 14, 2005, our IS-804 satellite experienced a sudden and unexpected electrical power system anomaly that resulted in the total loss of the satellite. IS-804 was a Lockheed Martin 7000 series (the “LM 7000 series”) satellite, and as of December 31, 2010 we operated two other satellites in the LM 7000 series, IS-801, and IS-805. Of these two satellites, only IS-805 remains in a primary orbital role. Based on the report of the failure review board that we established with Lockheed Martin Corporation, we believe that the IS-804 failure was not likely to have been caused by an IS-804 specific workmanship or hardware element, but was most likely caused by a high current event in the battery circuitry triggered by an electrostatic discharge that propagated to cause the sudden failure of the high voltage power system. We therefore believe that although this risk exists for our other LM 7000 series satellites, the risk of any individual satellite having a similar anomaly is low.

On September 21, 2006, our IS-802 satellite experienced a reduction of electrical power capability that resulted in a degraded capability of the satellite. A substantial subset of transponders on IS-802 were subsequently reactivated and are operating normally. The anomaly review board that we established with Lockheed Martin Corporation to investigate the cause of the anomaly concluded that the IS-802 anomaly was most likely caused by an electrical short internal to the solar array harness located on the south solar array boom. The anomaly review board found that this anomaly was significantly different from previous LM 7000 series spacecraft failures and was the first failure of this type on a solar array of the LM 7000 series. We therefore believe that although this risk exists for our other LM 7000 series satellites, the risk of any individual satellite having a similar anomaly is low. On September 21, 2010 IS-802 was decommissioned after reaching its end of service life.

On June 29, 2008, our Galaxy 26 satellite experienced a sudden and unexpected electrical distribution anomaly causing the loss of a substantial portion of the satellite power generating capability and resulting in the interruption of some of the customer services on the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

satellite. Galaxy 26 is also a FS 1300 series satellite. Certain transponders continue to operate normally. However, the anomaly resulted in a reduction to the estimated remaining useful life of the satellite.

With respect to both the Galaxy 27 and Galaxy 26 anomalies, the failure review boards that we established with SS/L identified the likely root cause of the anomalies as a design flaw which is affected by a number of parameters and in some extreme cases can result in an electrical system anomaly. The design flaw also exists on IS-8. This satellite has been in service since November 1998 and has not experienced an electrical system anomaly. Along with the manufacturer, we continually monitor this problem and we have ordered a replacement for IS-8 expected to be launched in late 2012.

Other Anomalies

We have also identified three other types of common anomalies among the satellite models in our fleet, which have had an operational impact in the past and could, if they materialize, have an impact in the future. These are:

•	failure of the on-board spacecraft control processor (“SCP”) in Boeing 601 (“BSS 601”) satellites;

•	failure of the on-board XIPS used to maintain the in-orbit position of Boeing 601 High Power Series (“BSS 601 HP”) satellites; and

•	accelerated solar array degradation in early Boeing 702 (“BSS 702”) satellites.

SCP Failures. Many of our satellites use an on-board SCP to provide automatic on-board control of many operational functions. SCPs are a critical component in the operation of such satellites. Each such satellite has a backup SCP, which is available in the event of a failure of the primary SCP. Certain BSS 601 satellites have experienced SCP failures. The risk of SCP failure appears to decline as these satellites age.

As of December 31, 2010, we operated four BSS 601 satellites: HGS-3, which is utilized by a third-party, IS-2, IS-3R, and IS-26. These satellites have been identified as having heightened susceptibility to the SCP problem. IS-2 was decommissioned in January 2011. IS-3R and IS-26 have been in continuous operation since 1996 and 1997, respectively. Both primary and backup SCPs on these satellites are monitored regularly and remain fully functional. Accordingly, we believe it is unlikely that additional SCP failures will occur and we do not anticipate an interruption in business or early replacement of these satellites.

BSS 601 HP XIPS. The BSS 601 HP satellite uses XIPS as its primary propulsion system. There are two separate XIPS on each BSS 601 HP, each one of which is capable of maintaining the satellite in its orbital position. The satellite also has a completely independent bi-propellant propulsion system as a backup to the XIPS. As a result, the failure of a XIPS on a BSS 601 HP typically would have no effect on the satellite’s performance or its operating life. However, the failure of both XIPS would require the use of the backup bi-propellant propulsion system, which could result in a shorter operating life for the satellite depending on the amount of bi-propellant fuel remaining. XIPS failures do not typically result in a catastrophic failure of the satellite or affect the communications capability of the satellite.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

As of December 31, 2010, we operated four BSS 601 HP satellites, IS-5, IS-9, 1S-10 and Galaxy 13/Horizons-1. IS-5 and Galaxy 13/Horizons-1 continue to have both XIPS available as their primary propulsion system. IS-9 and IS-10 have experienced the failure of both XIPS and are operating on their backup bi-propellant systems. These two satellites are expected to be replaced by 2012. Our BSS 601 HP satellites had available bi-propellant fuel for a range of approximately two to eight years from December 31, 2010. No assurance can be given that we will not have further XIPS failures that result in shortened satellite lives. We have decommissioned three satellites that had experienced failure of both XIPS. IS-6B was replaced by IS-11 during the first quarter of 2008, Galaxy 10R was replaced by Galaxy 18 during the second quarter of 2008, and Galaxy 4R was decommissioned in March 2009.

BSS 702 Solar Arrays. All of our satellites have solar arrays that power their operating systems and transponders and recharge the batteries used when solar power is not available. Solar array performance typically degrades over time in a predictable manner. Additional power margins and other operational flexibility are designed into satellites to allow for such degradation without loss of performance or operating life. Certain BSS 702 satellites have experienced greater than anticipated degradation of their solar arrays resulting from the design of the solar arrays. Such degradation, if continued, results in a shortened operating life of a satellite or the need to reduce the use of the communications payload.

As of December 31, 2010, we operated three BSS 702 satellites, two of which are affected by accelerated solar array degradation, Galaxy 11 and IS-1R. Service to customers has not been affected, and we expect that both of these satellites will continue to serve customers until we replace or supplement them with new satellites. Along with the manufacturer, we continually monitor the problem to determine its cause and its expected effect. Due to this continued degradation, Galaxy 11’s estimated end of service life is April 2015 and IS-1R’s estimated end of service life is February 2016. IS-1R is currently operating in a secondary orbital role. Galaxy 11 is currently operating in a primary orbital role, bridging service until the arrival of the New Dawn satellite, which is scheduled to enter service in the second quarter of 2011. The third BSS 702 satellite that we operated as of December 31, 2010, Galaxy 3C, was launched after the solar array anomaly was identified, and it has a substantially different solar array design intended to eliminate the problem. This satellite has been in service since September 2002 and has not experienced similar degradation problems.

Note 9    Investments

In June 2009, the FASB issued authoritative guidance on VIEs, which was subsequently codified into FASB ASC Topic 810, Consolidation (“FASB ASC 810”), with the issuance of ASU 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“ASU 2009-17”). ASU 2009-17 revises the previous methodology used to determine the primary beneficiary of a VIE. Historically, the analysis was primarily quantitative and contained certain considerations of qualitative factors. FASB ASC 810 eliminates the quantitative approach for determining the primary beneficiary of a VIE and revises the guidance to employ a more qualitative approach to analyzing a VIE, including consideration of the substance of the VIE as well as assessing the underlying factors driving the economics of the VIE. Additionally, the revised guidance requires an ongoing assessment of whether an entity is the primary beneficiary and includes additional disclosure requirements, which are included below, including further description and explanation as to how an entity

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determined the primary beneficiary of the VIE. Under FASB ASC 810, the primary beneficiary is the entity that consolidates a VIE. We adopted FASB ASC 810 in the first quarter of 2010 and its application did not have a material impact on our consolidated financial statements.

We have ownership interests in a number of entities which met the criteria of a VIE, including WildBlue Communications Inc. (“WildBlue”), which was disposed of during the fourth quarter of 2009 as discussed below, Horizons-1, Horizons-2 and WP Com, as defined below. We have a greater than 50% controlling ownership and voting interest in New Dawn and therefore consolidate the New Dawn joint venture. We had a noncontrolling ownership interest of approximately 28% in WildBlue in 2009 and accordingly did not consolidate WildBlue. Horizons-1 and Horizons-2, as well as WP Com, are discussed in further detail below, including our analyses of the primary beneficiary determination as required under FASB ASC 810.

(a) WildBlue Communications, Inc.

Prior to December 15, 2009 we had a noncontrolling ownership interest of approximately 28% in WildBlue, a company offering broadband Internet access services in the continental United States via Ka-band satellite capacity. We accounted for our investment using the equity method of accounting. On December 15, 2009, we sold our ownership interest in WildBlue to Viasat Inc. through a non-cash transaction whereby we exchanged our interest in WildBlue for shares of Viasat Inc. common stock. During the first quarter of 2010, we sold all of our shares of Viasat Inc. common stock for $28.6 million, and recorded a $1.3 million gain on the sale within our consolidated statement of operations during the year ended December 31, 2010.

(b) Horizons-1 and Horizons-2

We have a joint venture with JSAT International, Inc. (“JSAT”), a leading satellite operator in the Asia-Pacific region. The joint venture is named Horizons Satellite Holdings, LLC (“Horizon Holdings”), and consists of two investments: Horizons-1 Satellite LLC (“Horizons-1”) and Horizons-2 Satellite LLC (“Horizons-2”). We provide certain services to the joint venture and utilize capacity from the joint venture.

Under FASB ASC 810, we are required to reassess the primary beneficiary determination of Horizon Holdings on a recurring basis, as well as consider more qualitative factors when considering the primary beneficiary. Upon inception of the joint venture, we originally concluded that we were not the primary beneficiary of the joint venture and therefore did not consolidate Horizon Holdings. The assessment considered both quantitative and qualitative factors surrounding the joint venture, including which entity was more exposed to risk of loss or gain as well as other factors such as whether one partner of the joint venture had more voting power or other control of the joint venture. Horizons Holdings is set up with a joint 50/50 share of management authority as well as an equal share of the profits and revenues from Horizons-1 and Horizons-2. Therefore the equal share of quantitative and qualitative rights from the joint venture alone was not persuasive in defining a primary beneficiary. However, JSAT guarantees the payment of the debt at Horizons Holdings which was incurred to finance the construction of the Horizons-2 satellite. As a result, it was determined that we were not the primary beneficiary and would not consolidate Horizons Holdings. Rather, our investment is accounted for using the equity method of accounting. Subsequent to inception, there have been no events or revisions

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to the joint venture which would change our primary beneficiary determination. As of December 31, 2010, we continue to believe that we are not the primary beneficiary of the VIE and therefore we have not consolidated Horizons Holdings.

Horizons-1 owns and operates the Ku-band portion of the Horizons-1 satellite in the fixed satellite services sector, offering service to customers in the Asia-Pacific region. Through our investment in Horizons Holdings, we have an indirect 50% ownership interest in Horizons-1, an investment which is accounted for under the equity method of accounting. Our share of the results of Horizons-1 is included in other income (expense), net in the accompanying consolidated statements of operations and was income of $0.02 million, $0.2 million, $0.2 million and $0.2 million for the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to December 31, 2008, and the years ended December 31, 2009 and 2010, respectively. The investment balance of $12.6 million and $9.8 million as of December 31, 2009 and 2010, respectively, was included within other assets in the accompanying consolidated balance sheets.

During the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to December 31, 2008 and the years ended December 31, 2009 and 2010, we recorded expenses of $0.3 million, $3.5 million, $3.8 million and $3.7 million, respectively, in relation to the utilization of Ku-band satellite capacity from Horizons-1. Additionally, we provide TT&C and administrative services for the Horizons-1 satellite. We recorded revenue for these services of $0.1 million, $0.6 million, $0.6 million and $0.6 million during the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to December 31, 2008 and the years ended December 31, 2009 and 2010, respectively.

We also have a revenue share agreement with JSAT related to services sold on the Horizons-1 satellite. We are responsible for the billing and collecting for all such services sold, but recognize revenue on a net basis. The payable due to JSAT was $1.8 million and $1.9 million as of December 31, 2009 and 2010, respectively.

On August 1, 2005, Intelsat Corp formed a second satellite joint investment with JSAT to build and launch a Ku-band satellite, Horizons–2. The Horizons-2 satellite was launched in December 2007 and placed into service in February 2008. Similar to the Horizons-1 joint venture, we share an indirect 50/50 ownership and voting interest in Horizons-2 with JSAT through our investment in Horizon Holdings. However, unlike Horizons-1, JSAT guarantees the payment of debt for the Horizons-2 joint venture.

The total future joint investment obligation in Horizons-2 is estimated to be $100.7 million as of December 31, 2010, of which each of the joint venture partners is required to fund their 50% share. Our share of the results of Horizons-2 is included in other income (expense), net in the accompanying consolidated statements of operations and was income of $0.3 million during the successor period February 1, 2008 to December 31, 2008 and for each of the years ended December 31, 2009 and 2010. As of December 31, 2009 and 2010, the investment balance of $75.3 million and $71.0 million, respectively, was included within other assets in the accompanying consolidated balance sheets.

In connection with our investment in Horizons-2, we entered into a capital contribution and subscription agreement in August 2005, which requires us to fund our 50% share of the amounts due under Horizons-2’s loan agreement with a third-party lender. Pursuant to this

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

agreement, we made contributions of $12.2 million during each of the years ended December 31, 2009 and 2010. We have entered into a security and pledge agreement with a third-party lender and, pursuant to this agreement, granted a security interest in our contribution obligation to the lender. Therefore, we have recorded this obligation as an indirect guarantee. We recorded a liability of $12.2 million within accrued liabilities as of December 31, 2009 and 2010, and a liability of $48.8 million and $36.6 million within other long-term liabilities as of December 31, 2009 and 2010, respectively, in the accompanying consolidated balance sheets.

We provide TT&C and administrative services for the Horizons-2 satellite. We did not receive any revenue for these services during the predecessor period January 1, 2008 to January 31, 2008. We recorded revenue for these services of $0.7 million, $0.8 million and $0.8 million during the successor period February 1, 2008 to December 31, 2008 and the years ended December 31, 2009 and 2010, respectively. During the successor period February 1, 2008 to December 31, 2008 and the years ended December 31, 2009 and 2010, we recorded expenses of $6.9 million, $7.1 million and $6.9 million, respectively, in relation to the utilization of satellite capacity for the Horizons-2 satellite.

We also have a revenue share agreement with JSAT related to services sold on the Horizons-2 satellite. We are responsible for the billing and collecting for all such services sold, but recognize revenue on a net basis. The amount payable to JSAT was $1.8 million and $1.5 million as of December 31, 2009 and 2010, respectively.

(c) New Dawn

In June 2008, we entered into a project and shareholders’ agreement (the “New Dawn Project Agreement”) with Convergence Partners pursuant to which New Dawn, a Mauritius company in which we have a 74.9% indirect ownership interest and Convergence Partners has a 25.1% noncontrolling ownership interest, intends to procure and launch a new satellite to provide satellite transponder services to customers in Africa. We currently expect the satellite to be launched during the first quarter of 2011.

New Dawn entered into a secured loan financing arrangement, which is non-recourse to New Dawn’s shareholders, including us and our wholly-owned subsidiaries, beyond the shareholders’ scheduled capital contributions, on December 5, 2008 to obtain $215.0 million of financing to fund a portion of the cost of construction and launch of the new satellite (see Note 11—Long-Term Debt). In addition, we and Convergence Partners have agreed to make certain capital contributions to New Dawn in proportion to our respective ownership interests in New Dawn to fund a portion of these costs. Total equity contributions during 2009 and 2010 were $1.5 million and $4.5 million, respectively, of which $1.1 million and $3.4 million were attributable to us with the remaining $0.4 million and $1.1 million contributed by Convergence Partners. New Dawn and its subsidiaries are unrestricted subsidiaries for purposes of applicable indentures and credit agreements of ours and our wholly-owned subsidiaries.

We have agreed to provide sales and marketing services, engineering and administrative support services, and have agreed to perform satellite-related consulting and technical services for New Dawn. The services include the provision of program management services with respect to the satellite and launch vehicle construction programs as well as TT&C

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

services for the new satellite. In addition, for a fee of $15.0 million together with assumption of continuing payment obligations, we assigned New Dawn a launch service contract to provide for the launch of the New Dawn satellite.

Convergence Partners has at its option the ability to require us to buy its ownership interest at fair value subsequent to the operations of New Dawn’s assets for a period as defined in the New Dawn Project Agreement. As a result of this option, as of each balance sheet date, we have reflected within mezzanine equity the estimated amount that we would pay to Convergence Partners as if the option was exercised. This amount reflects the fair value analysis we performed at December 31, 2010, which resulted in a $10.9 million increase in the fair value. The $10.9 million change in fair value is shown as a reduction in our paid-in capital at December 31, 2010. We have assessed the significance of the Level 3 inputs to the overall valuation and have concluded that the valuation in its entirety is classified in Level 3 of the fair value hierarchy (see Note 2—Significant Accounting Policies).

We consolidated New Dawn within our consolidated financial statements, net of eliminating entries. Additionally, we accounted for the percentage interest in New Dawn owned by Convergence Partners as a noncontrolling interest. We recorded the transaction in accordance with the guidance provided under FASB ASC 480 specifically related to the classification and measurement of redeemable securities.

(d) WP Com

We have formed a joint venture with Corporativo W. Com S. de R.L. de C.V. (“Corporative”) named WP Com, S. de R.L. de C.V. (“WP Com”). We own 49% of the voting equity shares and 88% of the economic interest in WP Com and Corporativo owns the remaining 51% of the voting equity shares. PanAmSat de Mexico, S. de R.L. de C.V. (“PAS de Mexico”) is a subsidiary of WP Com, 99.9% of which is owned by WP Com, with the remainder of the equity interest split between us and Corporativo. We formed WP Com to enable us to operate in Mexico, and PAS de Mexico acts as a reseller of our satellite services to customers in Mexico. Profits and losses of WP Com are allocated to the joint venture partners based upon the voting equity shares.

We have determined that this joint venture meets the criteria of a VIE under FASB ASC 810. In accordance with FASB ASC 810, we evaluated this joint venture to determine the primary beneficiary. We have concluded that we are the primary beneficiary because we influence the underlying business drivers of PAS de Mexico, including by acting as the sole provider for satellite services that PAS de Mexico resells. Furthermore, we have modified our pricing for these services to ensure that PAS de Mexico continues to operate in the Mexican market. Corporativo does not fund any of the operating expenses of PAS de Mexico. Thus, we have consolidated WP Com within our consolidated financial statements and we have accounted for the percentage interest in the voting equity of WP Come owned by Corporativo as a noncontrolling interest, which is included in the equity section of our consolidated balance sheet in accordance with FASB ASC 810.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Note 10    Goodwill and Other Intangible Assets

The carrying amounts of goodwill and acquired intangible assets not subject to amortization consist of the following (in thousands):

	As of December 31, 2009	As of December 31, 2010
Goodwill	$6,780,827	$6,780,827
Trade name	70,400	70,400
Orbital locations	2,387,700	2,387,700

We account for goodwill and other non-amortizable intangible assets in accordance with FASB Accounting Standards Codification (ASC) 350, and have deemed these assets to have indefinite lives. Therefore, these assets are not amortized but are tested on an annual basis for impairment during the fourth quarter, or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. The following is a discussion of our impairment analysis and methodology:

Goodwill . We follow a two-step process to evaluate if a potential impairment exists to our recorded amounts of goodwill and tradename. The first step of the process is to compare the reporting unit’s fair value to its carrying value, including goodwill. In the event the carrying value of our reporting unit exceeds its fair value, goodwill is considered impaired and the second step is required. The second step requires us to calculate a hypothetical purchase allocation to compare the current implied fair value of the goodwill to the current carrying value of the goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value over the aggregate fair values of the individual assets, liabilities and identifiable intangibles, as if they were being acquired in a business combination. If the implied fair value of goodwill as described above exceeds recorded goodwill, there is no impairment. If the recorded goodwill exceeds the implied fair value, an impairment charge would be recorded for the excess. Furthermore, an impairment loss cannot exceed the amount of goodwill assigned to a reporting unit. After recognizing the impairment loss, the corresponding loss establishes a new basis in the goodwill. Subsequent reversals of goodwill impairment losses are not permitted under applicable accounting standards.

We determined the estimated fair value of our reporting unit using discounted cash flow analysis, along with independent source data related to comparative market multiples and, when available, recent transactions which are all considered Level 3 inputs within the fair value hierarchy under FASB ASC 820. The discounted cash flows were derived from a five-year projection of revenues and expenses plus a residual value, with the resulting projected cash flows discounted at an appropriate weighted average cost of capital. The analysis, which was completed in the fourth quarter of 2010, did not result in an impairment of our goodwill intangible, and there is no accumulated impairment.

Trade name. We have implemented the relief from royalty method to determine the estimated fair value of the Intelsat trade name. The relief from royalty analysis is comprised of two major steps: i) a determination of the hypothetical royalty rate, and ii) the subsequent application of the royalty rate to projected revenue. In determining the hypothetical royalty rate utilized in the relief from royalty approach, we considered comparable license agreements,

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

operating earnings benchmark rule of thumb, an excess earnings analysis to determine aggregate intangible asset earnings, and other qualitative factors which are all considered Level 3 inputs within the fair value hierarchy under FASB ASC 820. Based on our analysis, the fair value of the Intelsat trade name as of the fourth quarter of 2010 was not impaired.

Orbital Locations. We are authorized by governments to operate satellites at certain orbital locations – i.e., longitudinal coordinates along the Clarke Belt. The Clarke Belt is the part of space approximately 42,165 kilometers above the plane of the equator where geostationary orbit may be achieved. Various governments acquire rights to these orbital locations through filings made with the International Telecommunication Union (the “ITU”), a sub-organization of the United Nations. We will continue to have rights to operate at our orbital locations so long as we maintain our authorizations to do so.

We determined the estimated fair value of our right to operate at orbital locations using the build up method to determine the cash flows for the income approach, with the resulting projected cash flows discounted at an appropriate weighted average cost of capital. In instances where the build up method did not generate positive value for the right to operate at an orbital location, but the right was expected to generate revenue, we assigned a value based upon independent source data for recent transactions of similar orbital locations which are all considered Level 3 inputs within the fair value hierarchy under FASB ASC 820. The analysis, which was completed in the fourth quarter of 2010, did not result in an impairment of our orbital slots.

During the first quarter of 2009, the credit markets continued to experience difficulties, with new debt issuances being priced at significantly higher effective interest rates as compared to the pricing of debt issuances completed in prior periods. The higher effective interest rates reflected, in our view, higher discounts being applied in the valuation of companies generally, and were therefore considered by us to be an indicator of potential impairment to the fair value of our right to operate at orbital locations. The higher interest rates resulted in an increase to our weighted average cost of capital, and led to our recognizing a non-cash impairment charge of $499.1 million in the first quarter of 2009.

The carrying amount and accumulated amortization of acquired intangible assets subject to amortization consisted of the following (in thousands):

	As of December 31, 2009			As of December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Backlog and other	$743,760	$(270,905)	$472,855	$743,760	$(376,455)	$367,305
Customer relationships	534,030	(28,366)	505,664	534,030	(53,017)	481,013
Technology	2,700	(2,620)	80	2,700	(2,700)	—

Total	$1,280,490	$(301,891)	$978,599	$1,280,490	$(432,172)	$848,318

Intangible assets are amortized based on the expected pattern of consumption. As of December 31, 2010, backlog and other, customer relationships and technology had weighted-average useful lives of four years, thirteen years and two years, respectively. We recorded amortization expense of $7.8 million, $156.2 million, $145.7 million and $130.3 million for the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to December 31, 2008 and for the years ended December 31, 2009 and 2010, respectively.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Scheduled amortization charges for the intangible assets over the next five years are as follows (in thousands):

Year	Amount
2011	$105,451
2012	91,781
2013	82,311
2014	68,231
2015	60,215

In the first quarter of 2009, the FASB revised FASB ASC 350 to provide additional guidance for determining the useful life of intangible assets. The revised guidance provides that we are required to disclose on an interim and annual basis our policy related to the renewal or extension of the term of our intangible assets. Our policy is to expense all costs incurred to renew or extend the terms of our intangible assets. The renewal expenses for the year ended December 31, 2010 were immaterial to our consolidated results of operations.

Note 11    Long-Term Debt

The carrying amounts and fair values of our notes payable and long-term debt were as follows (in thousands):

	As of December 31, 2009		As of December 31, 2010
	Amount	Fair Value	Amount	Fair Value
Intelsat S.A.:
6.5% Senior Notes due November 2013	$353,550	$328,802	$353,550	$368,152
Unamortized discount on 6.5% Senior Notes	(92,653)	—	(73,687)	—
7.625% Senior Notes due April 2012	485,841	478,553	485,841	510,133
Unamortized discount on 7.625% Senior Notes	(71,932)	—	(43,757)	—

Total Intelsat S.A. obligations	674,806	807,355	721,947	878,285

Intelsat Luxembourg:
11.25% Senior Notes due February 2017	2,805,000	2,812,013	2,805,000	3,064,463
11.5% / 12.5% Senior PIK Election Notes due February 2017	2,149,991	2,106,991	2,427,138	2,675,919

Total Intelsat Luxembourg obligations	4,954,991	4,919,004	5,232,138	5,740,382

Intelsat Jackson:
11.25% Senior Notes due June 2016	1,048,220	1,132,078	1,048,220	1,129,457
Unamortized premium on 11.25% Senior Notes	5,619	—	4,990	—
11.5% Senior Notes due June 2016	284,595	306,651	284,595	305,940
9.5% Senior Notes due June 2016	701,913	751,047	701,913	740,518
9.25% Senior Notes due June 2016	55,035	55,794	55,035	59,509
Senior Unsecured Credit Facilities due February 2014	195,152	176,515	195,152	185,161
New Senior Unsecured Credit Facilities due February 2014	810,876	733,437	810,876	769,359
8.5% Senior Notes due November 2019	500,000	513,750	500,000	543,750
Unamortized discount on 8.5% Senior Notes	(4,119)	—	(3,845)	—
7.25% Senior Notes due October 2020	—	—	1,000,000	1,010,000

Total Intelsat Jackson obligations	3,597,291	3,669,272	4,596,936	4,743,694

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

	As of December 31, 2009		As of December 31, 2010
	Amount	Fair Value	Amount	Fair Value
Intermediate Holdco:
9.25% Senior Discount Notes due February 2015	4,516	4,640	4,545	4,681
9.5% Senior Discount Notes due February 2015	477,385	490,513	481,020	495,451

Total Intermediate Holdco obligations	481,901	495,153	485,565	500,132

	As of December 31, 2009		As of December 31, 2010
	Amount	Fair Value	Amount	Fair Value
Intelsat Sub Holdco:
8.5% Senior Notes due January 2013	883,346	901,013	850,346	852,472
8.875% Senior Notes due January 2015	681,012	703,145	681,012	699,740
Senior Secured Credit Facilities due July 2013	334,408	317,420	330,960	328,478
8.875% Senior Notes due January 2015, Series B	400,000	413,000	400,000	411,000
Unamortized discount on 8.875% Senior Notes	(73,759)	—	(63,050)	—
Capital lease obligations	191	191	—	—
7% Note payable to Lockheed Martin Corporation	5,000	5,000	—	—

Total Intelsat Sub Holdco obligations	2,230,198	2,339,769	2,199,268	2,291,690

New Dawn:
Senior Secured Debt Facility	72,652	72,652	84,773	84,773
Mezzanine Facility Term Loan	42,137	42,137	62,819	62,819

New Dawn obligations	114,789	114,789	147,592	147,592

Intelsat Corp:
Senior Secured Credit Facilities due January 2014	1,733,391	1,630,427	1,715,522	1,709,517
Unamortized discount on Senior Secured Credit Facilities	(10,785)	—	(8,361)	—
Senior Secured Credit Facilities due July 2012	204,648	195,644	133,466	132,305
9.25% Senior Notes due August 2014	658,119	676,217	111,833	115,333
9.25% Senior Notes due June 2016	580,719	599,592	580,719	627,177
6.875% Senior Secured Debentures due January 2028	125,000	104,688	—	—
Unamortized discount on 6.875% Senior Secured Debentures	(24,369)	—	—	—

Total Intelsat Corp obligations	3,266,723	3,206,568	2,533,179	2,584,332

Total Intelsat S.A. long-term debt	15,320,699	$15,551,910	15,916,625	$16,886,107

Less:
Current portion of capital lease obligations	191		—
Current portion of long-term debt	97,498		94,723

Total current portion	97,689		94,723

Total long-term debt, excluding current portion	$15,223,010		$15,821,902

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The fair value for publicly traded instruments is determined using quoted market prices and, for non-publicly traded instruments, fair value is based upon composite pricing from a variety of sources, including market leading data providers, market makers, and leading brokerage firms. Substantially all of the inputs used to determine the fair value are classified as Level 1 inputs within the fair value hierarchy from FASB ASC 820, except our senior secured credit facilities, the inputs for which are classified as Level 2. The fair values of the New Dawn obligations and the note payable to Lockheed Martin Corporation approximate their respective book values.

Required principal repayments of long-term debt, excluding payments on capital lease obligations, over the next five years and thereafter as of December 31, 2010 are as follows (in thousands):

Year	Amount
2011	$94,723
2012	574,618
2013	1,561,216
2014	2,801,240
2015	1,594,880
2016 and thereafter	9,477,658

Total	$16,104,335

2011 Reorganization and 2011 Refinancing

On January 12, 2011, certain of our subsidiaries completed a series of internal transactions and related steps that reorganized the ownership of our assets among our subsidiaries and effectively combined the legacy businesses of Intelsat Sub Holdco and Intelsat Corp in order to simplify our operations and enhance our ability to transact business in an efficient manner. Also on January 12, 2011, Intelsat Jackson entered into a Credit Agreement (the “Intelsat Jackson Secured Credit Agreement”), and borrowed $3.25 billion under a term loan facility. Part of the net proceeds of the term loan, amounting to $2.4 billion, were contributed or loaned to Intelsat Corp, which used such funds to repay its existing indebtedness under Intelsat Corp’s senior secured facilities and to redeem Intelsat Corp’s 9 1/4% Senior Notes due 2016. Separately, Intelsat Corp also redeemed all of its 9 ¼% Senior Notes due 2014 (the “2014 Corp Notes”) and its 6 7/8% Senior Secured Debentures due 2028 (the “2028 Corp Notes”). In addition, Intelsat Jackson contributed approximately $330.2 million of the net proceeds of the new term loan to Intelsat Sub Holdco to repay all existing indebtedness under Intelsat Sub Holdco’s senior secured credit facilities. The entry into the Intelsat Jackson Secured Credit Agreement, the repayment of the existing indebtedness of Intelsat Corp and the repayment of all the secured existing indebtedness of Intelsat Sub Holdco are referred to collectively as the 2011 Refinancing. In connection with the 2011 Refinancing, certain of our interest rate swaps were assigned by Intelsat Sub Holdco and Intelsat Corp to Intelsat Jackson, and are now secured by a first priority security interest in the collateral that also secures obligations under the Intelsat Jackson Secured Credit Agreement. Additionally, in connection with the 2011 Refinancing, we will recognize a loss on early extinguishment of debt in January 2011 of $87.9 million, which is driven by the difference between the carrying value of the Intelsat Corp and Intelsat Sub Holdco debt repaid and the total cash amount paid (including related fees), and a write-off of unamortized debt discounts and debt issuance costs.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The Proposed Redemptions

On February 16, 2011, Intelsat S.A. issued a notice of redemption stating that it intends to redeem all of the $485,841,000 aggregate principal amount outstanding of the 2012 Intelsat S.A. Notes, and Intelsat Sub Holdco issued a notice of partial redemption stating that it intends to redeem $225 million aggregate principal amount of the 2013 Sub Holdco Notes. These redemptions, which are expected to occur on March 18, 2011, are referred to collectively as the Proposed Redemptions. The Proposed Redemptions are expected to be funded with cash on hand, primarily from the excess proceeds received by Intelsat Jackson from the new term loan discussed above under—The 2011 Refinancing and from the issuance of the 2020 Jackson Notes defined below under—2010 Debt Transactions. After the partial redemption of the 2013 Sub Holdco Notes, approximately $625,346,000 aggregate principal amount of the 2013 Sub Holdco Notes is expected to remain outstanding.

2010 Consent Solicitation

On April 21, 2010, Intelsat S.A. completed a consent solicitation that resulted in the amendment of certain terms of the indenture governing the 2012 Intelsat S.A. Notes and Intelsat S.A.’s 6 1/2% Senior Notes due 2013. The most significant amendments replaced the limitation on secured debt covenant, which limited secured debt of Intelsat S.A. and its restricted subsidiaries to 15% of their consolidated net tangible assets (subject to certain exceptions), with a new limitation on liens covenant, which generally limits such secured debt to two times the adjusted EBITDA of Intelsat S.A. plus certain general baskets (subject to certain exceptions), and made certain corresponding changes to the sale and leaseback covenant as a result of the addition of the new limitation on liens covenant. As consideration, Intelsat S.A. paid the consenting holders of such notes a consent payment equal to 2% of the outstanding principal amount of notes held by such holders that totaled approximately $15.4 million, which was capitalized and will be amortized over the remaining terms of the notes

Description of Indebtedness

(a) Intelsat S.A.

Senior Notes due 2013

Intelsat S.A. had $353.6 million in aggregate principal amount of Senior Notes due 2013 (the “2013 Senior Notes”) outstanding at December 31, 2010. These notes bear interest at 6  1/2% annually and mature in November 2013.

Interest is payable on the 2013 Senior Notes semi-annually on May 1 and November 1 of each year. Intelsat S.A. may redeem some or all of the 2013 Senior Notes at any time at the redemption prices set forth in the 2013 Senior Notes. Intelsat S.A. may also redeem the outstanding 2013 Senior Notes in whole in the event of certain tax changes affecting the senior notes, as set forth in the indenture governing the 2013 Senior Notes. The 2013 Senior Notes are senior unsecured obligations of Intelsat S.A. and rank equally with Intelsat S.A.’s other senior unsecured indebtedness.

Senior Notes due 2012

Intelsat S.A. had $485.8 million in aggregate principal amount of Senior Notes due 2012 (the “2012 Intelsat S.A. Notes”) outstanding at December 31, 2010. These notes bear interest at 7  5/8% annually and mature in April 2012. Interest is payable on the 2012 Intelsat S.A. Notes

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

semi-annually on April 15 and October 15 of each year. Intelsat S.A. may redeem some or all of the 2012 Intelsat S.A. Notes at any time at the redemption prices set forth in the 2012 Intelsat S.A. Notes. Intelsat S.A. may also redeem the outstanding 2012 Intelsat S.A. Notes in whole in the event of certain tax changes affecting the 2012 Intelsat S.A. Notes, as set forth in the indenture governing the 2012 Intelsat S.A. Notes. The 2012 Intelsat S.A. Notes are senior unsecured obligations of Intelsat S.A. and rank equally with Intelsat S.A.’s other senior unsecured indebtedness.

(b) Intelsat Luxembourg

Senior Notes due 2017

Intelsat Luxembourg had $2.8 billion in aggregate principal amount of Senior Notes due 2017 (the “2017 Senior Notes”) outstanding at December 31, 2010. These notes bore interest at 7 7/8% on and prior to August 4, 2008, and bear interest at 11 1/4% after August 4, 2008. The notes mature in February of 2017. Interest is payable on the 2017 Senior Notes semi-annually on August 15 and February 15 of each year. The 2017 Senior Notes are senior unsecured obligations of Intelsat Luxembourg and rank equally with Intelsat Luxembourg’s other senior unsecured indebtedness. The 2017 Senior Notes are guaranteed by Intelsat S.A.

Senior PIK Election Notes due 2017

Intelsat Luxembourg had $2.4 billion in aggregate principal amount of Senior PIK Election Notes due 2017 (the “2017 PIK Notes”) outstanding at December 31, 2010. The notes mature in February of 2017. Interest on the 2017 PIK Notes is payable semi-annually on August 15 and February 15 of each year. The 2017 PIK Notes are senior unsecured obligations of Intelsat Luxembourg and rank equally with Intelsat Luxembourg’s other senior unsecured indebtedness. The 2017 PIK Notes are guaranteed by Intelsat S.A.

Intelsat Luxembourg may, at its option, elect to pay interest on the 2017 PIK Notes (i) entirely in cash, (ii) entirely in payment-in-kind (“PIK”) interest or (iii) 50% in cash and 50% in PIK interest, through February 15, 2013. After February 15, 2013, interest on the 2017 PIK Notes will be payable in cash. Cash interest on the 2017 PIK Notes accrued at the rate of 7.53% on and prior to August 4, 2008, and accrues at 11 1/2% after August 4, 2008. If we elect to pay in PIK interest, the applicable PIK interest rate will be the cash pay interest rate in effect during the period plus 100 basis points. If we elect to pay any PIK interest, we will either increase the principal amount of the outstanding 2017 PIK Notes or issue new 2017 PIK Notes to holders of the 2017 PIK Notes in an amount equal to the amount of PIK interest for the applicable interest payment period.

We made elections to pay interest on the 2017 PIK Notes 50% in cash and 50% in PIK interest for the interest period August 16, 2010 through February 14, 2011. We elected to pay interest on the 2017 PIK Notes for the interest period February 15, 2011 through August 15, 2011 entirely in cash.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(c) Intelsat Jackson

11   1/4% Senior Notes due 2016 and 11  1/2% Senior Notes due 2016

Intelsat Jackson had $1.0 billion in aggregate principal amount of its 11 1/4% Senior Notes due 2016 (the “2016 Notes”) and $284.6 million in aggregate principal amount of its 11 1/2% Senior Notes due 2016 (the “New 2016 Notes”) outstanding at December 31, 2010. The 2016 Notes and the New 2016 Notes are guaranteed by Intelsat S.A.

Interest is payable on both the 2016 Notes and the New 2016 Notes (collectively, the “Intelsat Jackson Senior Notes”) semi-annually on June 15 and December 15. Intelsat Jackson may redeem some or all of the Intelsat Jackson Senior Notes at any time prior to June 15, 2011 at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the respective notes. Thereafter, Intelsat Jackson may redeem some or all of the respective notes at the applicable redemption prices set forth in the respective notes. The Intelsat Jackson Senior Notes are senior unsecured obligations of Intelsat Jackson and rank equally with Intelsat Jackson’s other senior unsecured indebtedness.

9   1/4% Senior Notes due 2016 and 9  1/2% Senior Notes due 2016

Intelsat Jackson had $55.0 million in aggregate principal amount of its 9 1/4% Senior Notes due 2016 (the “2016 Guaranteed Notes”) and $701.9 million in aggregate principal amount of its 9 1/2% Senior Notes due 2016 (the “New 2016 Guaranteed Notes”) outstanding at December 31, 2010. The 2016 Guaranteed Notes and the New 2016 Guaranteed Notes are guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Sub Holdco and certain of its subsidiaries.

Interest is payable on both the 2016 Guaranteed Notes and the New 2016 Guaranteed Notes (collectively, the “Intelsat Jackson Guaranteed Notes”) semi-annually on June 15 and December 15. Intelsat Jackson may redeem some or all of the Intelsat Jackson Guaranteed Notes at any time prior to June 15, 2011 at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the respective notes. Thereafter, Intelsat Jackson may redeem some or all of the respective notes at the applicable redemption prices set forth in the respective notes. The Intelsat Jackson Guaranteed Notes are senior unsecured obligations of Intelsat Jackson and rank equally with Intelsat Jackson’s other senior unsecured indebtedness.

8   1/2% Senior Notes due 2019

Intelsat Jackson had $500.0 million in aggregate principal amount of its 8 1/2% Senior Notes due 2019 (the “2019 Jackson Notes”) outstanding at December 31, 2010. The 2019 Notes are guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Sub Holdco and certain of its subsidiaries.

Interest is payable on the 2019 Jackson Notes semi-annually on May 1 and November 1. Intelsat Jackson may redeem some or all of the 2019 Notes at any time prior to November 1, 2014 at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the respective notes. Thereafter, Intelsat Jackson may redeem some or all of the respective notes at the applicable redemption prices set forth in the respective notes.

The 2019 Notes are senior unsecured obligations of Intelsat Jackson and rank equally with Intelsat Jackson’s other senior unsecured indebtedness.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

7 1/4% Senior Notes due 2020

Intelsat Jackson had $1.0 billion in aggregate principal amount of its 7 1/4% Senior Notes due 2020 (the “2020 Jackson Notes”) outstanding at December 31, 2010. The 2020 Jackson Notes are guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Sub Holdco and certain of its subsidiaries.

Interest is payable on the 2020 Jackson Notes semi-annually on April 15 and October 15. With the exception of the two options stated below, the Notes shall not be redeemable prior to October 15, 2015. Thereafter, Intelsat Jackson may redeem some or all of the respective notes at the applicable redemption prices set forth in the respective notes.

Intelsat Jackson may redeem some or all of the 2020 Notes at any time prior to October 15, 2015 at a price equal to 100% of the principal amount thereof plus the applicable premium described in the respective notes. Or Intelsat Jackson may redeem at its option some or all of the 2020 Notes at any time prior to October 15, 2013 for up to 35% of the aggregate principal amount of the Notes under the conditions set forth in the respective notes.

Intelsat Jackson Senior Unsecured Credit Agreement

Intelsat Jackson has a senior unsecured credit facility consisting of a senior unsecured term loan facility due 2014 with $195.2 million outstanding at December 31, 2010. As discussed above, pursuant to the Intelsat Bermuda Transfer, the Intelsat Jackson Senior Unsecured Credit Agreement was transferred to Intelsat Jackson, and Intelsat Bermuda executed a supplemental agreement pursuant to which it became a guarantor of the Intelsat Jackson Senior Unsecured Credit Agreement.

Borrowings under the Intelsat Jackson Senior Unsecured Credit Agreement bear interest at either (i) London Interbank Offered Rate (“LIBOR”) plus 250 basis points or (ii) the Above Bank Rate (“ABR”), which is the rate for any day equal to the higher of (a) the Federal Funds Rate plus1/2 of 1.00% and (b) the rate of interest in effect for such day as its prime rate, plus 150 basis points.

Borrowings under the Intelsat Jackson Senior Unsecured Credit Agreement are prepayable at any time without premium or penalty. With respect to a change in control or asset sales, the Intelsat Jackson Unsecured Credit Agreement contains substantially the same prepayment provisions as the 2016 Guaranteed Notes (as defined above).

Borrowings under the Intelsat Jackson Senior Unsecured Credit Agreement are guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Sub Holdco and all of Intelsat Sub Holdco’s subsidiaries that guarantee the 2016 Guaranteed Notes, the 2019 Jackson Notes and the 2020 Jackson Notes.

New Intelsat Jackson Senior Unsecured Credit Agreement

On July 1, 2008, Intelsat Jackson entered into the New Intelsat Jackson Senior Unsecured Credit Agreement, consisting of a senior unsecured term loan facility due 2014 with $810.9 million outstanding at December 31, 2010.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement bear interest at either (i) LIBOR plus 300 basis points or (ii) the ABR, which is the rate for any day equal to the higher of (a) the Federal Funds Rate plus 50 basis points or (b) the prime rate, plus 200 basis points. With respect to a change in control or asset sales, the New Intelsat Jackson Senior Unsecured Credit Agreement contains substantially the same prepayment provisions as the Intelsat Jackson Senior Unsecured Credit Agreement.

Borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement are guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Sub Holdco and all of Intelsat Sub Holdco’s subsidiaries that guarantee the 2016 Guaranteed Notes, the 2019 Jackson Notes and the 2020 Jackson Notes.

(d) Intermediate Holdco

Senior Discount Notes due 2015

Intermediate Holdco had $4.5 million in aggregate principal amount at maturity of 9 1/4 % Senior Discount Notes due 2015 (the “2015 Discount Notes”) outstanding at December 31, 2010.

Until February 1, 2010, interest accrued on the 2015 Discount Notes at the rate of 9 1/4% per annum, in the form of an increase in the accrued value (representing amortization of the original issue discount) between the date of original issuance and February 1, 2010. Cash interest is payable on the 2015 Discount Notes semi-annually on February 1 and August 1of each year, beginning on August 1, 2010.

The 2015 Discount Notes are senior unsecured obligations of Intermediate Holdco and Intelsat S.A. and rank equally with the other senior unsecured indebtedness of Intermediate Holdco and Intelsat S.A. Borrowings under the 2015 Discount Notes are guaranteed by Intelsat Luxembourg and Intelsat Jackson.

New Senior Discount Notes due 2015

On June 27, 2008, Intermediate Holdco had $481.0 million in aggregate principal amount at maturity of 9 1/2% Senior Discount Notes due 2015 (the “New 2015 Senior Discount Notes”) outstanding at December 31, 2010.

Until February 1, 2010, interest accrued on the New 2015 Senior Discount Notes at the rate of 9 1/4% per annum, in the form of an increase in the accrued value (representing amortization of the original issue discount) between the date of original issuance and February 1, 2010. Cash interest is payable on the New 2015 Senior Discount Notes semi-annually on February 1 and August 1of each year, beginning on August 1, 2010. Intermediate Holdco may redeem some or all of the New 2015 Senior Discount Notes at any time at the redemption prices as set forth in the New 2015 Senior Discount Notes.

The New 2015 Senior Discount Notes are senior unsecured obligations of Intermediate Holdco and Intelsat S.A. and rank equally with the other senior unsecured indebtedness of Intermediate Holdco and Intelsat S.A. Borrowings under the New 2015 Senior Discount Notes are guaranteed by Intelsat Luxembourg and Intelsat Jackson.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(e) Intelsat Sub Holdco

8 1/2% Senior Notes due 2013 and 8 7/8% Senior Notes due 2015

Intelsat Sub Holdco had $850.3 million in aggregate principal amount at maturity of 8 1/2 % Senior Notes due 2013 (guaranteed by certain subsidiaries) outstanding at December 31, 2010, and had $681.0 million in aggregate principal amount at maturity of 8  7/8% Senior Notes due 2015 (guaranteed by certain subsidiaries) outstanding at December 31, 2010 (collectively, the “New Sub Holdco Senior Notes”).

Interest is payable on the New Sub Holdco Senior Notes semi-annually on January 15 and July 15. Intelsat Sub Holdco may redeem some or all of the New Sub Holdco Senior Notes at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the respective notes.

The New Sub Holdco Senior Notes are senior unsecured obligations of Intelsat Sub Holdco and rank equally with Intelsat Sub Holdco’s other senior unsecured indebtedness. The New Sub Holdco Senior Notes are guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Jackson, Intermediate Holdco and certain subsidiaries of Intelsat Sub Holdco.

8  7/8% Senior Notes due 2015, Series B

Intelsat Sub Holdco had $400.0 million in aggregate principal amount at maturity of 8 7/8% Senior Notes due 2015 (the “2015 Senior Notes”) (guaranteed by certain subsidiaries) outstanding at December 31, 2010.

Interest is payable on the 2015 Senior Notes semi-annually on January 15 and July 15. Intelsat Sub Holdco may redeem some or all of the 2015 Senior Notes at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the respective notes.

The 2015 Senior Notes are senior unsecured obligations of Intelsat Sub Holdco and rank equally with Intelsat Sub Holdco’s other senior unsecured indebtedness. The 2015 Senior Notes are guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Jackson, Intermediate Holdco and certain subsidiaries of Intelsat Sub Holdco.

At the date of issuance of the 2015 Senior Notes, we determined that these debt instruments contained a contingent put option clause within the host contract, which affords the holders of the notes the option to require the issuer to repurchase such notes at 101% of their principal amount in the event of a change of control, as defined in the indenture governing the notes. In our evaluation of the financing arrangement, we concluded that the contingent put option required bifurcation in accordance with current accounting standards under FASB ASC 815. We were therefore required to bifurcate the contingent put option and carry it as a derivative liability at fair value. We estimated the fair value of the derivative on the date of inception using a standard valuation technique, which places the most significant emphasis upon the estimated date and probability of a change of control and incorporates the issue price, maturity date and change of control put price. The fair value of the embedded derivative was calculated at $36.0 million upon inception and $4.3 million at December 31, 2010. The allocation of a portion of the proceeds from the debt issuance to the fair value of the embedded derivative resulted in an additional discount to the carrying value of the 2015 Senior Notes. The additional discount will be amortized in the consolidated statements of operations using the effective interest method over the term of the 2015 Senior Notes. Additionally, the embedded derivative

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

will be adjusted to fair value at the end of each reporting period with any change in fair value recognized through earnings (see Note 12—Derivative Instruments and Hedging Activities—Put Option Embedded Derivative Instrument).

Senior Secured Credit Facilities

As of December 31, 2010, Intelsat Sub Holdco had a revolving credit facility and a term loan outstanding under its amended and restated credit agreement (the “Sub Holdco Credit Agreement”) dated July 3, 2006. On January 21, 2011, this credit facility was fully repaid in connection with the 2011 Refinancing as discussed above.

The Sub Holdco Credit Agreement provided for:

•	a $344.8 million senior secured term loan facility with a seven-year maturity;

•	a $270.8 million senior secured revolving credit facility with a six-year maturity; and

•	a $50.0 million incremental revolving credit facility provision.

The revolving credit facility was available on a revolving basis and terminated on July 3, 2012. $200.0 million of the revolving credit facility was available for issuance of letters of credit. Additionally, $35.0 million of the revolving credit facility was available for swingline loans. Both the face amount of any outstanding letters of credit and any swingline loans would reduce availability under the revolving credit facility on a dollar for dollar basis.

Following an amendment on January 25, 2008, interest rates for the term loan portion of the Sub Holdco Credit Agreement ranged, at the option of Intelsat Sub Holdco, (i) from the LIBOR rate plus 1.75% to the LIBOR rate plus 2.00%, or (ii) the ABR, which is the rate for any day (rounded upwards, if necessary, to the next 1/16 of 1.00%) equal to the greater of (a) the prime rate in effect on such day or (b) the Federal Funds Rate in effect on such day plus 1/2 of 1.00%, as defined in the Sub Holdco Credit Agreement, plus 0.75%, to the ABR plus 1.00%, depending on certain financial measures. Interest rates for the revolving credit facility portion of the Sub Holdco Credit Agreement ranged, at the option of Intelsat Sub Holdco, (i) from LIBOR plus 2.00% to LIBOR plus 2.50% or (ii) the ABR plus 1.00% to the ABR plus 1.50%, depending on certain financial measures. The ABR and LIBOR, plus the applicable margins, were determined as specified in the Sub Holdco Credit Agreement, as amended.

Intelsat Sub Holdco was required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, at a rate per annum of 3/8%. Both the face amount of any outstanding letters of credit and any swingline loans reduced availability under the revolving credit facility on a dollar for dollar basis. Obligations under the Sub Holdco Credit Agreement were guaranteed by certain of Intelsat Sub Holdco’s subsidiaries, as well as by Intelsat Luxembourg, Intelsat Jackson and Intermediate Holdco, and secured by a perfected first priority security interest to the extent legally permissible in substantially all of the tangible and intangible assets of the borrower and guarantors, with certain agreed exceptions.

No amounts were outstanding under the revolving credit facility as of December 31, 2010; however, $36.1 million in letters of credit were issued and outstanding under the facility. The borrowing availability under the revolving credit facility was $234.7 million at such date.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The credit agreement governing Intelsat Sub Holdco’s senior secured credit facilities and the indentures governing all our outstanding notes contained a number of restrictive covenants that imposed significant operating and financial restrictions on us. The senior secured credit facilities also included a financial covenant that required the borrower to maintain compliance with a Consolidated Secured Debt to Consolidated EBITDA Ratio (as defined in the Sub Holdco Credit Agreement) of less than or equal to 1.5 to 1.0. We were in compliance with this financial maintenance covenant ratio with a Consolidated Secured Debt to Consolidated EBITDA Ratio of 0.05:1.00 as of December 31, 2010. In addition, the senior secured credit facilities required that the borrower use a portion of the proceeds of certain asset sales, in excess of specified amounts, that were not reinvested in the business, to repay indebtedness under such facilities. The credit agreement governing the senior secured credit facilities and the indentures governing the outstanding notes also included covenants (subject to a number of qualifications) restricting, among other things, our ability and certain of our subsidiaries’ ability to pay dividends, or make redemptions, repurchases or distributions with respect to capital stock; make certain loans or investments; engage in mergers, acquisitions, asset sales and sale and lease-back transactions; and engage in transactions with affiliates.

(f) Intelsat New Dawn

New Dawn Credit Facilities

On December 5, 2008, New Dawn entered into a $215.0 million secured financing arrangement that consists of a senior and mezzanine term loan facilities. The credit facilities are non-recourse to New Dawn’s shareholders, including us and our wholly-owned subsidiaries, beyond the shareholders’ scheduled capital contributions. During the twelve months ended December 31, 2010, New Dawn drew $25.6 million under this facility to fund future capital expenditures. The senior facility provides for a commitment of up to $125.0 million. The interest rate on term loans under the senior facility is the aggregate of the LIBOR plus an applicable margin between 3.0% and 4.0% and certain costs, if incurred. The mezzanine facility provides for a commitment of up to $90.0 million. The interest rate on term loans under the mezzanine facility is the aggregate of LIBOR plus an applicable margin between 5.3% and 6.3% and certain costs, if incurred. New Dawn is required to pay a commitment fee at a rate per annum of 1/2% on any unused commitments under the credit facilities. During the twelve months ended December 31, 2010, New Dawn paid $49.3 million of satellite related capital expenditures, and had aggregate outstanding borrowings of $147.6 million under its credit facilities.

(g) Intelsat Corp

Senior Secured Credit Facilities

As of December 31, 2010, Intelsat Corp had a revolving credit facility and certain term loans outstanding under the Intelsat Corp Amended and Restated Credit Agreement. On January 21, 2011, this credit facility was fully repaid in connection with the 2011 Refinancing as discussed above.

Intelsat Corporation’s senior secured credit facilities provided for:

•	a $355.9 million senior secured Term Loan A-3 Facility with a six-year maturity;

•	a $1,785.1 million senior secured Term Loan B-2 Facility with a seven and one half-year maturity;

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

•	a $175.0 million senior secured revolving credit facility with a six-year maturity; and

•	a $75.0 million incremental revolving credit facility provision.

The revolving credit facility was available on a revolving basis and terminated on July 3, 2012. $150.0 million of the revolving credit facility was available for issuance of letters of credit. Additionally, a portion of the revolving credit facility was available for swingline loans. Both the face amount of any outstanding letters of credit and any swingline loans would reduce availability under the revolving credit facility on a dollar for dollar basis. Following the amendment on January 25, 2008, interest rates for the term loan portion of the Intelsat Corp Amended and Restated Credit Agreement ranged, at the option of Intelsat Corp, (i) from LIBOR plus 1.75% to LIBOR plus 2.50% or (ii) the ABR plus 0.75% to the ABR plus 1.50%, depending on certain financial measures. Interest rates for the revolving credit facility portion of the Intelsat Corp Amended and Restated Credit Agreement ranged, at the option of Intelsat Corp, (i) from LIBOR plus 2.50% to LIBOR plus 2.875% or (ii) the ABR plus 1.50% to the ABR plus 1.875%, depending on certain financial measures. The ABR and LIBOR, plus the applicable margins, were determined as specified in the Intelsat Corp Amended and Restated Credit Agreement, as amended.

Intelsat Corp was required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, at a rate per annum of 0.375%. Certain of the collateral pledged to secure Intelsat Corp’s obligations under its senior secured credit facilities was shared with the holders of Intelsat Corp’s $125.0 million 6 7/8% Senior Secured Debentures due 2028.

No amounts were outstanding under the revolving credit facility as of December 31, 2010; however, $1.7 million in letters of credit were issued and outstanding under the facility. The borrowing availability under the revolving credit facility was $152.5 million at December 31, 2010. Under the terms of the credit agreements governing both Intelsat Sub Holdco’s senior secured credit facilities and Intelsat Corp’s amended and restated senior credit facilities, the ability of each company to borrow under its respective revolving credit facility was subject to compliance by each company’s indirect parent, Intelsat S.A., under a senior secured debt covenant included in the indenture governing Intelsat S.A.’s outstanding senior notes. As a result, under certain circumstances, Intelsat Corp may not be able to borrow up to the full amount of borrowing availability under its revolving credit facility if Intelsat Sub Holdco has certain amounts outstanding under its revolving credit facility.

The credit agreement governing the Intelsat Corp senior secured credit facilities and the indentures governing our outstanding notes described below contained a number of restrictive covenants that impose significant operating and financial restrictions on us. The senior secured credit facilities also included a financial covenant that requires the borrower to maintain a Consolidated Secured Debt to Consolidated EBITDA Ratio (as defined in the Intelsat Corp Amended and Restated Credit Agreement) of less than or equal to 4.5 to 1.0. We were in compliance with this financial maintenance covenant ratio, with a Consolidated Secured Debt to Consolidated EBITDA Ratio of 2.03:1.00, as of December 31, 2010. In addition, the senior secured credit facilities require that the borrower use a portion of the proceeds of certain asset sales, in excess of specified amounts, that are not reinvested in the business, to repay indebtedness under such facilities. The credit agreement governing the senior secured credit facilities and the indentures governing the outstanding notes also included covenants (subject to a number of qualifications) restricting, among other things, our ability and certain of our subsidiaries’ ability to pay dividends, or make redemptions, repurchases or distributions with respect to capital

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

stock; make certain loans or investments; engage in mergers, acquisitions, asset sales and sale and lease-back transactions; and engage in transactions with affiliates.

9 1/4% Senior Notes due 2014

Intelsat Corp had $111.8 million in aggregate principal amount of its 9  1/4% Senior Notes due 2014, (the “New Intelsat Corp 2014 Senior Notes”) outstanding at December 31, 2010. On January 20, 2011, all of these notes were redeemed in connection with the 2011 Refinancing discussed above.

Interest on these notes was payable semi-annually on February 15 and August 15 of each year. If Intelsat Corp made certain asset sales, Intelsat Corp would be required to offer to repurchase some or all of these notes at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest (as defined in the Intelsat Corp 2014 Senior Notes), if any.

The New Intelsat Corp 2014 Senior Notes were senior unsecured obligations of Intelsat Corp and ranked equally with Intelsat Corp’s other senior unsecured indebtedness.

9   1/4% Senior Notes due 2016

Intelsat Corp had $580.7 million of its 9 1/4% Senior Notes due 2016, (the “Intelsat Corp 2016 Senior Notes”) outstanding at December 31, 2010. On January 12, 2011, all of these notes were redeemed in connection with the 2011 Refinancing discussed above.

Interest on these notes was payable semi-annually on June 15 and December 15 of each year. Prior to June 15, 2011, Intelsat Corp had the option to redeem all or a portion of these notes at a price equal to 100% of the principal amount thereof plus a “make-whole” premium; Intelsat Corp had the option to redeem all or a portion of these notes on or after June 15, 2011 at par plus accrued interest plus a premium equal to 4 1/2%, which premium would decline ratably on each yearly anniversary of the date of issuance to zero on the date that is two years prior to the maturity date of these notes. If Intelsat Corp made certain asset sales, it would be required to offer to repurchase some or all of these notes at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest, if any.

The Intelsat Corp 2016 Senior Notes were senior unsecured obligations of Intelsat Corp and ranked equally with Intelsat Corp’s other senior unsecured indebtedness.

Note 12     Derivative Instruments and Hedging Activities

Interest Rate Swaps

We are subject to interest rate risk primarily associated with our variable rate borrowings. Interest rate risk is the risk that changes in interest rates could adversely affect earnings and cash flows. Specific interest rate risk includes: the risk of increasing interest rates on short-term debt; the risk of increasing interest rates for planned new fixed long-term financings; and the risk of increasing interest rates for planned refinancing using long-term fixed rate debt. In order to mitigate this risk, we have entered into interest rate swap agreements to reduce the impact of interest rate movements on future interest expense by converting substantially all of our floating-rate debt to a fixed rate.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

As of December 31, 2010, we held interest rate swaps with an aggregate notional amount of $2.3 billion which mature in 2013. These swaps were entered into as further described below to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities, but have not been designated as hedges for accounting purposes. On a quarterly basis, we receive a floating rate of interest equal to the three-month LIBOR and pay a fixed rate of interest. On the interest rate reset date of December 14, 2010, the interest rate which the counterparties utilized to compute interest due to us was determined to be 0.3016%. Certain of the interest rate swap agreements had options permitting us to terminate the underlying interest rate swaps on March 14, 2011, prior to the stated maturity date of March 14, 2013. On July 23, 2010, we received $31.8 million in cash from our counterparties to the respective interest rate swap agreements in return for the cancellation of our options to terminate the underlying interest rate swaps on March 14, 2011.

Additionally, as of December 31, 2010, New Dawn had two floating to fixed interest rate swaps to hedge future interest payments on loans under New Dawn’s senior and mezzanine term loan facilities. The first interest rate swap has varying notional amounts maturing on July 7, 2011. We receive an interest rate of three-month LIBOR and pay a fixed coupon of 1.55%. Interest payments for each quarterly period are deferred until the maturity date and all the accrued interest will be paid at maturity. The second interest rate swap has an effective date of July 7, 2011, maturing on July 7, 2014, with a notional amount of $65.5 million for mezzanine loans and varying notional amounts for underlying senior loans. We receive an interest rate of three-month LIBOR and pay a fixed coupon of 3.72%. On the interest rate reset date of October 4, 2010, the interest rate which the counterparties utilized to compute interest due to us was determined to be 0.290%. Both of these swaps were undesignated as hedges for accounting purposes.

On March 15, 2010, our interest rate basis swap with an aggregate notional principal amount of $312.5 million matured. On March 14, 2010, our five-year interest rate swap to hedge interest expense on a notional amount of $625.0 million (originally $1.25 billion of debt, and reduced under the original terms of the swap agreement) expired.

The counterparties to our interest rate swap agreements are highly rated financial institutions. In the unlikely event that the counterparties fail to meet the terms of the interest rate swaps, our exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreement. We do not anticipate non-performance by the counterparties.

All of these interest rate swaps were undesignated as of December 31, 2010. The swaps are marked-to-market quarterly with any change in fair value recorded within (gains) losses on derivative financial instruments in our consolidated statements of operations. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements of our derivatives. The fair value measurement of derivatives could result in either a net asset or a net liability position for us. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting arrangements as applicable and necessary. When the swaps are in net liability position for us, the credit valuation adjustments are calculated by determining the total expected exposure of the derivatives, incorporating the current and potential future exposures and then applying an applicable credit spread to the exposure. The total expected exposure of a derivative is derived using market-observable inputs, such as yield curves and volatilities. The inputs utilized for our own credit spread are

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

based on implied spreads from traded levels of our debt. Accordingly, as of December 31, 2010 we recorded a non-cash credit valuation adjustment of approximately $6.4 million as a reduction to our liability.

As of December 31, 2009 and December 31, 2010, $11.2 million and $6.4 million was included in other current liabilities, respectively, and $88.6 million and $141.4 million was included in other long-term liabilities, respectively, within our consolidated balance sheets related to the interest rate swaps.

In connection with the 2011 Refinancing, our interest rate swaps were assigned by Intelsat Sub Holdco and Intelsat Corp to Intelsat Jackson, and are now secured by the assets of Intelsat Jackson.

Put Option Embedded Derivative Instrument

As discussed in Note 11—Long-Term Debt, following an evaluation of the 2015 Senior Notes offering, we concluded that the contingent put option embedded within the indenture governing the 2015 Senior Notes meets the criteria under FASB ASC 815, to be bifurcated from the debt host instrument and classified as a derivative instrument. We estimated the fair value of the embedded derivative on the issuance date and we subsequently revalue the derivative at the end of each reporting period, recognizing any change in fair value through earnings. We use a standard valuation technique whereby the critical assumptions and underlyings include the debt maturity date, issue price, coupon rate, change of control put price, and the estimated date of a change in control. The fair value of the put option embedded derivative as of December 31, 2009 and 2010 was $14.6 million and $4.3 million, respectively, based on our fair value analysis and $21.4 million and $10.3 million of non-cash gains were recorded in (gains) losses on derivative financial instruments within our consolidated statements of operations during the years ended December 31, 2009 and 2010, respectively.

In accordance with disclosure requirements provided under FASB ASC 815, we include the following tabular presentation, which sets forth the fair value of our derivatives by category (in thousands):

		Asset Derivatives		Liability Derivatives
Derivatives not designated as hedging instruments	Balance Sheet Location	December 31, 2009	December 31, 2010	December 31, 2009	December 31, 2010
Undesignated interest rate swaps (a)	Other long-term liabilities	$15,662	$—	$104,263	$141,411
Undesignated interest rate swaps	Other current liabilities	—	—	11,249	6,404
Put option embedded derivative	Other long-term liabilities	—	—	14,600	4,295

Total derivatives		$15,662	$—	$130,112	$152,110

(a)	The value of undesignated interest rate swaps on our consolidated balance sheet at December 31, 2009 was net of $15.7 million, which represented the fair value of options permitting us to terminate the underlying swaps. The fair value of these options is classified as an asset derivative in the table above. In the third quarter of 2010, these options were cancelled, as discussed above. As of December 31, 2010, there are no asset derivatives included within our consolidated balance sheets.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following tabular presentation sets forth the effect of the derivative instruments on the consolidated statements of operations (in thousands):

	Presentation in Statements of Operations	Predecessor Entity	Successor Entity
Derivatives not designated as hedging instruments		Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
Undesignated interest rate swaps	Losses on derivative financial instruments	$11,431	$155,305	$24,121	$99,814
Put option embedded derivative	Gains on derivative financial instruments	—	—	(21,440)	(10,305)

Total losses on derivative financial instruments		$11,431	$155,305	$2,681	$89,509

Note 13    Income Taxes

The following table summarizes our total loss before income taxes (in thousands):

	Predecessor Entity	Successor Entity
	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
Domestic income (loss) before income taxes	$(301,079)	$(815,303)	$114,380	$(446,738)
Foreign income (loss) before income taxes	(21,258)	(180,657)	(885,042)	(87,409)

Total loss before income taxes	$(322,337)	$(995,960)	$(770,662)	$(534,147)

The change between our pre-tax domestic and foreign income (loss) for the year ended December 31, 2009 as compared to 2010 is due primarily to our migration to Luxembourg, which occurred on December 15, 2009.

The provision for (benefit from) income taxes consisted of the following (in thousands):

	Predecessor Entity	Successor Entity
	January 1, 2008 to January 31, 2008	February 1, 2008 to January 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
Current income tax provision (benefit)
Domestic	$—	$—	$1,206	$(5,097)
Foreign	23,159	41,026	47,111	23,942

Total	23,159	41,026	48,317	18,845

Deferred income tax provision (benefit):
Foreign	(33,635)	(150,587)	(36,918)	(45,223)

Total	(33,635)	(150,587)	(36,918)	(45,223)

Total income tax provision (benefit):	$(10,476)	$(109,561)	$11,399	$(26,378)

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The income tax provision (benefit) was different from the amount computed using the Luxembourg statutory income tax rate of 28.59% for the reasons set forth in the following table (in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2010
Expected tax benefit at Luxembourg statutory income tax rate	$(220,332)	$(152,239)
Foreign income tax differential	252,996	(166)
Nontaxable interest income	(41,368)	(45,482)
U.S. extraterritorial income exclusion tax benefit	(4,149)	5,854
Change in tax rate	8,864	(7,948)
Medicare Part D subsidy	—	2,891
Nondeductible stock compensation expense	1,316	—
Changes in unrecognized tax benefits	11,434	(17,345)
Basis difference in Wildblue	(29,066)	—
Fair market value basis adjustment on Luxembourg assets and liabilities	(687,529)	(106,477)
Changes in valuation allowance	719,801	297,365
Other	(568)	(2,831)

Total income tax provision (benefit)	$11,399	$(26,378)

The extraterritorial income exclusion benefit will be reduced in subsequent years because of changes to the federal tax law. We have certain contracts that are grandfathered under the tax law.

Because of our cumulative losses in recent years and the inherent uncertainty associated with the realization of future income in the near term, we have recorded a valuation allowance against our Luxembourg net deferred tax assets at December 31, 2009 and 2010. During 2010, Luxembourg enacted a tax rate change increasing the tax rate from 28.59% to 28.8%. The effective date of the enacted tax rate change is January 1, 2011. Due to the full valuation allowance on our Luxembourg net deferred tax assets, the rate change is not expected to impact our provision for tax expense. Our Luxembourg net operating loss includes the effect of Luxembourg GAAP to US GAAP differences, primarily related to fair value adjustments attributable to our Luxembourg Migration on December 15, 2009.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The components of the net deferred tax liability were as follows (in thousands):

	As of December 31, 2009	As of December 31, 2010
Deferred tax assets:
Accruals and advances	$3,007	$9,416
Amortizable intangible assets	673,359	558,276
Non-amortizable intangible assets	84,598	85,219
Performance incentives	44,045	39,072
Sales-type leases	20,870	16,364
Customer deposits	63,603	58,533
Debt issuance costs	8,350	4,021
Bad debt reserve	6,865	7,146
Accrued retirement benefits	96,239	100,541
Interest rate swap	19,185	27,573
Satellites and other property and equipment	67,275	77,690
Net operating loss carryforward	61,455	337,727
Capital loss carryforward	20,412	19,741
Alternative minimum tax credit carryforward	14,122	16,345
Other	10,493	13,962

Total deferred tax assets	1,193,878	1,371,626

Deferred tax liabilities:
Satellites and other property and equipment	(297,386)	(275,282)
Amortizable intangible assets	(178,527)	(160,798)
Non-amortizable intangible assets	(240,960)	(241,233)
Debt obligations	(142,527)	(28,423)
Other	(20,750)	(10,653)

Total deferred tax liabilities	(880,150)	(716,389)

Valuation allowance	(753,367)	(1,050,732)

Total net deferred tax liabilities	$(439,639)	$(395,495)

As of December 31, 2009 and 2010, our consolidated balance sheets included a deferred tax asset in the amount of $61.5 million and $337.7 million, respectively, attributable to the future benefit from the utilization of certain net operating loss carryforwards and $14.1 million and $16.3 million of deferred tax assets, respectively, attributable to the future benefit from the utilization of alternative minimum tax credit carryforwards. As of December 31, 2010, we had tax effected U.S. federal, state and foreign tax net operating loss carryforwards of $38.4 million expiring between 2017 to 2030 and tax effected Luxembourg net operating loss carryforwards of $299.3 million without expiration. These Luxembourg net operating loss carryforwards were caused primarily by our interest expense. Our alternative minimum tax credit carryforward was $16.3 million, which may be carried forward indefinitely. Our capital loss carryforward was $19.7 million, which may be carried forward for the next four years to offset capital gains. As we do not believe we will generate capital gains sufficient to offset this capital loss carryforward in the next four years, an offsetting valuation allowance has been recorded.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Our valuation allowance at December 31, 2010 was $1.1 billion, of which $19.7 million relates to our capital loss carryforwards. Almost all of the remaining valuation allowance relates to net operating loss carryforwards and deferred tax assets created by differences between US GAAP and Luxembourg GAAP. Certain of the operations of our subsidiaries are controlled by various intercompany agreements which provide these subsidiaries with predictable operating profits. Other subsidiaries, principally those that are subsidiaries of Intelsat Corp, are subject to the risks of our overall business conditions which make their earnings less predictable.

The following table summarizes the activity related to our unrecognized tax benefits (in thousands):

	2009	2010
Balance at January 1	$86,808	$86,921
Increases related to current year tax positions	6,585	5,283
Increases related to prior year tax positions	17,496	6,264
Decreases related to prior year tax positions	(10,948)	(20,686)
Expiration of statute of limitations for the assessment of taxes	(6,722)	(5,801)
Decreases related to the settlement of tax positions	(6,298)	—

Balance at December 31	$86,921	$71,981

As of December 31, 2010, our gross unrecognized tax benefits were $72.0 million (including interest and penalties), of which $50.6 million if recognized, would affect our effective tax rate. As of December 31, 2009 and 2010, we had recorded reserves for interest and penalties of $5.2 million and $5.7 million, respectively. We continue to recognize interest and, to the extent applicable, penalties with respect to the unrecognized tax benefits as income tax expense.

During 2009, we recorded additional liabilities related to withholding taxes of $13.6 million in accordance with FASB ASC 740. This includes $12.8 million of new potential exposure resulting from certain sales in the Asia-Pacific market. As of December 31, 2010, we have not received any assessments with respect to this additional exposure, and it is our intention to appeal any such assessments.

We operate in various taxable jurisdictions throughout the world and our tax returns are subject to audit and review from time to time. We consider Luxembourg, the United Kingdom and the United States to be our significant tax jurisdictions. Our Luxembourg, U.S. and U.K. companies are subject to federal, state and local income tax examination for periods after December 31, 2003. During the third quarter of 2010, the U.S. Internal Revenue Service closed an audit of Intelsat Holding Corporation and its subsidiaries for the years ended December 31, 2005 and 2006. None of the adjustments had a material impact on our results of operations, financial position or cash flows.

Within the next twelve months, we believe that there are no jurisdictions in which the outcome of unresolved tax issues or claims is likely to be material to our results of operations, financial position or cash flows.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

On March 7, 2011, Intelsat Holding Corporation was notified by the Internal Revenue Service of its intent to initiate an audit for the tax years ended December 31, 2008 and 2009.

Tax Contingency

Prior to August 20, 2004, our subsidiary, Intelsat Corp, joined with The DIRECTV Group and General Motors Corporation in filing a consolidated U.S. federal income tax return. In April 2004, Intelsat Corp entered into a tax separation agreement with The DIRECTV Group that superseded four earlier tax-related agreements among Intelsat Corp and its subsidiaries, The DIRECTV Group and certain of its affiliates. Pursuant to the tax separation agreement, The DIRECTV Group agreed to indemnify Intelsat Corp for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from Intelsat Corp regarding any liability for the federal or consolidated state or local income taxes of General Motors Corporation and The DIRECTV Group, except those income taxes Intelsat Corp is required to pay under the tax separation agreement. In addition, The DIRECTV Group agreed to indemnify Intelsat Corp for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on or prior to the day of the closing of the PanAmSat recapitalization, which occurred on August 20, 2004, in amounts equal to 80% of the first $75.0 million of such other taxes and 100% of any other taxes in excess of the first $75.0 million. As a result, Intelsat Corp’s tax exposure after indemnification related to these periods is capped at $15.0 million, of which $4.0 million has been paid to date. The tax separation agreement with The DIRECTV Group is effective from August 20, 2004 until the expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relates. As of December 31, 2009 and 2010, we had a tax indemnification receivable of $2.3 million.

Note 14    Restructuring and Transaction Costs

Our restructuring and transaction costs include our historical facilities restructuring plans and management-approved restructuring plans to consolidate and integrate the management and operations of Intelsat and PanAmSat subsequent to consummation of the PanAmSat Acquisition Transactions as well as transaction-related expenses incurred in connection with the New Sponsors Acquisition.

We approved a facilities restructuring plan subsequent to the consummation of the PanAmSat Acquisition Transactions, which included the closure of PanAmSat’s former corporate headquarters in Wilton, Connecticut, as well as two other locations in the United States. These costs relate primarily to payments due on existing lease obligations that are expected to be incurred and paid through 2011. PanAmSat also had recorded liabilities in connection with its 2002 approval of a plan to restructure several of its United States locations and close certain facilities, some of which are currently being leased through 2011. The facilities restructuring liability was $2.9 million and $1.1 million as of December 31, 2009 and 2010, respectively, the current portion of which is included in accounts payable and accrued liabilities. We made cash payments of $1.8 million during the year ended December 31, 2010 in connection with the facilities restructuring plan and we expect to pay the remaining $1.1 million within the next twelve months. No additional charges related to the facilities restructuring plan are expected to be incurred.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Note 15    Contractual Commitments

In the further development and operation of our commercial global communications satellite system, significant additional expenditures are anticipated. In connection with these and other expenditures, we have assumed a significant amount of long-term debt, as described in Note 11—Long-Term Debt. In addition to these debt and related interest obligations, we have expenditures represented by other contractual commitments. The additional expenditures as of December 31, 2010 and the expected year of payment are as follows (in thousands):

	Satellite Construction and Launch Obligations	Satellite Performance Incentive Obligations	Horizons Contribution Obligations(1)	Operating Leases		Customer and Vendor Contracts	Total
2011	$527,448	$28,960	$12,743	$1,109		$128,947	$699,207
2012	195,300	25,592	12,683	324		21,719	255,618
2013	13,739	24,562	12,563	(529	)(2)	15,346	65,681
2014	12,945	23,103	12,380	761		5,600	54,789
2015	12,945	20,210	—	1,755		4,202	39,112
2016 and thereafter	124,729	93,433	—	49,325		501	267,988

Total contractual commitments	$887,106	$215,860	$50,369	$52,745		$176,315	$1,382,395

(1)	See Note 9—Investments.
(2)	In 2013, the total of our rental income on our owned Washington, D.C. building (see (c) Operating Leases) and our sublease income on leased facilities will exceed our operating lease commitments.

(a) Satellite Construction and Launch Obligations

As of December 31, 2010, we had approximately $887.1 million of expenditures remaining under our existing satellite construction and launch contracts. Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to thirty days prior to the satellite’s launch. As of December 31, 2010, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

The satellite construction contracts typically require that we make progress payments during the period of the satellite’s construction. The satellite construction contracts contain provisions that allow us to terminate the contracts with or without cause. If terminated without cause, we would forfeit the progress payments and be subject to termination payments that escalate with the passage of time. If terminated for cause, we would be entitled to recover any payments we made under the contracts and certain liquidated damages as specified in the contracts.

(b) Satellite Performance Incentive Obligations

Satellite construction contracts also typically require that we make orbital incentive payments (plus interest as defined in each agreement with the satellite manufacturer) over the orbital life of the satellite. The incentive obligations may be subject to reduction or refund if the

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

satellite fails to meet specific technical operating standards. As of December 31, 2009 and 2010, we had $147.5 million and $149.6 million, respectively, recorded in relation to satellite performance incentive obligations, excluding future interest payments.

(c) Operating Leases

We have commitments for operating leases primarily relating to equipment and office facilities. These leases contain escalation provisions for increases. As of December 31, 2010, the total obligation related to operating leases, net of $13.1 million aggregate sublease income on leased facilities and rental income, was $52.7 million. We lease space in our Washington, D.C. building, which we own, to various tenants. As of December 31, 2010, the minimum rental income anticipated with respect to this building is $11.0 million, which is expected to be received during the next four years. Rental income and sublease income are included in other income (expense), net in the accompanying consolidated statements of operations.

Total rent expense for the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to December 31, 2008 and the years ended December 31, 2009 and 2010, was $0.6 million, $8.2 million, $7.0 million and $6.1 million, respectively.

(d) Customer and Vendor Contracts

We have contracts with certain customers which require us to provide equipment, services and other support during the term of the related contracts. We also have long-term contractual obligations with service providers primarily for the operation of certain of our satellites. As of December 31, 2010, we had commitments under these customer and vendor contracts which totaled approximately $176.3 million related to the provision of equipment, services and other support.

Note 16    Contingencies

(a) Insurance

As of December 31, 2010, the majority of our in-orbit satellites were uninsured. Of the insured satellites, one was covered by an insurance policy with substantial exclusions or exceptions to coverage for failures of specific components identified by the underwriters as at risk for possible failure (“Significant Exclusion Policies”). The Significant Exclusion Policies reduce the probability of an insurance recovery in the event of a loss on this satellite. Galaxy 13/Horizons-1, which was placed in service in January 2004 and is insured by a policy with an exclusion for XIPS related anomalies, continues to have XIPS available as its primary propulsion system. It also has a bi-propellant fuel system currently in use, with sufficient bi-propellant fuel to maintain station-kept orbit until approximately January 2019.

An uninsured failure of one or more satellites could have a material adverse effect on our financial condition and results of operations. In addition, higher premiums on insurance policies would increase our costs, thereby reducing income from operations by the amount of such increased premiums.

(b) Litigation and Claims

We are subject to litigation in the ordinary course of business. Management does not believe that the resolution of any pending proceedings would have a material adverse effect on our financial position or results of operations.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(c) LCO Protection

Most of the customer service commitments entered into prior to our privatization were transferred to us pursuant to novation agreements. Certain of these agreements contain provisions, including provisions for lifeline connectivity obligation (“LCO”) protection, which constrain our ability to price services in some circumstances. Our LCO contracts require us to provide customers with the right to renew their service commitments covered by LCO contracts at prices no higher than the prices charged for those services on the privatization date. Under some circumstances, we may also be required by an LCO contract to reduce the price for a service commitment covered by the contract. LCO protection may continue until July 18, 2013. As of December 31, 2010, we had approximately $116.7 million of backlog covered by LCO contracts and to date we have not been required to reduce prices for our LCO-protected service commitments. There can be no assurance that we will not be required to reduce prices in the future under our LCO commitments.

(d) Launch Service Providers

One of our launch service providers, Sea Launch Company L.L.C. (“Sea Launch”), with which we have contracted for the future launch of three satellites, and have options for the launch of two additional satellites, filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in June 2009. In July 2010, the applicable bankruptcy court approved Sea Launch’s reorganization plan and Sea Launch emerged from Chapter 11 proceedings on October 27, 2010.

Note 17    Business and Geographic Segment Information

We operate in a single industry segment, in which we provide satellite services to our communications customers around the world. Revenue by region is based on the locations of customers to which services are billed. Our satellites are in geosynchronous orbit, and consequently are not attributable to any geographic location. Of our remaining assets, substantially all are located in the United States.

The geographic distribution of our revenue was as follows:

	Predecessor Entity	Successor Entity
	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
North America..	48%	46%	46%	46%
Europe	16%	17%	17%	16%
Africa and Middle East ..	18%	17%	17%	18%
Latin America and Caribbean	11%	12%	12%	13%
Asia Pacific ..	7%	8%	8%	7%

Approximately 7%, 5%, 4% and 4% of our revenue was derived from our largest customer during the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to December 31, 2008 and the years ended December 31, 2009 and 2010, respectively. The ten largest customers accounted for approximately 23%, 20%, 20% and 21% of our revenue for the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to December 31, 2008 and the years ended December 31, 2009 and 2010, respectively.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Our revenues were derived from the following services, with Off-Network and Other Revenues shown separately from On-Network Revenues (in thousands, except percentages):

	Predecessor Entity		Successor Entity
	Period January 1, 2008 to January 31, 2008		Period February 1, 2008 to December 31, 2008		Year Ended December 31, 2009		Year Ended December 31, 2010
On-Network Revenues
Transponder services	140,756	74%	1,570,433	72%	1,795,477	71%	1,839,047	72%
Managed services	24,392	13%	294,385	14%	338,607	14%	321,863	13%
Channel	12,525	6%	132,168	6%	133,660	5%	119,924	5%

Total on-network revenues	177,673	93%	1,996,986	92%	2,267,744	90%	2,280,834	90%

Off-Network and Other Revenues
Transponder , MSS and other off-network services	9,417	5%	131,526	6%	160,660	6%	221,663	9%
Satelitte-related services	3,171	2%	46,128	2%	84,635	4%	42,155	1%

Total off-network and other revenues	12,588	7%	177,654	8%	245,295	10%	263,818	10%

Total	$190,261	100%	$2,174,640	100%	$2,513,039	100%	$2,544,652	100%

Note 18    Related Party Transactions

(a) Shareholders’ Agreement

The shareholders of Intelsat Global entered into shareholders agreements on February 4, 2008. The shareholders agreements and the articles of incorporation of Intelsat Global provide, among other things, for the governance of Intelsat Global and its subsidiaries and provide specific rights to and limitations upon the holders of Intelsat Global’s share capital with respect to shares held by such holders.

(b) Monitoring Fee Agreements and Transaction Fees

In connection with the closing of the New Sponsors Acquisition on February 4, 2008, Intelsat Luxembourg, our direct wholly-owned subsidiary, entered into the 2008 MFA, pursuant to which the 2008 MFA parties provide certain monitoring, advisory and consulting services to Intelsat Luxembourg. We recorded expense for services associated with the 2008 MFA of $8.5 million, $23.2 million and $24.7 million during the successor period February 1, 2008 to December 31, 2008 and the years ended December 31, 2009 and 2010, respectively.

As payment for certain structuring and advisory services rendered, Intelsat Luxembourg also paid and expensed an aggregate transaction and advisory fee of $60.0 million to the 2008 MFA parties upon the closing of the New Sponsors Acquisition Transactions.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

In connection with the closing of the PanAmSat Acquisition Transactions, Intelsat Bermuda entered into a monitoring fee agreement (the “2006 MFA”) with the Former Sponsors, or affiliates of, or entities advised by, designated by or associated with, the former sponsors, as the case may be (collectively, the “2006 MFA parties”), pursuant to which the 2006 MFA parties provided certain monitoring, advisory and consulting services with respect to Intelsat Bermuda, PanAmSat Holdco and their respective subsidiaries. In connection with the consummation of the New Sponsors Acquisition, this agreement was terminated. Pursuant to the 2006 MFA, an annual fee equal to the greater of $6.25 million or 1.25% of Intelsat Corp Adjusted EBITDA (as defined in the indenture governing the 9% Senior Notes due 2016 of Intelsat Corp) was to be paid, and Intelsat Bermuda reimbursed the 2006 MFA parties for their out-of-pocket expenses. We recorded expense for services associated with the 2006 MFA of $0.7 million during the predecessor period January 1, 2008 to January 31, 2008.

In connection with the closing of our acquisition by Intelsat Holdings in January 2005, Intelsat SubHoldco entered into a monitoring fee agreement (the “2005 MFA”) with Intelsat Holdings and the former sponsors, or affiliates of, or entities advised by, designated by or associated with, the former sponsors, as the case may be (collectively, the “2005 MFA parties”), pursuant to which the 2005 MFA parties provided certain monitoring, advisory and consulting services to Intelsat. In connection with the consummation of the New Sponsors Acquisition, this agreement was terminated. Pursuant to the 2005 MFA, Intelsat Sub Holdco was obligated to pay an annual fee equal to the greater of $6.25 million or 1.25% of Adjusted EBITDA as defined in the indenture governing Intelsat Sub Holdco’s 8 1/4% Senior Notes due 2013 and Intelsat Sub Holdco’s 8 5/8% Senior Notes due 2015, and to reimburse the 2005 MFA parties for their out-of-pocket expenses. We recorded expense for services associated with the 2005 MFA of $1.0 million during the predecessor period January 1, 2008 to January 31, 2008.

(c) Ownership by Management

In connection with and after the closing of the PanAmSat Acquisition Transactions, Intelsat Holdings entered into SCAs under its existing 2005 Share Plan with certain directors, officers and key employees of Intelsat Holdings and its subsidiaries. In addition, upon consummation of the New Sponsors Acquisition on February 4, 2008, all outstanding restricted performance shares under the 2005 Share Plan vested. Vesting in SCAs issued under the 2005 Share Plan doubled at consummation of the New Sponsors Acquisition if the awardee was still employed on February 4, 2008. The vested SCAs were cancelled in return for cash in an amount equal to the excess of approximately $400 (the per share price of the transaction) over the exercise price of each share covered. Vested restricted shares (including time and performance vesting shares) were purchased at approximately $400 per share (the per share price specified in the BC Share Purchase Agreement). In connection with the vesting and modification of these awards upon the consummation of the acquisition, we recorded compensation expense of $197.2 million during the predecessor period January 1, 2008 to January 31, 2008.

Certain directors, officers and key employees of Intelsat Global and its subsidiaries hold restricted shares, options and SCAs of Intelsat Global. In May 2009, Intelsat Global issued new restricted shares, SCAs and options to certain directors, officers and key employees under the 2008 Share Plan (see Note 5(a)—2005 Share Plan and Note 5(b)—2008 Share Plan). In May 2009, certain of our executive officers also purchased shares of Intelsat Global. In the aggregate, these shares and arrangements outstanding as of December 31, 2010 provided for the issuance of approximately 12.7% of the voting equity of Intelsat Global on a fully diluted basis.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(d) Sponsor and Executive Investments

Apollo Management V, L.P., one of our former sponsors, is the indirect controlling stockholder of Hughes Communications, Inc. and Hughes Network Systems, LLC (“HNS”). HNS is one of our largest network services customers. We recorded $9.5 million of revenue during the predecessor period January 1, 2008 to January 31, 2008, for satellite capacity and other services provided to HNS. Two members of the board of directors prior to the New Sponsors Acquisition, Messrs. Africk and Stone, served on the board of directors of Hughes Communications, Inc. and the board of managers of HNS.

During 2008, affiliates or associates of funds and investment vehicles advised or controlled by one of the New Sponsors, Silver Lake, purchased $90.9 million of the 2017 Senior Notes. Additionally, during 2008 affiliates or associates of funds and investment vehicles advised or controlled by another of the New Sponsors, BC Partners, purchased $90.9 million of the 2017 Senior Notes, which were subsequently sold to a non-affiliate in the fourth quarter of 2010.

Also during 2008, an entity associated with funds and investment vehicles advised or controlled by Silver Lake purchased a further $100.0 million of the 2017 Senior Notes and $650.0 million original principal amount of the 2017 PIK Notes. Mr. Svider, Chairman of our board of directors, Mr. McGlade, our Chief Executive Officer and Deputy Chairman of our board of directors, and a trust of which Mr. Spector, our Executive Vice President, Business Development, and General Counsel, is the beneficiary, invested $3.8 million, $2.5 million and $0.6 million, respectively, as limited partners in the entity through which the notes were purchased.

(e) Resale of Intelsat Luxembourg Notes

In October 2010, ISAT Limited, our affiliate, as it is an affiliate of BC Partners, one of our principal shareholders, sold $90.9 million aggregate principal amount of Intelsat Luxembourg’s 2017 Senior Notes in a registered resale. We did not receive any proceeds from the resale of such notes, but in connection with such resale we agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(f) Horizons

We have a 50% ownership interest in Horizons-1 and Horizons-2 as a result of a joint venture with JSAT (see Note 9—Investments).

(g) New Dawn

We have a 74.9% ownership interest in New Dawn as a result of the New Dawn Project Agreement with Convergence Partners (see Note 9—Investments).

(h) WP Com

We have a 49% ownership interest in WP Com as a result of a joint venture with Corporativo (see Note 9—Investments).

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(i) Receivable from Parent

We had a receivable from Intelsat Global as of December 31, 2009 and 2010 of $3.3 million and $5.0 million, respectively (see Note 7—Receivables).

Note 19    Quarterly Results of Operations (unaudited)

	Quarter Ended
	March 31	June 30	September 30	December 31
2009
Revenue	$631,847	$642,484	$617,888	$620,820
Income (loss) from operations	(236,168)	316,992	235,966	228,660
Net loss	(557,586)	(32,748)	(94,784)	(96,943)
Net loss attributable to Intelsat S.A.	(557,646)	(32,740)	(94,276)	(97,030)

	Quarter Ended
	March 31	June 30	September 30	December 31
2010
Revenue	$621,140	$635,286	$644,256	$643,970
Income from operations	245,452	135,242	274,572	256,827
Net loss	(103,428)	(181,912)	(107,353)	(115,077)
Net loss attributable to Intelsat S.A.	(102,618)	(180,646)	(106,400)	(115,789)

Our quarterly revenue and operating income are generally not impacted by seasonality since customer contracts for satellite utilization are generally long-term. The quarter ended March 31, 2009 includes $499.1 million related to the impairment of our rights to operate at orbital locations. The quarter ended June 30, 2009 includes a $52.1 million gain on derivative financial instruments.

The quarter ended March 31, 2010 includes a $6.5 million non-cash impairment charge to write off the remaining carrying value of our IS-4 satellite which experienced an anomaly of its backup satellite control processor. The quarter ended June 30, 2010 includes a $104.1 million non-cash impairment charge related to the write down of our Galaxy 15 satellite to its estimated fair value following an anomaly. The quarter ended September 30, 2010 includes a $75.8 million loss on early extinguishment of debt recognized in connection with the repurchase by Intelsat Corp of its outstanding 2014 Corp Notes and its 2028 Corp Notes.

Note 20    Supplemental Consolidating Financial Information

In connection with the acquisition of Intelsat S.A. by Intelsat Holdings in January 2005, and related amalgamations, Intelsat Sub Holdco issued $2.6 billion aggregate principal amount of debt (the “2005 Acquisition Finance Notes”), the majority of which was tendered and repurchased in change of control offers in September 2008. The 2005 Acquisition Finance Notes were fully and unconditionally guaranteed, jointly and severally, by Intelsat S.A., Intelsat Luxembourg, Intelsat Jackson, Intermediate Holdco, our indirect wholly-owned subsidiary, and certain wholly-owned subsidiaries of Intelsat Sub Holdco (the “Subsidiary Guarantors”).

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

On February 11, 2005, Intelsat S.A. and Zeus Special Subsidiary Limited issued $478.7 million in aggregate principal amount at maturity of 9 1/4% Senior Discount Notes due 2015 (the “2015 Discount Notes”), yielding approximately $305.3 million of net proceeds at issuance. On March 3, 2005, Intelsat Luxembourg transferred substantially all of its assets to Intelsat Sub Holdco and Intelsat Sub Holdco assumed substantially all of the then-existing liabilities of Intelsat Luxembourg. Following these transactions, Zeus Special Subsidiary Limited was amalgamated with Intelsat Luxembourg, and Intelsat Luxembourg became an obligor on the 2015 Discount Notes.

On July 3, 2006, in connection with the PanAmSat Acquisition Transactions, Intelsat Luxembourg transferred the obligation on the 2015 Discount Notes to its wholly-owned subsidiary, Intermediate Holdco. Intermediate Holdco became an obligor on the 2015 Discount Notes and Intelsat Luxembourg became a guarantor of the 2015 Discount Notes. The 2015 Discount Notes are not guaranteed by any of Intelsat Luxembourg’s direct or indirect subsidiaries.

In connection with the PanAmSat Acquisition Transactions, Intelsat Luxembourg issued $1.33 billion of 11 1/4% Senior Notes due 2016 (the “July 2006 Notes”). The July 2006 Notes are fully and unconditionally guaranteed, jointly and severally, by Intelsat S.A. The July 2006 Notes are not guaranteed by any of Intelsat Luxembourg’s direct or indirect subsidiaries.

On February 4, 2008, promptly after the consummation of the New Sponsors Acquisition, Intelsat Luxembourg transferred certain of its assets and certain of its liabilities and obligations (including the July 2006 Notes) to a newly formed direct wholly-owned subsidiary, Intelsat Jackson. Intelsat Jackson became the obligor on the July 2006 Notes and a guarantor of the 2015 Discount Notes and the July 2006 Notes.

In addition, on June 27, 2008, Intelsat Luxembourg issued the 11 1/4% Senior Notes due 2017 and the 11 1/2%/12  1/2% Senior PIK Election Notes due 2017, which are fully and unconditionally guaranteed, jointly and severally, by Intelsat S.A.

Separate financial statements of Intelsat S.A., Intelsat Luxembourg, Intelsat Jackson, Intermediate Holdco, Intelsat Sub Holdco and the Subsidiary Guarantors are not presented because management believes that such financial statements would not be material to investors. Investments in non-guarantor subsidiaries in the following condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include the following:

•	elimination of investment in subsidiaries;

•	elimination of intercompany accounts;

•	elimination of intercompany sales between guarantor and non-guarantor subsidiaries; and

•	elimination of equity in earnings (losses) of subsidiaries.

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$7,315	$10,017	$126,605	$561	$199,767	$113,508	$348,665	$(113,508)	$692,930
Receivables, net of allowance	4,962	—	25	—	154,573	154,510	90,791	(154,510)	250,351
Deferred income taxes	—	—	—	—	2,778	2,778	21,312	(2,778)	24,090
Prepaid expenses and other current assets	608	16	9	1	11,307	11,208	19,876	(11,208)	31,817
Intercompany receivables	—	—	—	—	560,018	10,993,557	153,595	(11,707,170)	—

Total current assets	12,885	10,033	126,639	562	928,443	11,275,561	634,239	(11,989,174)	999,188
Satellites and other property and equipment, net	—	—	—	—	3,490,424	3,489,699	2,508,018	(3,490,858)	5,997,283
Goodwill	—	—	—	—	3,434,165	—	3,346,662	—	6,780,827
Non-amortizable intangible assets	—	—	—	—	1,805,130	—	652,970	—	2,458,100
Amortizable intangible assets, net	—	—	—	—	414,993	—	433,325	—	848,318
Investment in affiliates	502,377	5,899,646	10,592,284	7,257,094	(37,198)	(31,860)	81,764	(24,182,343)	81,764
Other assets	11,616	113,290	41,844	3,063	172,025	151,044	85,049	(151,044)	426,887

Total assets	$526,878	$6,022,969	$10,760,767	$7,260,719	$10,207,982	$14,884,444	$7,742,027	$(39,813,419)	$17,592,367

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$802	$(12)	$2,113	$—	$87,926	$86,047	$87,714	$(86,047)	$178,543
Accrued interest payable	11,651	229,243	43,025	19,214	80,370	519	19,943	(519)	403,446
Current portion of long-term debt	—	—	—	—	3,448	—	91,275	—	94,723
Deferred satellite performance incentives	—	—	—	—	5,187	5,187	11,506	(5,187)	16,693
Other current liabilities	—	—	1,274	—	81,425	80,995	64,730	(80,995)	147,429
Intercompany payables	486,065	450	173,863	53,235	—	—	—	(713,613)	—

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET—(CONTINUED)

AS OF DECEMBER 31, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Total current liabilities	498,518	229,681	220,275	72,449	258,356	172,748	275,168	(886,361)	840,834
Long-term debt, net of current portion	721,947	5,232,138	4,596,936	485,565	2,195,820	—	2,589,496	—	15,821,902
Deferred satellite performance incentives, net of current portion	—	—	—	—	37,649	37,649	95,235	(37,649)	132,884
Deferred revenue, net of current portion	—	—	—	—	335,216	335,216	71,887	(335,216)	407,103
Deferred income taxes	—	—	—	—	20	20	484,056	(20)	484,076
Accrued retirement benefits	—	—	—	—	83,577	83,577	173,878	(83,577)	257,455
Other long-term liabilities	—	56,871	43,910	—	40,250	20,838	183,207	(18,545)	326,531
Noncontrolling interest	—	—	—	—	—	—	18,621	—	18,621
Shareholder’s equity (deficit):
Ordinary shares	5,000	669,036	4,959,000	3,602,000	484,000	200	70	(9,714,306)	5,000
Other shareholder’s equity (deficit)	(698,587)	(164,757)	940,646	3,100,705	6,773,094	14,234,196	3,850,409	(28,737,745)	(702,039)

Total liabilities and shareholder’s equity	$526,878	$6,022,969	$10,760,767	$7,260,719	$10,207,982	$14,884,444	$7,742,027	$(39,813,419)	$17,592,367

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$21,817	$16,115	$2,207	$41	$227,610	$104,992	$209,781	$(104,992)	$477,571
Receivables, net of allowance	3,282	—	—	—	180,019	180,013	111,238	(180,013)	294,539
Deferred income taxes	—	—	—	—	1,077	1,077	49,566	(1,077)	50,643
Prepaid expenses and other current assets	680	—	—	—	16,206	16,023	19,918	(19,266)	33,561
Intercompany receivables	—	—	—	—	638,361	11,526,269	107,008	(12,271,638)	—

Total current assets	25,779	16,115	2,207	41	1,063,273	11,828,374	497,511	(12,576,986)	856,314
Satellites and other property and equipment, net	—	—	—	—	3,220,658	3,220,466	2,559,435	(3,218,604)	5,781,955
Goodwill	—	—	—	—	3,434,165	—	3,346,662	—	6,780,827
Non-amortizable intangible assets	—	—	—	—	1,805,130	—	652,970	—	2,458,100
Amortizable intangible assets, net	—	—	—	—	490,684	—	487,915	—	978,599
Investment in affiliates	962,656	6,091,942	9,971,587	7,407,372	(32,832)	(41,903)	88,902	(24,358,822)	88,902
Other assets	—	124,926	27,955	3,789	255,663	121,747	92,382	(228,224)	398,238

Total assets	$988,435	$6,232,983	$10,001,749	$7,411,202	$10,236,741	$15,128,684	$7,725,777	$(40,382,636)	$17,342,935

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,196	$508	$243	$—	$83,443	$81,436	$123,255	$(84,680)	$206,401
Accrued interest payable	11,651	220,740	20,356	—	82,911	3,416	33,718	(3,416)	369,376
Current portion of long-term debt	—	—	—	—	8,448	5,000	89,241	(5,000)	97,689
Deferred satellite performance incentives	—	—	—	—	3,974	3,974	14,709	(3,974)	18,683
Other current liabilities	—	—	1,293	—	72,737	72,298	48,464	(72,298)	122,494
Intercompany payables	474,422	12,595	206,467	51,884	—	—	—	(745,368)	—

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET—(CONTINUED)

AS OF DECEMBER 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Total current liabilities	488,269	233,843	228,359	51,884	251,513	166,124	309,387	(914,736)	814,643
Long-term debt, net of current portion	674,806	4,954,990	3,597,292	481,901	2,221,559	—	3,292,462	—	15,223,010
Deferred satellite performance incentives, net of current portion	—	—	—	—	23,201	23,201	105,573	(23,201)	128,774
Deferred revenue, net of current portion	—	—	—	—	197,938	197,938	56,698	(197,938)	254,636
Deferred income taxes	37,985	14,090	50,656	3,746	—	—	548,719	(106,477)	548,719
Accrued retirement benefits	—	—	—	—	73,222	73,222	166,651	(73,222)	239,873
Other long-term liabilities	—	63,433	33,500	—	61,936	29,510	176,290	(29,510)	335,159
Noncontrolling interest	—	—	—	—	—	—	8,884	—	8,884
Shareholder’s equity:
Ordinary shares	5,000	669,036	4,959,000	3,602,000	484,000	200	70	(9,714,306)	5,000
Other shareholder’s equity	(217,625)	297,591	1,132,942	3,271,671	6,923,372	14,638,489	3,061,043	(29,323,246)	(215,763)

Total liabilities and shareholder’s equity	$988,435	$6,232,983	$10,001,749	$7,411,202	$10,236,741	$15,128,684	$7,725,777	$(40,382,636)	$17,342,935

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$—	$—	$—	$—	$1,570,423	$1,569,591	$1,651,771	$(2,247,133)	$2,544,652

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	—	—	357,351	1,632,575	730,615	(2,307,141)	413,400
Selling, general and administrative	4,054	25,203	376	57	36,544	30,748	153,973	(30,748)	220,207
Depreciation and amortization	—	—	—	—	446,991	371,085	351,779	(371,038)	798,817
Impairment of asset value	—	—	—	—	—	—	110,625	—	110,625
Losses on derivative financial instruments	—	—	35,942	—	2,210	—	51,357	—	89,509

Total operating expenses	4,054	25,203	36,318	57	843,096	2,034,408	1,398,349	(2,708,927)	1,632,558

Income (loss) from operations	(4,054)	(25,203)	(36,318)	(57)	727,327	(464,817)	253,422	461,794	912,094
Interest expense, net	123,482	611,213	331,156	47,487	107,596	517	158,085	(517)	1,379,019
Loss on early extinguishment of debt	—	—	—	—	(740)	—	(76,109)	—	(76,849)
Subsidiary income (loss)	(413,008)	237,027	553,844	505,533	3,600	10,467	—	(897,463)	—
Other income, net	—	—	1	—	4,711	4,699	4,915	(4,699)	9,627

Income (loss) before income taxes	(540,544)	(399,389)	186,371	457,989	627,302	(450,168)	24,143	(439,851)	(534,147)
Provision for (benefit from) income taxes	(37,985)	(14,090)	(50,656)	(3,746)	121,769	21,801	(41,541)	(21,930)	(26,378)

Net income (loss)	(502,559)	(385,299)	237,027	461,735	505,533	(471,969)	65,684	(417,921)	(507,769)
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	2,317	—	2,317

Net income (loss) attributable to Intelsat, S.A.	$(502,559)	$(385,299)	$237,027	$461,735	$505,533	$(471,969)	$68,001	$(417,921)	$(505,452)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$—	$—	$1,520,514	$1,535,902	$1,574,757	$(2,118,134)	$2,513,039

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	23	—	—	302,975	1,554,353	678,480	(2,134,005)	401,826
Selling, general and administrative	28,029	23,250	224	15	36,151	28,927	176,717	(33,369)	259,944
Depreciation and amortization	—	—	—	—	459,473	369,425	344,564	(369,425)	804,037
Impairment of asset value	—	—	—	—	355,000	—	144,100	—	499,100
Losses (gains) on derivative financial instruments	—	—	4,672	—	(19,825)	—	17,834	—	2,681

Total operating expenses	28,029	23,273	4,896	15	1,133,774	1,952,705	1,361,695	(2,536,799)	1,967,588

Income (loss) from operations	(28,029)	(23,273)	(4,896)	(15)	386,740	(416,803)	213,062	418,665	545,451
Interest expense (income), net	104,311	622,058	291,908	44,942	134,116	2,717	166,688	(3,917)	1,362,823
Gain (loss) on early extinguishment of debt	(74,483)	19,676	—	—	60,755	—	(51)	(1,200)	4,697
Subsidiary income (loss)	(538,746)	126,784	474,244	440,263	10,282	11,393	—	(524,220)	—
Other income (expense), net	—	(1)	—	—	31,972	31,974	10,042	(31,974)	42,013

Income (loss) before income taxes	(745,569)	(498,872)	177,440	395,306	355,633	(376,153)	56,365	(134,812)	(770,662)
Provision for (benefit from) income taxes	37,985	14,133	50,656	3,746	(84,630)	26,710	(10,491)	(26,710)	11,399

Net income (loss)	(783,554)	(513,005)	126,784	391,560	440,263	(402,863)	66,856	(108,102)	(782,061)
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	369	—	369

Net income (loss) attributable to Intelsat S.A.	$(783,554)	$(513,005)	$126,784	$391,560	$440,263	$(402,863)	$67,225	$(108,102)	$(781,692)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD JANUARY 1, 2008 TO JANUARY 31, 2008

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$—	$110,468	$110,468	$149,448	$(180,123)	$190,261

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	—	54,830	129,481	40,500	(199,128)	25,683
Selling, general and administrative	1,600	739	—	2,169	1,076	13,983	(1,082)	18,485
Depreciation and amortization	—	—	—	36,204	33,004	27,953	(33,004)	64,157
Transaction costs	186,601	60,000	—	2,188	1,008	64,313	(1,008)	313,102
Losses on derivative financial instruments	—	—	—	—	—	11,431	—	11,431

Total operating expenses	188,201	60,739	—	95,391	164,569	158,180	(234,222)	432,858

Income (loss) from operations	(188,201)	(60,739)	—	15,077	(54,101)	(8,732)	54,099	(242,597)
Interest expense, net	14,168	35,621	3,117	6,359	3,504	21,010	(3,504)	80,275
Subsidiary income (loss)	(109,492)	(13,132)	5,249	(512)	(512)	—	118,399	—
Other income, net	—	—	—	331	331	204	(331)	535

Income (loss) before income taxes	(311,861)	(109,492)	2,132	8,537	(57,786)	(29,538)	175,671	(322,337)
Provision for (benefit from) income taxes	—	—	—	3,288	3,072	(13,764)	(3,072)	(10,476)

Net income (loss)	$(311,861)	$(109,492)	$2,132	$5,249	$(60,858)	$(15,774)	$178,743	$(311,861)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD FEBRUARY 1, 2008 TO DECEMBER 31, 2008

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$—	$—	$1,307,350	$1,307,350	$1,330,785	$(1,770,845)	$2,174,640

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	—	—	272,023	1,329,891	528,946	(1,793,394)	337,466
Selling, general and administrative	21,019	9,976	67	200	26,286	23,077	125,403	(23,071)	182,957
Depreciation and amortization	—	—	—	—	466,747	363,916	328,916	(363,916)	795,663
Restructuring costs	—	—	—	—	—	—	1,926	—	1,926
Impairment of asset value	—	—	—	—	134,444	63,644	256,000	(63,644)	390,444
Losses on derivative financial instruments	—	—	53,843	—	18,010	—	83,452	—	155,305

Total operating expenses	21,019	9,976	53,910	200	917,510	1,780,528	1,324,643	(2,244,025)	1,863,761

Income (loss) from operations	(21,019)	(9,976)	(53,910)	(200)	389,840	(473,178)	6,142	473,180	310,879
Interest expense (income), net	124,433	535,036	270,443	38,252	110,020	(3,023)	217,272	3,025	1,295,458
Gain (loss) on early extinguishment of debt	—	—	(20)	—	3	—	593	—	576
Subsidiary income (loss)	(740,855)	(195,824)	128,549	279,698	1,304	1,581	—	525,547	—
Other income (expense), net	1	2	—	3	(14,058)	(14,058)	2,095	14,058	(11,957)

Income (loss) before income taxes	(886,306)	(740,834)	(195,824)	241,249	267,069	(482,632)	(208,442)	1,009,760	(995,960)
Provision for (benefit from) income taxes	—	21	—	—	(12,629)	(13,286)	(96,953)	13,286	(109,561)

Net income (loss)	(886,306)	(740,855)	(195,824)	241,249	279,698	(469,346)	(111,489)	996,474	(886,399)
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	93	—	93

Net income (loss) attributable to Intelsat S.A.	$(886,306)	$(740,855)	$(195,824)	$241,249	$279,698	$(469,346)	$(111,396)	$996,474	$(886,306)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Cash flows from operating activities:	$(68,465)	$(340,628)	$(177,219)	$(22,639)	$1,141,678	$483,869	$473,936	$(472,314)	$1,018,218

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	—	—	(655,852)	(569,949)	(372,950)	616,624	(982,127)
Proceeds from sale of other property and equipment	—	—	—	—	46,656	46,656	—	(93,312)	—
Proceeds from sale of investment	—	—	—	—	28,594	28,594	—	(28,594)	28,594
Repayment from (disbursements for) intercompany loans	(433)	—	—	—	(211,830)	56,135	—	156,128	—
Capital contribution to unconsolidated affiliates	—	—	—	—	—	—	(12,209)	—	(12,209)
Investment in subsidiaries	(6,500)	—	(868,087)	(34,087)	(3,366)	—	—	912,040	—
Dividend from affiliates	35,013	203,794	351,006	374,064	—	—	—	(963,877)	—
Other investing activities	—	—	—	—	—	—	11,128	—	11,128

Net cash provided by (used in) investing activities	28,080	203,794	(517,081)	339,977	(795,798)	(438,564)	(374,031)	599,009	(954,614)

Cash flows from financing activities:
Repayments of long-term debt	—	—	—	—	(41,448)	(5,000)	(760,337)	5,000	(801,785)
Proceeds from issuance of long-term debt	—	—	1,000,000	—	—	—	25,562	3	1,025,565
Proceeds from (repayment of) intercompany borrowing	23,253	167,235	38,011	100	12,010	(27,984)	(16,769)	(195,856)	—
Debt issuance costs	(15,370)	(1,485)	(15,521)	—	—	—	—	—	(32,376)
Payment of premium on early retirement of debt	—	—	—	—	(495)	—	(44,118)	—	(44,613)
Principal payments on deferred satellite performance incentives	—	—	—	—	(3,059)	(3,059)	(11,971)	3,059	(15,030)
Principal payments on capital lease obligations	—	—	—	—	—	—	(191)	—	(191)
Capital contribution from parent	18,000	—	—	34,087	34,087	—	843,866	(912,040)	18,000
Dividends to shareholders	—	(35,013)	(203,794)	(351,006)	(374,064)	—	—	963,877	—
Noncontrolling interest in New Dawn	—	—	—	—	—	—	1,128	—	1,128

Net cash provided by (used in) financing activities	25,883	130,737	818,696	(316,819)	(372,969)	(36,043)	37,170	(135,957)	150,698

Effect of exchange rate changes on cash and cash equivalents	—	(1)	2	1	(754)	(746)	1,809	746	1,057

Net change in cash and cash equivalents	(14,502)	(6,098)	124,398	520	(27,843)	8,516	138,884	(8,516)	215,359
Cash and cash equivalents, beginning of period	21,817	16,115	2,207	41	227,610	104,992	209,781	(104,992)	477,571

Cash and cash equivalents, end of period	$7,315	$10,017	$126,605	$561	$199,767	$113,508	$348,665	$(113,508)	$692,930

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Cash flows from operating activities:	(96,719)	(348,049)	(296,687)	(9)	1,045,274	811,758	492,850	(734,762)	873,656

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	—	—	(800,282)	(800,282)	(368,021)	1,025,452	(943,133)
Proceeds from sale of other property and equipment	—	—	—	—	97,200	97,200	128,648	(322,362)	686
Disbursements for intercompany loans	—	—	(10,616)	—	(135,793)	(63,951)	(140,519)	350,879	—
Capital contribution to unconsolidated affiliates	—	—	—	—	—	—	(12,210)	—	(12,210)
Investment in subsidiaries	(5,000)	—	(100,000)	(100,000)	(1,124)	—	—	206,124	—
Investment in affiliate debt	—	—	—	—	(347,953)	—	—	347,953	—
Dividend from affiliates	53,625	596,524	283,560	283,560	—	—	—	(1,217,269)	—
Other investing activities	—	—	—	—	—	—	7,562	—	7,562

Net cash provided by (used in) investing activities	48,625	596,524	172,944	183,560	(1,187,952)	(767,033)	(384,540)	390,777	(947,095)

Cash flows from financing activities:
Repayments of long-term debt	—	(376,000)	—	—	(9,277)	(5,000)	(90,078)	(342,954)	(823,309)
Repayment of loan proceeds received from Intelsat Holdings	—	—	(34,000)	—	—	—	—	—	(34,000)
Proceeds from issuance of long-term debt	—	—	495,830	—	354,000	—	112,087	—	961,917
Proceeds from (repayment of) intercompany borrowing	51,625	10,616	250,670	—	77,000	—	(25,980)	(363,931)	—
Debt issuance costs	—	—	(10,192)	—	(7,330)	—	—	—	(17,522)
Principal payments on deferred satellite performance incentives	—	—	—	—	(8,320)	(8,320)	(16,283)	8,320	(24,603)
Principal payments on capital lease obligations	—	—	—	—	(1,492)	(1,492)	(367)	1,492	(1,859)
Capital contibution from parent	12,000	5,000	—	100,000	100,000	—	1,124	(206,124)	12,000
Dividends to shareholders	—	(53,625)	(596,524)	(283,560)	(283,560)	—	—	1,217,269	—
Noncontrolling interest in New Dawn	—	—	—	—	—	—	377	—	377

Net cash provided by (used in) financing activities	63,625	(414,009)	105,784	(183,560)	221,021	(14,812)	(19,120)	314,072	73,001

Effect of exchange rate changes on cash and cash equivalents	—	(1)	—	—	264	264	7,535	(264)	7,798

Net change in cash and cash equivalents	15,531	(165,535)	(17,959)	(9)	78,607	30,177	96,725	(30,176)	7,360
Cash and cash equivalents, beginning of period	6,286	181,650	20,166	50	149,003	74,815	113,056	(74,815)	470,211

Cash and cash equivalents, end of period	21,817	16,115	2,207	41	227,610	104,992	209,781	(104,992)	477,571

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD JANUARY 1, 2008 TO JANUARY 31, 2008

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$(1,179)	$(46,397)	$—	$(1,531)	$(11,112)	$68,726	$11,112	$19,619

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	—	(9,908)	(9,908)	(14,793)	9,908	(24,701)
Proceeds from intercompany loan receivables	—	—	—	34,000	34,000	—	(68,000)	—

Net cash provided by (used in) investing activities	—	—	—	24,092	24,092	(14,793)	(58,092)	(24,701)

Cash flows from financing activities:
Repayments of long-term debt	—	—	—	(5,862)	(5,000)	(162,985)	5,000	(168,847)
Proceeds from revolving credit facility	—	—	—	—	—	150,000	—	150,000
Repayment of intercompany loans	—	—	—	—	(102,937)	(34,000)	136,937	—
Principal payments on deferred satellite performance incentives	—	—	—	(87)	(87)	(1,246)	87	(1,333)
Principal payments on capital lease obligations	—	—	—	(2,124)	(2,124)	—	2,124	(2,124)

Net cash used in financing activities	—	—	—	(8,073)	(110,148)	(48,231)	144,148	(22,304)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	45	45	92	(45)	137

Net change in cash and cash equivalents	(1,179)	(46,397)	—	14,533	(97,123)	5,794	97,123	(27,249)
Cash and cash equivalents, beginning of period	1,391	50,998	—	233,880	118,282	140,300	(118,282)	426,569

Cash and cash equivalents, end of period	$212	$4,601	$—	$248,413	$21,159	$146,094	$(21,159)	$399,320

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD FEBRUARY 1, 2008 TO DECEMBER 31, 2008

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$(32,741)	$(33,103)	$(253,857)	$5,822	$703,009	$364,536	$487,013	$(364,536)	$876,143

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	—	—	(272,915)	(272,915)	(124,844)	272,915	(397,759)
Capital contributions to unconsolidated affiliates	—	—	—	—	(17,621)	(17,621)	(9,659)	17,621	(27,280)
Capital contribution from Intelsat Holdings	4,596	—	—	—	—	—	—	—	4,596
Dividend from affiliates	439,565	621,746	826,018	826,018	—	—	—	(2,713,347)	—
Investment in subsidiaries	—	—	—	—	(13,703)	1,000	13,703	(1,000)	—
Minority interest in New Dawn	—	—	—	—	—	—	4,592	—	4,592
Other investing activities	—	—	—	—	—	—	5,954	—	5,954

Net cash provided by (used in) investing activities	444,161	621,746	826,018	826,018	(304,239)	(289,536)	(110,254)	(2,423,811)	(409,897)

Cash flows from financing activities:
Repayments of long-term debt	(400,000)	—	(2,641,597)	(408,117)	(1,551,756)	—	(1,278,695)	—	(6,280,165)
Repayments of revolving credit facility	—	—	—	—	(175,120)	—	(66,101)	—	(241,221)
Proceeds from issuance of long-term debt	—	—	1,797,389	412,197	1,564,358	—	1,238,839	—	5,012,783
Loan proceeds from Intelsat Holdings	—	—	34,000	—	—	—	—	—	34,000
Proceeds from revolving credit facility	—	—	—	—	175,120	—	66,101	—	241,221
Proceeds from (repayment of) intercompany loans	(201,629)	83,000	226,973	(565)	149,194	(9,016)	(256,973)	9,016	—
Debt issuance costs	—	(55,032)	(21,731)	(5,207)	(19,662)	—	(18,001)	—	(119,633)
Repayments of funding of capital expenditures by customer	—	—	—	—	—	—	(30,862)	—	(30,862)
Payment of premium on early retirement of debt	(7,615)	—	(48,654)	(4,080)	(15,489)	—	(12,266)	—	(88,104)
Principal payments on deferred satellite performance incentives	—	—	—	—	(3,942)	(3,942)	(19,360)	3,942	(23,302)
Principal payments on capital lease obligations	—	—	—	—	(8,822)	(8,822)	(326)	8,822	(9,148)
Dividends to shareholders	—	(439,565)	(621,746)	(826,018)	(826,018)	—	—	2,713,347	—

Net cash used in financing activities	(609,244)	(411,597)	(1,275,366)	(831,790)	(712,137)	(21,780)	(377,644)	2,735,127	(1,504,431)

Effect of exchange rate changes on cash and cash equivalents	—	2	—	—	(263)	(263)	(5,980)	263	(6,241)

Net change in cash and cash equivalents	(197,824)	177,048	(703,205)	50	(313,630)	52,957	(6,865)	(52,957)	(1,044,426)
Cash and cash equivalents, beginning of period	204,110	4,602	723,371	—	462,633	21,858	119,921	(21,858)	1,514,637

Cash and cash equivalents, end of period	$6,286	$181,650	$20,166	$50	$149,003	$74,815	$113,056	$(74,815)	$470,211

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(in thousands, except percentages, share and per share amounts and where otherwise noted)

On March 3, 2005, Intelsat Luxembourg transferred substantially all of its assets to Intelsat Sub Holdco and Intelsat Sub Holdco assumed substantially all of the then-existing liabilities of Intelsat Luxembourg.

In connection with the PanAmSat Acquisition Transactions, Intelsat Luxembourg issued $750.0 million of 9.25% Senior Notes due 2016 (the “Jackson Guaranteed Notes”). The Jackson Guaranteed Notes are fully and unconditionally guaranteed, jointly and severally, by Intelsat, its indirect wholly-owned subsidiary, Intelsat Sub Holdco, and the Subsidiary Guarantors.

On February 4, 2008, promptly after the consummation of the New Sponsors Acquisition, Intelsat Luxembourg transferred certain of its assets and certain of its liabilities and obligations (including the Jackson Guaranteed Notes) to Intelsat Jackson. Intelsat Jackson became the obligor on the Jackson Guaranteed Notes and Intelsat Luxembourg confirmed its guarantee of the Jackson Guaranteed Notes.

Separate financial statements of Intelsat S.A., Intelsat Luxembourg, Intelsat Jackson, Intelsat Sub Holdco and the Subsidiary Guarantors are not presented because management believes that such financial statement would not be material to investors.

Investments in non-guarantor subsidiaries in the following condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include the following:

•	elimination of investment in subsidiaries;

•	elimination of intercompany accounts;

•	elimination of intercompany sales between guarantor and non-guarantor subsidiaries; and

•	elimination of equity in earnings (losses) of subsidiaries.

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$7,315	$10,017	$326,372	$199,767	$349,226	$(199,767)	$692,930
Receivables, net of allowance	4,962	—	154,597	154,573	90,792	(154,573)	250,351
Deferred income taxes	—	—	2,778	2,778	21,312	(2,778)	24,090
Prepaid expenses and other current assets	608	16	11,316	11,307	19,877	(11,307)	31,817
Intercompany receivables	—	—	386,157	560,018	100,360	(1,046,535)	—

Total current assets	12,885	10,033	881,220	928,443	581,567	(1,414,960)	999,188
Satellites and other property and equipment, net	—	—	3,490,424	3,490,424	2,508,019	(3,491,584)	5,997,283
Goodwill	—	—	3,434,165	3,434,165	3,346,662	(3,434,165)	6,780,827
Non-amortizable intangible assets	—	—	1,805,130	1,805,130	652,970	(1,805,130)	2,458,100
Amortizable intangible assets, net	—	—	414,993	414,993	433,325	(414,993)	848,318
Investment in affiliates	502,377	5,899,646	3,297,991	(37,197)	81,764	(9,662,817)	81,764
Other assets	11,616	113,290	213,869	172,024	88,112	(172,024)	426,887

Total assets	$526,878	$6,022,969	$13,537,792	$10,207,982	$7,692,419	$(20,395,673)	$17,592,367

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$802	$(12)	$90,041	$87,926	$87,712	$(87,926)	$178,543
Accrued interest payable	11,651	229,243	123,395	80,370	39,157	(80,370)	403,446
Current portion of long-term debt	—	—	3,448	3,448	91,275	(3,448)	94,723
Deferred satellite performance incentives	—	—	5,187	5,187	11,506	(5,187)	16,693
Other current liabilities	—	—	82,700	81,425	64,729	(81,425)	147,429
Intercompany payables	486,065	450	—	—	—	(486,515)	—

Total current liabilities	498,518	229,681	304,771	258,356	294,379	(744,871)	840,834
Long-term debt, net of current portion	721,947	5,232,138	6,792,757	2,195,820	3,075,060	(2,195,820)	15,821,902
Deferred satellite performance incentives, net of current portion	—	—	37,649	37,649	95,235	(37,649)	132,884
Deferred revenue, net of current portion	—	—	335,216	335,216	71,887	(335,216)	407,103
Deferred income taxes	—	—	20	20	484,056	(20)	484,076
Accrued retirement benefits	—	—	83,577	83,577	173,878	(83,577)	257,455
Other long-term liabilities	—	56,871	84,156	40,250	183,212	(37,958)	326,531
Redeemable noncontrolling interest	—	—	—	—	18,621	—	18,621
Shareholder’s equity (deficit):
Ordinary shares	5,000	669,036	4,959,000	484,000	3,602,070	(9,714,106)	5,000
Other shareholder’s equity (deficit)	(698,587)	(164,757)	940,646	6,773,094	(305,979)	(7,246,456)	(702,039)

Total liabilities and shareholder’s equity	$526,878	$6,022,969	$13,537,792	$10,207,982	$7,692,419	$(20,395,673)	$17,592,367

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$21,817	$16,115	$229,817	$227,610	$209,822	$(227,610)	$477,571
Receivables, net of allowance	3,282	—	180,019	180,019	111,238	(180,019)	294,539
Deferred income taxes	—	—	1,077	1,077	49,566	(1,077)	50,643
Prepaid expenses and other current assets	680	—	16,206	16,206	19,918	(19,449)	33,561
Intercompany receivables	—	—	431,894	638,361	55,123	(1,125,378)	—

Total current assets	25,779	16,115	859,013	1,063,273	445,667	(1,553,533)	856,314
Satellites and other property and equipment, net	—	—	3,220,658	3,220,658	2,559,435	(3,218,796)	5,781,955
Goodwill	—	—	3,434,165	3,434,165	3,346,662	(3,434,165)	6,780,827
Non-amortizable intangible assets	—	—	1,805,130	1,805,130	652,970	(1,805,130)	2,458,100
Amortizable intangible assets, net	—	—	490,684	490,684	487,915	(490,684)	978,599
Investment in affiliates	962,656	6,091,942	2,531,383	(32,832)	88,902	(9,553,149)	88,902
Other assets	—	124,926	283,619	255,663	96,170	(362,140)	398,238

Total assets	$988,435	$6,232,983	$12,624,652	$10,236,741	$7,677,721	$(20,417,597)	$17,342,935

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,196	$508	$83,686	$83,443	$123,254	$(86,686)	$206,401
Accrued interest payable	11,651	220,740	103,268	82,911	33,717	(82,911)	369,376
Current portion of long-term debt	—	—	8,448	8,448	89,241	(8,448)	97,689
Deferred satellite performance incentives	—	—	3,974	3,974	14,709	(3,974)	18,683
Other current liabilities	—	—	74,030	72,737	48,464	(72,737)	122,494
Intercompany payables	474,422	12,595	—	—	—	(487,017)	—

Total current liabilities	488,269	233,843	273,406	251,513	309,385	(741,773)	814,643
Long-term debt, net of current portion	674,806	4,954,990	5,818,851	2,221,559	3,774,363	(2,221,559)	15,223,010
Deferred satellite performance incentives, net of current portion	—	—	23,201	23,201	105,573	(23,201)	128,774
Deferred revenue, net of current portion	—	—	197,938	197,938	56,698	(197,938)	254,636
Deferred income taxes	37,985	14,090	50,656	—	552,465	(106,477)	548,719
Accrued retirement benefits	—	—	73,222	73,222	166,651	(73,222)	239,873
Other long-term liabilities	—	63,433	95,436	61,936	176,290	(61,936)	335,159
Noncontrolling interest	—	—	—	—	8,884	—	8,884
Shareholder’s equity:
Ordinary shares	5,000	669,036	4,959,000	484,000	3,602,070	(9,714,106)	5,000
Other shareholder’s equity	(217,625)	297,591	1,132,942	6,923,372	(1,074,658)	(7,277,385)	(215,763)

Total liabilities and shareholder’s equity	$988,435	$6,232,983	$12,624,652	$10,236,741	$7,677,721	$(20,417,597)	$17,342,935

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$—	$—	$1,570,423	$1,570,423	$1,651,771	$(2,247,965)	$2,544,652

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	357,351	357,351	730,615	(1,031,917)	413,400
Selling, general and administrative	4,054	25,203	36,920	36,544	154,030	(36,544)	220,207
Depreciation and amortization	—	—	446,991	446,991	351,779	(446,944)	798,817
Impairment of asset value	—	—	—	—	110,625	—	110,625
Losses (gains) on derivative financial instruments	—	—	38,152	2,210	51,357	(2,210)	89,509

Total operating expenses	4,054	25,203	879,414	843,096	1,398,406	(1,517,615)	1,632,558

Income (loss) from operations	(4,054)	(25,203)	691,009	727,327	253,365	(730,350)	912,094
Interest expense, net	123,482	611,213	438,752	107,596	205,572	(107,596)	1,379,019
Loss on early extinguishment of debt	—	—	(740)	(740)	(76,109)	740	(76,849)
Subsidiary income (loss)	(413,008)	237,027	51,911	3,600	—	120,470	—
Other income, net	—	—	4,712	4,711	4,915	(4,711)	9,627

Income (loss) before income taxes	(540,544)	(399,389)	308,140	627,302	(23,401)	(506,255)	(534,147)
Provision for (benefit from) income taxes	(37,985)	(14,090)	71,113	121,769	(45,287)	(121,898)	(26,378)

Net income (loss)	(502,559)	(385,299)	237,027	505,533	21,886	(384,357)	(507,769)
Net loss attributable to noncontrolling interest	—	—	—	—	2,317	—	2,317

Net income (loss) attributable to Intelsat, S.A.	$(502,559)	$(385,299)	$237,027	$505,533	$24,203	$(384,357)	$(505,452)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,520,514	$1,520,514	$1,574,757	$(2,102,746)	$2,513,039

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	23	302,975	302,975	678,480	(882,627)	401,826
Selling, general and administrative	28,029	23,250	36,375	36,151	176,732	(40,593)	259,944
Depreciation and amortization	—	—	459,473	459,473	344,564	(459,473)	804,037
Impairment of asset value	—	—	355,000	355,000	144,100	(355,000)	499,100
Losses on derivative financial instruments	—	—	(15,153)	(19,825)	17,834	19,825	2,681

Total operating expenses	28,029	23,273	1,138,670	1,133,774	1,361,710	(1,717,868)	1,967,588

Income (loss) from operations	(28,029)	(23,273)	381,844	386,740	213,047	(384,878)	545,451
Interest expense, net	104,311	622,058	426,024	134,116	211,630	(135,316)	1,362,823
Gain (loss) on early extinguishment of debt	(74,483)	19,676	60,755	60,755	(51)	(61,955)	4,697
Subsidiary income (loss)	(538,746)	126,784	44,263	10,282	—	357,417	—
Other income (expense), net	—	(1)	31,972	31,972	10,042	(31,972)	42,013

Income (loss) before income taxes	(745,569)	(498,872)	92,810	355,633	11,408	13,928	(770,662)
Provision for (benefit from) income taxes	37,985	14,133	(33,974)	(84,630)	(6,745)	84,630	11,399

Net income (loss)	(783,554)	(513,005)	126,784	440,263	18,153	(70,702)	(782,061)
Net loss attributable to noncontrolling interest	—	—	—	—	369	—	369

Net income (loss) attributable to Intelsat S.A.	$(783,554)	$(513,005)	$126,784	$440,263	$18,522	$(70,702)	$(781,692)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD JANUARY 1, 2008 TO JANUARY 31, 2008

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$110,468	$110,468	$149,448	$(180,123)	$190,261

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	54,830	54,830	40,500	(124,477)	25,683
Selling, general and administrative	1,600	2,908	2,169	13,985	(2,177)	18,485
Depreciation and amortization	—	36,204	36,204	27,953	(36,204)	64,157
Restructuring and transaction costs	186,601	62,188	2,188	64,313	(2,188)	313,102
Losses on derivative financial instruments	—	—	—	11,431	—	11,431

Total operating expenses	188,201	156,130	95,391	158,182	(165,046)	432,858

Income (loss) from operations	(188,201)	(45,662)	15,077	(8,734)	(15,077)	(242,597)
Interest expense, net	14,168	41,981	6,359	24,126	(6,359)	80,275
Subsidiary loss	(109,492)	(18,892)	(512)	—	128,896	—
Other income, net	—	331	331	204	(331)	535

Income (loss) before income taxes	(311,861)	(106,204)	8,537	(32,656)	119,847	(322,337)
Provision for (benefit from) income taxes	—	3,288	3,288	(13,764)	(3,288)	(10,476)

Net income (loss)	$(311,861)	$(109,492)	$5,249	$(18,892)	$123,135	$(311,861)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD FEBRUARY 1, 2008 TO DECEMBER 31, 2008

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,307,350	$1,307,350	$1,330,785	$(1,770,845)	$2,174,640

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	272,023	272,023	528,946	(735,526)	337,466
Selling, general and administrative	21,019	9,976	26,353	26,286	125,601	(26,278)	182,957
Depreciation and amortization	—	—	466,747	466,747	328,916	(466,747)	795,663
Restructuring costs	—	—	—	—	1,926	—	1,926
Impairment of asset value	—	—	134,444	134,444	256,000	(134,444)	390,444
Losses on derivative financial instruments	—	—	71,853	18,010	83,452	(18,010)	155,305

Total operating expenses	21,019	9,976	971,420	917,510	1,324,841	(1,381,005)	1,863,761

Income (loss) from operations	(21,019)	(9,976)	335,930	389,840	5,944	(389,840)	310,879
Interest expense, net	124,433	535,036	380,463	110,020	255,526	(110,020)	1,295,458
Gain (loss) on early extinguishment of debt	—	—	(17)	3	593	(3)	576
Subsidiary income (loss)	(740,855)	(195,824)	(149,845)	1,304	—	1,085,220	—
Other income (expense), net	1	2	(14,058)	(14,058)	2,098	14,058	(11,957)

Income (loss) before income taxes	(886,306)	(740,834)	(208,453)	267,069	(246,891)	819,455	(995,960)
Provision for (benefit from) income taxes	—	21	(12,629)	(12,629)	(96,953)	12,629	(109,561)

Net income (loss)	(886,306)	(740,855)	(195,824)	279,698	(149,938)	806,826	(886,399)
Net loss attributable to noncontrolling interest	—	—	—	—	93	—	93

Net income (loss) attributable to Intelsat S.A.	$(886,306)	$(740,855)	$(195,824)	$279,698	$(149,845)	$806,826	$(886,306)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Cash flows from operating activities:	$(68,465)	$(340,628)	$964,459	$1,141,678	$451,297	$(1,130,123)	$1,018,218

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	(655,852)	(655,852)	(372,950)	702,527	(982,127)
Proceeds from sale of other property and equipment	—	—	46,656	46,656	—	(93,312)	—
Proceeds from sale of investment	—	—	28,594	28,594	—	(28,594)	28,594
Disbursements for intercompany loans	(433)	—	(211,830)	(211,830)	—	424,093	—
Capital contribution to unconsolidated affiliates	—	—	—	—	(12,209)	—	(12,209)
Investment in subsidiaries	(6,500)	—	(871,453)	(3,366)	(34,087)	915,406	—
Dividend from affiliates	35,013	203,794	351,006	—	374,064	(963,877)	—
Other investing activities	—	—	—	—	11,128	—	11,128

Net cash provided by (used in) investing activities	28,080	203,794	(1,312,879)	(795,798)	(34,054)	956,243	(954,614)

Cash flows from financing activities:
Repayments of long-term debt	—	—	(41,448)	(41,448)	(760,337)	41,448	(801,785)
Proceeds from issuance of long-term debt	—	—	1,000,000	—	25,562	3	1,025,565
Proceeds from (repayment of) intercompany borrowing	23,253	167,235	50,021	12,010	(16,669)	(235,850)	—
Debt issuance costs	(15,370)	(1,485)	(15,521)	—	—	—	(32,376)
Payment of premium on early retirement of debt	—	—	(495)	(495)	(44,118)	495	(44,613)
Principal payments on deferred satellite performance incentives	—	—	(3,059)	(3,059)	(11,971)	3,059	(15,030)
Principal payments on capital lease obligations	—	—	—	—	(191)	—	(191)
Capital contribution from parent	18,000	—	34,087	34,087	877,953	(946,127)	18,000
Dividend to shareholders	—	(35,013)	(577,858)	(374,064)	(351,006)	1,337,941	—
Noncontrolling interest in New Dawn	—	—	—	—	1,128	—	1,128

Net cash provided by (used in) financing activities	25,883	130,737	445,727	(372,969)	(279,649)	200,969	150,698

Effect of exchange rate changes on cash	—	(1)	(752)	(754)	1,810	754	1,057

Net change in cash and cash equivalents	(14,502)	(6,098)	96,555	(27,843)	139,404	27,843	215,359
Cash and cash equivalents, beginning of period	21,817	16,115	229,817	227,610	209,822	(227,610)	477,571

Cash and cash equivalents, end of period	$7,315	$10,017	$326,372	$199,767	$349,226	$(199,767)	$692,930

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Cash flows from operating activities:	(96,719)	(348,049)	748,587	1,045,274	492,840	(968,278)	873,656

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	(800,282)	(800,282)	(368,021)	1,025,452	(943,133)
Proceeds from sale of other property and equipment	—	—	97,200	97,200	128,648	(322,362)	686
Disbursements for intercompany loans	—	—	(146,409)	(135,793)	(140,519)	422,721	—
Capital contribution to unconsolidated affiliates	—	—	—	—	(12,210)	—	(12,210)
Investment in subsidiaries	(5,000)	—	(101,124)	(1,124)	(100,000)	207,248	—
Investment in affiliate debt	—	—	(347,953)	(347,953)	—	695,906	—
Dividend from affiliates	53,625	596,524	283,560	—	283,560	(1,217,269)	—
Other investing activities	—	—	—	—	7,562	—	7,562

Net cash provided by (used in) investing activities	48,625	596,524	(1,015,008)	(1,187,952)	(200,980)	811,696	(947,095)

Cash flows from financing activities:
Repayments of long-term debt	—	(376,000)	(9,277)	(9,277)	(90,078)	(338,677)	(823,309)
Repayment of loan proceeds received from Intelsat Holdings	—	—	(34,000)	—	—	—	(34,000)
Proceeds from issuance of long-term debt	—	—	849,830	354,000	112,087	(354,000)	961,917
Proceeds from (repayment of) intercompany borrowing	51,625	10,616	327,670	77,000	(25,980)	(440,931)	—
Debt issuance costs	—	—	(17,522)	(7,330)	—	7,330	(17,522)
Principal payments on deferred satellite performance incentives	—	—	(8,320)	(8,320)	(16,283)	8,320	(24,603)
Principal payments on capital lease obligations	—	—	(1,492)	(1,492)	(367)	1,492	(1,859)
Capital contibution from parent	12,000	5,000	100,000	100,000	101,124	(306,124)	12,000
Dividend to shareholders	—	(53,625)	(880,084)	(283,560)	(283,560)	1,500,829	—
Noncontrolling interest in New Dawn	—	—	—	—	377	—	377

Net cash provided by financing activities	63,625	(414,009)	326,805	221,021	(202,680)	78,239	73,001

Effect of exchange rate changes on cash and cash equivalents	—	(1)	264	264	7,535	(264)	7,798

Net change in cash and cash equivalents	15,531	(165,535)	60,648	78,607	96,716	(78,606)	7,360
Cash and cash equivalents, beginning of period	6,286	181,650	169,169	149,003	113,106	(149,003)	470,211

Cash and cash equivalents, end of period	21,817	16,115	229,817	227,610	209,822	(227,609)	477,571

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD JANUARY 1, 2008 TO JANUARY 31, 2008

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$(1,179)	$(47,928)	$(1,531)	$68,726	$1,531	$19,619

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	(9,908)	(9,908)	(14,793)	9,908	(24,701)
Proceeds from intercompany loan receivables	—	34,000	34,000	—	(68,000)	—

Net cash provided by (used in) investing activities	—	24,092	24,092	(14,793)	(58,092)	(24,701)

Cash flows from financing activities:
Repayments of long-term debt	—	(5,862)	(5,862)	(162,985)	5,862	(168,847)
Proceeds from credit facility borrowings	—	—	—	150,000	—	150,000
Repayment of intercompany loans	—	—	—	(34,000)	34,000	—
Principal payments on deferred satellite performance incentives	—	(87)	(87)	(1,246)	87	(1,333)
Principal payments on capital lease obligations	—	(2,124)	(2,124)	—	2,124	(2,124)

Net cash used in financing activities	—	(8,073)	(8,073)	(48,231)	42,073	(22,304)

Effect of exchange rate changes on cash and cash equivalents	—	45	45	92	(45)	137

Net change in cash and cash equivalents	(1,179)	(31,864)	14,533	5,794	(14,533)	(27,249)
Cash and cash equivalents, beginning of period	1,391	284,878	233,880	140,300	(233,880)	426,569

Cash and cash equivalents, end of period	$212	$253,014	$248,413	$146,094	$(248,413)	$399,320

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD FEBRUARY 1, 2008 TO DECEMBER 31, 2008

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$(32,741)	$(33,103)	$449,152	$703,009	$492,835	$(703,009)	$876,143

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	(272,915)	(272,915)	(124,844)	272,915	(397,759)
Capital contributions to unconsolidated affiliates	—	—	(17,621)	(17,621)	(9,659)	17,621	(27,280)
Capital contribution from Intelsat Holdings	4,596	—	—	—	—	—	4,596
Dividend from affiliates	439,565	621,746	826,018	—	826,018	(2,713,347)	—
Investment in subsidiaries	—	—	(13,703)	(13,703)	13,703	13,703	—
Minority interest in New Dawn	—	—	—	—	4,592	—	4,592
Other investing activities	—	—	—	—	5,954	—	5,954

Net cash provided by (used in) investing activities	444,161	621,746	521,779	(304,239)	715,764	(2,409,108)	(409,897)

Cash flows from financing activities:
Repayments of long-term debt	(400,000)	—	(4,193,353)	(1,551,756)	(1,686,812)	1,551,756	(6,280,165)
Repayments of revolving credit facility	—	—	(175,120)	(175,120)	(66,101)	175,120	(241,221)
Proceeds from issuance of long-term debt	—	—	3,361,747	1,564,358	1,651,036	(1,564,358)	5,012,783
Loan received from Intelsat Holdings	—	—	34,000	—	—	—	34,000
Proceeds from revolving credit facility	—	—	175,120	175,120	66,101	(175,120)	241,221
Proceeds from (repayment of) intercompany loans	(201,629)	83,000	376,167	149,194	(257,538)	(149,194)	—
Debt issuance costs	—	(55,032)	(41,393)	(19,662)	(23,208)	19,662	(119,633)
Repayment of funding of capital expenditures by customer	—	—	—	—	(30,862)	—	(30,862)
Payment of premium on early retirement of debt	(7,615)	—	(64,143)	(15,489)	(16,346)	15,489	(88,104)
Principal payments on deferred satellite performance incentives	—	—	(3,942)	(3,942)	(19,360)	3,942	(23,302)
Principal payments on capital lease obligations	—	—	(8,822)	(8,822)	(326)	8,822	(9,148)
Dividends to shareholders	—	(439,565)	(1,447,764)	(826,018)	(826,018)	3,539,365	—

Net cash used in financing activities	(609,244)	(411,597)	(1,987,503)	(712,137)	(1,209,434)	3,425,484	(1,504,431)

Effect of exchange rate changes on cash and cash equivalents	—	2	(263)	(263)	(5,980)	263	(6,241)

Net change in cash and cash equivalents	(197,824)	177,048	(1,016,835)	(313,630)	(6,815)	313,630	(1,044,426)
Cash and cash equivalents, beginning of period	204,110	4,602	1,186,004	462,633	119,921	(462,633)	1,514,637

Cash and cash equivalents, end of period	$6,286	$181,650	$169,169	$149,003	$113,106	$(149,003)	$470,211

(Certain totals may not add due to the effects of rounding)

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Adjustments(1)	Balance at End of Period
	(in thousands)
Predecessor period January 1, 2008 to January 31, 2008:
Allowance for doubtful accounts	$32,788	$3,922	$—	$(94)	$—	$36,616
Reserve for operating leases	$163	$(3)	$—	$—	$—	$160
Restructuring reserve	$13,131	$(8)		$(3,296)	$—	$9,827
Fair value adjustments to restructuring reserve	$—	$—	$—	$—	$(576)	$(576)
Successor period February 1, 2008 to December 31, 2008:
Allowance for doubtful accounts	$36,616	$(9,137)	$—	$(7,242)	$—	$20,237
Reserve for operating leases	$160	$(28)	$—	$—	$—	$132
Restructuring reserve	$9,251	$1,963	$—	$(5,234)	$—	$5,980
Year ended December 31, 2009:
Allowance for doubtful accounts	$20,237	$3,356	$—	$(3,076)	$—	$20,517
Reserve for operating leases	$132	$(31)	$—	$—	$—	$101
Restructuring reserve	$5,980	$(802)	$—	$(2,222)	$—	$2,956
Year ended December 31, 2010:
Allowance for doubtful accounts	$20,517	$7,839	$—	$(6,608)	$—	$21,748
Reserve for operating leases	$101	$(101)	$—	$—	$—	$—
Restructuring reserve	$2,956	$—	$—	$(1,883)	$—	$1,073

(1)	Adjustments reflect changes in allocation of the purchase price and fair value adjustments recorded or additional liabilities established in connection with the PanAmSat Acquisition Transactions and the New Sponsors Acquisition Transactions.

S-1

Intelsat (Luxembourg) S.A.

11 1/4% Senior Notes due 2017

PROSPECTUS

April 22, 2011